    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 1999

                                                    REGISTRATION NO. 333-70949

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       PEGASUS COMMUNICATIONS CORPORATION
             (Exact name of Registrant as specified in its charter)

           Delaware                                     51-0374669
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                  c/o Pegasus Communications Management Company
                      Suite 454, 5 Radnor Corporate Center
                               100 Matsonford Road
                           Radnor, Pennsylvania 19087
                                 (610) 341-1801
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              ---------------------
                               Ted S. Lodge, Esq.
               Senior Vice President, Chief Adminstrative Officer,
                         General Counsel and Secretary
                  c/o Pegasus Communications Management Company
                      Suite 454, 5 Radnor Corporate Center
                               100 Matsonford Road
                           Radnor, Pennsylvania 19087
                                 (610) 341-1801
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ---------------------

                            Please send copies of all
                               communications to:

       Kirk A. Davenport, Esq.                    Michael B. Jordan, Esq.
          Latham & Watkins                      Drinker Biddle & Reath LLP
         885 Third Avenue               1100 Philadelphia National Bank Building
            Suite 100                              1345 Chestnut Street
        New York, NY 10022                Philadelphia, Pennsylvania  19107-3496
          (212) 906-1284                              (215) 988-2802

                              ---------------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                              ---------------------

                  If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

                  If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


========================================================================================================================
                                                      Proposed Maximum           Proposed
       Title of Shares            Amount to be         Aggregate Price       Maximum Aggregate            Amount of
       to be Registered            Registered(1)          Per Share(2)        Offering Price           Registration Fee(3)
       ----------------            ----------             ---------           --------------           ----------------
Shares of Class A Common
Stock  par value $0.01 per
share
========================================================================================================================

(1) Includes 450,000 shares which the underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fees in accordance with Rule 457(c) of the Securities Act of 1933, as amended. The maximum price per share information is based on the average of the high and the low sale prices of Pegasus Communications Corporation's Class A Common Stock, $.01 par value per share, reported on the Nasdaq National Market System on January 13, 1999.

(3) The Registrant previously filed a Registration Statement with respect to 4,664,200 shares for which a registration fee of $30,147 was paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

We will amend and complete the information in this Prospectus. Although we are permitted by U.S. federal securities laws to offer these securities using this Prospectus, we may not sell them or accept your offer to buy them until the registration statement filed with the SEC relating to these securities is effective. This Prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                   SUBJECT TO COMPLETION -- JANUARY 27, 1999
================================================================================
Prospectus
       , 1999

                               [GRAPHIC OMITTED]

                    4,664,200 Shares of Class A Common Stock
--------------------------------------------------------------------------------


                                  The Offering

o We are offering 3,000,000 of the shares and certain existing stockholders are offering 1,664,200 of the shares.


o The underwriters have an option to purchase an additional 450,000 shares from us to cover over-allotments.


o There is an existing trading market for these shares. The last reported sale price of Class A Common Stock was $25.25 per Class A Common Stock.


o We plan to use the proceeds from the offering for acquisitions, capital expenditures and general corporate purposes. We will receive no proceeds from the sale of Class A Common Stock in the offering by the selling stockholders.


o  Closing: , 1999.

o  Nasdaq Symbol: PGTV

        --------------------------------------------------------------------------------------------------
                                                                Per Share            Total
        --------------------------------------------------------------------------------------------------
        Public offering price:                                 $                    $
        Underwriting fees:
        Proceeds to Company:
        Proceeds to selling stockholders:
        --------------------------------------------------------------------------------------------------

    This investment involves risks. See "Risk Factors" beginning on Page 9.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this Prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------
Donaldson, Lufkin & Jenrette
       Bear, Stearns & Co. Inc.
            Merrill Lynch & Co.
                 C.E. Unterberg, Towbin
                     ING Baring Furman Selz LLC

                             [INSIDE FRONT COVER]


                        [Color map of the United States
               showing Company operations in the various states.]


                     TABLE OF CONTENTS

                                                   Page
                                                ---------
Prospectus Summary ..........................        3
Risk Factors ................................       13
Use of Proceeds .............................       22
Dividend Policy .............................       23
Price Range of Class A Common Stock .........       23
Dilution ....................................       24
Capitalization ..............................       25
Selected Historical and Pro Forma
   Consolidated Financial Data ..............       26
Management's Discussion and Analysis
   of Financial Condition and Results of
   Operation ................................       29
The Company .................................       39
Management ..................................       40
Principal and Selling Stockholders ..........       47
Certain Relationships and Related
   Transactions .............................       50
Description of Certain Indebtedness .........       53
Description of Capital Stock ................       61
Future Sales of Common Stock ................       64
Underwriters ................................       67
Legal Matters ...............................       68
Experts .....................................       68
Where You Can Find More Information .........       69
Index to Financial Statements ...............      F-1

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before deciding to invest in our common stock. We urge you to read the entire prospectus carefully, including our SEC filings that we have incorporated by reference into this prospectus, the "Risk Factors" section and the consolidated financial statements and the notes to those statements.

         Information in this summary gives effect to the pending acquisitions described below in "The Company -Recent Pegasus Developments."

Pegasus

         Pegasus Communications Corporation is:

         o The largest independent provider of DIRECTV(R) with 455,000 subscribers at December 31, 1998. We have the exclusive right to distribute DIRECTV digital broadcast satellite services to over 4.83 million rural households in 36 states. We distribute DIRECTV through the Pegasus retail network, a network of approximately 2,000 independent retailers.

         o The owner or programmer of nine TV stations affiliated with either Fox, UPN or the WB and the owner of a large cable system in Puerto Rico serving approximately 50,000 subscribers.

         o One of the fastest growing media companies in the United States. We have increased our revenues at a compound growth rate of 100% per annum since our inception in 1991.

DBS and DIRECTV

         DBS programming services (DBS is the industry's abbreviation of "direct broadcast satellite") are digital satellite services that require a subscriber to install a satellite receiving antenna or dish and a digital receiver. The introduction of DBS receivers is widely regarded as the most successful introduction of a consumer electronics product in U.S. history, surpassing the rollout of color televisions, VCRs and compact disc players. According to a recent Paul Kagan study, DBS services captured almost 2 out of every 3 new subscribers to multi-channel television in the United States in 1998. At December 31, 1998, there were 8.7 million DBS subscribers in the United States. The Carmel Group has forecast that the number of DBS subscribers will grow to
21.1 million by 2003.

         There are currently three nationally branded DBS programming services:




         o DIRECTV -- There are 4.5 million DIRECTV subscribers (52% DBS market share), including approximately 3.55 million subscribers served by DIRECTV itself, 455,000 subscribers served by Pegasus and 500,000 subscribers served by the approximately 100 other DIRECTV rural affiliates.

         o Primestar -- There are 2.3 million Primestar subscribers (26% DBS market share).

         o EchoStar -- There are 1.9 million EchoStar subscribers (22% DBS market share).


         DIRECTV, a service of Hughes Electronics, is a "high power" DBS service that requires a satellite dish of approximately 18 inches in diameter that may be installed by the consumer without professional assistance. DIRECTV has said it will have the capacity to offer 370 channels of near laser disc quality video and CD quality audio programming after completing its announced acquisitions of United States Satellite Broadcasting, Inc. and Primestar described below. DIRECTV added 1.2 million new subscribers in 1998, which accounted for approximately 48% of all new DBS subscribers in that year.

DIRECTV Rural Affiliates and Consolidation

         Prior to the launch of DIRECTV's DBS programming service, Hughes entered into an agreement with the National Rural Telecommunications Cooperative authorizing the NRTC to offer its members and associates the opportunity to acquire exclusive rights to distribute DIRECTV programming services in rural areas of the United States. (The NRTC is a cooperative organization whose members and associates are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States.) Approximately 250 NRTC members and associates acquired such exclusive rights, thereby becoming DIRECTV "rural affiliates." The DIRECTV exclusive territories acquired by DIRECTV's rural affiliates include approximately 9 million rural households. Pegasus was the largest of the original DIRECTV rural affiliates, acquiring a DIRECTV exclusive territory of approximately 500,000 homes in four New England states.

         When DIRECTV was launched in 1994, approximately 95% of the DIRECTV rural affiliate exclusive territories were held by small DIRECTV rural affiliates. In 1996, Pegasus made its first acquisition of another DIRECTV rural affiliate, thereby beginning a process of consolidation that has significantly changed the composition of DIRECTV's rural affiliates. Since 1996 we have increased our DIRECTV exclusive territories to more than 4.83 million homes through the completed or pending acquisitions of 81 other DIRECTV rural affiliates, including acquisitions by Digital Television Services, Inc., with which we merged in 1998. Today, Pegasus represents 55% of the DIRECTV exclusive territories held by DIRECTV's rural affiliates.

Satellite Services in Rural Areas

         Rural areas include approximately 85% of the total landmass of the continental United States and have an average home density of less than 12 homes per square mile. Because the cost of building (or rebuilding) a cable or other wireline system is generally inversely proportional to home density and the cost of providing satellite service is not, satellite services have strong cost advantages over cable in rural areas. DBS services have already achieved a penetration of more than 17% in rural areas of the United States, as compared to approximately 5% in metropolitan areas. Approximately 65% of all U.S. DBS subscribers reside in rural areas.

         There are approximately 76 million people, 30 million households and 3 million businesses located in rural areas of the United States. Annual household income in rural areas totaled over $1.1 trillion in 1997, an average of approximately $38,000 per household. Rural areas therefore represent a large and attractive market for DBS and other digital satellite services. It is likely that future digital satellite services, such as soon to be launched digital audio services, satellite broadband multimedia services and mobile satellite services, will also (like DBS) achieve significantly greater penetration in rural areas than in metropolitan areas.

Pegasus Rural Focus and Strategy

         Our long-term goal is to become an integrated provider of DBS and other digital satellite services in rural areas of the United States. To accomplish our goal, we are pursuing the following strategy:

         o Continue to Grow Our Rural Subscriber Base by Aggressively Marketing DIRECTV: Pegasus currently serves in excess of 455,000 DIRECTV subscribers, which represents a penetration of approximately 10%. Our rate of growth has accelerated as we have increased our scale and expanded the Pegasus retail network.

         o Continue to Acquire Other DIRECTV Rural Affiliates: We have had an excellent track record of acquiring DIRECTV rural affiliates and believe that we have a competitive advantage in acquiring additional DIRECTV rural affiliates due to our position as the largest DIRECTV rural affiliate, our access to the capital markets and our strong reputation in the DBS industry.

         o Continue to Develop the Pegasus Retail Network: Our consolidation of DIRECTV's rural affiliates has enabled us to expand the Pegasus retail network to 2,000 independent retailers in 36 states. We believe that the Pegasus retail network is one of the few sales and distribution channels for digital satellite services with broad and effective reach in rural areas of the U.S.

         o Generate Future Growth By Bundling Additional Digital Satellite Services with DIRECTV: We believe that new digital satellite services, such as digital audio services, broadband multimedia services and mobile satellite services, will be introduced to consumers and businesses in the next five years. We believe that these services, like DBS, will achieve disproportionate success in rural areas and that the Pegasus retail network will position us to capitalize on these new opportunities.

Recent DBS Developments

         Three important events have occurred recently in the DBS industry.

         DIRECTV/Hughes Acquisition of USSB. In December 1998, Hughes Electronics Corporation, the parent company of DIRECTV, announced that it had reached an agreement with United States Satellite Broadcasting Company, Inc. to acquire USSB's business and assets for approximately $1.3 billion in cash and stock. The transaction will enable DIRECTV to add such premium networks as multichannel HBO, Cinemax and Showtime. It is subject to review and approval by the Department of Justice and the Federal Communications Commission and other conditions.

         DIRECTV/Hughes Acquisition of Primestar. In January 1999, Hughes announced that it reached agreement with Primestar, Inc. to acquire Primestar's DBS business in two transactions valued at approximately $1.82 billion. DIRECTV has stated that it intends to operate Primestar's medium power business for approximately two years, during which time it will transition Primestar's approximately 2.3 million subscribers to the high power DIRECTV service. The Primestar transactions are subject to approval of the Federal Communications Commission and antitrust agencies and other conditions. We estimate that there are between 200,000 and 250,000 Primestar subscribers in our DIRECTV exclusive territories. (Our estimate is based on DIRECTV's estimate of the proportion of Primestar subscribers in the exclusive territories of DIRECTV rural affiliates and our proportionate ownership of those territories.) We are still evaluating the effects of the Primestar transactions on our business.

         EchoStar-News Corporation-MCI Settlement. In November 1998, EchoStar Communications Corporation, News Corporation, MCI and certain other parties reached an agreement for the transfer to EchoStar of a license to operate a high-power DBS business at the 110(degree) west longitude orbital location and certain other DBS assets in exchange for shares of EchoStar. The agreement with News Corporation and MCI has been approved by the Department of Justice and is pending approval of the Federal Communications Commission. This transaction could increase EchoStar's competitive position relative to DIRECTV. See "Risk Factors - Other Risks of Our Business - We Face Significant Competition: the Competition Landscape Changes Constantly." We believe that the EchoStar/News Corporation/MCI settlement will be positive for the DBS industry and will help increase DBS' competitive position vis-a-vis cable.

                                  The Offering

Class A Common Stock offered by:
 The Company .............................    3,000,000 shares (1)
 The selling stockholders ................    1,664,200 shares
                                             -----------------
  Total ..................................    4,664,200 shares
                                             -----------------
Class A Common Stock to be
  outstanding after the offering .........   14,315,809 shares (2)

Use of proceeds ..........................   The net proceeds to the Company from this offering (after
                                             deducting underwriting discounts and commissions and
                                             estimated offering expenses) are estimated to be approximately
                                             $69.8 million (approximately $80.3 million if the underwriters'
                                             over-allotment option is exercised in full). The Company
                                             intends to use the net proceeds for acquisitions (only some of which have been identified), capital expenditures and general corporate. We will receive no proceeds from the sale of Class A
                                             Common Stock in the offering by the selling stockholders. See
                                             "Use of Proceeds."

Nasdaq National Market symbol ............   PGTV

------------
(1) Excludes 450,000 shares to be sold by us if the underwriters' over-allotment option is exercised in full. See "Underwriters."

(2) Based on the number of shares outstanding at January 20, 1999. Excludes issued and outstanding warrants for 659,565 shares of Class A Common Stock, and 642,227 options granted under the Company's stock option plan.

                          --------------------------

     Our principal executive offices are located at Suite 454, 5 Radnor Corporate Center, 100 Matsonford Road, Radnor, Pennsylvania 19087. Our telephone number is (888) 438-7488 and our Internet website is located at http://www.pgtv.com. Our website is not part of our prospectus.

         SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following table sets forth summary historical and pro forma consolidated financial data for the Company. You should read this information in conjunction with the consolidated financial statements and the notes to them, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical and Pro Forma Consolidated Financial Data" and "Pro Forma Consolidated Financial Information" included elsewhere in this prospectus. You should also read the paragraphs following this table, which explain certain portions of the table. For expected fourth quarter results, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Fourth Quarter Results."

                                                                  Years Ended December 31,
                                      --------------------------------------------------------------------------------
                                                                                                              Pro
                                                                                                             Forma
Statement of Operations Data:             1993         1994         1995         1996          1997           1997
                                                       (Dollars in thousands, except per share data)
Net revenues:
  DBS ..............................    $    --      $    174     $ 1,469      $  5,829      $  38,254     $ 139,944
  TV and cable .....................     19,487        28,017      30,679        42,100         48,564        51,170
                                        -------      --------     -------      --------      ---------     ---------
  Total net revenues ...............     19,487        28,191      32,148        47,929         86,818       191,114
Pre-marketing location operating
 expenses:
 DBS ...............................         --           210       1,379         4,312         26,042        99,381
 TV and cable ......................     12,235        17,943      19,762        25,946         30,070        30,987
Subscriber acquisition costs .......         --            --          --           646          5,973        29,319
Incentive compensation .............        192           432         528           985          1,274         1,720
Corporate expenses .................      1,265         1,506       1,364         1,429          2,256         2,256
Depreciation and amortization ......      5,978         6,940       8,751        12,061         27,792        91,722
                                        -------      --------     -------      --------      ---------     ---------
Income (loss) from operations ......       (183)        1,160         364         2,550         (6,589)      (64,271)
Interest expense ...................     (4,402)       (5,973)     (8,817)      (12,455)       (16,094)      (55,153)
Interest income ....................         --            --         370           232          1,539         1,278
Other expenses, net ................       (220)          (65)        (44)         (171)          (723)         (723)
Gain on sale of cable system .......         --            --          --            --          4,451            --
Provision (benefit) for income
 taxes .............................         --           140          30          (120)           200           200
Extraordinary gain (loss) from
 extinguishment of debt ............         --          (633)     10,211          (250)        (1,656)           --
                                        -------      --------     -------      --------      ---------     ---------
Net income (loss) ..................     (4,805)       (5,651)      2,054        (9,974)       (19,272)     (119,069)
Dividends on Series A Preferred
 Stock .............................         --            --          --            --         12,215        13,156
                                        -------      --------     -------      --------      ---------     ---------
Net income (loss) applicable to
 common shares .....................   ($ 4,805)    ($  5,651)    $ 2,054     ($  9,974)    ($  31,487)   ($ 132,225)
                                        =======      ========     =======      ========      =========     =========
Income (loss) per common
 share:
 Loss before extraordinary
  item .............................                              ($ 1.59)     ($  1.56)     ($   3.02)    ($   7.05)
 Extraordinary item ................                                 1.99         (0.04)         (0.17)           --
                                                                  -------      --------      ---------     ---------
 Net income (loss) per com-
  mon share ........................                              ($ 0.40      ($  1.60)     ($   3.19)    ($   7.05)
                                                                  =======      ========      =========     =========
 Weighted average shares
  outstanding (000's) ..............                                5,140         6,240          9,858        18,760
                                                                  =======      ========      =========     =========
Other Data:
Pre-marketing cash flow:
 DBS ...............................    $    --     ($     36)    $    90      $  1,517      $  12,212     $  41,971
 TV and cable ......................      7,252        10,074      10,917        16,154         18,494        20,183
                                        -------      --------     -------      --------      ---------     ---------
 Total pre-marketing cash flow......    $ 7,252      $ 10,038     $11,007      $ 17,671      $  30,706     $  62,154
                                        =======      ========     =======      ========      =========     =========
Location cash flow .................    $ 7,252      $ 10,038     $11,007      $ 17,025      $  24,733     $  32,835
Operating cash flow ................      5,795         8,100       9,287        15,596         22,477        30,579
Capital expenditures ...............        885         1,264       2,640         6,294          9,929        19,069
Net cash provided by (used for):
 Operating activities ..............      1,694         4,103       5,783         3,059          8,478
 Investing activities ..............       (106)       (3,571)     (6,047)      (81,179)      (142,109)
 Financing activities ..............     (1,020)         (658)     10,859        74,727        169,098

                                                     Nine Months
                                                 Ended September 30,                Pro Forma
                                      ------------------------------------------   Twelve Months
                                                                        Pro            Ended
                                                                       Forma       September 30,
Statement of Operations Data:             1997          1998           1998            1998
                                       (Dollars in thousands, except per share data)
Net revenues:
  DBS ..............................    $  23,362     $ 95,662       $143,151        $ 182,181
  TV and cable .....................       34,175       35,368         39,031           54,117
                                        ---------     --------       --------        ---------
  Total net revenues ...............       57,537      131,030        182,182          236,298

Pre-marketing location operating
 expenses:
 DBS ...............................       15,995       66,324         98,637          125,940
 TV and cable ......................       21,193       22,778         24,423           33,656

Subscriber acquisition costs .......        1,822       25,018         36,590           49,546
Incentive compensation .............          744        1,472          1,472            2,089
Corporate expenses .................        1,409        2,418          2,418            3,265
Depreciation and amortization ......       18,161       46,789         71,162           95,030
                                        ---------     --------      ---------        ---------
Income (loss) from operations ......       (1,787)     (33,769)       (52,520)         (73,228)
Interest expense ...................      (10,288)     (29,850)       (41,104)         (54,863)
Interest income ....................          828        1,334          1,654            2,269
Other expenses, net ................         (454)        (975)          (975)          (1,244)
Gain on sale of cable system .......        4,451       24,902             --               --
Provision (benefit) for income
 taxes .............................           50          175            175              325
Extraordinary gain (loss) from
 extinguishment of debt ............           --           --             --               --
                                        ---------     --------      ---------        ---------
Net income (loss) ..................       (7,300)     (38,533)       (93,120)        (127,391)
Dividends on Series A Preferred
 Stock .............................        8,678       10,959         10,959           14,496
                                        ---------     --------      ---------        ---------
Net income (loss) applicable to
 common shares .....................   ($  15,978)   ($ 49,492)     ($104,079)      ($ 141,887)
                                        =========     ========      =========        =========
Income (loss) per common
 share:
 Loss before extraordinary
  item .............................    ($   1.64)    ($  3.66)      ($  5.51)       ($   7.52)
 Extraordinary item ................           --           --             --               --
                                        ---------     --------      ---------        ---------
 Net income (loss) per com-
  mon share ........................    ($   1.64)    ($  3.66)      ($  5.51)       ($   7.52)
                                        =========     ========      =========        =========
 Weighted average shares
  outstanding (000's) ..............        9,756       13,534         18,875           18,863
                                        =========     ========      =========        =========
Other Data:
Pre-marketing cash flow:
 DBS ...............................    $   7,367     $ 29,338        $44,514        $  56,241
 TV and cable ......................       12,982       12,590         14,608           20,461
                                        ---------     --------      ---------        ---------
 Total pre-marketing cash flow......    $  20,349     $ 41,928        $59,122        $  76,702
                                        =========     ========      =========        =========
Location cash flow .................    $  18,527     $ 16,910        $22,532        $  27,156
Operating cash flow ................       17,118       14,492         20,114           23,891
Capital expenditures ...............        7,681        6,179          6,657           15,552
Net cash provided by (used for):
 Operating activities ..............          268      (15,462)
 Investing activities ..............     (104,433)     (74,217)
 Financing activities ..............      129,793       84,704


                                                              As of December 31,                        As of September 30, 1998
                                      ---------------------------------------------------------       ----------------------------
                                         1993        1994        1995      1996         1997               Actual    Pro Forma
Balance Sheet Data:
Cash and cash equivalents ..........    $ 1,506    $  1,380   $21,856    $  8,582    $  45,269            $ 58,811    $25,565
Working capital (deficiency) .......     (3,844)    (23,074)   17,566       6,430       32,347              25,376    (12,004)
Total assets .......................     76,386      75,394    95,770     173,680      380,862             846,164    918,068
Total debt (including current) .....     72,127      61,629    82,896     115,575      208,355             504,634    505,788
Total liabilities ..................     78,954      68,452    95,521     133,354      239,234             621,336    623,491
Redeemable preferred stock .........         --          --        --          --      111,264             122,223    122,223
Minority interest ..................         --          --        --          --        3,000               3,000      3,000
Total common stockholders'
 equity (deficit) ..................     (2,427)      6,942       249      40,326       27,364              99,605    169,355


     Pro forma income statements and other data for the year ended December 31, 1997 and the nine months ended September 30, 1998 include our completed and pending acquisitions and sales, the issuance and sale of our 9 3/4% Senior Notes due 2006 and the use of proceeds from that offering and this offering and the use of proceeds from this offering as if they had all occurred in the beginning of such periods. The pro forma balance sheet data as of September 30, 1998 includes the acquisitions after September 30, 1998, the issuance and sale of our 9 3/4% Senior Notes due 2006 and the use of proceeds from that offering and this offering and the use of proceeds from this offering as if such events had occurred on such date. See "Pro Forma Consolidated Financial Information."

     The pro forma income statement data for the year ended December 31, 1997 and the nine and twelve months ended September 30, 1998 does not include the $4.5 million and the $24.9 million gain from the sale of our New England cable systems.

     The pro forma income statement data for the year ended December 31, 1997 does not include the $1.7 million writeoff of deferred financing costs in connection with the retirement of a retired credit facility.

     We present "revenues" and "pre-marketing location operating expenses" to show operations by segment. This presentation varies from that on the income statement included in our audited consolidated financial statements, which presents revenues and operating expenses by function. We believe our presentation by business segments is used by analysts who report publicly on the performance of companies operating in our segments.

     "Incentive compensation" represents compensation expenses under our Restricted Stock Plan and 401(k) Plans.


     "Pre-marketing cash flow" is defined as "location cash flow" plus subscriber acquisition costs. "Location cash flow" is defined as net revenues less location operating expenses. "Location operating expenses" consist of programming, barter programming, general and administrative, technical and operations, marketing and selling expenses. "Operating cash flow" is defined as income (loss) from operations plus depreciation, amortization and non-cash incentive compensation. The difference between location cash flow and operating cash flow is that operating cash flow includes cash incentive compensation and corporate expenses. Although operating cash flow, pre-marketing cash flow and location cash flow are not measures of performance under generally accepted accounting principles, the Company believes that location cash flow and operating cash flow are accepted within the Company's business segments as generally recognized measures of performance and are used by analysts who report publicly on the performance of companies operating in such segments. Nevertheless, these measures should not be considered in isolation or as a substitute for income from operations, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with generally accepted accounting principles.

                                 RISK FACTORS

     You should carefully consider the risks described below before you decide to invest. They could materially and adversely affect our financial condition and results of operation. They could cause the trading price of our stock to decline, and you might lose all or part of your investment.

     These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may impair our business or the trading price of our stock.


     This prospectus contains or incorporates by reference certain statements and information that are "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We use words such as "anticipate," "believe," "estimate," "expect," "intend," "project" and similar expressions to identify forward-looking statements. Those statements include, among other things, the discussions of our business strategy and expectations concerning our market position, future operations, margins, profitability, liquidity and capital resources, as well as statements concerning the integration of our acquisitions and related achievement of cost savings and other synergies. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions also could be incorrect. The uncertainties in this regard include, but are not limited to, those identified in the risk factors discussed below. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.



Risks of Our DBS Business

     Satellite and DBS Technology Could Fail or Be Impaired

     DBS technology is highly complex and is still evolving. As with any "high-tech" product or system, it might not function as expected. One example of this risk occurred recently. In July 1998, the primary spacecraft control processor failed on one of the satellites that transmits DIRECTV programming from the 101o west longitudinal orbital slot. As it was designed to do, the satellite automatically switched to the on-board backup processor with no interruption of service to DIRECTV subscribers. Hughes Electronics, which made the satellite and owns DIRECTV, has announced that it plans to launch a new satellite in September 1999 to expand DIRECTV channel capacity and provide additional backup. If the backup processor on the current satellite fails before the new satellite is operational, other Hughes satellites presently operating at the 101o west longitudinal orbital slot would continue to transmit DIRECTV programming, but the service would experience an undetermined reduction in channel capacity. This could materially adversely affect our operations and financial performance.

     The DIRECTV satellites are supposed to last at least through the year 2007, but any of a number of things could shorten their lives, such as:

     o technical failure,

     o year 2000 computer problems,

     o anti-satellite devices,

     o electrostatic storms,

     o collision with space debris, and

     o acts of war.

     We Depend on DIRECTV and Third Party Programmers for Programming

     Because we are an intermediary for DIRECTV, events at DIRECTV that we do not control can adversely affect us. One of the most important of these is DIRECTV's ability to provide programming that appeals to mass audiences. DIRECTV generally does not produce its own programming; it purchases it from third parties. DIRECTV's success -- and therefore ours -- depends in large part on DIRECTV's ability to make good judgments about programming sources and obtain programming on favorable terms. We have no control or influence over this.

     The law requires programming suppliers that are affiliated with cable companies to provide programming to all multichannel distributors -- including DIRECTV -- on nondiscriminatory terms. The rules implementing this law are scheduled to expire in 2002. If they are not extended, these programmers could increase DIRECTV's rates, and therefore ours.

     Future financial reverses at DIRECTV could also affect us.

     There Is Some Uncertainty About Our DIRECTV Rights After 2007

     Our rights to provide DIRECTV programming do not come directly from DIRECTV but through an organization called the NRTC -- the National Rural Telecommunications Cooperative. The NRTC is a cooperative organization whose members are predominantly rural telephone and utility companies. We are an "associate" of the NRTC.

     The NRTC has an agreement with DIRECTV that allows it to grant exclusive DIRECTV distribution rights to NRTC members and associates in designated rural areas of the United States. The NRTC, in turn, has separate agreements with us and its other members and associates. The NRTC's agreements with DIRECTV and with us last for the life of the current DIRECTV satellites, which is expected to be at least through 2007.

     The NRTC has told us that its agreement with DIRECTV gives the NRTC a right of first refusal to get comparable rights if DIRECTV launches new satellites to replace the existing ones. The NRTC has not told us the details of this right of first refusal. We expect that its financial terms will have to be negotiated at the time any new satellites are to be launched. The cost of obtaining these rights will likely depend on DIRECTV's costs of launching replacement satellites and on other factors that are difficult to anticipate. For this reason, we are unable to predict whether, or at what cost, we will be able to continue in the DIRECTV business after the current satellites are removed from service.

     We Cannot Retransmit the Broadcast Networks' Programming to All Our
Customers

     The DBS industry and the major television networks are in a serious dispute about whether DIRECTV and the other DBS services can carry network programming. If they cannot, DIRECTV could lose some of its consumer appeal; this could affect us adversely.

     The dispute arises under a federal law called the Satellite Home Viewer Act. This law allows DBS operators, for a statutory fee, to provide network programming to subscribers in "unserved areas" but not elsewhere. The concept of "unserved area" has to do with how well people in the area can receive over-the-air broadcasts of local network-affiliated stations. The problem is that there are technical issues and ambiguities in the way the law defines these areas. This is important to us because our subscribers are predominantly in rural areas where regular television reception is weak.

     In two recent lawsuits the networks have persuaded the courts to define "unserved areas" much more narrowly than has been our practice and that of others in the DBS industry. Other lawsuits have been filed but not decided. Under the court's order in one of the decided cases, DIRECTV will have to cut off CBS and Fox programming to ineligible subscribers between February 28, 1999 and April 30, 1999. We do not know how many of these subscribers will cancel their service entirely as a result. These disconnections will have an adverse effect on us.

     In addition, we are not providing programming from any of the four major networks to new customers unless they live in areas that meet the court's narrow definition of "unserved area." We do not know how many potential new customers we have lost and will lose because of this.

     More court proceedings and appeals are likely. Meanwhile, the FCC has started a proceeding to clarify the issue by regulation. The FCC may act as early as February 1, 1999. Whatever the FCC does could also be appealed to the courts.

     We cannot predict how these issues will be resolved, how long it will take to resolve them, or how seriously they will affect us.

     In addition, the Satellite Home Viewer Act is scheduled to expire on December 31, 1999. If Congress does not renew it, DIRECTV will not be able to provide network programming even to unserved areas without the consent of the owners of the programming.

     DIRECTV Has Drawbacks to Consumers

     DBS has two main drawbacks to consumers.

   o Subscribers cannot receive their local TV stations on DBS, particularly local news and sports. (This will remain true for many subscribers even if the network programming issues discussed above are resolved in the DBS industry's favor.) In areas served by cable television, this puts us at a competitive disadvantage because cable systems usually carry local stations.


   o To receive DBS, the customer must buy and install reception equipment -- a dish and a receiver. Although the price of this equipment has decreased significantly since DIRECTV service began in 1994, it still costs about $149 to buy the equipment and another $129 to have it professionally installed. We reduce the front-end cost to consumers by subsidizing the equipment cost and providing free programming for a month or more, which reduces our income. Even so, cable has an advantage over DBS because cable customers do not have to buy equipment, and cable companies charge lower installation fees.


     There is a Risk of Signal Theft

     Signal theft has long been a problem in the cable and DBS industries. DIRECTV uses encryption technology to prevent people from receiving programming without paying for it. The technology is not foolproof, and there have been published reports that it has been compromised. If this becomes widespread, our revenues would suffer.

     We Could Lose Revenues if We Have Out-of-Territory Subscribers

     Just as we have exclusive DIRECTV distribution rights in our territories, we are not allowed to have customers outside our territories. The problem is that customers are not always truthful about where they live. If it turns out that large numbers of our subscribers are not in our territories, we would lose substantial revenues when we disconnect them. We could also face legal consequences for having subscribers in Canada, where DIRECTV reception is illegal.


Risks of Our Broadcast Television Business

     We Depend on Our Network Affiliations For Programming

     The television stations that we now own or program are affiliated with the Fox, WB and UPN television networks. The networks provide substantial amounts of our stations' programming. Our broadcast operations could suffer materially if the network programming does not appeal to viewers, or if we lose our affiliations with these networks for any of a variety of reasons. In that connection:

     o We are in the process of negotiating renewals of the Fox affiliation agreements for four of our six television markets, which are currently scheduled to expire on January 30, 1999.


     o While the WB is permitting us to air its programming on two of the stations we program, we are still negotiating affiliation agreements for those stations.


     o If Fox acquires a significant ownership interest in another station in one of our markets, it can cancel our affiliation agreement for that market without penalty. Fox has done this in the past to other broadcasters.

If we lose or do not obtain these network affiliations, we could not continue to carry the network programming. This could affect us materially and adversely.

     Also, since the WB and UPN are relatively new networks, their long-term stability is uncertain. If these networks were to stop operating or cut back on their programming, we would have to acquire new programming for these stations which could be more expensive to us or less attractive to viewers.



     The FCC May Prevent Our Local Marketing Agreement Strategy

     One of our important strategies in broadcast television is to achieve economies of scale by programming two stations in each of our markets. The Federal Communications Commission is considering a measure that would prevent us from doing this.

     Because the FCC does not allow us to own more than one television station in the same market, we have implemented our strategy -- as have other broadcasters -- through arrangements known as local marketing agreements. We currently have local marketing agreements for second stations in four of our markets and expect to program a second station under such an agreement in one more market by 2000.

     Our typical local marketing agreement is an agreement with the owner of a station in which we get the right to sell all advertising time on the station and keep all advertising revenue in exchange for supplying all programming for the station and making agreed-upon payments to the station owner. We also have the option to purchase the station if it becomes legal under FCC rules for us to do so.

     The FCC currently has under consideration a change in its regulations that would prohibit this practice by treating local marketing agreements such as ours as if we owned the station. If the proposed change is adopted, it could prohibit us from obtaining additional in-market stations, and it could require us to terminate our existing agreements. (We might be able to keep one or more of them for a period of time or indefinitely under "grandfathering" rules, but the FCC has not made its position clear on this point.) This would affect us materially and adversely.

     Apart from the FCC, federal agencies that administer the antitrust laws have said they intend to review market concentrations in television, including through local marketing agreements that the FCC permits. We cannot predict how this will affect us.

     Even if we can keep and expand our local marketing agreements, their use carries the inherent risk that we do not control the other parties that actually own the stations and hold the stations' FCC licenses. It is conceivable that the licensee could pre-empt our programming. In an extreme case, the licensee could cease to meet FCC qualifications and put its license in jeopardy, in which case, we could lose the ability to program the station.

     The Planned Industry Conversion to Digital Television Creates a Number of Uncertainties

     All television stations in the United States must start broadcasting in digital format by May 2002 and must abandon the present analog format by 2006 (though the FCC may extend these dates).

   o It will be expensive to convert from the current analog format to digital format. We cannot now determine what that cost will be.

   o The digital technology will allow us to broadcast multiple channels, compared to only one today. While this should be positive, we cannot predict whether or at what cost we will be able to obtain programming for the additional channels. Increased revenues from the additional channels may not make up for the conversion cost and additional programming expenses. Also, multiple channels programmed by other stations could increase competition in our markets.

   o We could use the additional channel capacity for ancillary and supplemental services -- such as delivery of subscription programming, data services and paging services -- rather than our current free programming. But if we do this we would have to pay 5% of our gross revenues from these services to the federal government.

   o The FCC has generally made available much higher power allocations to digital stations that will replace existing VHF stations (channels 2 through 13) than digital stations that will replace existing UHF stations (channels 14 through 69). All of our existing stations are UHF. This power disparity could put us at a disadvantage to our VHF competitors.

   o Stations using digital television will transmit a better quality signal compared to conventional stations. In some cases, however, when we convert a station to digital television, the signal may not be received in as large a coverage area, or it may suffer from additional interference. Also, the technical standards adopted by the FCC limit the power that stations may use to send the signal. As a result, viewers using antennas located inside their television sets may not receive a reliable signal. If viewers do not receive a high-quality, reliable signal from our stations, they may be encouraged to seek service from our competitors.

   o The FCC is considering whether to require cable companies to carry both the analog and the digital signals of their local broadcasters when television stations will be broadcasting both, during the transition period between 2002 (at the latest) and 2006. If the FCC does not require this, cable customers in our broadcast markets may not receive our digital signal, and this could affect us unfavorably.

   o A digital television set will cost the consumer several thousand dollars, at least initially. We have no way of knowing when these prices will decrease significantly or when consumers will buy the new sets. As a result, we do not know when there will be a significant audience for digital broadcasters.

     Television is a Heavily Regulated Business

     Our television business is regulated by the FCC. We need the FCC's approval to obtain, transfer and renew our broadcast television licenses. We need these licenses in order to operate our stations. For violations of the FCC's rules, a station can be fined and, in the case of severe or repeated violations, a station's license could be taken away by the FCC. These rules also restrict the ability to sell stock in our company or to sell our television stations, by limiting the purchase by those who are not U.S. citizens or who have had certain types of legal problems in the past.

     The FCC rules and federal legislation dealing with television broadcasting are continually under review and change often, as new rules are adopted, or as existing rules are modified. Some rules, including rules requiring the broadcast of certain amounts of educational programming directed to children, can impose costs on our operation of television stations. The FCC is considering other rules and rule changes which could impose other costs on the operation of our television stations, including limits on advertising time and requiring the broadcast of a certain amount of public interest programming. We cannot be certain of how the FCC will act on any of these matters. Further changes in the FCC's rules could have an adverse effect on our operation.


Risks of Our Cable Business

     We Are Concentrated in Puerto Rico

     All of our cable operations are in Puerto Rico, and the cable system we have agreed to purchase is also in Puerto Rico. We decided to sell our New England cable systems and expand in Puerto Rico because we believe this strategy has better opportunity for growth. But this geographical concentration also carries risks:

   o Puerto Rico gets more hurricanes and other severe weather than many other places. Because of Hurricane Georges, which struck Puerto Rico in September 1998, we lost $1.4 million of revenue in the fourth quarter of 1998 alone, and we spent about $300,000 to repair the damage. Future hurricanes can be expected and could be even worse for us.

   o We could be more seriously affected by economic, regulatory and political events specific to Puerto Rico than if we were more geographically diversified.

     Digital Television


     We mentioned above that the FCC is considering whether to require cable companies to carry both the analog and digital signals of local television stations during the transition to digital broadcasting. (See "Risks of Our Broadcast Television Business -- The Planned Industry Conversion to Digital Television Creates a Number of Incertainties.") Because we have only so much channel capacity in our cable system, this requirement could hurt our ability to expand our programming offerings.


     We Could Become Subject to Rate Regulation

     The government can regulate the rates cable companies charge for the lowest level of their service. The government does not now regulate our rates or those of the cable system we have agreed to purchase because the FCC has found that both systems are subject to "effective competition." This means that less than 30% of the people that could subscribe to the systems do subscribe. But if we are successful in significantly increasing the percentage of people that subscribe to our service, the lowest level of cable service we offer could become subject to rate regulation.

     Cable Is a Heavily Regulated Business

     The cable television industry and the provision of local telephone exchange services are subject to extensive regulation, and the cable and telecommunications industries are heavily regulated at the federal, state and local levels. Many aspects of this regulation are currently the subject of judicial proceedings and administrative or legislative proposals.


Other Risks of Our Business

     We Have a History of Substantial Losses; We Expect Them to Continue

     We have never made a profit (except in 1995, when we had a $10.2 million extraordinary gain). Because of interest expense on our substantial debt and because of high expense in amortizing goodwill from our acquisitions, we do not expect to have net income for the forseeable future.

     Substantial Indebtedness

     We have now and, after the offering, will continue to have a significant amount of indebtedness. The following chart shows certain important credit statistics and is presented assuming we had completed this offering (and applied the proceeds as intended), the pending and completed acquisitions described in this prospectus, and the 1998 offering of our senior notes, as of the date shown:

                                               Pro Forma
                                         At September 30, 1998
       Total indebtedness ...........       $ 505,788,000
       Stockholders' equity .........       $ 169,355,000
       Debt to equity ratio .........                2.99x


     On the assumption that these things had occurred on January 1, 1997, our earnings would have been inadequate to cover our fixed charges and preferred stock dividends by $130.7 million for the year ended December 31, 1998, and by $104.6 million for the nine months ended September 30, 1998. Neither "total indebtedness" the "stockholders' equity," as set forth above, includes the approximately $122.0 million in outstanding Series A Preferred Stock or a $3 million minority interest in one of our subsidiaries.


     Our ability in the future to repay our existing indebtedness will depend upon the success of our business strategy, prevailing economic conditions, regulatory matters, levels of interest rates and financial, business and other factors that are beyond our control. We cannot assure you that we will be able to generate the substantial increases in cash flow from operations that we will need to meet the obligations under our indebtedness. Furthermore, our agreements with respect to our indebtedness, including the indentures governing our publicly held debt securities and our two credit facilities, as well as the terms of our publicly held preferred stock, contain numerous covenants that, among other things, restrict our ability to pay dividends and make certain other payments and investments, borrow additional funds, create liens and to sell our assets. Failing to make debt payments or comply with our covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

   Our substantial indebtedness could have other important consequences to you. For example, it could:

   o increase our vulnerability to general adverse economic and industry conditions;

   o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other activities;

   o limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and

   o place us at a competitive disadvantage compared to our competitors that have less debt.

     We Face Significant Competition; the Competitive Landscape Changes
Constantly

     Each of the markets in which we operate is highly competitive. Many of our competitors have substantially greater resources than we do and may be able to compete more effectively than we can in our markets. In addition, the markets in which we operate are in a constant state of change due to technological, economic and regulatory developments. We are unable to predict what forms of competition will develop in the future, the extent of such competition or its possible effects on our businesses.

     The Company's DBS business faces competition from other current or potential multichannel programming distributors, including other DBS operators, direct to home providers, cable operators, wireless cable operators, internet and local exchange and long-distance companies, which may be able to offer more competitive packages or pricing than we or DIRECTV can provide. In addition, the DBS industry is still evolving and recent or future competitive developments could adversely affect us. For example, on November 30, 1998, EchoStar Communications Corporation, a competitor of the Company in the sale of DBS programming, announced that it had entered into an agreement with The News Corporation Limited and MCI Telecommunications Corporation/WorldCom providing for the transfer to EchoStar of the license to operate a high-powered DBS business at the 110 degrees west longitude orbital location consisting of 28 frequencies and the sale of two satellites that are currently under construction. This could adversely affect us in several ways. First, EchoStar could develop greater channel capacity than DIRECTV and offer more and a wider selection of programming than offered by DIRECTV. Second, DBS is limited by the copyright laws from retransmitting television signals to local markets, and EchoStar has been at the forefront of a legislative effort to change the laws in order to permit EchoStar and other DBS providers to deliver local network signals. The additional frequencies being acquired by EchoStar could provide it with enough capacity to retransmit local signals in larger television markets if the law is changed.

     The Company's TV stations compete for audience share, programming and advertising revenue with other television stations in their respective markets and with direct to home providers, including DBS operators, cable operators and wireless cable operators. They also compete for advertising revenue with other advertising media, such as newspapers, radio, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail, internet and local cable systems.


     The Company's cable systems face competition from television stations, satellite master antennae television systems, wireless cable systems, direct-to-home providers, DBS systems and open video systems.


     Our Acquisition Strategy Creates a Variety of Risks

     We have grown primarily through acquisitions. We plan to continue with our acquisition program, particularly in the DBS business. Some of the risks in this strategy are:

   o We may not be able to keep making acquisitions on attractive terms. We compete with others for acquisitions. This has driven acquisition prices higher, and we expect it will continue to do so, particularly for the most attractive DBS territories.

   o Our acquisitions normally require third party consents that we do not control. These include the consents of DIRECTV and the NRTC for DBS acquisitions, the FCC and the television networks for broadcast TV acquisitions, and cable franchising authorities and programmers for cable acquisitions. Some acquisitions also require the consent of our lenders. We have been able to get these consents in the past, but this could change, or become more difficult, or require us to incur additional costs, for reasons we cannot predict.

   o We could encounter difficulties integrating any given acquired business into our operations. These difficulties can cost money and divert management's attention from other important matters.

   o If we pay for an acquisition with our stock, the acquisition could dilute existing stockholders, depending on its terms.

   o If we finance an acquisition by borrowing, this would increase our already high leverage and interest expense.


We May Be Adversely Affected By the Year 2000 Problem

     An issue exists for all companies that rely on computers as the year 2000 approaches. This issue involves computer programs and applications that were written using two digits rather than four to identify the applicable year, and could result in system failures or miscalculations. We have undertaken an assessment to determine the extent of any necessary remediation, and the anticipated costs thereof, to make our material equipment, systems and applications year 2000 compliant. Costs in connection with any modifications to make our systems compliant are not expected to be material. However, if such modifications are not completed successfully or are not completed in a timely manner, the year 2000 issue may have a material adverse impact on our operations. Exposure could arise also from the impact of non-compliance by certain software and/or equipment vendors and others with whom we conduct business. We cannot estimate the potential adverse impact that may result from non-compliance with the year 2000 issue by the software and/or equipment vendors and others with whom we conduct business.

     For a description of our Year 2000 compliance efforts, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."


Risks of Investing in Our Common Stock

     Our Stock Price Has Been Volatile; This May Continue

     Our common stock was publicly offered for the first time in October 1996 at a price of $14.00 per share. Since then it has traded as low at $8.125 and as high as $27.875. Since October 1, 1998, it has traded as low as $10.625 and as high as $27.875. See "Price Range of Class A Common Stock."

     The market price for our stock may continue to be volatile, both because of our performance and for reasons that have nothing to do with it, such as conditions in the economy or the financial markets. We believe that one reason for the volatility of our stock price may be that there are relatively few shares in the hands of the public as compared with other companies, making our stock a relatively illiquid investment. We cannot assure you that the additional "public float" resulting from this offering will significantly ease this illiquidity.


     Voting Control of Our Stock is Held by One Person

     We have two classes of common stock that differ only in voting rights. You are being offered Class A Common Stock, which has one vote per share. The Class B Common Stock has ten votes per share. All of the Class B Common Stock is controlled by Marshall W. Pagon, our Chief Executive Officer. The two classes vote together as if they were a single class on nearly all matters, including the election of directors and fundamental events that require stockholder approval. See "Description of Capital Stock -- Description of Common Stock" for a more detailed description and the limited exceptions to this rule.

     Because of this voting difference, Mr. Pagon controls the outcome of nearly all matters on which the stockholders vote. After this offering, Mr. Pagon will have 24.3% of the total common stock but 72.2% of the votes.

     Because of Mr. Pagon's voting control, no one can acquire the Company, or control of the Company, without his approval. Even if he no longer has voting control at some time in the future, the board of directors could adopt measures such as a so-called "poison pill" that delay or prevent a proposal to acquire the Company that you may think is attractive as a stockholder.

     We May Have to Repay Substantial Debt and Preferred Stock if a Change of Control Occurs

     We must offer to redeem our publicly held debt securities and preferred stock for approximately $585 million if we have a "change of control." See "Description of Certain Indebtedness" and "Description of Capital Stock -- Description of Series A Preferred Stock" for what this means. Our bank debt, approximately $77.9 million at January 15, 1999, would also come due on a change of control. If a change of control occurs and we are unable to refinance this debt, we would be in default.

     Future Sales of Common Stock Could Lower our Stock Price

     If existing stockholders decided to sell large amounts of our stock, this could cause our stock price to fall. Even the market's perception that this might occur could lower our stock price.

     To give you an idea of how much stock could be sold into the market, after this offering we will have 14,315,809 shares of Class A Common Stock outstanding (assuming the underwriters' over-allotment option is not exercised). Of these:

   o 7,733,226 shares will be held by the public.

   o 4,641,400 shares (including stock options) will be held or controlled by Marshall W. Pagon and may be currently sold without registration under SEC 144.

   o 336,464 other shares held by two current and one former officer may be sold at any time under an effective registration statement under the Securities Act.

   o 141,410 other shares (including vested stock options) held by directors and executive officers (other than Marshall W. Pagon) can currently be sold subject to the volume and other limitations under SEC Rule 144.

   o 3,662,497 other shares will have demand registration rights, which means the holders can require us to register them for sale into the public market.


   o 193,600 other shares can be acquired on exercise of outstanding warrants. Those shares have been registered under the Securities Act.


   o 1,337,000 other shares can be sold into the market without registration under SEC Rule 144.

     Persons holding 8,657,440 shares have agreed not to sell their shares (other than in this offering) for 120 days after the date of this prospectus without the written consent of Donaldson, Lufkin & Jenrette Securities Corporation. Persons holding an additional 1,697,528 shares have agreed not to sell their shares for 90 days after the date of this prospectus without such consent. There are certain limited exceptions to these agreements.

     Dilution in Investment to Purchasers of the Class A Common Stock

     Assuming a public offering price of $25.00 per share of Class A Common Stock, purchasers of the Class A Common Stock offered hereby will realize an immediate and substantial dilution of approximately $(52.60) in net tangible book value per share of Class A Common Stock of their investment from the offering price. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from its sale of 3,000,000 shares of Class A Common Stock in this offering at an assumed price of $25.00 per share, after deducting underwriting discounts and commissions and estimated fees and expenses of this offering, are estimated to be approximately $69.8 million (approximately $80.3 million if the underwriters' over-allotment option is exercised in full). The Company will not receive any proceeds from the sale of shares of Class A Common Stock by the selling stockholders.

     We plan to use the net proceeds we receive from the offering for acquisitions (only some of which we have identified), capital expenditures and general corporate purposes. Until we use the proceeds for these purposes, we will use them to pay down our bank debt, which we would be able to reborrow when needed.

     The Pegasus Media & Communications, Inc. ("PM&C") credit facility provides for a borrowing capacity of up to $180.0 million. Approximately $27.5 million was outstanding and $49.6 million was outstanding in standby letters of credit as of January 15, 1999. The PM&C credit facility bears interest at LIBOR or the prime rate (as selected by us) plus spreads that vary with our ratio of total debt to a measure of our cash flow. The applicable interest rate was 7 3/4% at January 15, 1999, and the credit facility expires in December 2003.

     The Digital Television Services, Inc. ("DTS") credit facility currently provides for revolving credit in the amount of $70.0 million (with a $50.0 million sublimit for letters of credit), and a $20.0 million term loan facility. As of January 15, 1999, approximately $30.8 million was outstanding under the credit facility, $19.6 million was outstanding under the term loan, and $18.5 million was outstanding as standby letters of credit. The DTS credit facility bears interest at LIBOR or the prime rate (as selected by DTS) plus spreads that vary with DTS' ratio of total debt to a measure of its cash flow. The applicable interest rate was 8 3/4% at January 15, 1999. The term loan must be repaid in 20 consecutive quarterly installments of $200,000 each commencing September 30, 1998, with the remaining balance due on July 30, 2003. Borrowings under the revolving credit facility will be available until July 31, 2003.

                                DIVIDEND POLICY

     Common Stock: Pegasus has not paid any cash dividends on Class A Common Stock and does not anticipate paying cash dividends on its common stock in the foreseeable future. Our policy is to retain cash for operations and expansion. Payment of cash dividends on the common stock is restricted by the Company's publicly held debt securities and preferred stock.

     Preferred Stock: Until July 1, 2002, we are allowed to pay dividends on our Series A Preferred Stock by issuing more shares of that stock instead of paying cash. We expect to do this, and in any event our publicly held debt securities require us to.

     Pegasus' ability to obtain cash from its subsidiaries with which to pay cash dividends is also restricted by the subsidiaries' publicly held debt securities and bank agreements.


                      PRICE RANGE OF CLASS A COMMON STOCK

     The Class A Common Stock is traded on the Nasdaq National Market under the symbol PGTV. The sale prices reflect inter-dealer quotations, do not include retail markups, markdowns or commission, and do not necessarily represent actual transactions. We urge you to obtain current market quotations. The following table shows the high and low sale prices for the Class A Common Stock as reported on the Nasdaq National Market since January 1, 1997.

                                                 Price Range of Common Stock
                                                 ----------------------------
                                                      High         Low
Year Ended December 31, 1997:
 First Quarter ..................................    $ 14        $ 10 3/4
 Second Quarter .................................      11 3/8       8 1/8
 Third Quarter ..................................      21 1/2      10 1/2
 Fourth Quarter .................................      25 1/2      19

Year Ended December 31, 1998:
 First Quarter ..................................    $ 26 3/8    $ 19 7/8
 Second Quarter .................................      26 5/8      20 7/8
 Third Quarter ..................................      25          15 7/8
 Fourth Quarter .................................      25 1/2      10 5/8

Year Ended December 31, 1999:
 First Quarter (through January 20, 1999)........    $ 27 7/8    $ 22 5/8


     For a recent reported sale price of the Class A Common Stock, see the cover page of this prospectus.

     As of December 31, 1998, the Company had 175 shareholders of record.

                                   DILUTION


     The net tangible book deficit of the Company at September 30, 1998 was $491.7 million, or $30.93 per share of common stock. The net tangible book deficit per share of the common stock represents the amount of the Company's total tangible assets less its total liabilities, divided by the number of shares of common stock outstanding. Including the sale of the 3,000,000 shares of Common Stock offered by the Company in this offering at an assumed price of $25.00 per share, the pro forma net tangible book deficit of Company as of September 30, 1998 would have been $422.0 million, or $22.33 per share of the common stock. Including the completed and pending transactions described below under "The Company -- Recent Pegasus Developments," the pro forma net tangible book deficit of the Company as of September 30, 1998 would have been $521.7 million, or $27.60 per share of common stock. This represents an immediate increase in net tangible book value of $8.60 per share of the common stock to existing stockholders and an immediate dilution in net tangible book value of $(52.60) per share of the common stock to purchasers of the Class A Common Stock in this offering, as shown in the following table.


Public offering price per share .........................................................                  $ 25.00
   Net tangible book deficit per share as of September 30, 1998 .........................   $(30.93)
   Increase in net tangible book value per share attributable to new stockholders
    purchasing stock in this offering ...................................................   $  8.60
                                                                                            -------
   Pro forma net tangible book deficit per share after giving effect to this offering....   $(22.33)
   Decrease in net tangible book value per share including the completed and
    pending transactions ................................................................   $ (5.27)
                                                                                            -------
Pro forma net tangible book deficit including this offering and the completed and
 pending transactions ...................................................................                  $(27.60)
                                                                                                           -------
Dilution in net tangible book value per share to the purchasers in this offering after
 giving effect to the completed and pending transactions ................................                  $(52.60)
                                                                                                           =======

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company:

        o as of September 30, 1998,

        o as adjusted to reflect completed and pending acquisitions described under "The Company -- Recent Pegasus Developments" below, and to reflect the offer and sale of the 9 3/4% Senior Notes due 2006 and the use of proceeds from the notes; and

        o on a pro forma basis to reflect the offering and the use of proceeds of the offering, the completed and pending acquisitions described under "The Company -- Recent Pegasus Developments" below, and the offer and sale of the 9 3/4% Senior Notes due 2006 and the use of proceeds from the notes.


     See "Use of Proceeds," "Selected Historical and Pro Forma Consolidated Financial Data" and "Pro Forma Consolidated Financial Information."

                                                               As of September 30, 1998
                                                        ---------------------------------------
                                                          Actual      As Adjusted     Pro Forma
                                                                (Dollars in thousands)
Cash - general funds ................................    $ 39,074       $  5,828      $  5,828
Restricted cash .....................................      19,737         19,737        19,737
                                                         --------       --------      --------
 Total cash and cash equivalents ....................    $ 58,811       $ 25,565      $ 25,565
                                                         ========       ========      ========
Total debt:
 PM&C Credit Facility ...............................    $ 81,500       $ 38,950      $     --
 DTS Credit Facility ................................      29,300         50,600        19,800
 Senior Notes -- PCC - due 2006 .....................          --        100,000       100,000
 Senior Notes -- PCC - due 2005 .....................     115,000        115,000       115,000
 Senior Subordinated Notes -- DTS - due 2007 ........     153,146        153,146       153,146
 Senior Subordinated Notes -- PM&C -
   due 2005 .........................................      82,279         82,279        82,279
 Seller Notes .......................................      42,327         34,481        34,481
 Capital leases and other ...........................       1,082          1,082         1,082
                                                         --------       --------      --------
    Total debt ......................................     504,634        575,538       505,788
Series A Preferred Stock, $1,000 liquidation prefer-
 ence per share .....................................     122,223        122,223       122,223
Minority interest ...................................       3,000          3,000         3,000
Total common stockholders' equity ...................      99,605         99,605       169,355
                                                         --------       --------      --------
Total capitalization ................................    $729,462       $800,366      $800,366
                                                         ========       ========      ========

------------
     "Restricted cash" includes an amount held in escrow for interest payments on the DTS Senior Notes due 2007.

     "Minority interest" represents preferred stock of a subsidiary of Pegasus issued in connection with one of the completed DBS acquisitions.

     "Total common stockholders' equity" is as adjusted and pro forma shares issued and outstanding include an assumed issuance of approximately 3.0 million shares of Class A Common Stock in the offering (at an assumed price of $25.00 per share).

     For a description of the principal terms of the notes and preferred stock listed above, see "Description of Certain Indebtedness" in this prospectus.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The selected historical consolidated financial data have been derived from the Company's audited consolidated financial statements. The selected historical consolidated financial data for the nine months ended September 30, 1997 and 1998 have been derived from unaudited consolidated financial information, which in the opinion of the Company's management, contains all adjustments necessary for a fair presentation of this information. The selected historical consolidated financial data for the nine months ended September 30, 1998 should not be regarded as indicative of the results that may be expected for the entire year. The selected pro forma consolidated financial data for the year ended December 31, 1997 and as of and for the nine and twelve months ended September 30, 1998 should be read in conjunction with the consolidated financial statements and the notes to the statements, the "Pro Forma Consolidated Financial Information", and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus. The paragraphs following the table provide an explanation of certain portions of it.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

                                                                        Years Ended December 31,
                                            --------------------------------------------------------------------------------
                                                                                                                    Pro
                                                                                                                   Forma
Statement of Operations Data:                   1993         1994         1995         1996          1997           1997
                                                             (Dollars in thousands, except per share data)
Net revenues:
  DBS ....................................    $    --      $    174     $ 1,469      $  5,829      $  38,254     $ 139,944
  TV and cable ...........................     19,487        28,017      30,679        42,100         48,564        51,170
                                              -------      --------     -------      --------      ---------     ---------
  Total net revenues .....................     19,487        28,191      32,148        47,929         86,818       191,114

Pre-marketing location operating
 expenses:
 DBS .....................................         --           210       1,379         4,312         26,042        99,381
 TV and cable ............................     12,235        17,943      19,762        25,946         30,070        30,987
Subscriber acquisition costs .............         --            --          --           646          5,973        29,319
Incentive compensation ...................        192           432         528           985          1,274         1,720
Corporate expenses .......................      1,265         1,506       1,364         1,429          2,256         2,256
Depreciation and amortization ............      5,978         6,940       8,751        12,061         27,792        91,722
                                              -------      --------     -------      --------      ---------     ---------
Income (loss) from operations ............       (183)        1,160         364         2,550         (6,589)      (64,271)
Interest expense .........................     (4,402)       (5,973)     (8,817)      (12,455)       (16,094)      (55,153)
Interest income ..........................         --            --         370           232          1,539         1,278
Other expenses, net ......................       (220)          (65)        (44)         (171)          (723)         (723)
Gain on sale of cable system .............         --            --          --            --          4,451            --
Provision (benefit) for income taxes .....         --           140          30          (120)           200           200
Extraordinary gain (loss) from
 extinguishment of debt ..................         --          (633)     10,211          (250)        (1,656)           --
                                              -------      --------     -------      --------      ---------     ---------
Net income (loss) ........................     (4,805)       (5,651)      2,054        (9,974)       (19,272)     (119,069)
Dividends on Series A Preferred
 Stock ...................................         --            --          --            --         12,215        13,156
                                              -------      --------     -------      --------      ---------     ---------
Net income (loss) applicable to
 common shares ...........................   ($ 4,805)    ($  5,651)    $ 2,054     ($  9,974)    ($  31,487)   ($ 132,225)
                                              =======      ========     =======      ========      =========     =========
Income (loss) per common share:
 Loss before extraordinary item ..........                              ($ 1.59)     ($  1.56)     ($   3.02)    ($   7.05)
 Extraordinary item ......................                                 1.99         (0.04)         (0.17)           --
                                                                        -------      --------      ---------     ---------
 Net income (loss) per common
  share ..................................                              $  0.40      ($  1.60)     ($   3.19)    ($   7.05)
                                                                        =======      ========      =========     =========
 Weighted average shares
  outstanding (000's) ....................                                5,140         6,240          9,858        18,760
                                                                        =======      ========      =========     =========
Other Data:
Pre-marketing cash flow:
 DBS .....................................    $    --     ($     36)    $    90      $  1,517      $  12,212     $  41,971
 TV and cable ............................      7,252        10,074      10,917        16,154         18,494        20,183
                                              -------      --------     -------      --------      ---------     ---------
 Total pre-marketing cash flow ...........    $ 7,252      $ 10,038     $11,007      $ 17,671      $  30,706     $  62,154
                                              =======      ========     =======      ========      =========     =========
 Location cash flow ......................    $ 7,252      $ 10,038     $11,007      $ 17,025      $  24,733     $  32,835
 Operating cash flow .....................      5,795         8,100       9,287        15,596         22,477        30,579
 Capital expenditures ....................        885         1,264       2,640         6,294          9,929        19,069
Net cash provided by (used for):
 Operating activities ....................      1,694         4,103       5,783         3,059          8,478
 Investing activities ....................       (106)       (3,571)     (6,047)      (81,179)      (142,109)
 Financing activities ....................     (1,020)         (658)     10,859        74,727        169,098

                                                           Nine Months
                                                       Ended September 30,                 Pro Forma
                                            ------------------------------------------   Twelve Months
                                                                              Pro            Ended
                                                                             Forma         September
Statement of Operations Data:                   1997          1998           1998          30, 1998
                                          (Dollars in thousands, except per share data)
Net revenues:
  DBS ....................................    $  23,362     $ 95,662       $143,151        $ 182,181
  TV and cable ...........................       34,175       35,368         39,031           54,117
                                              ---------     --------       --------        ---------
  Total net revenues .....................       57,537      131,030        182,182          236,298

Pre-marketing location operating
 expenses:
 DBS .....................................       15,995       66,324         98,637          125,940
 TV and cable ............................       21,193       22,778         24,423           33,656
Subscriber acquisition costs .............        1,822       25,018         36,590           49,546
Incentive compensation ...................          744        1,472          1,472            2,089
Corporate expenses .......................        1,409        2,418          2,418            3,265
Depreciation and amortization ............       18,161       46,789         71,162           95,030
                                              ---------     --------      ---------        ---------
Income (loss) from operations ............       (1,787)     (33,769)       (52,520)         (73,228)
Interest expense .........................      (10,288)     (29,850)       (41,104)         (54,863)
Interest income ..........................          828        1,334          1,654            2,269
Other expenses, net ......................         (454)        (975)          (975)          (1,244)
Gain on sale of cable system .............        4,451       24,902             --               --
Provision (benefit) for income taxes .....           50          175            175              325
Extraordinary gain (loss) from
 extinguishment of debt ..................           --           --             --               --
                                              ---------     --------      ---------        ---------
Net income (loss) ........................       (7,300)     (38,533)       (93,120)        (127,391)
Dividends on Series A Preferred
 Stock ...................................        8,678       10,959         10,959           14,496
                                              ---------     --------      ---------        ---------
Net income (loss) applicable to
 common shares ...........................   ($  15,978)   ($ 49,492)     ($104,079)      ($ 141,887)
                                              =========     ========      =========        =========
Income (loss) per common share:
 Loss before extraordinary item ..........    ($   1.64)    ($  3.66)      ($  5.51)       ($   7.52)
 Extraordinary item ......................           --           --             --               --
                                              ---------     --------      ---------        ---------
 Net income (loss) per common
  share ..................................    ($   1.64)    ($  3.66)      ($  5.51)       ($   7.52)
                                              =========     ========      =========        =========
 Weighted average shares
  outstanding (000's) ....................        9,756       13,534         18,875           18,863
                                              =========     ========      =========        =========
Other Data:
Pre-marketing cash flow:
 DBS .....................................    $   7,367     $ 29,338        $44,514        $  56,241
 TV and cable ............................       12,982       12,590         14,608           20,461
                                              ---------     --------      ---------        ---------
 Total pre-marketing cash flow ...........    $  20,349     $ 41,928        $59,122        $  76,702
                                              =========     ========      =========        =========
 Location cash flow ......................    $  18,527     $ 16,910        $22,532        $  27,156
 Operating cash flow .....................       17,118       14,492         20,114           23,891
 Capital expenditures ....................        7,681        6,179          6,657           15,552
Net cash provided by (used for):
 Operating activities ....................          268      (15,462)
 Investing activities ....................     (104,433)     (74,217)
 Financing activities ....................      129,793       84,704

                                                                  As of December 31,                       As of September 30, 1998
                                            -------------------------------------------------------------  ------------------------
                                               1993        1994         1995         1996         1997        Actual    Pro Forma
 Balance Sheet Data:
 Cash and cash equivalents ...............    $ 1,506    $  1,380     $21,856      $  8,582    $  45,269      $ 58,811    $25,565
 Working capital (deficiency) ............     (3,844)    (23,074)     17,566         6,430       32,347        25,376    (12,004)
 Total assets ............................     76,386      75,394      95,770       173,680      380,862       846,164    918,068
 Total debt (including current) ..........     72,127      61,629      82,896       115,575      208,355       504,634    505,788
 Total liabilities .......................     78,954      68,452      95,521       133,354      239,234       621,336    623,491
 Redeemable preferred stock ..............         --          --          --            --      111,264       122,223    122,223
 Minority interest .......................         --          --          --            --        3,000         3,000      3,000
 Total common stockholders' equity
  (deficit) ..............................     (2,427)      6,942         249        40,326       27,364        99,605    169,355


     Pro forma income statements and other data for the year ended December 31, 1997 and the nine months ended September 30, 1998 include our completed and pending acquisitions and sales described below under "The Company -- Recent Pegasus Developments," the issuance and sale of our 9 3/4% Senior Notes due 2006 and the use of proceeds from that offering and this offering and the use of proceeds of this offering as if they had all occurred in the beginning of such periods. The pro forma balance sheet data as of September 30, 1998 includes the acquisitions after September 30, 1998, the issuance and sale of our 9 3/4% Senior Notes due 2006 and the use of proceeds from that offering and this offering and the use of proceeds of this offering as if such events had occurred on such date. See "Pro Forma Consolidated Financial Information."


     The pro forma income statement data for the year ended December 31, 1997 and the nine and twelve months ended September 30, 1998 does not include the $4.5 million and the $24.9 million gain from the sale of our New England cable systems.

     The pro forma income statement data for the year ended December 31, 1997 does not include the $1.7 million writeoff of deferred financing costs in connection with the retirement of a retired credit facility.

     We present "revenues" and "pre-marketing location operating expenses" to show operations by segment. This presentation varies from that on the income statement included in our audited consolidated financial statements, which presents revenues and operating expenses by function. We believe our presentation by business segments is used by analysts who report publicly on the performance of companies operating in our segments.

     "Incentive compensation" represents compensation expenses under our Restricted Stock Plan and 401(k) Plans.

     "Pre-marketing cash flow" is defined as "location cash flow plus subscriber acquisition costs known as "SAC." "Location cash flow" is defined as net revenues less location operating expenses. "Location operating expenses" consist of programming, barter programming, general and administrative, technical and operations, marketing and selling expenses. "Operating cash flow" is defined as income (loss) from operations plus depreciation, amortization and non-cash incentive compensation. The difference between location cash flow and operating cash flow is that operating cash flow includes cash incentive compensation and corporate expenses. Although operating cash flow, pre-marketing cash flow and location cash flow are not measures of performance under generally accepted accounting principles, the Company believes that location cash flow, pre-marketing cash flow and operating cash flow are accepted within the Company's business segments as generally recognized measures of performance and are used by analysts who report publicly on the performance of companies operating in such segments. Nevertheless, these measures should not be considered in isolation or as a substitute for income from operations, net income, net cash provided by operating activities or any other measure for determining the Company's operating performance or liquidity which is calculated in accordance with generally accepted accounting principles.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the consolidated financial statements and related notes which are included elsewhere herein.


General

     Pegasus Communications Corporation is a diversified company operating in growing segments of the media industry. In DBS, Pegasus Satellite Television is the largest independent provider of DIRECTV serving 454,620 DBS subscribers in 36 states, including pending acquisitions. In TV and cable, Pegasus Broadcast Television owns and/or programs nine TV stations affiliated with Fox, UPN and the WB and also owns and operates a cable system in Puerto Rico.

     DBS revenues are derived from monthly customer subscriptions, pay-per-view services and subscriber equipment rentals. TV and cable revenues are derived from the sale of broadcast air time to local and national advertisers, monthly customer subscriptions, pay-per-view services and subscriber equipment rentals, home shopping commissions, advertising time sales and installation charges.

     In this section we use the terms "pre-marketing cash flow" and "location cash flow." Both pre-marketing cash flow and location cash flow are measures of our operating performance within our Company's various business segments. Pre-marketing cash flow is calculated by taking our earnings and adding back the following expenses:

     o interest;

     o income taxes;

     o depreciation and amortization;

     o non-cash charges;

     o corporate overhead; and

     o subscriber acquisition costs, which are sales and marketing expenses incurred to acquire new subscribers.

     Location cash flow is pre-marketing cash flow less subscriber acquisition costs.

     Pre-marketing cash flow and location cash flow are not, and should not be considered, an alternative to net income from operations, net income, net cash provided by operating activities or any other measure for determining our operating performance or liquidity, as determined under generally accepted accounting principles. Pre-marketing cash flow and location cash flow also do not necessarily indicate whether our cash flow will be sufficient for items such as working capital, capital expenditures, or to react to changes in our Company's industry or the economy generally. We believe that pre-marketing cash flow and location cash flow are important, however, for the following reasons:

   o people who follow our industry frequently use it as a measure of performance and of determining a company's ability to pay its debts; and

   o it is one of the indicators that we and our lenders and investors use to assess our financial performance and our ability to meet contract requirements imposed on us by our lenders.

     We use location cash flow for several purposes, including evaluating markets and rewarding employees under incentive programs. We calculate location cash flow by taking our net revenues and subtracting location operating expenses. Location operating expenses include programming, barter programming, and general and administrative, technical and operations, marketing and selling expenses.

     The Company expenses its subscriber acquisition costs when no new contract is obtained. The Company currently does not require new DBS customers to sign programming contracts and, as a result, subscriber acquisition costs are currently being charged to operations in the period incurred.

     Subscriber acquisition costs have generally risen as the Company has increased its equipment subsidies and commission structure. The Company believes this resulted in increased penetration in its exclusive DIRECTV territories.

Fourth Quarter Results

     The results of our operations for the quarter ended December 31, 1998 have not been finalized and accordingly the following estimates are subject to change.

     We anticipate pro forma revenues for the twelve months ended December 31, 1998 to be approximately $14.6 million higher than pro forma revenues for the twelve months ended September 30, 1998. This increase is the net result of an increase in pro forma DBS revenues of approximately $15.4 million, an increase in TV revenues of approximately $0.7 million, and a temporary decrease in pro forma cable revenues of approximately $1.5 million.

     We anticipate pro forma pre-marketing cash flow for the twelve months ended December 31, 1998 to be approximately $2.7 million higher than pro forma pre-marketing cash flow for the twelve months ended September 30, 1998. This increase is the net result of an increase in pro forma DBS pre-marketing cash flow of approximately $4.7 million, a decrease in TV pre-marketing cash flow of approximately $0.3 million, and a temporary decrease in pro forma cable pre-marketing cash flow of approximately $1.7 million.

     The DBS increase results from a 34% greater number of pro forma DBS subscribers during the quarter ended December 31, 1998 as compared to the quarter ended December 31, 1997 together with a 5% increase in the amount of pro forma pre-marketing cash flow per subscriber. The cable decrease was mainly due to the temporary interruption of cable service that resulted from Hurricane Georges. In September 1998, Hurrican Georges struck the island of Puerto Rico and interrupted service to our cable subscribers. We suffered modest damage to our headend and approximately 3% of our 780 miles of cable plant. We substantially completed repairs by December 1, 1998. DBS subscriber acquisition costs are anticipated to be modestly higher, per new customer, during the quarter ended December 31, 1998 as compared to the quarter ended September 30, 1998.

Results of Operations

Nine months ended September 30, 1998, compared to nine months ended September 30, 1997

     The Company's net revenues increased by approximately $73.5 million or 128% for the nine months ended September 30, 1998, as compared to the same period in 1997. The net revenues increased as a result of:

   o a $72.3 million or 309% increase in DBS revenues of which $6.5 million or 9% was due to the increased number of DBS subscribers in territories owned at the beginning of 1997 and $65.8 million or 91% resulted from acquisitions made in 1997 and 1998;

   o a $1.8 million or 8% increase in TV revenues which was the result of a $649,000 or 3% increase in same station revenues due primarily to increases in local advertising sales and a $1.1 million increase due to the three new stations launched in August 1997, October 1997 and July 1998; and

   o a $580,000 or 5% decrease in cable revenues which was the net result of a $865,000 or 11% increase in Puerto Rico same system revenues, due primarily to rate increases and increased subscriber levels, a $133,000 reduction due to the sale of the Company's New Hampshire cable system effective January 31, 1997, and a $1.3 million reduction due to the sale of the Company's remaining New England cable systems effective July 1, 1998.

     The Company's total pre-marketing operating expenses, as described above (before DBS subscriber acquisition costs), increased by approximately $51.9 million or 140% for the nine months ended September 30, 1998, as compared to the same period in 1997. The pre-marketing operating expenses increased as a result of:

   o a $50.3 million or 315% increase in operating expenses of the Company's DBS operations due to a same territory increase in programming and other operating costs totaling $3.9 million (resulting from the increased number of DBS subscribers in territories owned at the beginning of 1997) and a $46.4 million increase attributable to territories acquired in 1997 and 1998;

   o a $1.9 million or 13% increase in TV operating expenses as the result of a $465,000 or 3% increase in same station operating expenses and a $1.4 million increase attributable to the three new stations launched in August 1997, October 1997 and July 1998; and

   o a $282,000 or 4% decrease in cable operating expenses as the net result of a $553,000 or 13% increase in Puerto Rico same system operating expenses due primarily to increases in programming costs, a $66,000 reduction due to the sale of the Company's New Hampshire cable system effective January 31, 1997 and a $769,000 reduction due to the sale of the Company's remaining New England cable systems effective July 1, 1998.

     Average monthly programming revenue per DBS subscriber was approximately $41.75, with a contribution margin of approximately 35.5%, for the nine months ended September 30, 1998, as compared to approximately $40.75, at a 36.3% margin, during the same period in 1997. The increase in average monthly programming revenue per DBS subscriber resulted primarily from an improved mix of premium package programming subscriptions. The contribution margin decline was primarily attributable to increases in customer service costs, in part due to increased call volume associated with the network issue described in

"Risk Factors -- Risks of Our DBS Business -- We Cannot Retransmit the Broadcast Networks' Programming to All Our Customers," and other costs associated with the integration of DBS operations in territories acquired in 1997 and 1998.

     DBS subscriber acquisition costs, which consist of regional sales costs, advertising and promotion, and commissions and subsidies, totaled approximately $25.0 million or $313 per gross subscriber addition for the nine months ended September 30, 1998, as compared to approximately $6.0 million or $304 per gross subscriber addition for the same period in 1997.

     Incentive compensation, which is calculated from increases in pro forma location cash flow, increased by $728,000 or 98% for the nine months ended September 30, 1998, as compared to the same period in 1997.

     Corporate expenses increased by approximately $1.0 million or 72% for the nine months ended September 30, 1998, as compared to the same period in 1997 primarily due to increased staffing as a result of internal and acquisition related growth, enhanced public relations activities and additional public reporting requirements for the Company.

     Depreciation and amortization expense increased by approximately $28.6 million or 158% for the nine months ended September 30, 1998, as compared to the same period in 1997 as the Company increased its fixed and intangible asset base as a result of twenty-five completed acquisitions during 1997 and twenty-one completed acquisitions in the first three quarters of 1998.

     As a result of these factors, the Company's loss from operations increased by approximately $32.0 million for the nine months ended September 30, 1998, as compared to the same period in 1997.

     Interest expense increased by approximately $19.6 million or 190% for the nine months ended September 30, 1998, as compared to the same period in 1997 as a result of an increase in debt associated with the Company's acquisitions.

     The Company reported a net loss of approximately $38.6 million for the nine months ended September 30, 1998, as compared to a net loss of approximately $7.3 million for the same period in 1997. The $31.2 million change was the net result of an increase in the loss from operations of approximately $32.0 million, an increase in interest expense of approximately $19.6 million, an increase in the provision for income taxes of $125,000, an increase in other expenses of $15,000, a nonrecurring gain on the sale of the New Hampshire cable system of approximately $4.5 million during the first quarter of 1997 and a nonrecurring gain on the sale of the Company's remaining New England cable systems of $24.9 million during the third quarter of 1998.

     The Company's preferred stock dividends, payable by issuing additional shares of Series A Preferred Stock, increased approximately $2.3 million for the nine months ended September 30, 1998, as compared to the same period in 1997.

Year ended December 31, 1997, compared to year ended December 31, 1996

     The Company's net revenues increased by approximately $38.9 million or 81% for the year ended December 31, 1997, as compared to the same period in 1996. The net revenues increased as a result of:

   o a $32.4 million or 556% increase in DBS revenues of which $2.6 million or 8% was due to the increased number of DBS subscribers in territories owned at the beginning of 1996 and $29.8 million or 92% resulted from acquisitions made subsequent to the third quarter of 1996;

   o a $3.2 million or 11% increase in TV revenues of which $1.9 million or 57% was due to ratings growth which the Company was able to convert into higher revenues, $1.1 million or 34% was the result of acquisitions made in the first quarter of 1996 and $289,000 or 9% was due to the two new stations launched in August 1997 and October 1997; and

   o a $3.2 million or 24% increase in cable revenues which was the net result of a $804,000 or 8% increase in same system revenues due primarily to rate increases, a $3.9 million increase due to the system acquired effective September 1, 1996 and a $1.6 million reduction due to the sale of the Company's New Hampshire cable system effective January 31, 1997.

     The Company's total pre-marketing operating expenses, as described above, before DBS subscriber acquisition costs increased by approximately $25.9 million or 85% for the year ended December 31, 1997, as compared to the same period in 1996. The pre-SAC location operating expenses increased as a result of:

   o a $21.7 million or 504% increase in operating expenses generated by the Company's DBS operations due to a same territory increase in programming and other operating costs totaling $1.5 million (resulting from the increased number of DBS subscribers in territories owned at the beginning of 1996) and a $20.2 million increase attributable to territories acquired subsequent to the third quarter of 1996;

   o a $2.6 million or 14% increase in TV operating expenses as the result of a $535,000 or 4% increase in same station operating expenses, a $1.4 million increase attributable to stations acquired in the first quarter of 1996 and a $650,000 increase attributable to the two new stations launched in August 1997 and October 1997; and

   o a $1.5 million or 21% increase in cable operating expenses as the net result of a $157,000 or 3% increase in same system operating expenses due primarily to increases in programming costs, a $2.2 million increase attributable to the system acquired effective September 1, 1996 and a $852,000 reduction due to the sale of the Company's New Hampshire cable system effective January 31, 1997.

     DBS subscriber acquisition costs, which consist of regional sales costs, advertising and promotion, and commissions and subsidies, totaled $10.5 million or $281 per gross subscriber addition for the year ended December 31, 1997, of which $6.0 million was expensed. Incentive compensation, which is calculated from increases in pro forma location cash flow, increased by approximately $289,000 or 29% for the year ended December 31, 1997, as compared to the same period in 1996.

     Corporate expenses increased by $827,000 or 58% for the year ended December 31, 1997, as compared to the same period in 1996 primarily due to increased staffing as a result of internal and acquisition related growth, enhanced public relations activities and additional public reporting requirements for the Company.

     Depreciation and amortization expense increased by approximately $15.7 million or 130% for the year ended December 31, 1997, as compared to the same period in 1996 as the Company increased its fixed and intangible asset base as a result of five completed acquisitions during 1996 and twenty-five completed acquisitions during 1997.

     As a result of these factors, the Company reported a loss from operations of $6.6 million for the year ended December 31, 1997, as compared to income from operations of $2.6 million for the same period in 1996.

     Interest expense increased by approximately $3.6 million or 29% for the year ended December 31, 1997, as compared to the same period in 1996 as a result of an increase in debt associated with the Company's acquisitions. See "Liquidity and Capital Resources -- Financings." The Company's net loss increased by approximately $9.3 million for the year ended December 31, 1997, as compared to the same period in 1996 as a net result of an increase in the loss from operations of approximately $9.1 million, an increase in interest expense of $3.6 million, an increase in the provision for income taxes of $320,000, a decrease in other expenses of approximately $755,000, an increase in the extraordinary loss on extinguishment of debt of $1.4 million and a gain on the sale of the New Hampshire cable system of approximately $4.5 million. During 1997, the Company declared preferred stock dividends amounting to $12.2 million which were paid by issuing shares of Series A Preferred Stock.


Year ended December 31, 1996, compared to year ended December 31, 1995

     The Company's net revenues increased by approximately $15.8 million or 49% for the year ended December 31, 1996, as compared to the same period in 1995 as a result of:

   o a $4.4 million or 297% increase in DBS revenues of which $2.7 million or 63% was due to the increased number of DBS subscribers and $1.7 million or 37% resulting from acquisitions made in the fourth quarter of 1996;

   o a $8.5 million or 43% increase in TV revenues of which $1.5 million or 17% was due to ratings growth which the Company was able to convert into higher revenues and $7.0 million or 83% was the result of acquisitions made in the first quarter of 1996;

   o a $2.0 million or 51% increase in Puerto Rico cable revenues due primarily to an acquisition effective September 1, 1996; and

   o a $864,000 or 13% increase in New England cable revenues due primarily to rate increases and new combined service packages.

     The Company's total location operating expenses increased by approximately $9.8 million or 46% for the year ended December 31, 1996, as compared to the same period in 1995 as a result of:

   o a $3.6 million or 260% increase in operating expenses generated by the Company's DBS operations due to an increase in programming costs of $1.4 million, royalty costs of $138,000, marketing expenses of $455,000, customer support charges of $199,000 and other DIRECTV costs such as security, authorization fees and telemetry and tracking charges totaling $237,000, all generated from the increased number of DBS subscribers, and a $1.1 million increase attributable to territories acquired in the fourth quarter of 1996;

   o a $4.8 million or 34% increase in TV operating expenses as the net result of a $115,000 or 1% decrease in same station direct operating expenses and a $4.9 million increase attributable to stations acquired in the first quarter of 1996;

   o a $912,000 or 37% increase in Puerto Rico cable operating expenses as the net result of a $64,000 or 3% decrease in same system direct operating expenses and a $976,000 increase attributable to the system acquired effective September 1, 1996; and

   o a $489,000 or 15% increase in New England cable operating expenses due primarily to increases in programming costs associated with the new combined service packages.

     As a result of these factors, incentive compensation which is calculated from increases in pro forma location cash flow increased by approximately $457,000 or 87% for the year ended December 31, 1996, as compared to the same period in 1995.

     Corporate expenses increased by $65,000 or 5% for the year ended December 31, 1996, as compared to the same period in 1995 primarily due to the initiation of public reporting requirements.

     Depreciation and amortization expense increased by approximately $3.3 million or 38% for the year ended December 31, 1996, as compared to the same period in 1995 as the Company increased its fixed and intangible assets as a result of five completed acquisitions during 1996. As a result of these factors, income from operations increased by approximately $2.2 million for the year ended December 31, 1996, as compared to the same period in 1995.

     Interest expense increased by approximately $3.6 million or 42% for the year ended December 31, 1996, as compared to the same period in 1995 as a result of a combination of the Company's issuance of $85 million of senior subordinated notes on July 7, 1995 and an increase in debt associated with the Company's 1996 acquisitions. A portion of the proceeds from the issuance of the senior subordinated notes was used to retire floating debt on which the effective interest rate was lower than the 12.5% interest rate under the notes. The notes, however, have more favorable terms such as no requirement for principal repayment, subject to certain conditions, until the end of the term.

     The Company reported a net loss of approximately $10.0 million for the year ended December 31, 1996, as compared to net income of approximately $2.0 million for the same period in 1995. The $12.0 million change was the net result of an increase in income from operations of approximately $2.2 million, an increase in interest expense of $3.6 million, a decrease in extraordinary items of $10.5 million from extinguishment of debt, a decrease in the provision for income taxes of $150,000 and an increase in other expenses of approximately $265,000.

Liquidity and Capital Resources

     The Company's primary sources of liquidity have been the net cash provided by its DBS, TV and cable operations, credit available under its credit facilities and proceeds from public and private offerings. The Company's principal use of its cash has been to fund acquisitions, to meet debt service obligations, to fund investment in its broadcast and cable technical facilities and to fund DBS subscriber acquisition costs.

     Pre-marketing cash flow increased by approximately $21.6 million or 106% for the nine months ended September 30, 1998, as compared to the same period in 1997. Pre-marketing cash flow increased as a result of:

   o a $22.0 million or 298% increase in DBS pre-marketing cash flow of which $2.6 million or 12% was due to an increase in same territory pre-marketing cash flow and $19.4 million or 88% was attributable to territories acquired in 1997 and 1998;

   o a $119,000 or 2% decrease in TV location cash flow as the net result of a $184,000 or 3% increase in same station location cash flow and a $303,000 decrease attributable to the three new stations launched in August 1997, October 1997 and July 1998; and

   o a $298,000 or 5% decrease in cable location cash flow which was the net result of a $312,000 or 9% increase in Puerto Rico same system location cash flow, a $67,000 reduction due to the sale of the Company's New Hampshire cable system effective January 31, 1997 and a $543,000 reduction due to the sale of the Company's remaining New England cable systems effective July 1, 1998.

     During the nine months ended September 30, 1998, $44.0 million of cash on hand, together with $30.1 million of proceeds from the sale of the Company's remaining New England cable systems, $3.3 million of cash acquired from acquisitions and $84.7 million of net cash provided by the Company's financing activities, was used to fund operating activities of approximately $15.5 million and other investing activities of $107.6 million. Investing activities, net of cash acquired from acquisitions and proceeds from the sale of the New England cable systems, consisted of:

     o the acquisition of DBS assets from 20 independent DIRECTV providers during the first three quarters of 1998 for approximately $89.9 million,

     o broadcast television transmitter, tower and facility upgrades totaling approximately $3.2 million,

     o payments of programming rights amounting to $1.6 million,

     o capitalized costs relating to the DTS Acquisition of $4.3 million, and

     o maintenance and other capital expenditures and intangibles totaling approximately $8.7 million.

     Financing activities consisted of

     o the repayment of approximately $5.9 million of long-term debt and capital leases,

     o net borrowings on bank credit facilities totaling $81.3 million, and

     o net restricted cash draws of approximately $9.3 million for interest payments.

     As of September 30, 1998, cash on hand amounted to $39.1 million plus restricted cash of $19.7 million. Additionally, we had $81.5 million drawn and standby letters of credit of $44.4 million on the $180.0 million PM&C credit facility. Additionally, there was $29.3 million drawn and stand by letters of credit of $27.6 million on the $90.0 million DTS credit facility.

     Pre-marketing cash flow increased by $13.0 million or 74% for the year ended December 31, 1997, as compared to the same period in 1996. Pre-marketing cash flow increased as a result of:

     o a $10.7 million or 705% increase in DBS pre-marketing cash flow of which $1.0 million or 10% was due to an increase in same territory pre-marketing cash flow and $9.7 million or 90% was attributable to territories acquired subsequent to the third quarter of 1996;

     o a $649,000 or 6% increase in TV location cash flow as the net result of a $1.3 million or 17% increase in same station location cash flow, a $343,000 decrease attributable to stations acquired in the first quarter of 1996, and a $361,000 decrease attributable to the two new stations launched on August 1997 and October 1997; and

     o a $1.7 million or 27% increase in cable location cash flow which was the net result of a $646,000 or 14% increase in same system location cash flow, a $1.7 million increase due to the system acquired effective September 1, 1996, and a $703,000 reduction due to the sale of the Company's New Hampshire cable system effective January 31, 1997.

     During the year ended December 31, 1997, net cash provided by operating activities was approximately $8.5 million, which together with $8.6 million of cash on hand, $6.9 million of net proceeds from the sale of the New Hampshire cable system and $169.1 million of net cash provided by the Company's financing activities was used to fund other investing activities totaling $149.1 million. Financing activities consisted of raising $95.8 million in net proceeds from the Company's preferred stock offering in January 1997 and $111.0 million in net proceeds from the Company's offering of senior notes in October 1997, borrowing $94.2 million under a former bank credit facility, repayment of all $94.2 million of that indebtedness and $29.6 million of indebtedness under a still earlier credit facility, net repayment of approximately $657,000 of other long-term debt, placing $1.2 million in restricted cash to collateralize a letter of credit and the incurrence of approximately $6.2 million in debt issuance costs associated with various credit facilities. Investing activities, net of the proceeds from the sale of the New Hampshire cable system, consisted of:

     o the acquisition of DBS assets from 25 independent DIRECTV providers during the first quarter of 1997, for approximately $133.6 million;

     o broadcast television transmitter, tower and facility constructions and upgrades totaling approximately $5.8 million;

     o the interconnection and expansion of the Puerto Rico cable systems amounting to approximately $1.8 million;

     o payments of programming rights amounting to $2.6 million; and

     o maintenance and other capital expenditures and intangibles totaling approximately $5.4 million.

     Location cash flow increased by $6.0 million or 55% for the year ended December 31, 1996, as compared to the same period in 1995, as a result of:

     o a $781,000 or 868% increase in DBS location cash flow of which $312,000 or 40% was due to an increase in same territory location cash flow and $469,000 or 60% was due to an increase attributable to the territories acquired in the fourth quarter of 1996;

     o a $3.7 million or 62% increase in TV location cash flow of which $1.6 million or 42% was due to an increase in same station location cash flow and $2.1 million or 58% was due to an increase attributable to stations acquired in the first quarter of 1996;

     o a $1.1 million or 72% increase in Puerto Rico cable location cash flow of which $126,000 or 11% was due to an increase in same system location cash flow and $998,000 or 89% was due to the system acquired effective September 1, 1996;

     o a $375,000 or 11% increase in New England cable location cash flow; and

     During the year ended December 31, 1996, net cash provided by operating activities was approximately $3.1 million, which together with $12.0 million of cash on hand, $9.9 million of restricted cash and $74.7 million of net cash provided by the Company's financing activities was used to fund investing activities totaling $81.2 million. Investment activities consisted of:

     o the Portland, Maine and Tallahassee, Florida TV acquisitions for approximately $16.6 million;

     o the San German, Puerto Rico cable acquisition for approximately $26.0 million;

     o the acquisition of DBS assets from two independent DIRECTV providers during the third quarter of 1996, for approximately $29.9 million;

     o the purchase of a New England cable office facility and headend facility for $201,000;

     o the fiber upgrade in the cable system amounting to $323,000;

     o the purchase of DIRECTV system units used as rental and lease units amounting to $832,000;

     o payments of programming rights amounting to $1.8 million; and

     o maintenance and other capital expenditures and intangibles totaling approximately $6.7 million.

     During the year ended December 31, 1995, net cash provided by operations was approximately $5.8 million, which together with $1.4 million of cash on hand and $10.9 million of net cash provided by the Company's financing activities was used to fund a $12.5 million distribution to Pegasus' parent and to fund investing activities totaling $6.1 million. Investment activities consisted of:

     o the final payment of the deferred purchase price for the Company's New England DBS rights of approximately $1.9 million;

     o the purchase of a new WDSI studio and office facility for $520,000;

     o the purchase of a LIBOR cap for $300,000;

     o the purchase of DIRECTV system units used as rental and lease units for $157,000;

     o payments of programming rights amounting to $1.2 million; and

     o maintenance and other capital expenditures and intangibles totaling approximately $1.9 million.


Financings

     Pegasus Media & Communications, Inc. (PM&C) completed an $85.0 million Notes offering on July 7, 1995. The Notes were sold at a $4.0 million discount. The proceeds from the Notes offering, together with cash on hand, were used to
(i) repay approximately $38.6 million in loans and other obligations, (ii) repurchase $25.6 million of notes for approximately $13.0 million, which resulted in a $10.2 million extraordinary gain net of expenses, (iii) make a $12.5 million distribution to its parent, (iv) escrow $9.7 million for the purpose of paying interest on the Notes, (v) pay $3.3 million in fees and expenses, and (vi) fund $8.8 million of the cash portion of the purchase price of an acquisition.

     During July 1995, PM&C entered into a credit facility in the amount of $10.0 million. This credit facility was retired in August 1996 from borrowings under the 1996 PM&C credit facility.

     In 1996, PM&C entered into a credit facility which provided for borrowings up to $50.0 million. This credit facility was retired in December 1997 from borrowings under the 1997 PM&C Credit facility.

     In 1996, DTS entered into a credit facility which provides for borrowings up to $90.0 million. Approximately $50.4 million was outstanding as of January 15, 1999. The credit facility expires in July 2003.

     On October 8, 1996, the Company completed its initial public offering in which it sold 3,000,000 shares of its Class A Common Stock to the public at a price of $14.00 per share resulting in net proceeds to the Company of approximately $38.1 million. The Company applied the net proceeds from the initial public offering as follows: (i) $29.9 million for the payment of the cash portion of the purchase price of DBS assets from two independent providers of DIRECTV services during the third quarter of 1996 and (ii) other payments in connection with certain other acquisitions and the repayment of indebtedness.

     On January 27, 1997, the Company completed an offering in which it sold 100,000 units, consisting of 100,000 shares of 12.75% Series A Cumulative Exchangeable Preferred Stock and 100,000 Warrants to purchase 193,600 shares of Class A Common Stock. This offering resulted in net proceeds to the Company of $95.8 million. The Company applied the net proceeds from the offering as follows: (i) $30.1 million to the repayment of all outstanding indebtedness under the 1996 PM&C Credit Facility and expenses related to it, and (ii) $56.5 million for the payment of the cash portion of the purchase price in the acquisition of DBS assets from nine independent DIRECTV providers. The remaining net proceeds were used for working capital, general corporate purposes and to finance other acquisitions.

     On July 9, 1997, Pegasus Satellite Holdings, Inc. entered into a $130.0 million credit facility, which was collateralized by substantially all of the assets of PSH and its subsidiaries. The facility consisted of a $40.0 million seven-year senior term loan and a $90.0 million six-year senior revolving credit facility. On October 21, 1997, outstanding balances under the credit facility were repaid from the proceeds of the offering of Senior Notes discussed below and commitments under the PSH credit facility were terminated. Deferred financing fees relating to the $130.0 million revolving credit facility were written off, resulting in an extraordinary loss of $1.2 million on the refinancing transaction.

     On October 21, 1997, the Company completed an offering in which it sold $115.0 million of 9.625% Series A Senior Notes, resulting in net proceeds to the Company of approximately $111.0 million. The Company applied the net proceeds from the offering as follows: (i) $94.2 million to the repayment of all outstanding indebtedness under the PSH credit facility, and (ii) $16.8 million for the payment of the cash portion of the purchase price for the acquisition of DBS assets from various independent DIRECTV providers.

     On December 10, 1997, PM&C entered into a credit facility. The credit facility is a $180.0 million six-year, collateralized, reducing revolving credit facility. Borrowings under the credit facility are available for acquisitions, subject to the approval of the lenders in certain circumstances, working capital, capital expenditures and for general corporate purposes. Approximately $27.5 million was outstanding as of January 15, 1999. The credit facility expires in December 2003.

     On November 30, 1998, the Company completed the $100.0 million 9 3/4% Senior Notes offering due 2006, resulting in proceeds to the Company of approximately $96.6 million. The Company applied $64.7 million of the net proceeds to pay down indebtedness under the PM&C credit facility and $31.9 million to the cash portion of certain completed DBS acquisitions.

     The Company believes that it has adequate resources to meet its working capital, maintenance capital expenditure and debt service obligations. However, the Company is highly leveraged and our ability in the future to repay our existing indebtedness will depend upon the success of our business strategy, prevailing economic conditions, regulatory matters, levels of interest rates and financial, business and other factors that are beyond our control. We cannot assure you that we will be able to generate the substantial increases in cash flow from operations that we will need to meet the obligations under our indebtedness. Furthermore, our agreements with respect to our indebtedness, including the indentures governing our publicly held debt securities and our two credit facilities, as well as the terms of our publicly held preferred stock, contain numerous covenants that, among other things, restrict our ability to pay dividends and make certain other payments and investments, borrow additional funds, create liens and to sell our assets. Failing to make debt payments or comply with our covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

     The Company closely monitors conditions in the capital markets to identify opportunities for the effective and prudent use of financial leverage. In financing its future expansion and acquisition requirements, the Company would expect to avail itself of such opportunities and thereby increase its indebtedness, which could result in increased debt service requirements. There can be no assurance that such debt financing can be completed on terms satisfactory to the Company or at all. The Company may also issue additional equity to fund its future expansion and acquisition requirements.


Capital Expenditures

     For the nine months ended September 30, 1998, the Company's capital expenditures totalled $6.2 million. The Company expects recurring renewal and refurbishment capital expenditures to total approximately $2.0 million in 1998 and on a recurring basis. In addition to these maintenance capital expenditures, the Company's 1998 capital projects include:

     o DBS facility upgrades of approximately $1.0 million, and

     o approximately $4.5 million of TV expenditures for broadcast television transmitter, tower and facility constructions and upgrades. The Company commenced the programming of four new TV stations, WPME in August 1997, WGFL in October 1997, WFXU in July 1998 and WSWB in November 1998 and its plans are to commence programming of an additional station in the first half of 1999. There can be no assurance that the Company's capital expenditure plans will not change in the future.

Year 2000

     The term "year 2000 issue" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other equipment as the Year 2000 approaches and is reached. These problems generally arise from the fact that most computer hardware and software have historically used only two digits to identify the year in a date, often resulting in the computer failing to distinguish dates in the "2000's" from dates in the "1900's." These problems may also arise from additional sources, such as the use of special codes and conventions in software utilizing the date field.

     The Company has reviewed all of its systems as to the year 2000 issue. The Company's primary focus has been on its own internal systems. The Company has in the past three years replaced or upgraded, or is in the process of replacing or upgrading, all of its TV traffic systems, cable billing systems and corporate accounting systems. All of these new systems are expected to be in place by March 31, 1999. However, if any necessary changes are not made or completed in a timely fashion or unanticipated problems arise, the year 2000 issue may take longer for the Company to address and may have a material impact on the Company's financial condition and its results of operations.

     The Company relies on outside vendors for the operation of its DBS satellite control and billing systems, including DIRECTV, the NRTC and their respective vendors. The Company has established a policy to ensure that these vendors are currently in compliance with the year 2000 issue or have a plan in place to be in compliance with the year 2000 issue by the first quarter of 1999. In addition, the Company has had initial communications with certain of its other significant suppliers, distributors, financial institutions, lessors and parties with which it conducts business to evaluate their year 2000 compliance plans and state of readiness and to determine the extent to which the Company's systems may be affected by the failure of others to remediate their own year 2000 issues. To date, however, the Company has received only preliminary feedback from such parties and has not independently confirmed any information received from other parties with respect to the year 2000 issue. As such, there can be no assurance that such other parties will complete their year 2000 conversion in a timely fashion or will not suffer a year 2000 business disruption that may adversely affect the Company's financial condition and its results of operations.

     Because the Company's year 2000 conversion is expected to be completed prior to any potential disruption to the Company's business, the Company has not yet completed the development of a comprehensive year 2000-specific contingency plan. However, as part of its year 2000 contingency planning effort, information received from external sources is examined for date integrity before being brought into the Company's internal systems. If the Company determines that its business or a segment thereof is at material risk of disruption due to the year 2000 issue or anticipates that its year 2000 conversion will not be completed in a timely fashion, the Company will work to enhance its contingency plan. Costs to date relating to the year
2000 issue amounted to approximately $150,000. Costs to be incurred beyond September 30, 1998, relating to the year 2000 issue are expected to be approximately $200,000.

Dividend Policy

     As a holding company, Pegasus' ability to pay dividends is dependent upon the receipt of dividends from its direct and indirect subsidiaries. Credit facilities and publicly held debt securities of Pegasus' principal subsidiaries restrict them from paying dividends to Pegasus. In addition, Pegasus' ability to pay dividends and Pegasus' and its subsidiaries' ability to incur indebtedness are subject to certain restrictions contained in Pegasus' and its subsidiaries' credit facilities and publicly held debt securities and in Pegasus' Series A Preferred Stock.


Seasonality

     The Company's revenues vary throughout the year. As is typical in the broadcast television industry, the Company's first quarter generally produces the lowest revenues for the year and the fourth quarter generally produces the highest revenues for the year. The Company's operating results in any period may be affected by the incurrence of advertising and promotion expenses that do not necessarily produce commensurate revenues in the short-term until the impact of such advertising and promotion is realized in future periods.


Inflation

     The Company believes that inflation has not been a material factor affecting the Company's business. In general, the Company's revenues and expenses are impacted to the same extent by inflation. A majority of the Company's indebtedness bears interest at a fixed rate.


Effects of Recently Issued Accounting Standards

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement table that is displayed with the same prominence as other financial statements. SFAS 131 requires that all public business enterprises report information about operating segments, as well as specific revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. These new standards, which are effective for the fiscal year ending December 31, 1998, will not have a significant effect on the Company.

     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 132, "Employers Disclosures about Pensions and Other Postretirement Benefits." In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Management has reviewed the provisions of SFAS No. 132 and SFAS No.133 and the implementation of these standards is not expected to have any significant effect on its consolidated financial statements.



                                  THE COMPANY

     In this section we give a brief overview of our business, focusing particularly on our DBS business. To learn more detail about our business, you should read the description in our most recent Form 10-K report filed with the SEC, which we have incorporated by reference in this prospectus. To obtain a copy of our SEC filings, please refer to the section entitled "Where You Can Find More Information."


                                    Pegasus

     Pegasus Communications Corporation is:

    o The largest independent provider of DIRECTV(R) with 455,000 subscribers at December 31, 1998. We have the exclusive right to distribute DIRECTV digital broadcast satellite services to over 4.83 million rural households in 36 states. We distribute DIRECTV through the Pegasus retail network, a network of approximately 2,000 independent retailers.

    o The owner or programmer of nine TV stations affiliated with either Fox, UPN or the WB and the owner of a large cable system in Puerto Rico serving approximately 50,000 subscribers.

    o One of the fastest growing media companies in the United States. We have increased our revenues at a compound growth rate of 100% per annum since our inception in 1991.

DBS

     The introduction of DBS receivers (DBS is the industry's abbreviation of "direct broadcast satellite" services) is widely regarded as the most successful introduction of a consumer electronics product in U.S. history, surpassing the rollout of color televisions, VCRs and compact disc players. According to a recent Paul Kagan study, in 1998 DBS was the fastest growing multi-channel television service in the country, capturing almost 2 out of every 3 new subscribers to those services. There are currently three nationally branded DBS programming services: DIRECTV, Primestar and EchoStar. At December 31, 1998, there were 8.7 million DBS subscribers in the United States:

    o 4.5 million DIRECTV subscribers, including approximately 3.55 million subscribers served by DIRECTV itself, 455,000 subscribers served by Pegasus and 500,000 subscribers served by the approximately 100 other DIRECTV rural affiliates.

     o 2.3 million Primestar subscribers.

     o 1.9 million EchoStar subscribers.

     All three DBS programming services are digital satellite services, and therefore require that a subscriber install a satellite receiving antenna or dish and a digital receiver. DIRECTV and EchoStar are "high power" DBS services and require a satellite dish of approximately 18 inches in diameter that may be installed by the consumer without professional assistance. Primestar is a "medium power" DBS service and requires a dish of approximately 36 inches in diameter that generally must be professionally installed. The market shares of DIRECTV, Primestar and Echostar among all DBS subscribers nationally are currently 52%, 26% and 22%, respectively. The Carmel Group has estimated that the number of DBS subscribers will grow to 21.1 million by 2003. As described below under "-- Recent DBS Developments," DIRECTV has announced an agreement to acquire Primestar's business.

DIRECTV

     DIRECTV is a service of Hughes Electronics, a subsidiary of General Motors Corporation. After completing its announced acquisition of United States Satellite Broadcasting, Inc. and Primestar described below, DIRECTV will offer in excess of 200 channels of near laser disc quality video and CD quality audio programming. DIRECTV currently transmits via three high-power Ku band satellites and has announced its intention to launch a fourth Ku band satellite in the third quarter of this year. We believe that DIRECTV's extensive line-up of cable networks, pay-per-view movies and events and sports packages, including the exclusive "NFL Sunday Ticket," have enabled DIRECTV to capture a majority market share of existing DBS subscribers and will continue to drive strong subscriber growth for DIRECTV DBS services in the future. DIRECTV added 1.2 million new subscribers in 1998, which was a greater increase than any other DBS provider and accounted for approximately 48% of all new DBS subscribers in that year.


DIRECTV Rural Affiliates

     Prior to the launch of DIRECTV's DBS programming service, Hughes entered into an agreement with the National Rural Telecommunications Cooperative authorizing the NRTC to offer its members and associates the opportunity to acquire exclusive rights to distribute DIRECTV programming services in rural areas of the United States. (The NRTC is a cooperative organization whose members and associates are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States.) Approximately 250 NRTC members and associates acquired such exclusive rights, thereby becoming DIRECTV "rural affiliates." The DIRECTV exclusive territories acquired by DIRECTV's rural affiliates include approximately 9 million rural households. Pegasus was the largest of the original DIRECTV rural affiliates, acquiring a DIRECTV exclusive territory of approximately 500,000 homes in four New England states. Since 1996 we have increased our DIRECTV exclusive territories to more than 4.83 million homes through the completed or pending acquisitions of 81 other DIRECTV rural affiliates, including acquisitions on Digital Television Services, Inc., with which we merged in 1998.

Pegasus Rural Focus and Strategy

     We believe that DBS and other digital satellite services will achieve disproportionately greater consumer acceptance in rural areas than in metropolitan areas. DBS services have already achieved a penetration of more than 17% in rural areas of the United States, as compared to approximately 5% in metropolitan areas.

     Our long-term goal is to become an integrated provider of DBS and other digital satellite services for the 76 million people, 30 million homes and 3 million businesses located in rural areas of the United States. To accomplish our goal, we are pursuing the following strategy:

    o Continue to Grow Our Rural Subscriber Base by Aggressively Marketing
      DIRECTV: Pegasus currently serves in excess of 455,000 DIRECTV subscribers, which represents a penetration of approximately 10%. We estimate that we have a 55% share of all DBS subscribers in our DIRECTV exclusive territories and that the remaining DBS subscribers are shared approximately equally between Primestar and EchoStar. Our rate of growth has accelerated as we have increased our scale and expanded the Pegasus retail network.

    o Continue to Acquire Other DIRECTV Rural Affiliates: We currently own approximately 55% of the DIRECTV exclusive territories held by DIRECTV's rural affiliates. We have had an excellent track record of acquiring DIRECTV rural affiliates and believe that we have a competitive advantage in acquiring additional DIRECTV rural affiliates due to our position as the largest DIRECTV rural affiliate, our access to the capital markets and our strong reputation in the DBS industry. We will continue to pursue our strategy of acquiring other DIRECTV rural affiliates.

    o Continue to Develop the Pegasus Retail Network: We have established the Pegasus retail network in order to distribute DIRECTV in our DIRECTV exclusive territories. Our consolidation of DIRECTV's rural affiliates has enabled us to expand the Pegasus retail network to 2,000 independent retailers in 36 states. We believe that the Pegasus retail network is one of the few sales and distribution channels for digital satellite services with broad and effective reach in rural areas of the U.S. We intend to further expand the Pegasus retail network in order to increase the penetration of DIRECTV in rural areas and to enable us to distribute additional digital satellite services that will complement our distribution of DIRECTV.

    o Generate Future Growth By Bundling Additional Digital Satellite Services with DIRECTV: We believe that new digital satellite services, such as digital audio services, broadband multimedia services and mobile satellite services, will be introduced to consumers and businesses in the next five years. We believe that these services, like DBS, will achieve disproportionate success in rural areas. However, we believe that because there are limited sales and distribution channels in rural areas, new digital satellite service providers will confront the same difficulties that DBS service providers have encountered in establishing broad distribution in rural areas, as compared to metropolitan areas. We believe that the Pegasus retail network will enable us to establish relationships with digital satellite service providers that will position us to capitalize on these new opportunities.

Satellite Services in Rural Areas

     Rural areas include approximately 85% of the total landmass of the continental United States and have an average home density of less than 12 homes per square mile. Because the cost of building (or rebuilding) a cable system is generally inversely proportional to home density and the cost of providing satellite service is not, satellite services have strong cost advantages over cable in rural areas.

     There are approximately 76 million people, 30 million households and 3 million businesses located in rural areas of the United States. Annual household income in rural areas totaled over $1.1 trillion in 1997, an average of approximately $38,000 per household. Rural areas therefore represent a large and attractive market for DBS and other digital satellite services. Approximately 65% of all U.S. DBS subscribers reside in rural areas. It is likely that future digital satellite services, such as soon to be launched digital audio services and satellite broadband multimedia services, will also achieve disproportionate success in rural areas as compared to metropolitan areas.

     It is difficult, however, for satellite and other service providers to establish sales and distribution channels in rural areas. In contrast to metropolitan areas, where there are many strong national retail chains, few national retailers have a presence in rural areas. Most retailers in rural areas are independently owned and have only one or two store locations. For these reasons, satellite providers seeking to establish broad and effective rural distribution have limited alternatives:

    o They may seek to distribute their services through one of the few national retailers, such as Radio Shack or Wal-Mart, that have a strong retail presence in rural areas.

    o They may seek to establish direct sales channels in rural areas, as Primestar initially sought to do through its cable partners.

    o They may seek to distribute through national networks of independent retailers serving rural areas, such as have been established by EchoStar and by Pegasus.

Consolidation of DIRECTV Rural Affiliates

     When DIRECTV was launched in 1994, approximately 95% of the DIRECTV rural affiliate exclusive territories were held by small DIRECTV rural affiliates. In 1996, Pegasus made its first acquisition of another DIRECTV rural affiliate, thereby beginning a process of consolidation that has significantly changed the composition of DIRECTV's rural affiliates. Since 1996, approximately 150 DIRECTV rural affiliates have been acquired by Pegasus, Digital Television Services (which merged with Pegasus in 1998) or Golden Sky Systems. Today, Pegasus represents 55% of the DIRECTV exclusive territories held by DIRECTV's rural affiliates, Golden Sky holds 19%, and the approximately 100 remaining rural affiliates total 26%. Pegasus believes that consolidation among DIRECTV's rural affiliates will continue.

     Upon completion of our pending acquisitions, we will distribute DIRECTV in the following DIRECTV exclusive territories:

    Exclusive        Total      Homes Not
     DIRECTV        Homes in    Passed by       Total
    Territory      Territory      Cable      Subscribers    Penetration
-------------------------------------------------------------------------
Northeast            751,745      182,245       64,427          8.6%
Central            1,163,510      287,306      103,214          8.9%
Southeast            993,379      343,805       97,356          9.8%
Midwest              612,579      183,098       64,729         10.6%
Central Plains       375,410       73,516       28,665          7.6%
Texas                465,835      150,987       49,043         10.5%
Southwest            322,438       57,028       31,841          9.9%
Northwest            143,754       56,726       15,345         10.7%
   Total           4,828,650    1,334,711      454,620          9.4%
-------------------------------------------------------------------------

Total homes in territory and homes not passed by cable are based on estimates of primary residences by Claritas, Inc.


The Pegasus Retail Network

     The Pegasus retail network is a network of 2,000 independent satellite, consumer electronics and other retailers serving rural areas. We began the development of the Pegasus retail network in 1995 in order to distribute DIRECTV in our original DIRECTV exclusive territories in New England. Our acquisitions of DIRECTV rural affiliates since 1996 (including, most importantly, our merger with Digital Television Services, Inc. in 1998) have enabled us to expand the Pegasus retail network into 36 states. Today, the Pegasus retail network is one of the few sales and distribution channels available to digital satellite service providers seeking broad and effective distribution in rural areas throughout the continental United States.

    We believe that the national reach of the Pegasus retail network has positioned us to:

    o Improve the penetration of DIRECTV in DIRECTV exclusive territories that we now own or that we may acquire by from other DIRECTV rural affiliates.

    o Assist DIRECTV in improving DIRECTV's DBS market share in rural areas outside of the DIRECTV exclusive territories held by DIRECTV rural affiliates.

    o Offer providers of new digital satellite services (such as the soon to be launched digital audio and broadband multimedia satellite services) an effective and convenient means for reaching the approximately 30% of America's population that live and work in rural areas.

Recent DBS Developments

     Three important events have occurred recently in the DBS industry.

     DIRECTV/Hughes Acquisition of USSB. In December 1998, Hughes Electronics Corporation, the parent company of DIRECTV, announced that it had reached an agreement with United States Satellite Broadcasting Company, Inc. to acquire USSB's business and assets for approximately $1.3 billion in cash and stock. The transaction will enable DIRECTV to add such premium networks as multichannel HBO, Cinemax and Showtime. We expect these added offerings to increase DIRECTV's appeal to consumers and drive subscriber growth. DIRECTV and USSB have said that they expect the transaction to close in the first half of this year. It is subject to review and approval by the Department of Justice and the Federal Communications Commission and other conditions.

 DIRECTV/Hughes Acquisition of Primestar. In January 1999, Hughes announced that it reached agreement with Primestar, Inc. to acquire Primestar's medium-power DBS business and rights to acquire certain high power DBS satellite assets in two transactions valued at approximately $1.82 billion. DIRECTV has stated that it intends to operate Primestar's medium power business for approximately two years, during which time it will transition Primestar's approximately 2.3 million subscribers to the high power DIRECTV service. DIRECTV has also said it expects that its acquisition of the new high power DBS assets associated with the Primestar transaction along with its pending acquisition of the high power USSB assets will enable DIRECTV to offer more than 370 entertainment channels, almost twice its current channel capacity. If the Primestar and USSB transactions are consummated, we expect that DIRECTV and EchoStar will be the only providers of DBS services. The Primestar transactions are subject to approval of the Federal Communications Commission (with respect to the high power DBS assets only) and antitrust agencies and other conditions. We estimate that there are between 200,000 and 250,000 Primestar subscribers in our DIRECTV exclusive territories. (Our estimate is based on DIRECTV's estimate of the proportion of Primestar subscribers in the exclusive territories of DIRECTV rural affiliates and our proportionate ownership of those territories.) We are still evaluating the effects of the Primestar transactions on our business.

     EchoStar-News Corporation-MCI Settlement. In November 1998, EchoStar Communications Corporation, News Corporation, MCI and certain other parties reached an agreement for the transfer to EchoStar of a license to operate a high-power DBS business at the 110o west longitude orbital location and certain other DBS assets in exchange for shares of EchoStar. EchoStar already operates a DBS business at the 119o west longitude orbital location. The agreement with News Corporation and MCI has been approved by the Department of Justice and is pending approval of the Federal Communications Commission. EchoStar plans to launch satellites for operation at the 110o west longitude orbital slot in 1999. This transaction could increase EchoStar's competitive position relative to DIRECTV. See "Risk Factors -- Other Risks of Our Business -- We Face Significant
Competition: the Competition Landscape Changes Constantly." We believe that the EchoStar/News Corporation/MCI settlement will be positive for the DBS industry and will help increase DBS' competitive position vis-a-vis cable.

Pegasus' Cable and TV Businesses

     We own and operate a cable system serving areas of western and southwestern Puerto Rico, and are acquiring a contiguous system serving areas of northwestern Puerto Rico. The combined systems will hold franchises for communities representing almost 20% of Puerto Rico, will pass in excess of 170,000 homes and will serve approximately 50,000 subscribers. Our strategy in cable is to increase our penetration by adding Spanish language networks, locally originated programming and Internet access and other broadband and telecommunications services.

     Other cable operators serving Puerto Rico include Century Communications serving San Juan and surrounding areas, TCI International (recently merged with Liberty Communications, a subsidiary of TCI) serving eastern and northern Puerto Rico, and an independent system serving Ponce. Century has recently announced that it is considering "strategic alternatives," including a possible sale of its assets. We believe that it is possible that other strategic transactions may soon occur involving other cable operators in Puerto Rico or that consolidation may occur among some or all of Puerto Rico's cable operators.

     We currently own or program nine broadcast television stations in six Nielsen designated market areas. We own five of these stations and program four others pursuant to local marketing agreements which authorize us to program the stations and to sell advertising spots in the programming aired on them. Our TV stations are affiliated with Fox, UPN and the WB. Our operating strategy in TV focuses on developing strong local sales organizations, improving our programming, promotion and technical facilities, and maintaining careful control over operating costs.

We have affiliated with Fox, UPN and the WB because we believe that their audience ratings will continue to grow and that continued audience growth will enable our TV stations to significantly increase their market shares.

Recent Pegasus Developments


     Completed DBS Acquisitions

     During the fourth quarter of 1998 and the first quarter of 1999, we made ten acquisitions from independent DIRECTV providers of rights to provide DIRECTV programming in rural areas of New Mexico, Oklahoma, South Dakota, West Virginia, Colorado, Illinois, Minnesota and Texas. These territories include, in the aggregate, approximately 149,000 television households (including approximately 6,800 seasonal residences and 13,000 business locations), and approximately 14,250 subscribers. The aggregate consideration paid for these acquisitions was approximately $26.8 million in cash and $1.25 million in promissory notes.


     Pending DBS Acquisitions

     As of the date of this prospectus, we have entered into letters of intent or definitive agreements to acquire DIRECTV distribution rights in rural areas of Colorado, Indiana, Minnesota, and Ohio. These territories include approximately 264,000 television households (including approximately 11,500 seasonal residences and 23,000 business locations) and approximately 15,350 subscribers. In the aggregate, the consideration for the pending DBS acquisitions is $28.9 million in cash, and $3.1 million in promissory notes and assumed liabilities. The closings of these acquisitions are subject to the negotiation of definitive agreements, third party approvals and other customary conditions. We believe, but cannot assure you, that these conditions will be satisfied. See "Risk Factors -- Other Risks of Our Business -- Our Acquisition Strategy Creates a Variety of Risks."

      Pending Cable Acquisition

     We have entered into an agreement to purchase a cable system serving Aguadilla, Puerto Rico and neighboring communities for a purchase price of approximately $42.0 million in cash. As of December 31, 1998, the Aguadilla cable system serves approximately 21,500 subscribers and passes approximately 81,300 of the 83,300 homes in the franchise area. The Aguadilla cable system is contiguous to our existing Puerto Rico cable system and, upon completion of the purchase, we intend to consolidate the Aguadilla cable system with our existing cable system. The closing of this acquisition is subject to third party approvals and other customary conditions. One of these conditions is that the Puerto Rico franchising authority will not impose greater burdens on us than it imposes on the present owner. We expect we will have to negotiate terms with the Puerto Rico authority. While we believe we will reach a satisfactory agreement, we cannot be sure. If we do, and the other conditions are met, we expect to close the acquisition in the first quarter of 1999. See "Risk Factors -- Other Risks of Our Business -- Our Acquisition Strategy Creates a Variety of Risks."

     Fox Affiliation Agreements


     Our network affiliation agreements with Fox Broadcasting Company will expire on January 30, 1999 (other than the affiliation agreement for television station WTLH, which is scheduled to expire on December 31, 2000). We have been informed by Fox that it is revising its form affiliation agreement. Pending completion of its revised form agreement, Fox has proposed entering into new agreements based on its current form with a 90-day rolling term. We believe that we will enter into new affiliation agreements on satisfactory terms, either before the existing agreements expire or during an agreed-upon extension. If we are mistaken in this belief, the loss of the ability to carry Fox programming could have a material and adverse effect on us. See "Risk Factors -- Risks of Our Broadcast Television Business -- We Depend on our Network Affiliations For Programming."

Legal and Other Proceedings

FCC Matters

     In connection with the pending license renewal application of television station WDBD, we have learned that there were a substantial number of violations at that station of the FCC's rule establishing limits on the amount of commercial material in programs directed to children. The FCC has options available to address violations of its rules ranging from a letter of admonishment to the revocation of a station license. We expect that the violations at television station WDBD will result in a monetary fine but not in revocation or nonrenewal of the station license. The FCC has not yet completed its review of the matter, however, so the outcome cannot be assured.

DBS Late Fee Litigation


     In November 1998 we were sued in Indiana for allegedly charging DBS subscribers excessive fees for late payments. The plaintiffs, who claim to represent a class consisting of residential DIRECTV customers in Indiana, seek unspecified damages for the purported class and modification of our late-fee policy. We are in the process of evaluating our response and are unable to estimate the amount involved or to determine whether this suit is material to our Company. Similar suits have been brought against DIRECTV and various cable operators in other parts of the United States.

                                  MANAGEMENT


Executive Officers and Directors

     Set forth below is certain information concerning the executive officers and directors of Pegasus.

                Name                    Age                          Position
                ----                    ---                          --------
Marshall W. Pagon (1) ..............    43     Chairman of the Board, President and Chief Executive
                                               Officer

Robert N. Verdecchio ...............    42     Senior Vice President, Chief Financial Officer, Treasurer,
                                               Assistant Secretary and Director

Ted S. Lodge .......................    42     Senior Vice President, Chief Administrative Officer,
                                               General Counsel and Secretary

Howard E. Verlin ...................    37     Vice President and Assistant Secretary

Nicholas A. Pagon ..................    42     Vice President

Michael C. Brooks (1) ..............    54     Director

Harry F. Hopper III (2) ............    45     Director

James J. McEntee, III (2) ..........    41     Director

Mary C. Metzger (1)(3) .............    53     Director

William P. Phoenix .................    41     Director

Riordon B. Smith (3) ...............    37     Director

Donald W. Weber (2)(3) .............    62     Director

------------
(1) Member of Nominating Commitee.
(2) Member of Compensation Commitee.
(3) Member of Audit Commitee.

     Marshall W. Pagon has served as President, Chief Executive Officer and Chairman of the Board of Pegasus since its incorporation, and served as Treasurer of Pegasus from its incorporation to June 1997. From 1991 to October 1994, when the assets of various affiliates of Pegasus Media & Communications, Inc. ("PM&C," the predecessor of Pegasus and now its subsidiary) principally limited partnerships that owned and operated the Company's TV and cable operations, were transferred to PM&C's subsidiaries, entities controlled by Mr. Pagon served as the general partners of these partnerships and conducted the business of the Company. Mr. Pagon's background includes over 18 years of experience in the media and communications industry. Mr. Pagon is the brother of Nicholas A. Pagon.

     Robert N. Verdecchio has served as Pegasus' Senior Vice President, Chief Financial Officer and Assistant Secretary since its inception and as Pegasus' Treasurer since June 1997. He has also served similar functions for PM&C's affiliates and predecessors in interest since 1990. Mr. Verdecchio has been a director of Pegasus and PM&C since December 18, 1997. Mr. Verdecchio is a certified public accountant and has over 13 years of experience in the media and communications industry.

     Ted S. Lodge has served as Senior Vice President, Chief Administrative Officer, General Counsel and Assistant Secretary of Pegasus since July 1, 1996. In June 1997, Mr. Lodge became Pegasus' Secretary. From June 1992 through June 1996, Mr. Lodge practiced law with the law firm of Lodge & Company. During that period, Mr. Lodge was engaged by the Company as its outside legal counsel in connection with various matters.

     Howard E. Verlin is a Vice President and Assistant Secretary of Pegasus (and was until June 1997 its Secretary) and is responsible for operating activities of the Company's DBS and cable subsidiaries, including supervision of their general managers. Mr. Verlin has served similar functions with respect to the Company's predecessors in interest and affiliates since 1987 and has over 15 years of experience in the media and communications industry.

     Nicholas A. Pagon has served as Vice President of Pegasus and Chief Executive Officer of its broadcast subsidiaries since November 1998 and is responsible for all broadcast television activities of the Company. From January to November 1998, Mr. Pagon served as President of Pegasus Development Corporation, a subsidiary of the Company. From 1990 through December 1998, Mr. Pagon was President of Wellspring Consulting, Inc., a telecommunications consulting business. Mr. Pagon is the brother of Marshall W. Pagon.

     Michael C. Brooks has been a director of the Company since April 27, 1998. From February 1997 until April 27, 1997, Mr. Brooks had been a director of Digital Television Services, Inc. He has been a general partner of J.H. Whitney & Co., a venture capital firm, since January 1985 and currently serves as Senior Partner. Mr. Brooks is also a director of SunGard Data Systems Inc., Nitinol Medical Technologies, Inc. and several private companies. Mr. Brooks is serving as a director of the Company as Whitney's designee to the Board of Directors.

     Harry F. Hopper III has been a director of the Company since April 27, 1998. From June 1996 until April 27, 1998, Mr. Hopper had been a director of Digital Television Services, Inc., or a manager of its predecessor, Digital Television Services, LLC. Mr. Hopper has been a Managing Director of Columbia Capital Corporation since January 1997. From January 1994 to January 1997, Mr. Hopper was a Senior Vice President of Columbia. From May 1990 to January 1994, he was an Executive Vice President of the corporate general partners of Bachtel Cellular Liquidity, LP and Paul S. Bachow Co-Investment Fund, LP. Mr. Hopper is serving as a Director of the Company as Columbia's designee to the Board of Directors.

     James J. McEntee, III has been a director of Pegasus since October 8, 1996. Mr. McEntee has been a member of the law firm of Lamb, Windle & McErlane, P.C. for the past six years and a principal of that law firm for the past five years.

     Mary C. Metzger has been a director of Pegasus since November 14, 1996. Ms. Metzger has been Chairman of Personalized Media Communications L.L.C. and its predecessor company, Personalized Media Communications Corp. since February 1989. Ms. Metzger has also been Managing Director of Video Technologies International, Inc. since June 1986.

     William P. Phoenix has been a director of the Company since June 17, 1998. He is a Managing Director of CIBC Oppenheimer Corp. and co-head of its Credit Capital Markets Group. Mr. Phoenix is also a member of CIBC Oppenheimer Corp.'s credit investment and risk committees. Prior to joining CIBC Oppenheimer Corp. in 1995, Mr. Phoenix had been a Managing Director of Canadian Imperial Bank of Commerce with management responsibilities for the bank's acquisition finance, mezzanine finance and loan workout and restructuring businesses. Mr. Phoenix joined Canadian Imperial Bank of Commerce in 1982. Mr. Phoenix is one of Marshall W. Pagon's designees to the Board of Directors pursuant to a voting agreement.

     Riordon B. Smith has been a director of the Company since April 27, 1998. From February 1997 until April 27, 1998, Mr. Smith had been a director of Digital Television Services, Inc., or a manager of its predecessor, Digital Television Services, LLC. Mr. Smith is a Senior Vice President of Fleet Private Equity Co., Inc., which he joined in 1990. Fleet Private Equity Co., Inc. is a private equity fund with an investment focus in media and information, telecommunications services, healthcare services, industrial manufacturing business services and consumer products and services. Mr. Smith is serving as a director of the Company as Chisholm Partners, III, L.P.'s designee to the Board of Directors.

     Donald W. Weber has been a director of Pegasus since its incorporation and a director of PM&C since November 1995. Until its acquisition by Pegasus in November 1997, Mr. Weber had been the President and Chief Executive Officer of ViewStar Entertainment Services, Inc., an NRTC associate that distributed DIRECTV services in North Georgia, since August 1993. From November 1991 through August 1993, Mr. Weber was a private investor and consultant to various communication companies. Prior to that time, Mr. Weber was President and Chief Executive Officer of Contel Corporation until its merger with GTE Corporation in 1991. Mr. Weber is currently a member of the boards of directors of Powertel, Inc. and Healthdyne Information Enterprises, Inc., which are publicly-traded companies.

     In connection with the acquisition of DIRECTV rights and related assets from Harron Communications Corp., Pegasus Communications Holdings, Inc., Pegasus' parent corporation, agreed to nominate a designee of Harron as a member of Pegasus' Board of Directors. Effective October 8, 1996, James J. McEntee, III, was appointed to Pegasus' Board of Directors as Harron's designee. Harron's right to designate a Board member terminated on October 8, 1998.


Executive Compensation

     The following table sets forth certain information for the Company's last three fiscal years concerning the compensation paid to the Chief Executive Officer and to each of the Company's most highly compensated officers, whose total annual salary and bonus for the fiscal year ended December 31, 1998 exceeded $100,000.

                                                                              Annual
                                                                         Compensation(1)
                                                                     ------------------------
           Name                        Principal Position            Year        Salary
           ----                        ------------------
Marshall W. Pagon ........  President and Chief Executive Officer    1998       $ 200,000
                                                                     1997       $ 200,000
                                                                     1996       $ 150,000
Robert N. Verdecchio .....  Senior Vice President and Chief          1998       $ 150,000
                            Financial Officer                        1997       $ 150,000
                                                                     1996       $ 125,000
Ted S. Lodge .............  Senior Vice President, Chief             1998       $ 150,000
                            Administrative Officer and General       1997       $ 150,000
                            Counsel                                  1996       $  75,000(5)
Howard E. Verlin .........  Vice President, Satellite and Cable      1998       $ 135,000
                            Television                               1997       $ 135,000
                                                                     1996       $ 100,000


                                   Long Term Compensation Awards
                            --------------------------------------------
                             Restricted    Securities
                                Stock      Underlying       All Other
           Name               Award(2)       Options     Compensation(3)
           ----
Marshall W. Pagon ........    $ 77,161       85,000        $  67,274(4)
                              $100,558       85,000        $  63,228(4)
                                    --           --        $  62,253(4)
Robert N. Verdecchio .....    $ 38,580       40,000        $  12,720
                              $ 50,279       40,000        $   9,500
                              $555,940           --        $   6,875
Ted S. Lodge .............    $ 30,864       60,000        $   9,263
                              $ 40,223       40,000        $   1,800
                                    --           --               --
Howard E. Verlin .........    $110,125       40,000        $   5,480
                              $100,558       40,000        $   1,685
                                    --           --        $   1,100

------------
(1) Prior to the consummation of the Company's initial public offering of common stock in October of 1996, the Company's executive officers never received any salary or bonus compensation from the Company. The salary amounts presented above for January 1, 1996 through October 8, 1996 were paid by an affiliate of the Company. After October 8, 1996, the Company's executive officers' salaries were paid by the Company. There are no employment agreements between the Company and its executive officers.

(2) Upon the Company's initial public offering in October of 1996 certain shares of Class B Common Stock were exchanged for shares of Class A Common Stock and distributed to certain members of management, including 38,807 shares of Class A Common Stock that were distributed to Mr. Verdecchio.

(3) Unless otherwise indicated, the amounts listed represent the Company's contributions under its 401(k) Plans.

(4) Of the amounts listed for Mr. Pagon for 1998, 1997 and 1996, $53,728, $53,728 and $53,728, respectively, represent the actuarial benefit to Mr. Pagon of premiums paid by the Company in connection with the split dollar agreement entered into by the Company with the trustees of insurance trust established by Mr. Pagon. See "Certain Relationships and Related Transactions -- Split Dollar Agreement." The remainder represents the Company's contributions under its 401(k) Plans.

(5) Mr. Lodge became an employee of the Company on July 1, 1996.

                             Option Grants in 1998
                          Potential Realizable Value

                                            % of Total
                                         Options Granted     Exercise
                              Options    to Employees in      Price      Expiration
            Name              Granted     Fiscal Year(1)    Per Share       Date         5%(2)          10%(2)
            ----              -------    ---------------    ---------      ------       -------        --------
Marshall W. Pagon .........   85,000          25.24%       $ 21.375       2-16-08     $1,142,623     $2,895,631
Robert N. Verdecchio ......   40,000          11.88%       $ 21.375       2-16-08     $  537,705     $1,362,650
Ted S. Lodge ..............   60,000          17.81%       $ 21.375       2-16-08     $  806,557     $2,043,975
Howard E. Verlin ..........   40,000          11.88%       $ 21.375       2-16-08     $  537,705     $1,362,650

------------
(1) The Company granted options to employees to purchase a total of 336,800 shares during 1998.

(2) These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date.

                    Aggregated Option Exercises in 1998 and
                          1998 Year-End Option Values

                                                           Number of Unexercised           Value of Unexercised
                                                             Options at Fiscal             In-the-Money Options
                                Shares                           Year End                 at Fiscal Year End(1)
                             Acquired on      Value    ------------------------------  -----------------------------
           Name                Exercise     Realized    Exercisable    Unexercisable    Exercisable    Unexercisable
           ----                --------     --------    -----------    -------------    -----------    -------------
Marshall W. Pagon ........       --           --          17,000          153,000         $239,020      $1,259,305
Robert N. Verdecchio .....       --           --           9,090           70,910         $127,805      $  581,995
Ted S. Lodge .............       --           --           9,090           90,910         $127,805      $  655,695
Howard E. Verlin .........       --           --           9,090           70,910         $127,805      $  581,995

------------
(1) In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option. The closing price of Pegasus' Class A Common Stock on December 31, 1998 was $25.06 per share.


Compensation of Directors

     Under Pegasus' By-Laws, each director is entitled to receive such compensation, if any, as may from time to time be fixed by the Board of Directors. Pegasus currently pays its directors who are not employees or officers of Pegasus an annual retainer of $10,000 plus $750 for each Board meeting attended in person, $350 for each meeting of a committee of the Board and $375 for each Board meeting held by telephone. Pegasus also reimburses each director for all reasonable expenses incurred in traveling to and from the place of each meeting of the Board or committee of the Board.

     On February 17, 1998, James J. McEntee, III, Mary C. Metzger, and Donald
W. Weber, who were then all of Pegasus' nonemployee directors, each received options under the Stock Option Plan to purchase 5,000 shares of Class A Common Stock under the Pegasus Communications 1996 Stock Option Plan. Each option vests in annual installments of 2,500 shares, was issued at an exercise price of $21.375 per share (the closing price of the Class A Common Stock at the time of the grant), and is exercisable until the tenth anniversary from the date of grant.


Compensation Committee Interlocks and Insider Participation

     During 1998, decisions concerning executive compensation of executive officers were generally made by the Board of Directors, which included Marshall
W. Pagon, the President and Chief Executive Officer of Pegasus, and Robert N. Verdecchio, Pegasus' Senior Vice President and Chief Financial Officer. A Special Stock Option Committee, however, made certain decisions regarding option grants under the Stock Option Plan. Both the Stock Option Plan and Restricted Stock Plan are discussed below.

Incentive Program

 General

     The Incentive Program, which includes the Restricted Stock Plan, the 401(k) Plans and the Stock Option Plan, is designed to promote growth in stockholder value by providing employees with restricted stock awards in the form of Class A Common Stock and grants of options to purchase Class A Common Stock. Awards under the Restricted Stock Plan (other than excess and discretionary awards) and the 401(k) Plans (other than matching contributions) are in proportion to annual increases in location cash flow. For this purpose location cash flow is automatically adjusted for acquisitions such that, for the purpose of calculating the annual increase in location cash flow, the location cash flow of the acquired properties is included as if it had been a part of the Company's financial results for the comparable period of the prior year.

     The Company believes that the Restricted Stock Plan and 401(k) Plans result in greater increases in stockholder value than result from a conventional stock option program, because these plans create a clear cause and effect relationship between initiatives taken to increase location cash flow and the amount of incentive compensation that results from these initiatives.

     Although the Restricted Stock Plan and 401(k) Plans like conventional stock option programs provide compensation to employees as a function of growth in stockholder value, the tax and accounting treatments of these programs are different. For tax purposes, incentive compensation awarded under the Restricted Stock Plan (generally, upon vesting) and the 401(k) Plans is fully tax deductible as compared to conventional stock option grants which generally are only partially tax deductible upon exercise. For accounting purposes, conventional stock option programs generally do not result in a charge to earnings while compensation under the Restricted Stock Plan (generally) and the 401(k) Plans do result in a charge to earnings. The Company believes that these differences result in a lack of comparability between the EBITDA of companies that utilize conventional stock option programs and the EBITDA of the Company. The table below lists the specific maximum components of the Restricted Stock Plan (other than excess and discretionary awards) and the 401(k) Plans (other than matching contributions) in terms of a $1 increase in annual location cash flow.

                                         Component                                            Amount
                                         ---------                                            ------
Restricted Stock grants to general managers based on the increase in annual location cash
 flow of individual business units .......................................................    6 Cents

Restricted stock grants to department managers based on the increase in annual location
 cash flow of individual business units ..................................................    6 Cents

Restricted stock grants to corporate managers (other than executive officers) based on the
 Company-wide increase in annual location cash flow ......................................    3 Cents

Restricted Stock grants to employees selected for special recognition ....................    5 Cents
 Restricted Stock grants under the 401(k) Plans for the benefit of all eligible employees
 and allocated pro-rata based on wages ...................................................   10 Cents
                                                                                             ---------
 Total ...................................................................................   30 Cents
                                                                                             =========

     As of December 31, 1998, we had 723 full-time and 130 part-time employees. We also had 8 general managers, 37 department managers and 8 corporate managers as of this date.

     Executive officers and non-employee directors are not eligible to receive profit sharing awards under the Restricted Stock Plan. Executive officers are eligible to receive awards under the Restricted Stock Plan consisting of

     o special recognition awards.

     o excess awards made to the extent that an employee does not receive a matching contribution under the 401(k) Plans because of restrictions of the Internal Revenue Code of 1986, as amended, or the Puerto Rico Internal Revenue Code.

     o discretionary restricted stock awards determined by a Board committee, or the full Board.

     Executive officers, non-employee directors and, effective December 18, 1998, all employees are eligible to receive options under the Stock Option Plan.


 Restricted Stock Plan

     The Pegasus Restricted Stock Plan became effective in September 1996 and will terminate in September 2006. Under the Restricted Stock Plan, 350,000 shares of Class A Common Stock are available for granting restricted stock awards to eligible employees of the Company. The Restricted Stock Plan provides for four types of restricted stock awards that are made in the form of Class A Common Stock as shown in the table above:

     o profit sharing awards to general managers, department managers and corporate managers (other than executive officers).

     o special recognition awards for consistency (team award), initiative (a team or individual award), problem solving (a team or individual award) and individual excellence.

     o excess awards that are made to the extent that an employee does not receive a matching contribution under the U.S. 401(k) Plan or Puerto Rico 401(k) Plan because of restrictions of the Internal Revenue Code or the Puerto Rico Internal Revenue Code.

     o discretionary restricted stock awards.

     Restricted Stock Awards other than special recognition awards vest 34% after two years of service with the Company (including years before the Restricted Stock Plan was established), 67% after three years of service and 100% after four years of service. Special recognition awards are fully vested on the date of the grant. Effective December 18, 1998, grantees may elect to receive certain types of awards under the Restricted Stock Plan in the form of an option rather than stock subject to a vesting schedule.


 Stock Option Plan

     The Pegasus Communications 1996 Stock Option Plan became effective in September 1996 and terminates in September 2006. Under the Stock Option Plan, up to 970,000 shares of Class A Common Stock are available for the granting of nonqualified stock options and options qualifying as incentive stock options under Section 422 of the Internal Revenue Code. Effective December 18, 1998, all Company employees are eligible to receive non-qualified stock options and incentive stock options (subject to shareholder approval for other than executive officers) under the Stock Option Plan, but no employee may be granted options covering more than 550,000 shares of Class A Common Stock under the Stock Option Plan. Directors of Pegasus who are not employees of the Company are eligible to receive non-qualified stock options under the Stock Option Plan. Currently, seven non-employee directors are eligible to receive options under the Stock Option Plan. The Stock Option Plan provides for discretionary option grants made by a Board committee or the full Board. In addition, effective December 18, 1998, the Stock Option Plan provides that an option to purchase 100 shares of Class A Common Stock is automatically granted to each full-time employee who is not an executive officer when he or she becomes a full-time employee (or December 18, 1998 if he or she is then a full-time employee).

 401(k) Plans

     Effective January 1, 1996, Pegasus Media & Communications, Inc. adopted the Pegasus Communications Savings Plan for eligible employees of that company and its domestic subsidiaries. Effective October 1, 1996, the Pegasus' Puerto Rico subsidiary adopted the Pegasus Communications Puerto Rico Savings Plan for eligible employees of the Company's Puerto Rico subsidiaries. Substantially all Company employees who, as of the enrollment date under the 401(k) Plans, have completed at least one year of service with the Company are eligible to participate in one of the 401(k) Plans. Participants may make salary deferral contributions of 2% to 6% of salary to the 401(k) Plans.

   o The Company may make three types of contributions to the 401(k) Plans, each allocable to a participant's account if the participant completes at least 1,000 hours of service in the applicable plan year, and is employed on the last day of the applicable plan year.

   o the Company matches 100% of a participant's salary deferral contributions to the extent the participant invested his or her salary deferral contributions in Class A Common Stock at the time of his or her initial contribution to the 401(k) Plans.

   o the Company, in its discretion, may contribute an amount that equals up to 10% of the annual increase in Company-wide location cash flow (these Company discretionary contributions, if any, are allocated to eligible participants' accounts based on each participant's salary for the plan year).

   o the Company also matches a participant's rollover contribution, if any, to the 401(k) Plans, to the extent the participant invests his or her rollover contribution in Class A Common Stock at the time of his or her initial contribution to the 401(k) Plans.

     Discretionary Company contributions and Company matches of employee salary deferral contributions and rollover contributions are made in the form of Class A Common Stock, or in cash used to purchase Class A Common Stock. The Company has authorized and reserved for issuance up to 205,000 shares of Class A Common Stock in connection with the 401(k) Plans. Company contributions to the 401(k) Plans are subject to limitations under applicable laws and regulations.

     All employee contributions to the 401(k) Plans are fully vested at all times and all Company contributions, if any, vest 34% after two years of service with the Company (including years before the 401(k) Plans were established); 67% after three years of service and 100% after four years of service. A participant also becomes fully vested in Company contributions to the 401(k) Plans upon attaining age 65 or upon his or her death or disability.

                      PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth as of the date of this prospectus certain information regarding the beneficial ownership of the Class A Common Stock and Class B Common Stock before and after this offering by:

     o each stockholder known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act of more than 5% of the Class A Common Stock and Class B Common Stock, based upon Company records or the records of the SEC.

     o each director of the Company.

     o each of the most highly compensated officers whose total annual salary and bonus for the fiscal year ended December 31, 1998 exceeded $100,000.

     o all executive officers and directors of the Company as a group.

     The table also sets forth information regarding the beneficial ownership of Class A Common Stock and Class B Common Stock of each of the selling stockholders before and after this offering.

     The Class B Common Stock is currently convertible at the discretion of the holders into an equal amount of shares of Class A Common Stock. Each of the stockholders named below has sole voting power and sole investment power with respect to the shares shown as beneficially owned, unless otherwise stated.

                                                        Pegasus Class A
                                                      Common Stock Shares
                                                      Beneficially Owned                Shares
                                                       Prior to Offering               Offered
                                                     --------------------             ---------
                                                       Number                  %
Marshall W. Pagon(1)(2) .................             6,752,840(3)(4)(5)      42.3          --
Robert N. Verdecchio ....................               282,206(5)(6)(7)       2.5      10,000
Howard E. Verlin ........................                69,153(6)(7)            *          --
Ted S. Lodge ............................                54,759(8)               *          --
James J. McEntee, III ...................                 5,500(9)               *          --
Mary C. Metzger .........................                 5,500(9)               *          --
Donald W. Weber .........................               293,420(10)            2.6     100,000
Harron Communications Corp. .............               852,110                7.5          --
Columbia Capital Corporation(11) ........             6,752,840(3)(4)         42.3     285,884
Columbia DBS, Inc.(11) ..................             6,752,840(3)(4)         42.3      18,316
Mark R. Warner(11) ......................               511,892                4.5     200,000
David P. Mixer(11) ......................               511,891                4.5     250,000
Robert B. Blow(11) ......................               510,606                4.5     250,000
James B. Murray, Jr.(11) ................               511,891                4.5     250,000
Mark J. Kington(11) .....................               511,891                4.5     250,000
Whitney Equity Partners, L.P.(12) .......             6,752,840(3)(4)         42.3          --
Fleet Entities(13) ......................             6,752,840(3)(4)         42.3          --
Riordon B. Smith (14) ...................             6,752,840(3)(4)         42.3          --
Michael C. Brooks (15) ..................             6,752,840(3)(4)         42.3          --
Harry F. Hopper III (16) ................               237,998                2.1          --
William P. Phoenix ......................                    --                 --          --
Richard D. Summe(17) ....................               177,181                1.6      50,000
Directors and Executive Officers as a
 Group (12 persons) (18) ................             7,604,604               47.3


                                                                          Pegasus Class B
                                              Pegasus Class A           Common Stock Shares
                                            Common Stock Shares          Beneficially Owned
                                             Beneficially Owned          Prior to and After
                                               After Offering                 Offering
                                           ----------------------  ------------------------------
                                              Shares        %            Shares             %
Marshall W. Pagon(1)(2) .................   6,448,640       34.0        4,581,900(4)      100.0
Robert N. Verdecchio ....................     272,206        1.9               --            --
Howard E. Verlin ........................      69,153         *                --            --
Ted S. Lodge ............................      54,759         *                --            --
James J. McEntee, III ...................       5,500         *                --            --
Mary C. Metzger .........................       5,500         *                --            --
Donald W. Weber .........................     193,420        1.4               --            --
Harron Communications Corp. .............     852,110        6.0               --            --
Columbia Capital Corporation(11) ........   6,448,640       34.0        4,581,900(4)      100.0
Columbia DBS, Inc.(11) ..................   6,448,640       34.0        4,581,900(4)      100.0
Mark R. Warner(11) ......................     311,892        2.2               --            --
David P. Mixer(11) ......................     261,891        1.8               --            --
Robert B. Blow(11) ......................     260,606        1.8               --            --
James B. Murray, Jr.(11) ................     261,891        1.8               --            --
Mark J. Kington(11) .....................     261,891        1.8               --            --
Whitney Equity Partners, L.P.(12) .......   6,448,640       34.0        4,581,900(4)      100.0
Fleet Entities(13) ......................   6,448,640       34.0        4,581,900(4)      100.0
Riordon B. Smith (14) ...................   6,448,640       34.0        4,581,900(4)      100.0
Michael C. Brooks (15) ..................   6,448,640       34.0        4,581,900(4)      100.0
Harry F. Hopper III (16) ................     237,998        1.7               --            --
William P. Phoenix ......................          --                          --            --
Richard D. Summe(17) ....................     127,181         *                --            --
Directors and Executive Officers as a
 Group (12 persons) (18) ................   7,190,404       37.7        4,581,900         100.0%

------------
  * Represents less than 1% of the outstanding shares of Class A Common Stock.

 (1) The address of this person is c/o Pegasus Communications Management Company, 5 Radnor Corporate Center, Suite 454, 100 Matsonford Road, Radnor, Pennsylvania 19087.

 (2) Pegasus Capital, L.P. holds 1,217,348 shares of Class B Common Stock. Mr. Pagon is the sole shareholder of the general partner of Pegasus Capital, L.P. and is deemed to be the beneficial owner of these shares. All of the 3,364,552 remaining shares of Class B Common Stock are owned by Pegasus

     Communications Holdings, Inc. and two of its subsidiaries. All the capital stock of Pegasus Communications Holdings, Inc. are held by Pegasus Communications Limited Partnership. Mr. Pagon controls Pegasus Communications Limited Partnership by reason of his ownership of all the outstanding voting stock of the sole general partner of a limited partnership that is, in turn, the sole general partner in Pegasus Communications Limited Partnership. Therefore, apart from the voting agreement described in note 4 below, Mr. Pagon is the beneficial owner of 100% of Class B Common Stock with sole voting and investment power over all such shares.

 (3) Includes 4,581,900 shares of Class B Common Stock, which are convertible into shares of Class A Common Stock on a one-for-one basis and 17,000 shares of Class A Common Stock which are issuable upon the exercise of the vested portion of outstanding stock options, and 42,500 shares of Class A Common Stock which are issuable upon the exercise of the portion of an outstanding stock option which vests on February 17, 1999.

 (4) Mr. Pagon, the Company, Pegasus Capital, L.P., the Parent, Pegasus Northwest Officer Corp, Pegasus Scranton Offer Corp, the Columbia Entities, which are discussed in note 12 below, Whitney and the Fleet Entities, which are discussed in note 14 below, have entered into the voting agreement, which provides that these parties vote all shares held by them in the manner specified in the voting agreement. As a consequence of being parties to the voting agreement, each of these parties is deemed to have shared voting power over certain shares beneficially owned by them in the aggregate for the purposes specified in the voting agreement. Therefore, the parties to the voting agreement are each deemed to be the beneficial owner with respect to 4,581,900 shares of Class B Common Stock and 6,752,840 shares of Class A Common Stock (including 4,581,900 shares of Class A Common Stock issuable upon conversion of the all outstanding shares of Class B Common Stock). The shares of Pegasus Class A Common Stock beneficially owned after the offering by this person have been adjusted to reflect the sale of 285,884 shares by Columbia Capital Corporation and the sale of 18,316 shares by Columbia DBS, Inc. See "Certain Relationships and Related Transactions -- Voting Agreement."

 (5) Includes 96,772 shares of Class A Common Stock held in the Company's 401(k) plan, over which Messrs. Pagon and Verdecchio share voting power in their capacities as co-trustees.

 (6) On March 26, 1997, the SEC declared effective a registration statement filed by Pegasus which would permit Messrs. Verdecchio and Verlin to sell shares of Class A Common Stock subject to certain vesting and other restrictions. As of the date of this prospectus, Mr. Verdecchio, a director of the Company, is permitted to sell 150,000 shares and Mr. Verlin 29,321 shares of Class A Common Stock pursuant to the registration statement. Messrs. Verdecchio and Verlin have sole voting and investment power over their shares, subject to certain vesting restrictions.

 (7) Includes 9,090 shares of Class A Common Stock which are issuable upon the exercises of the vested portion of outstanding stock options, and 20,000 shares of Class A Common Stock which are issuable upon the exercise of our outstanding stock option which vests on February 17, 1999.

 (8) Includes 1,500 shares of Class A Common Stock owned by Mr. Lodge's wife, of which Mr. Lodge disclaims beneficial ownership, 5,079 shares of Class A Common Stock issued to Mr. Lodge and his wife, subject to certain vesting restrictions, 9,090 shares of Class A Common Stock which are issuable upon the exercise of the vested portion of outstanding stock options and 30,000 shares of Class A Common Stock which are issuable upon the exercise of the portion of an outstanding stock option which vests on February 17, 1999.

 (9) Includes 2,500 shares of Class A Common Stock which are issuable upon the exercise of the vested portion of outstanding stock options, and 2,500 shares of Class A Common Stock which are issuable upon the exercise of the portion of our outstanding stock option which vests on February 17, 1999.

(10) Includes 5,885 shares of Class A Common Stock issuable upon the exercise of the vested portion of outstanding stock options, and 2,500 shares of Class A Common Stock which are issuable upon the exercise of the portion of outstanding stock option which vests on February 17, 1999. Mr. Weber is a director of the Company.

(11) The Columbia Entities consist of Columbia Capital Corporation and Columbia DBS, Inc. Columbia Capital Corporation directly holds 285,884 shares of Class A Common Stock and Columbia DBS, Inc. directly holds 18,316 shares of Class A Common Stock. Columbia Capital Corporation has directors who also serve as directors of Columbia DBS, Inc. Columbia Capital Corporation and Columbia DBS, Inc. each disclaim beneficial ownership of all shares of Class A Common Stock held by the other entity. Messrs. Warner, Mixer, Blow, Murray and Kington are principals and/or substantial owners of Columbia Capital Corporation, a former stockholder of Digital Television Services, Inc., a subsidiary of Pegasus. Columbia Capital Corporation has certain rights under the Voting Agreement described in note 4. The address of each of the Columbia Entities is 201 N. Union Street, Suite 300, Alexandria, Virginia 22314-2642.

(12) Includes 959,473 shares of Class A Common Stock held directly by Whitney over which it has, with the exception of matters covered by the voting agreement, sole voting and investment power. The shares of Class A Common Stock held directly by Whitney represent 8.5% of the shares of Class A Common Stock. The address of Whitney is 177 Broad Street, Stamford, Connecticut 06901.

(13) The Fleet Entities consist of Fleet Venture Resources, Inc., Fleet Equity Partners VI, L.P., Chisholm Partners III, L.P. and Kennedy Plaza Partners. Each Fleet Entity holds the following number of shares of Class A Common
     Stock: Fleet Venture Resources (406,186); Fleet Equity Partners (174,079); Chisholm (147,611); and Kennedy Plaza Partners (10,179). The address of each of the Fleet Entities is 50 Kennedy Plaza, RI MO F12C, Providence, Rhode Island 02903.

(14) The information for Mr. Smith includes the shares of Class A Common Stock held by the Fleet Entities. Mr. Smith is a Senior Vice President of each of the managing general partners of Fleet Equity, a Senior Vice President of Fleet Venture Resources, a Senior Vice President of the corporation that is the general partner of the partnership that is the general partner of Chisholm and a partner of Kennedy. He is a Senior Vice President of Fleet Growth Resources II, Inc. and Silverado IV Corp. (the two general partners of Fleet Equity Partners) and Senior Vice President of Fleet Venture Resources and Silverado III Corp. (the general partner of the partnership Silverado III, L.P., which is the general partner of Chisholm). Mr. Smith disclaims beneficial ownership for all shares held directly by Fleet Venture Resources and all shares held directly by Fleet Equity Partners, Chisholm and Kennedy, except for his pecuniary interest therein. The address of this person is 50 Kennedy Plaza, RI MO F12C, Providence, Rhode Island 02903.

(15) The information for Mr. Brooks includes 959,473 shares of Class A Common Stock held by Whitney. Mr. Brooks has shared voting and investment power over such shares of Class A Common Stock with the managing members of the general partner of Whitney and disclaims beneficial ownership of such shares of Class A Common Stock. The address of this person is 177 Broad Street, Stamford, Connecticut 06901.

(16) The information for Mr. Hopper excludes 18,316 shares of Class A Common Stock held by Columbia DBS, Inc. Mr. Hopper is a shareholder of Columbia Capital Corporation and Columbia DBS, Inc. Mr. Hopper disclaims beneficial ownership of the shares of Common Stock held by Columbia DBS, Inc. The Company will purchase 50,000 shares of Class A Common Stock from Mr. Hopper shortly after the completion of this offering. See "Certain Relationships and Related Transactions -- Other Transactions."

(17) Mr. Summe received shares of Class A Common Stock of the Company in 1997, as consideration for the acquisition of a company by Pegasus in which Mr. Summe had an ownership interest.

(18) See the notes above for information about the holdings of the directors and named executive officers.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Split Dollar Agreement

     In December 1996, the Company entered into a split dollar agreement with the trustees of an insurance trust established by Marshall W. Pagon. Under the split dollar agreement, the Company agreed to pay a portion of the premiums for certain life insurance policies covering Mr. Pagon owned by the insurance trust. The agreement provides that the Company will be repaid for all amounts it expends for such premiums, either from the cash surrender value or the proceeds of the insurance policies. The actuarial benefit to Mr. Pagon of premiums paid by the Company amounted to $53,728 in 1996, $53,728 in 1997 and $53,728 in 1998.


ViewStar DBS Acquisition

     Effective October 31, 1997, the Company acquired DIRECTV distribution rights for certain rural areas of Georgia and related assets from ViewStar Entertainment Services, Inc. Prior to the acquisition, Donald W. Weber, a director of the Company, was President and Chief Executive Officer of ViewStar and together with his son owned approximately 73% of the outstanding stock of ViewStar. The purchase price of the ViewStar acquisition consisted of approximately $6.4 million in cash and 397,035 shares of Class A Common Stock. The acquisition involved the execution of noncompetition agreements by Mr. Weber and his son and the execution of a shareholders agreement (which included the granting of certain registration rights on the shares of Class A Common Stock issued in connection with the acquisition).


Relationship with W.W. Keen Butcher and Affiliated Entities

     The Company entered into an arrangement in 1998 with W.W. Keen Butcher (the stepfather of Marshall W. Pagon and Nicholas A. Pagon), certain entities controlled by him (the "KB Companies") and the owner of a minority interest in one of the KB Companies, under which the Company agreed to provide and maintain collateral for up to $4.0 million in principal amount of bank loans to Mr. Butcher and the minority owner. Mr. Butcher and the minority owner must lend or contribute the proceeds of those bank loans to one or more of the KB Companies for the acquisition of television broadcast stations to be operated by the Company pursuant to local marketing agreements.

     Under this arrangement, on November 10, 1998, the Company sold to one of the KB Companies the FCC license for the television station then known as WOLF (now known as WSWB), one of the Company's television stations serving the Northeastern Pennsylvania designated market area, and leased back certain related assets, including leases and subleases for studio, office, tower and transmitter space and equipment, for a cash payment of $500,000 and ongoing rental payments of approximately $25,000 per year. Mr. Butcher and the minority owner borrowed the $500,000 under the loan collateral arrangement described above. Concurrently with the closing under the agreement described above, KB Company assumed a local marketing agreement, under which the Company provides programming to WSWB and retains all revenues generated from advertising in exchange for payments to the KB Company of $4,000 per month plus reimbursement of certain expenses. The term of the local marketing agreement is three years, with two three-year automatic renewals. The KB Company also granted the Company an option to purchase the station license and assets if it becomes legal to do so for the costs incurred by the KB Company relating to the station, plus compound interest at 12% per year.

     On July 2, 1998, the Company assigned to one of the KB Companies its option to acquire the FCC authorization for television station WFXU, which rebroadcasts WTLH pursuant to a local marketing agreement. The KB Company will pay to the Company $50,000 for the option upon the FCC's approval of the authorization's transfer to KB, and will assume the obligations of the authorization's former owner under the local marketing agreement with the Company. The $50,000 will be borrowed under the loan collateral arrangement, and the KB Company will grant to the Company an option to purchase the station on essentially the same terms described above for WOLF. The local marketing agreement provides for a reimbursement of expenses by the Company and a term of five years, with one automatic five-year renewal.

     The Company believes that the WOLF and WFXU transactions were done at fair value and that any future transactions that may be entered into with KB or similar entities will also be done at fair value.


DTS Acquisition

     On April 27, 1998, the Company acquired Digital Television Services, Inc. through the merger of a subsidiary of the Company into DTS. Prior to the DTS merger, DTS was the second largest independent provider of DIRECTV services serving 140,000 subscribers in ten states and reaching approximately 140,000 subscribers.

     In connection with the DTS merger, Pegasus issued approximately 5,500,000 shares of its Class A Common Stock to the stockholders of DTS and assumed approximately $159 million of debt as of December 31, 1997 and granted registration rights to certain of DTS' stockholders, including Columbia, Whitney, the Fleet Entities and Harry F. Hopper, III. Mr. Hopper received shares of Class A Common Stock in the DTS merger and has an ownership interest in Columbia, which received 429,812 shares. As a result of the DTS merger and pursuant to the voting agreement described below, Michael C. Brooks, Harry F. Hopper, III and Riordon B. Smith were elected to the Company's Board of Directors.


Voting Agreement

     On April 27, 1998, in connection with the DTS merger, the Company, Marshall W. Pagon and a number of partnerships and corporations controlled by him, and Fleet Venture Resources, Fleet Equity Partners, Chisholm Partners III, L.P., Kennedy Plaza Partners, Whitney Equity Partners, Columbia Capital Corporation and Columbia DBS, Inc. entered into a voting agreement. The voting agreement covers all shares of Class B Common Stock and other voting securities of Pegasus held at any time by Mr. Pagon and his controlled entities and shares of Class A Common Stock received in the DTS merger by Chisholm, Columbia, Whitney and the other former stockholders of DTS and provides that holders of such shares vote their respective shares in the manner specified in the voting agreement. In particular, the voting agreement establishes that the Board of Directors of the Company will consist initially of nine members: three independent directors (as this term is defined in the voting agreement), three directors designated by Mr. Pagon and one director to be designated by each of Chisholm, Columbia and Whitney. The voting agreement also provides that the committees of the Board of Directors will consist of an audit committee, a compensation committee and a nominating committee, with each committee consisting of one independent director, one director designated by Mr. Pagon and one director designated by a majority of the directors designated by Chisholm, Columbia and Whitney. As a result of the voting agreement, the parties to the agreement have sufficient voting power without the need for the vote of any other shareholder, to elect the entire Board of Directors. James J. McEntee, III, Mary C. Metzger and Donald W. Weber are serving as independent directors of the Company. Marshall W. Pagon, Robert N. Verdecchio and William
P. Phoenix are serving as directors of the Company as designees of Mr. Pagon. Harry F. Hopper, III is serving as a director of the company as a designee of Columbia; Michael C. Brooks is serving as a director of the Company as a designee of Whitney; and Riordon B. Smith is serving as a director of the Company as a designee of Chisholm.

     The voting agreement terminates with respect to any covered share upon the sale or transfer of any such share to any person other than a permitted transferee. In addition, the right of Chisholm, Columbia and Whitney to designate a director terminates when the Fleet Entities, Columbia and Whitney cease owning one-half of the shares originally received by each of them in the DTS Merger or in certain other circumstances.


CIBC Oppenheimer and Affiliates

     William P. Phoenix is a managing director of CIBC Oppenheimer Corp. CIBC Oppenheimer Corp. and its affiliates have provided various services to Pegasus and its subsidiaries (including DTS) since the beginning of 1997. Services to DTS described below include services provided prior to DTS becoming a subsidiary of Pegasus on April 27, 1998.

     CIBC Oppenheimer Corp. served as one of the underwriters in Pegasus' January 1997 unit offering of preferred stock and warrants to purchase shares of Class A Common Stock, one of the initial purchasers in Pegasus' November 1998 Rule 144A offering of senior notes, the sole initial purchaser in Pegasus' October 1997 Rule 144A offering of senior notes, and one of the initial purchasers in DTS' July 1997 Rule 144A offering of senior subordinated notes. In these capacities, CIBC has received customary underwriting discounts and commissions. CIBC has also acted as agent and/or lender to Pegasus and its subsidiaries as follows:

   o agent and a lender in connection with a $130.0 million credit facility entered into by Pegasus Satellite Holdings, Inc. in July 1997, which was terminated in October 1997 and repaid with proceeds of Pegasus' October 1997 senior notes offering;

   o agent and a lender in connection with a $50.0 million credit facility entered into by Pegasus Media & Communications, Inc. in August 1996 and terminated in December 1997 upon PM&C entering into its current credit facility; and

   o arranger, administrative agent and a lender in connection with DTS' $90.0 million credit facility, which was entered into in November 1996 and currently remains in effect.

For its services, CIBC received customary closing and agent fees.

     In addition to serving in these capacities, CIBC has provided a fair market value appraisal in connection with the contribution of certain assets between related parties and fairness opinions to Pegasus and/or its subsidiaries in connection with certain related party transaction (the acquisition of ViewStar from Donald W. Weber, a director of Pegasus, an intercompany loan from Pegasus to one of its subsidiaries and certain other intercompany transactions) and has served as solicitation agent with respect to certain amendments to Pegasus' 12 3/4% Series A Cumulative Exchangeable Preferred Stock due 2007 and as a standby purchaser in connection with DTS' offer to repurchase its senior subordinated notes as a result of the change of control arising from Pegasus' acquisition of DTS. Pegasus believes that all fees paid to CIBC in connection with these transactions were customary. During 1997, Pegasus (or its subsidiaries) paid an aggregate of $5,574,000 and DTS paid $2,130,000 to CIBC. These amounts represented CIBC's proportionate share of underwriting discounts and commissions and fees incurred in its capacity as a lender and/or agent under its credit facilities with Pegasus and its subsidiaries and with DTS. In 1998, for services rendered, Pegasus or its subsidiaries, including DTS, paid or will pay to CIBC an aggregate of $3.3 million in fees. Pegasus anticipates that it or its subsidiaries may engage the services of CIBC in the future, although no such engagement is currently contemplated.


Other Transactions

     In December 1998, the Company agreed to lend $199,999 to Nicholas A. Pagon, the Company's Vice President of Broadcast Operations, bearing interest at the rate of 6% per annum, with the principal amount due on the fifth anniversary of the date of the promissory note. The loan has not yet been funded. Mr. Pagon is required to use half of the proceeds of the loan to purchase shares of Class A Common Stock, and the loan will be collateralized by those shares. The balance of the loan proceeds may be used at Mr. Pagon's discretion.

     On January 19, 1998, Pegasus agreed to purchase 50,000 shares of Class A Common Stock from Harry F. Hopper III, one of its directors, for a cash price equal to the public offering price in this offering less underwriting discount. The transaction is expected to be completed shortly after the closing of this offering.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     Information with respect to our indebtedness is contained below and in the Section "Risk Factors -- Other Risks of Our Business -- Substantial Indebtedness" on page 12 of this prospectus.

     Our principal indebtedness is owned by corporations at different levels of our corporate structure:

     o PM&C: Pegasus Media & Communications, Inc., a subsidiary of Pegasus Communications Corporation, owes the indebtedness described below under "PM&C Credit Facility" and "PM&C Notes." Most of PM&C's subsidiaries have guaranteed that indebtedness. PM&C conducts (through subsidiaries) approximately 58% of our DBS business (measured by subscribers) and all of our broadcast and cable business.

     o DTS: Digital Television Services, Inc., a subsidiary of Pegasus Communications Corporation, owes the indebtedness described below under "DTS Credit Facility" and "DTS Notes." DTS' subsidiaries have guaranteed that indebtedness. DTS conducts (through a subsidiary) the DBS business that we acquired in the DTS merger in April 1998 which currently equals 42% of our DBS business (measured by subscribers) .

     o Pegasus: Pegasus Communications Corporation, whose stock is being offered in this offering, owes the indebtedness described below under "1998 Notes and 1997 Notes." None of Pegasus' subsidiaries have guaranteed that indebtedness. Pegasus is also the issuer of the Series A Preferred Stock described in the next section ("Description of Capital Stock"). If Pegasus elects to exchange the Series A Preferred Stock for the Exchange Notes described below in this section, Pegasus would owe the indebtedness under the Exchange Notes.


     PM&C Credit Facility

     In December 1997, Pegasus' wholly-owned subsidiary, Pegasus, Media & Communications, Inc., entered into a $180.0 million six-year, secured, reducing revolving credit facility. PM&C can use borrowings under the credit facility for acquisitions and general corporate purposes. The following summary of the material provisions of the credit facility is not complete, and is subject to all the provisions of the credit facility.

     All subsidiaries of PM&C, with certain exceptions, are guarantors of the credit facility, which is collateralized, with certain exceptions, by a security interest in all assets of, and all stock in PM&C's subsidiaries. The credit facility is also secured by a pledge by Pegasus of its stock in PM&C.

     Borrowings under the credit facility bear interest at LIBOR or the prime rate (as selected by the Company) plus spreads that vary with Pegasus' ratio of total debt to a measure of its cash flow. The credit facility requires an annual commitment fee of 0.5% of the unused portion of the revolving credit commitment. The credit facility requires PM&C to purchase an interest rate hedging contract covering an amount equal to at least 50% of the total amount of borrowings from the revolving credit facility for at least the first three years of the credit facility.

     The PM&C credit facility requires prepayments and concurrent reductions of the commitment from asset sales or other transactions outside the ordinary course of business (subject to provisions permitting the proceeds of certain sales to be used to make approved acquisitions within stated time periods without reducing the commitments of the lenders). The credit facility:

     o limits the amounts of indebtedness that PM&C and its subsidiaries may incur,

     o requires PM&C to maintain a maximum leverage ratio, a minimum interest coverage, and a minimum fixed charge coverage, and

     o limits dividends and other restricted payments.

     Unless there is a default under the credit facility, PM&C can distribute to Pegasus enough money to pay its interest and dividend obligations under its publicly held debt securities and, after July 1, 2002, its Series A Preferred Stock. The credit facility contains other customary covenants, representations, warranties, indemnities, conditions precedent to closing and borrowing, and events of default.

     Beginning September 30, 1999, the revolving credit commitments under the credit facility will reduce in quarterly amounts ranging from $2.7 million per quarter in 1999 to approximately $16.7 million in 2003.


DTS Credit Facility

     In July 1997, Digital Television Services, Inc., now a wholly-owned subsidiary of Pegasus, entered into an amended and restated revolving credit facility to provide for

     o revolving credit in the current amount of $70.0 million, with a $50.0 million sublimit for letters of credit, and

     o a $20.0 million term loan facility.

     DTS can use borrowings under the DTS credit facility for acquisitions, for capital expenditures, working capital and general corporate purposes. The following summary of the material provisions of the credit facility is not complete, and is subject to all of the provisions of the credit facility.

     All subsidiaries of DTS are guarantors of the credit facility, which is collateralized by a first priority security interest in all assets of, and a pledge of all the equity interests in, DTS's direct and indirect subsidiaries.

     Borrowings under the credit facility bear interest at LIBOR or the prime rate (as selected by DTS) plus spreads that vary with DTS' ratio of total debt to a measure of its cash flow.

     The term loan must be repaid in 20 consecutive quarterly installments of $200,000 each commencing September 30, 1998 with the remaining balance due on July 30, 2003. Borrowings under the revolving credit facility will be available to DTS until July 31, 2003. The commitments under the DTS credit facility will reduce quarterly commencing on September 30, 1999 at a rate of 3.5% per quarter through 1999, 5.75% per quarter in 2000, 7.0% per quarter in 2001, 9.0% per quarter in 2002 and 3.0% per quarter until June 30, 2003. All of the loans outstanding will be repayable on July 31, 2003. The making of each loan under the credit facility is subject to the satisfaction of certain conditions, including not exceeding a "borrowing base" based on the number of paying subscribers and households within the rural DIRECTV service territories served by DTS.

     The credit facility requires DTS to:

     o maintain minimum subscriber penetration levels;

     o maintain annualized contribution per paying subscriber levels based on net income plus certain sales, administrative and payroll expenses;

     o maintain a maximum ratio of total debt to equity beginning in the first quarter of 2000;

     o maintain a maximum ratio of total senior debt to annualized operating cash flow and a ratio of total debt to annualized operating cash flow beginning in the first quarter of 2000;

     o maintain a maximum ratio of total debt to adjusted annualized operating cash beginning in the first quarter of 1999 and continuing until the last quarter of 2000; and

     o maintain a maximum percentage of general and administrative expenses to revenues.

     In addition, the credit facility provides that DTS will be required to make mandatory prepayments from the net proceeds of certain sales or other dispositions by DTS or any of its subsidiaries of material assets and with 50% of any excess operating cash flow with respect to any fiscal year after the fiscal year ending December 31, 1998.


1998 Notes

     Pegasus has outstanding $100.0 million in aggregate principal of 9 3/4% Senior Notes due 2006 (the "1998 Notes"). The 1998 Notes are subject to an indenture between Pegasus and First Union National Bank, as trustee. The following summary of the material provisions of the 1998 Notes indenture is not complete, and is subject to all of the provisions of the indenture and those terms made a part of the indenture by the Trust Indenture Act of 1939, as amended.

     General. The 1998 Notes will mature on December 1, 2006 and bear interest at 9 3/4% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 1999. The 1998 Notes are general unsecured obligations of Pegasus and rank senior in right of payment to all existing and future subordinated debt of Pegasus and rank equal in right of payment with all existing and future senior debt. Pegasus' obligations under the 1998 Notes may be guaranteed on a senior unsecured basis, jointly and severally, by each subsidiary of Pegasus that executes a supplemental indenture to the 1998 indenture.

     Optional Redemption. The 1998 Notes may be redeemed, in whole or in part, at the option of the Company on or after December 1, 2002, at the redemption prices (plus accrued interest) starting at 104.875% of principal during the 12-month period beginning December 1, 2002 and declining annually to 100% of principal on December 1, 2005 and thereafter.

     Pegasus also has the right, until December 1, 2001, to use the net proceeds of one or more offerings of its capital stock to redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 109.750% of the principal, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. If Pegasus does this, it must leave at least $65.0 million of the 1998 Notes outstanding, and the redemption must occur within 90 days of the date of closing of the offering of its capital stock.

     Change of Control. If a change of control occurs, each holder of 1998 Notes will have the right to require the Company to repurchase all or a portion of the holder's 1998 Notes at purchase price equal to 101% of the principal, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of repurchase. Generally, a "change of control" includes any of the following:

     o the sale of all or substantially all of Pegasus' assets to any person other than Marshall W. Pagon or his related parties, as described in the indenture,

     o the adoption of a plan relating to the liquidation or dissolution of Pegasus,

     o the consummation of any transaction in which a person becomes the beneficial owner of more of the voting power of all our voting stock than is beneficially owned at such time by Mr. Pagon and his related parties,

     o the consummation of any transaction in which Mr. Pagon and his related parties cease to have at least 30% of the combined voting power of all of our voting stock, or Mr. Pagon and his affiliates acquire in the aggregate beneficial ownership of more than 66 2/3% of our Class A Common Stock, or

     o the first day on which a majority of the members of the Board of Directors of Pegasus are not "continuing directors" -- essentially, the current directors and replacements elected or recommended by the current directors or by such replacements.

     Certain Covenants. The 1998 Notes indenture contains a number of covenants restricting the operations of Pegasus, which, among other things, limit the ability of Pegasus to incur additional indebtedness, pay certain dividends or make distributions, make certain investments, sell assets, issue subsidiary stock, restrict distributions from subsidiaries, create certain liens, enter into certain consolidations or mergers and enter into certain transactions with affiliates.

     Exchange Offer; Registration Rights. Pursuant to a registration rights agreement among Pegasus and the initial purchasers of the 1998 Notes, Pegasus has agreed to file a registration statement with respect to an offer to exchange the 1998 Notes for a new issue of debt securities of Pegasus registered under the Securities Act, with terms substantially identical to those of the 1998 Notes. Under certain circumstances, Pegasus may be required to provide a shelf registration statement to cover resales of the 1998 Notes by holders. If Pegasus fails to satisfy these registration obligations, it will be required to pay liquidated damages to the holders of 1998 Notes under certain circumstances.

     Events of Default. Events of default under the 1998 Notes indenture include the following:

     o a default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the 1998 Notes;

     o default in payment when due of the principal of or premium, if any, on the 1998 Notes;

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
     o failure by Pegasus or any subsidiary to comply with certain provisions of the 1998 Notes indenture (subject, in some but not all cases, to notice and cure periods);

     o default under certain items of indebtedness for money borrowed by Pegasus or certain of its subsidiaries;

     o failure by Pegasus or certain of its subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

     o certain events of bankruptcy or insolvency with respect to Pegasus or certain of its subsidiaries.

     If an event of default occurs, with certain exceptions, the trustee under the 1998 Notes indenture or the holders of at least 25% in principal amount of the then outstanding 1998 Notes may accelerate the maturity of all the 1998 Notes.


1997 Notes

     Pegasus has outstanding $115.0 million in aggregate principal amount of its 9 5/8% Senior Notes due 2005 (the "1997 Notes"). The 1997 Notes are subject to an indenture between Pegasus and First Union National Bank, as trustee. The following summary of the material provisions of the indenture is not complete, and is subject to all of the provisions of the 1997 Indenture and those terms made a part of the indenture by the Trust Indenture Act.

     General. The 1997 Notes will mature on October 15, 2005 and bear interest at 9 5/8% per annum, payable semi-annually in arrears on April 15 and October 15 of each year. The 1997 Notes are general unsecured obligations of Pegasus and rank senior in right of payment to all existing and future subordinated debt of Pegasus and rank in equal in right of payment with all existing and future senior debt. Pegasus' obligations under the 1997 Notes may be guaranteed on a senior unsecured basis, jointly and severally, by each subsidiary of Pegasus that executes a supplemental indenture.

     Optional Redemption. The 1997 Notes may be redeemed, in whole or in part, at the option of the Company on or after October 15, 2001, at the redemption prices (plus accrued interest) starting at 104.813% of principal during the 12-month period beginning October 15, 2001 and declining annually to 100% of principal on October 15, 2003 and thereafter.

     Pegasus also has the right, until October 21, 2000, to use the net proceeds of one or more offerings of its capital stock to redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 109.625% of the principal, plus accrued and unpaid interest to the date of redemption. If Pegasus does this, it must leave at least $75.0 million of the notes outstanding after the redemption, and the redemption must occur within 90 days of the date of closing of the offering of capital stock of Pegasus.

     Change of Control. If a change of control of Pegasus occurs, each holder of the 1997 Notes may require the Company to repurchase all or a portion of the holder's 1997 Notes at a purchase price equal to 101% of the principal, together with accrued and unpaid interest and liquidated damages thereon, if any, to the date of repurchase.

     Generally, a "change of control," includes any of the following events:

     o the sale of all or substantially all of Pegasus' assets to any person other than Marshall W. Pagon or his related parties, as described in the indenture,

     o the adoption of a plan relating to the liquidation or dissolution of Pegasus.

     o the consummation of any transaction in which a person becomes the beneficial owner of more of the voting power of all our voting stock than is beneficially owned at such time by Mr. Pagon and his related parties,

     o the consummation of any transaction in which Mr. Pagon and his related parties cease to have at least 30% of the combined voting power of all of our voting stock, or Mr. Pagon and his affiliates acquire in the aggregate beneficial ownership of more than 66 2/3% of our Class A Common Stock, or

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

     o the first day on which a majority of the members of the Board of Directors of Pegasus are not "continuing directors" -- essentially, the current directors and replacements elected or recommended by the current directors or by such replacements.

     Certain Covenants. The 1997 Notes indenture contains a number of covenants restricting the operations of Pegasus, which, among other things, limit the ability of Pegasus to incur additional indebtedness, pay certain dividends or make distributions, make certain investments, sell assets, issue subsidiary stock, restrict distributions from subsidiaries, create certain liens, enter into certain consolidations or mergers and enter into certain transactions with affiliates.

     Events of Default. Events of default under the indenture include the following:

     o a default for 30 days in the payment when due of interest on the 1997 Notes;

     o default in payment when due of the principal of or premium, if any, on the 1997 Notes;

     o failure by the Company to comply with certain provisions of the indenture (subject, in some but not all cases, to notice and cure periods);

     o default under certain items of indebtedness for money borrowed by Pegasus or certain of its subsidiaries;

     o failure by Pegasus or certain of its subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

     o certain events of bankruptcy or insolvency with respect to Pegasus or certain of its subsidiaries.

     If an event of default occurs, with certain exceptions, the trustee under the 1997 Notes indenture or the holders of at least 25% in principal amount of the then outstanding 1997 Notes may accelerate the maturity of all the 1997 Notes.


PM&C Notes

     PM&C has outstanding $85.0 million in aggregate principal amount of its 12 1/2% Series B Senior Subordinated Notes due 2005. The PM&C Notes are subject to an indenture among PM&C, certain of its direct and indirect subsidiaries, as guarantors, and First Union National Bank, as trustee. The following summary of the material provisions of the indenture is not complete, and is subject to all of the provisions of the indenture and those terms made a part of the indenture by the Trust Indenture Act.

     General. The PM&C Notes will mature on July 1, 2005 and bear interest at 12 1/2% per annum, payable semi-annually on January 1 and July 1 of each year. The PM&C Notes are general unsecured obligations of PM&C and are subordinated in right of payment to all existing and future senior debt of PM&C. The PM&C Notes are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally, by the guarantor subsidiaries.

     Optional Redemption. The PM&C Notes are subject to redemption at any time, at the option of PM&C, in whole or in part, on or after July 1, 2000 at redemption prices (plus accrued interest) starting at 106.25% of principal during the 12-month period beginning July 1, 2000 and declining annually to 100% of principal on July 1, 2003 and thereafter.

     Change of Control. If a change of control of Pegasus occurs, each holder of the PM&C Notes may require PM&C to repurchase all or a portion of the holder's PM&C Notes at a purchase price equal to 101% of the principal, together with accrued and unpaid interest and liquidated damages thereon, if any, to the date of repurchase.

     Generally, a "change of control," includes any of the following events:

     o the sale of all or substantially all of PM&C's assets to any person other than Marshall W. Pagon or his related parties, as described in the indenture;

     o the adoption of a plan relating to the liquidation or dissolution of PM&C;

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

     o the consummation of any transaction in which a person becomes the beneficial owner of more of the voting stock of Pegasus than is beneficially owned at that time by Mr. Pagon and his related parties; or

     o the first day on which a majority of the members of the Board of Directors of PM&C or Pegasus are not "continuing directors" -- essentially, the current directors and replacements elected or recommended by the current directors or by such replacements.

     Subordination. The PM&C Notes are general unsecured obligations of PM&C and are subordinate to all existing and future senior debt of PM&C. The PM&C Notes rank senior in right of payment to all junior subordinated indebtedness of PM&C. The subsidiary guarantees are general unsecured obligations of the guarantors of the PM&C Notes and are subordinated to the senior debt and to the guarantees of senior debt of the guarantors. The subsidiary guarantees rank senior in right of payment to all junior subordinated indebtedness of the guarantors.

     Certain Covenants. The PM&C Notes indenture contains a number of covenants restricting the operations of PM&C, which, among other things, limit the ability of PM&C to incur additional indebtedness, pay dividends or make distributions, make certain investments, sell assets, issue subsidiary stock, restrict distributions from subsidiaries, create certain liens, enter into certain consolidations or mergers and enter into certain transactions with affiliates.

     Events of Default. Events of default under the PM&C Notes indenture include the following:

     o a default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the PM&C Notes;

     o default in payment when due of the principal of or premium, if any, on the PM&C Notes;

     o failure by PM&C to comply with certain provisions of the indenture (subject, in some but not all cases, to notice and cure periods);

     o default under certain items of indebtedness for money borrowed by PM&C or certain of its subsidiaries;

     o failure by PM&C or certain of its subsidiaries to pay final judgments aggregating in excess of $2.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

     o except as permitted by the indenture, any subsidiary guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any subsidiary guarantor, or any person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its subsidiary guarantee; or

     o certain events of bankruptcy or insolvency with respect to PM&C or certain of its subsidiaries.

     If an event of default occurs, with certain exceptions, the trustee under the indenture or the holders of at least 25% in principal amount of the then outstanding PM&C Notes may accelerate the maturity of all the PM&C Notes as provided in the indenture.


DTS Notes

     Digital Television Services, Inc. has outstanding $155.0 million in aggregate principal amount of its 12 1/2% Series B Senior Subordinated Notes due 2007 (the "DTS Notes"). The DTS Notes are subject to an indenture among DTS, certain of its direct and indirect subsidiaries, as guarantors, and The Bank of New York, as trustee. The following summary of the material provisions of the DTS indenture is not complete, and is subject to all of the provisions of the DTS indenture and those terms made a part of the DTS indenture by the Trust Indenture Act.

     General. The DTS Notes will mature on August 1, 2007 and bear interest at 12 1/2% per annum, payable semi-annually on February 1 and August 1 of each year. The DTS Notes are general obligations of DTS.

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

Except for a first priority security interest granted in an interest escrow account to provide for payment of the installments of interest on the DTS Notes due through August 1, 1999, the DTS Notes are unsecured. The DTS Notes are unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally, by the DTS guarantor subsidiaries.

     Optional Redemption. The DTS Notes are subject to redemption at any time, at the option of DTS, in whole or in part, on or after August 1, 2002 at redemption prices (plus accrued interest) starting at 106.25% of principal during the 12-month period beginning August 1, 2002 and declining annually to 100% of principal on August 1, 2005 and thereafter.

     In addition, prior to August 1, 2000, DTS may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain public or private offerings of its common equity to the extent such proceeds are contributed (within 120 days of any such offering) to DTS as common equity, at a price equal to 112.5% of the principal amount plus accrued interest. If DTS does this, it must leave at least 65% of the DTS Notes outstanding.

     Change of Control. If a change of control occurs, each holder of the DTS Notes may require DTS to repurchase all or a portion of the holder's DTS Notes at a purchase price equal to 101% of principal, together with accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. Generally, a "change of control," means any of the following, with certain exceptions:

     o any person becomes the beneficial owner of more than 45% of the total voting power of DTS' outstanding equity interests;

     o a change in the composition of DTS' board of directors over any two-year period such that the individuals who constitute the board of directors at the beginning of the period (together with any new directors whose election was approved by a majority of the directors who were either directors at the beginning of the period or whose election was previously so approved) cease to constitute a majority of the board of directors; or

     o the liquidation or dissolution of DTS.

     Subordination. The DTS Notes are general unsecured obligations of DTS and are subordinate to all existing and future senior debt of DTS. The DTS Notes rank senior in right of payment to all junior subordinated debt of DTS. The guarantees of the guarantors of the DTS Notes are general unsecured obligations of the guarantors and are subordinated to the senior debt and to guarantees of senior debt of the guarantors. The guarantees of the DTS Notes by the guarantors rank senior in right of payment to all junior subordinated debt of the guarantors.

     Certain Covenants. The DTS indenture contains a number of covenants restricting the operations of DTS, which, among other things, limit the ability of DTS to incur additional indebtedness, pay dividends or make distributions, make certain investments, sell assets, issue subsidiary stock, restrict distributions from subsidiaries, create certain liens, enter into certain consolidations or mergers and enter into certain transactions with affiliates.

     Events of Default. Events of default under the DTS indenture include the following:

     o a default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the DTS Notes;

     o default in payment when due of the principal of or premium, if any, on the DTS Notes;

     o failure by DTS to comply with certain provisions of the DTS Notes indenture (subject, in some but not all cases, to notice and cure periods);

     o default under certain items of indebtedness for money borrowed by DTS or any of its significant restricted subsidiaries in the amount of $5.0 million or more;

     o failure by DTS or any restricted subsidiary that would be a significant subsidiary to pay final judgments aggregating in excess of $2.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

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

     o except as permitted by the DTS Notes indenture, any subsidiary guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any subsidiary guarantor, or any person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its subsidiary guarantee; or

     o certain events of bankruptcy or insolvency with respect to DTS or certain of its subsidiaries.

     If an event of default occurs, with certain exceptions, the trustee under the DTS Notes indenture or the holders of at least 25% in principal amount of the then outstanding DTS Notes may accelerate the maturity of all the DTS Notes.


Exchange Notes

     Pegasus may, at its option, under certain circumstances exchange, in whole, but not in part, the then outstanding shares of Series A Preferred Stock for Exchange Notes. The Exchange Notes will, if and when issued, be issued pursuant to an indenture between Pegasus and First Union National Bank, as trustee. The terms of the Exchange Notes include those stated in the Exchange
Note indenture and those made part of the Exchange Note indenture by reference to the Trust Indenture Act. The following summary of certain provisions of the Exchange Note Indenture is not complete, and is subject to all of the provisions of the Exchange Note indenture.

     Principal, Maturity and Interest. The Exchange Notes will mature on January 1, 2007. Interest on the Exchange Notes will accrue at the rate of 12 3/4% per annum and will be payable semi-annually in arrears on January 1 and July 1 of each year. Interest will be payable in cash, except that on each interest payment date occurring prior to January 1, 2002, interest may be paid, at Pegasus' option, by the issuance of additional Exchange Notes having an aggregate principal amount equal to the amount of such interest.

     Subordination. The payment of principal or, premium, if any, and interest on the Exchange Notes will be subordinated in right of payment, as described in the Exchange Note indenture, to the prior payment in full of all senior debt, whether outstanding on the date of the Exchange Note indenture or thereafter incurred.

     Optional Redemption. The Exchange Notes will not be redeemable at Pegasus' option prior to January 1, 2002. The Exchange Notes may be redeemed, in whole or in part, at the option of Pegasus on or after January 1, 2002, at the redemption prices, in each case, together with accrued and unpaid interest, if any, starting at 106.375% of principal during the 12-month period beginning January 1, 2002 and declining annually to 100% of principal on January 1, 2005 and thereafter.

     In addition, prior to January 1, 2000, Pegasus may, on any one or more occasions, use the net proceeds of one or more offerings of its Class A Common Stock to redeem up to 25% of the aggregate principal amount of the notes (whether issued in exchange for Series A Preferred Stock or in lieu of cash interest payments) at the redemption price of 112.750% of principal plus accrued and unpaid interest to the date of redemption. If Pegasus does this, it must leave at least $75.0 million of the notes outstanding, and the redemption must occur within 90 days of the date of closing of the offering.

     Change of Control. If a change of control of Pegasus occurs, each holder of Exchange Notes will have the right to require Pegasus to repurchase all or any part of the holder's Exchange Notes at an offer price in cash equal to 101% of the aggregate principal plus accrued and unpaid interest, if any, thereon to the date of purchase. See the description of our Series A Preferred Stock under "Description of Capital Stock" for what constitutes a change of control under the Exchange Notes.

     Certain Covenants. The Exchange Note indenture contains a number of covenants restricting the operations of Pegasus and its subsidiaries, which, among other things, limit the ability of Pegasus and/or its subsidiaries to incur additional indebtedness, pay dividends or make distributions, make certain investments, sell assets, issue subsidiary stock, create certain liens, enter into certain consolidations or mergers and enter into certain transactions with affiliates.

                         DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of:

     o 30,000,000 shares of Class A Common Stock, par value $.01 per share

     o 15,000,000 shares of Class B Common Stock, par value $.01 per share

     o 5,000,000 shares of Preferred Stock, par value $.01 per share

     Of the 5,000,000 shares of Preferred Stock that we are authorized to issue, approximately 126,978 shares have been designated as Series A Preferred Stock. As of January 20, 1999, we had outstanding 11,315,809 shares of Class A Common Stock and 4,581,900 shares of Class B Common Stock.

     The following summary description relating to our capital stock sets forth the material terms of our capital stock. This summary is not intended to be complete. It is subject to, and qualified in its entirety by reference to, our Amended and Restated Certificate of Incorporation and the Certificate of Designation.


Description of Common Stock

     Voting, Dividend and Other Rights. The voting powers, preferences and relative rights of the Class A Common Stock and the Class B Common Stock are identical in all respects, except for the following differences:

     o holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share

     o stock dividends on Class A Common Stock may be paid only in shares of Class A Common Stock and stock dividends on Class B Common Stock may be paid only in shares of Class B Common Stock

     o shares of Class B Common Stock can be converted into Class A Common Stock and are subject to certain restrictions on ownership and transfer.

     Holders of a majority of the outstanding shares of each class of common stock, voting as separate classes, must approve any amendment to the Amended and Restated Certificate of Incorporation that has any of the following effects:

     o any decrease in the voting rights per share of Class A Common Stock or any increase in the voting rights of Class B Common Stock;

     o any increase in the number of shares of Class A Common Stock into which shares of Class B Common Stock are convertible;

     o any relaxation on the restrictions on transfer of the Class B Common Stock; or

     o any change in the powers, preferences or special rights of either class of common stock adversely affecting the holders of the Class A Common Stock.

     Holders of a majority of the outstanding shares of each class of common stock, voting as separate classes, must approve the authorization or issuance of additional shares of Class B Common Stock, except when the Company takes parallel action with respect to Class A Common Stock in connection with stock dividends, stock splits, recapitalizations, and similar changes. Except as described above or as required by law, holders of Class A Common Stock and Class B Common Stock vote together on all matters presented to the stockholders for their vote or approval, including the election of directors.

     The outstanding shares of Class A Common Stock equal approximately 71.2% of the total common stock outstanding, and the holders of Class B Common Stock have control of approximately 80.2% of the combined voting power of the common stock. The holders of Class B Common Stock have the power to elect our entire Board of Directors. In

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

particular, Marshall W. Pagon, by virtue of his beneficial ownership of all of the Class B Common Stock, may determine the outcome of any matter submitted to the stockholders for approval (except matters on which the holders of Class A Common Stock are entitled to vote separately as a class), including the outcome of all corporate transactions.

     Each share of common stock is entitled to receive dividends as declared by the Board of Directors out of funds legally available. The Class A Common Stock and Class B Common Stock share equally on a share-for-share basis in cash dividends.

     In the event of a merger or consolidation to which we are a party, each share of Class A Common Stock and Class B Common Stock will be entitled to receive the same consideration, except that, if we are not the surviving corporation, holders of Class B Common Stock may receive stock with greater voting power in lieu of stock with lesser voting power received by holders of Class A Common Stock.

     Our stockholders have no preemptive or other rights to subscribe for additional shares. Subject to any rights of holders of any preferred stock, all holders of common stock, regardless of class, are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders if we liquidate, dissolve or wind up. No shares of common stock are subject to redemption or a sinking fund. All issued common stock is validly issued, fully paid and nonassessable. In the event of any change in the number of outstanding shares of either class of common stock from a stock split, combination, consolidation or reclassification, we are required to take parallel action with respect to the other class so that the number of shares of each class bears the same relationship to each other as they did before the event.

     Conversion Rights and Restrictions on Transfer of Class B Common
Stock. The Class A Common Stock has no conversion rights. Each share of Class B Common Stock is convertible at the option of the holder at any time and from time to time into one share of Class A Common Stock. Any holder of shares of Class B Common Stock desiring to transfer shares of Class B Common Stock must present those shares to Pegasus for conversion into an equal number of shares of Class A Common Stock. After conversion, the converted shares may be freely transferred, subject to applicable securities laws. Notwithstanding the preceding, a holder of Class B Common Stock may transfer shares of Class B Common Stock without conversion if the transfer is to one of the following:

     o Marshall W. Pagon or any of his "immediate family members." For purposes of this paragraph, "immediate family member" is defined as Mr. Pagon's spouse and parents, the lineal descendents of either of his parents, and the spouses of their lineal descendents (adoptive and step relationships are included for purposes of defining parentage and descent);

     o the estate of Marshall W. Pagon or any of his immediate family members until the property of such estate is distributed in accordance with such deceased's will or applicable law; or

     o any trust (including a voting trust), corporation, partnership or other entity, more than 50% of the voting equity interests of which are owned directly or indirectly by (or, in the case of a trust not having voting equity interests, which is more than 50% for the benefit of), and which is controlled by, Marshall W. Pagon or any of his immediate family members.

     If ownership or voting rights of shares of Class B Common Stock are transferred other than in accordance with the preceding paragraph, or a transferee loses the status that allowed him or her to hold shares of Class B Common Stock without conversion, such shares of Class B Common Stock will automatically convert into an equal number of shares of Class A Common Stock. Because of these restrictions, no trading market is expected to develop in the Class B Common Stock and the Class B Common Stock will not be listed or traded on any exchange or in any market.

     Effects of Disproportionate Voting Rights. The disproportionate voting rights of the classes of common stock could have an adverse effect on the market price of the Class A Common Stock. For example, we could not be acquired in a hostile takeover without Marshall W. Pagon's approval as long as he has voting control. Merger proposals, tender offers, or proxy contests may be discouraged even if such actions were favored by holders of Class A Common Stock. Accordingly, holders of Class A Common Stock may be unable to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from shareholders at a premium price.

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Description of Series A Preferred Stock

     General. Pursuant to the Certificate of Designation, we have issued approximately 126,978 shares of Series A Preferred Stock with a liquidation preference of $1,000 per share. This includes shares issued to pay in-kind dividends on the Series A Preferred Stock. On January 1, 2007, we must redeem, subject to the legal availability of funds, all outstanding shares of Series A Preferred Stock at a price in cash equal to the liquidation preference, plus accrued and unpaid dividends, if any, to the date of redemption.

     Dividends. The holders of shares of the Series A Preferred Stock are entitled to receive, as dividends are declared by the Board of Directors out of funds legally available, cumulative preferential dividends from the issue date of the Series A Preferred Stock accruing at the rate per share of 12 3/4% per annum, payable semi-annually in arrears on January 1 and July 1 of each year. Accumulated unpaid dividends bear interest at a per annum rate 200 basis points in excess of the annual dividend rate on the Series A Preferred Stock. Dividends are payable in cash, except that on or prior to January 1, 2002, dividends may be paid, at our option, by the issuance of additional shares of Series A Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends.

     Optional Redemption. We do not have the option to redeem Series A Preferred Stock until after January 1, 2002. We may redeem the Series A Preferred Stock after that date, starting at 106.375% of the liquidation preference during the 12-month period beginning January 1, 2002 and declining annually to 100% of the liquidation preference on January 1, 2005 and thereafter.

     In addition, we may, on any one or more occasions, redeem up to 25% of the shares of Series A Preferred Stock then outstanding (whether initially issued or issued in lieu of cash dividends) at a redemption price of 112.750% of the liquidation preference plus, without duplication, accumulated and unpaid dividends to the date of redemption. Such a redemption is subject to the following conditions:

     o the redemption must occur prior to January 1, 2000;

     o we must pay for the redemption out of the net proceeds of an offering of Class A Common Stock, and must redeem within 90 days of the date of closing of such offering; and

     o after the redemption, at least $75.0 million in aggregate liquidation preference of Series A Preferred Stock must remain outstanding.

     Change of Control. Upon the occurrence of a Change of Control, each holder of shares of Series A Preferred Stock will have the right to require the us to repurchase all or any part of such holder's Series A Preferred Stock at an offer price in cash equal to 101% of the aggregate liquidation preference of the preferred stock the holder wishes to sell, plus accrued and unpaid dividends, if any, to the date of purchase. Generally, a "change of control" means the occurrence of any of the following:

     o the sale of all or substantially all of our assets to any person other than Marshall W. Pagon or his related parties as described in the Certificate of Designation,

     o the adoption of a plan relating to the liquidation or dissolution of Pegasus,

     o the consummation of any transaction in which a person becomes a beneficial owner of more of our Class A Common Stock than is beneficially owned at such time by Marshall W. Pagon and his related parties,

     o the consummation of any transaction in which Mr. Pagon and his related parties cease to have at least 30% of the combined voting power of all our voting stock or Mr. Pagon and his affiliates acquire beneficial ownership of more than 66 2/3% of our Class A Common Stock, or

     o the first day on which a majority of the members of the Board of Directors are not "continuing directors" -- essentially, directors elected or recommended by the current board of directors or their designated replacements.

     Certain Covenants. The Certificate of Designation contains a number of covenants restricting our operations and those of our subsidiaries. For example, the covenants limit Pegasus' ability to issue capital stock ranking on parity with or senior to the Series A Preferred Stock, and the ability of Pegasus and its subsidiaries to incur additional indebtedness, pay dividends or make distributions, make certain investments, issue subsidiary stock, enter into certain consolidations or mergers and enter into certain transactions with affiliates.


Transfer Agent and Registrar

     The Transfer Agent and Registrar for the common stock is First Union National Bank.


Limitation on Directors' Liability

     The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. In the absence of the limitations authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our Amended and Restated Certificate of Incorporation limits the liability of our directors to us or our stockholders to the fullest extent permitted by the Delaware statute. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except in the following circumstances:

     o breach of the duty of loyalty to Pegasus or its stockholders.

     o acts or omissions not in good faith.

     o intentional misconduct or a knowing violation of law.

     o unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

     o any transaction from which a director derived an improper personal benefit.

The inclusion of this provision in our Amended and Restated Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against a director for breach of the duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

                         FUTURE SALES OF COMMON STOCK

     After this offering, the Company will have 14,315,809 shares of Class A Common Stock issued and outstanding (14,765,809 shares if the underwriters' over-allotment option is exercised in full). The Company will also have outstanding 4,581,900 shares of Class B Common Stock issued and outstanding. All of the Class B Common Stock is convertible into shares of Class A Common Stock on a share for share basis.

     Of the 14,315,809 shares of Class A Common Stock issued and outstanding after this offering (assuming the over-allotment option is not exercised):

     o 7,733,226 shares will be held by the public.

     o 4,641,400 shares (including vested stock options) will be held or controlled by Marshall W. Pagon.

     o 336,464 other shares held by two current and one former officer may be sold at any time under an effective registration statement under the Securities Act.

     o 141,410 other shares (including vested stock options) held by directors and executive officers can currently be sold subject to the volume and other limitations under SEC Rule 144.

     o 3,662,497 other shares have demand registration rights, which means the holders can require us to register them for sale into the public market.

     o 193,600 other shares can be acquired on exercise of outstanding warrants. Those shares have been registered under the Securities Act.

     o 1,337,000 other shares can be sold into the market without registration under SEC Rule 144.

     Approximately 8,657,440 shares of Class A Common Stock and all of the 4,581,900 shares of Class B Common Stock are "restricted securities" under the Securities Act. Restricted securities and any shares purchased by affiliates of the Company in this offering may be sold only if they are registered under the Securities Act or under an applicable exemption from the registration requirements of the Securities Act, including SEC Rules 144.

     In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed between the later of the date on which "restricted shares" (as that phrase is defined in Rule 144) were acquired from the Company and the date on which they were acquired from an "affiliate" (as defined in Rule 144) of the Company, then the holder of the restricted shares (including an affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of (i) one percent of the then outstanding shares of the Class A Common Stock, or (ii) the average weekly reported volume of trading of the Class A Common Stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of the sale, notices of the sale and the availability of current public information concerning the Company. Affiliates of the Company may sell shares not constituting restricted shares in accordance with these volume limitations and other requirements but without regard to the one-year period. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date on which the restricted shares were acquired from the Company and the date on which they were acquired from an affiliate, a holder of the restricted shares who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above. This description of Rule 144 is not intended to be complete.

     Sales of significant amounts of Class A Common Stock, or the perception that these sales could occur, could have an adverse impact on the market price of the Company's Class A Common Stock. The Company, all of its directors and officers and certain stockholders have agreed that during the period beginning on the date of this prospectus and continuing to and including the date 120 days after the date of this prospectus, they will not offer, sell, contract to sell or otherwise dispose of any shares of Class A Common Stock beneficially owned by them without the consent of Donaldson, Lufkin & Jenrette Securities Corporation, on behalf of the underwriters of this offering. Persons holding an additional 1,697,528 shares have agreed not to sell their shares for 90 days after the date of this prospectus. The agreements entered into by these persons also covers any securities of the Company that are substantially similar to the shares of the Class A Common Stock or that are convertible or exchangeable into Class A Common Stock or substantially similar securities (with certain exceptions pertaining to employee benefit plans). Shares offered in connection with this offering are not covered by these agreements.


Registration Rights

 DTS Registration Rights

     The former stockholders of Digital Television Services, Inc. received registration rights for 3,463,462 of the shares of our Class A Common Stock issued to them when we acquired DTS in April 1998. A brief description of these registration rights follows.

     o Underwritten Demand Registration: The DTS stockholders can require us to register their shares for an underwritten offering until April 27, 2003. They can do this no more than twice. Any demand must include at least 346,346 shares. We can delay a demand registration in case of material developments.

     o S-3 Shelf Registration: The DTS stockholders can require us to register their shares on a "shelf registration" any number of times until April 27, 2003. A shelf registration could cover shares to be sold into the market or in negotiated transactions. Any demand must include at least 100,000 shares. We do not have to keep any shelf registration effective for more than 90 days, and we can require that 90 days elapse between shelf registrations. We can delay a shelf registration in case of material developments.

     o Piggyback Registration: The DTS stockholders have the right to include shares in any registration we make for ourselves or for other stockholders. (There are exceptions to this, such as registrations for acquisitions and employee benefit plans.) We can reduce the shares they want to include if we or our underwriters decide the offering would be too large.

We would have to pay expenses of any registration, except that the selling DTS stockholders would have to pay underwriting discounts, brokerage commissions and the like.

 ViewStar Registration Rights

     The former stockholders of ViewStar Entertainment Services, Inc. received registration rights for the 397,035 shares of our Class A Common Stock issued to them when we acquired Viewstar in October 1997. One of the former ViewStar stockholders is Donald W. Weber, a director of Pegasus. (See "Certain Relationships and Related Transactions"). Because of a later sale by Mr. Weber and the sale by Mr. Weber of shares in this offering, these registration rights will cover 199,035 shares after this offering. A brief description of these registration rights follows.

     o Underwritten Demand Registration: The ViewStar stockholders can require us to register their shares for an underwritten offering until April 27, 2003. They can do this no more than once. We can delay a demand registration in case of material developments.

     o S-3 Shelf Registration: Mr. Weber can require us to register his shares on a "shelf registration" if he ceases to be an affiliate of Pegasus. He may do this no more than once. A shelf registration could cover shares to be sold into the market or in negotiated transactions. We do not have to keep the shelf registration effective for more than 180 days. We can delay a shelf registration in case of material developments.

     o Piggyback Registration: The ViewStar stockholders have the right to include shares in any registration we make for ourselves or for other stockholders. (There are exceptions to this, such as registrations for acquisitions and employee benefit plans.) We can reduce the shares they want to include if we or our underwriters decide the offering would be too large.

We would have to pay expenses of any registration, except that the selling DTS stockholders would have to pay underwriting discounts, brokerage commissions and the like.

     The ViewStar stockholders' registration rights terminate when their shares can be sold under Rule 144 and we have authorized the removal of restrictive legends from their shares.

 Management Share Registration

     We have registered shares held by Robert N. Verdecchio and Howard E. Verlin, two of our officers, and one of our former officers for sales by them into the market. A total of 336,464 shares can now be sold under this registration.

                                 UNDERWRITERS

     Subject to the terms and conditions contained in an underwriting agreement, dated ________, 1999 (the "Underwriting Agreement"), the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co., Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, C.E. Unterberg, Towbin and ING Baring Furman Selz LLC (the "Representatives"), have severally agreed to purchase from the Company and the selling stockholders the number of shares set forth opposite their names below:

                                                                Number of
                                                                  Shares
                                                                ---------
Underwriters:
 Donaldson, Lufkin & Jenrette Securities Corporation ......
 Bear, Stearns & Co. Inc. .................................
 Merrill Lynch, Pierce, Fenner & Smith Incorporated........
 C.E. Unterberg, Towbin ...................................
 ING Baring Furman Selz LLC................................
                                                                ----------
  Total ...................................................

     The Underwriting Agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares. The Company's Class A Common Stock is listed on the Nasdaq National Market.

     The underwriters propose to initially offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering
price less a concession not in excess of $   per share. The underwriters may
allow, and such dealers may re-allow, a concession not in excess of $   per
share on sales to certain other dealers. After the initial offering of the shares to the public, the Representatives may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The following table shows the underwriting fees to be paid to the underwriters by the Company and the selling stockholders in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of Class A Common Stock.


                                            No Exercise     Full Exercise
                                           -------------   --------------
Company:
 Per share ........................         $                $
 Total ............................         $                $
Selling Stockholders:
 Per share ........................         $                $
 Total ............................         $                $

     The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of the Underwriting Agreement, to purchase up to 450,000 additional shares at the public offering price less the underwriting fees. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment. The Company estimates its expenses relating to the offering to be
$   .

     The Company, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Each of the Company, its executive officers and directors and certain stockholders of the Company (including the selling stockholders) has agreed that, for a period of either 90 days or 120 days from the date of this prospectus, they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation:

     o offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or,

     o enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock (regardless of whether any of the transactions described in this paragraph is to be settled by the delivery of common stock, or such other securities, in cash or otherwise). In addition, during such period, the Company has agreed not to file any registration statement with respect to, and each of its executive officers and directors and certain stockholders of the Company (including the selling stockholders) has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     Other than in the United States, no action has been taken by the Company, the selling stockholders or the underwriters that would permit a public offering of the shares of Class A Common Stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus should inform themselves about and observe any restrictions relating to the offering of the Class A Common Stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of Class A Common Stock included in this offering in any jurisdiction where that would not be permitted or legal.

     Merrill Lynch & Co. provided the Company with a fairness opinion in connection with the acquisition by the Company of Digital Television Services, Inc. in April 1998 for which it was paid $1.35 million in fees.

 Stabilization

     In connection with this offering, certain underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of Class A Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Class A Common Stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members if Donaldson, Lufkin & Jenrette Securities Corporation repurchases previously distributed Class A Common Stock in syndicate covering transactions, in stabilizing transactions or otherwise or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates that the clients of such syndicate members have "flipped" the Class A Common Stock. These activities may stabilize or maintain the market price of the Class A Common Stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.


                                 LEGAL MATTERS

     The validity of the Class A Common Stock offered hereby will be passed upon by Drinker Biddle & Reath LLP, counsel for the Company. Michael B. Jordan, a partner of Drinker Biddle & Reath LLP, is an Assistant Secretary of the Company. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins, New York, New York. Latham & Watkins occasionally renders legal services to the Company.


                                    EXPERTS

     Pegasus' consolidated balance sheets as of December 31, 1996 and 1997 and the related consolidated statements of operations, statements of changes in total equity and statements of cash flows for each of the three years in the period ended December 31, 1997 included in this prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants given upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Digital Television Services, Inc. and subsidiaries for the period from inception (January 30, 1996) through December 31, 1996 and for the year ended December 31, 1997, which are included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included in this prospectus in reliance upon the authority of the firm as experts in accounting and auditing in giving these reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     Pegasus files annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any of the documents Pegasus files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. Pegasus' SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like Pegasus that file electronically with the SEC.

     This prospectus is part of a registration statement on Form S-3 filed by Pegasus with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

     The SEC allows Pegasus to "incorporate by reference" into this prospectus the information it files with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If Pegasus subsequently files updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

     Pegasus is incorporating by reference the following documents that it has filed with the SEC:

     o Pegasus' Form 10-K/A filed with the SEC on April 20, 1998 for the fiscal year ended December 31, 1997;

     o Pegasus' Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

     o Pegasus' Quarterly Report on Form 10-Q for the quarter ended June 30,
       1998;

     o Pegasus' Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

     o Pegasus' Forms 8-K dated December 10, 1997 and filed with the SEC on January 12, 1998; dated January 16, 1998 and filed with the SEC on March 3, 1998; and dated April 27, 1998 and filed with the SEC on May 11, 1998;

     o Digital Television Services, Inc.'s Form 10-K filed with the SEC on March 23, 1998 for the fiscal year ended December 31, 1997.

     Pegasus is also incorporating by reference into this prospectus all of its future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed.

     You may obtain a copy of any of Pegasus' filings which are incorporated by reference, at no cost, by writing to our telephoning us at the following address:

                      Pegasus Communications Corporation
                 c/o Pegasus Communications Management Company
                     Suite 454, 5 Radnor Corporate Center
                              100 Matsonford Road
                          Radnor, Pennsylvania 19087
                     Attention: Director of Communications
                           Telephone: (888) 438-7488

     You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. Pegasus is not making this offer of securities in any state or country in which the offer or sale is not permitted.

                      PEGASUS COMMUNICATIONS CORPORATION
                         INDEX TO FINANCIAL STATEMENTS

                                                                                             Page
                                                                                             ----
Pegasus Communications Corporation
Report of PricewaterhouseCoopers LLP .....................................................    F-2

Consolidated Balance Sheets as of December 31, 1996, 1997 and
 September 30, 1998 (unaudited) ..........................................................    F-3

Consolidated Statements of Operations for the years ended December 31, 1995, 1996 and
 1997 and the nine months ended September 30, 1997 (unaudited) and 1998 (unaudited) ......    F-4

Consolidated Statements of Changes in Total Equity for the years ended December 31, 1995,
 1996 and 1997 and the nine months ended September 30, 1998 (unaudited) ..................    F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997
 and the nine months ended September 30, 1997 (unaudited) and 1998 (unaudited) ...........    F-6

Notes to Consolidated Financial Statements ...............................................    F-7

Pro Forma Consolidated Financial Information .............................................   F-30

Pro Forma Consolidated Statement of Operations Data ......................................   F-31

Notes to Pro Forma Consolidated Statements of Operations Data ............................   F-34

Digital Television Services, Inc. and Subsidiaries (an acquired entity)
Report of Arthur Andersen LLP ............................................................   F-41

Consolidated Balance Sheets as of December 31, 1996 and December 31, 1997 ................   F-42

Consolidated Statements of Operations for the period from inception (January 30) through
 December 31, 1996 and for the year ended December 31, 1997 ..............................   F-43

Consolidated Statements of Members'/Stockholders' Equity for the period from inception
 (January 30) through December 31, 1996 and for the year ended December 31, 1997 .........   F-44

Consolidated Statements of Cash Flows for the period from inception (January 30) through
 December 31, 1996 and for the year ended December 31, 1997 ..............................   F-45

Notes to Consolidated Financial Statements ...............................................   F-46

Consolidated Balance Sheets as of September 30, 1998 (unaudited) .........................   F-64

Consolidated Statements of Operations for the nine months ended September 30, 1997
 (unaudited) and September 30, 1998 (unaudited) ..........................................   F-65

Consolidated Statements of Cash Flows for the nine months ended September 30, 1997
 (unaudited) and September 30, 1998 (unaudited) ..........................................   F-66

Notes to Consolidated Financial Statements ...............................................   F-67

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Pegasus Communications Corporation

We have audited the accompanying consolidated balance sheets of Pegasus Communications Corporation as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in total equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pegasus Communications Corporation as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



PricewaterhouseCoopers LLP


2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 26, 1998

                      Pegasus Communications Corporation
                          Consolidated Balance Sheets

                                                                      December 31,
                                                           ----------------------------------     September 30,
                                                                 1996              1997               1998
                                                                                                   (unaudited)
ASSETS
Current assets:
 Cash and cash equivalents .............................    $   8,582,369     $  44,049,097      $  39,073,970
 Restricted cash .......................................               --         1,220,056         19,737,235
 Accounts receivable, less allowance for doubtful
   accounts of $243,000, $319,000 and $551,000,
   respectively ........................................        9,155,545        13,819,571         19,165,874
 Program rights ........................................        1,289,437         2,059,346          3,767,113
 Inventory .............................................          697,957           974,920          3,968,253
 Deferred taxes ........................................        1,290,397         2,602,453          2,602,453
 Prepaid expenses and other ............................          851,592           788,669          1,493,975
                                                            -------------     -------------      -------------
    Total current assets ...............................       21,867,297        65,514,112         89,808,873
Property and equipment, net ............................       24,115,138        27,686,646         29,551,695
Intangible assets, net .................................      126,236,128       284,774,027        709,319,035
Program rights .........................................        1,294,985         2,262,299          3,468,484
Deferred taxes .........................................               --                --         13,296,554
Deposits and other .....................................          166,498           624,629            719,565
                                                            -------------     -------------      -------------
    Total assets .......................................    $ 173,680,046     $ 380,861,713      $ 846,164,206
                                                            =============     =============      =============
LIABILITIES AND TOTAL EQUITY
Current liabilities:
 Current portion of long-term debt .....................    $     363,833     $   6,357,320      $  22,218,859
 Accounts payable ......................................        4,414,504         4,151,226          4,684,795
 Accrued interest ......................................        5,592,083         8,177,261         11,990,442
 Accrued satellite programming and fees ................        1,191,007         6,089,389         15,824,268
 Accrued expenses ......................................        3,274,463         6,973,297          8,436,061
 Current portion of program rights payable .............          601,205         1,418,581          1,278,641
                                                            -------------     -------------      -------------
    Total current liabilities ..........................       15,437,095        33,167,074         64,433,066
Long-term debt, net ....................................      115,211,610       201,997,811        482,414,676
Program rights payable .................................        1,365,284         1,416,446          4,786,628
Deferred taxes .........................................        1,339,859         2,652,454         69,701,954
                                                            -------------     -------------      -------------
    Total liabilities ..................................      133,353,848       239,233,785        621,336,324
                                                            -------------     -------------      -------------
Commitments and contingent liabilities .................               --                --                 --
Minority interest ......................................               --         3,000,000          3,000,000
                                                            -------------     -------------      -------------
Series A preferred stock ...............................               --       111,264,424        122,223,017
                                                            -------------     -------------      -------------
Common stockholders' equity:
 Class A common stock ..................................           46,632            57,399            113,158
 Class B common stock ..................................           45,819            45,819             45,819
 Additional paid-in capital ............................       57,736,011        64,034,687        174,753,387
 Deficit ...............................................      (17,502,264)      (36,774,401)       (75,307,499)
                                                            -------------     -------------      -------------
    Total common stockholders' equity ..................       40,326,198        27,363,504         99,604,865
                                                            -------------     -------------      -------------
    Total liabilities and stockholders' equity .........    $ 173,680,046     $ 380,861,713      $ 846,164,206
                                                            =============     =============      =============

          See accompanying notes to consolidated financial statements

                      Pegasus Communications Corporation
                     Consolidated Statements of Operaions

                                                          Years Ended December 31,
                                             ---------------------------------------------------
                                                   1995             1996              1997
Revenues:
 Basic and satellite service ..............    $10,002,579      $ 16,645,428      $ 49,305,330
 Premium services .........................      1,652,419         2,197,188         4,665,823
 Broadcasting revenue, net of agency
  commissions .............................     14,862,734        21,813,409        23,927,876
 Barter programming revenue ...............      5,110,662         6,337,220         7,520,000
 Other ....................................        519,682           935,387         1,399,397
                                               -----------      ------------      ------------
  Total revenues ..........................     32,148,076        47,928,632        86,818,426
Operating expenses:
 Programming ..............................      5,475,623         9,889,895        24,340,556
 Barter programming expense ...............      5,110,662         6,337,220         7,520,000
 Technical and operations .................      2,740,670         3,271,564         3,741,708
 Marketing and selling ....................      3,928,073         5,481,315        14,352,775
 General and administrative ...............      3,885,473         5,923,247        12,129,765
 Incentive compensation ...................        527,663           985,365         1,273,872
 Corporate expenses .......................      1,364,323         1,429,252         2,256,233
 Depreciation and amortization ............      8,751,489        12,060,498        27,791,903
                                               -----------      ------------      ------------
  Income (loss) from operations ...........        364,100         2,550,276        (6,588,386)
Interest expense ..........................     (8,793,823)      (12,454,891)      (16,094,037)
Interest expense -- related party .........        (22,759)               --                --
Interest income ...........................        370,300           232,361         1,538,569
Other expenses, net .......................        (44,488)         (171,289)         (723,439)
Gain on sale of cable system ..............             --                --         4,451,320
                                               -----------      ------------      ------------
 Loss before income taxes and
  extraordinary items .....................     (8,126,670)       (9,843,543)      (17,415,973)
Provision (benefit) for income taxes ......         30,000          (120,000)          200,000
                                               -----------      ------------      ------------
 Loss before extraordinary items ..........     (8,156,670)       (9,723,543)      (17,615,973)
Extraordinary gain (loss) from
 extinguishment of debt, net ..............     10,210,580          (250,603)       (1,656,164)
                                               -----------      ------------      ------------
 Net income (loss) ........................      2,053,910        (9,974,146)      (19,272,137)
 Preferred stock dividends ................             --                --        12,215,000
                                               -----------      ------------      ------------
 Net income (loss) applicable to common
  shares ..................................    $ 2,053,910     ($  9,974,146)    ($ 31,487,137)
                                               ===========      ============      ============
 Basic and diluted earnings per
  common share:
  Loss before extraordinary items .........   ($      1.59)    ($       1.56)    ($       3.02)
  Extraordinary gain (loss) ...............           1.99             (0.04)            (0.17)
                                               -----------      ------------      ------------
  Net income (loss) .......................    $      0.40     ($       1.60)    ($       3.19)
                                               ===========      ============      ============
  Weighted average shares outstanding .....      5,139,929         6,239,646         9,858,244
                                               ===========      ============      ============

                                              Nine Months Ended September 30,
                                             ----------------------------------
                                                   1997              1998
                                                        (unaudited)
Revenues:
 Basic and satellite service ..............    $ 32,008,696      $ 88,980,908
 Premium services .........................       3,116,253        13,053,641
 Broadcasting revenue, net of agency
  commissions .............................      16,950,204        18,290,873
 Barter programming revenue ...............       4,507,600         4,861,900
 Other ....................................         954,076         5,842,905
                                               ------------      ------------
  Total revenues ..........................      57,536,829       131,030,227
Operating expenses:
 Programming ..............................      15,916,313        49,179,278
 Barter programming expense ...............       4,507,600         4,861,900
 Technical and operations .................       2,814,922         2,927,287
 Marketing and selling ....................       7,429,814        33,688,708
 General and administrative ...............       8,341,570        23,463,195
 Incentive compensation ...................         744,242         1,471,876
 Corporate expenses .......................       1,408,954         2,418,067
 Depreciation and amortization ............      18,160,442        46,789,028
                                               ------------      ------------
  Income (loss) from operations ...........      (1,787,028)      (33,769,112)
Interest expense ..........................     (10,288,211)      (29,849,768)
Interest expense -- related party .........              --                --
Interest income ...........................         828,388         1,333,683
Other expenses, net .......................        (454,612)         (975,185)
Gain on sale of cable system ..............       4,451,320        24,902,284
                                               ------------      ------------
 Loss before income taxes and
  extraordinary items .....................      (7,250,143)      (38,358,098)
Provision (benefit) for income taxes ......          50,000           175,000
                                               ------------      ------------
 Loss before extraordinary items ..........      (7,300,143)      (38,533,098)
Extraordinary gain (loss) from
 extinguishment of debt, net ..............              --                --
                                               ------------      ------------
 Net income (loss) ........................      (7,300,143)      (38,533,098)
 Preferred stock dividends ................       8,677,500        10,958,593
                                               ------------      ------------
 Net income (loss) applicable to common
  shares ..................................   ($ 15,977,643)    ($ 49,491,691)
                                               ============      ============
 Basic and diluted earnings per
  common share:
  Loss before extraordinary items .........   ($       1.64)    ($       3.66)
  Extraordinary gain (loss) ...............              --                --
                                               ------------      ------------
  Net income (loss) .......................   ($       1.64)    ($       3.66)
                                               ============      ============
  Weighted average shares outstanding .....       9,755,882        13,533,756
                                               ============      ============

          See accompanying notes to consolidated financial statements

                      Pegasus Communications Corporation
              Consolidated Statements of Changes in Total Equity

                                                                         Common Stock
                                                     Series A     --------------------------
                                                    Preferred         Number         Par
                                                      Stock         of Shares       Value
                                                 ---------------  -------------  -----------
Balances at January 1, 1995 ...................                           494     $    494
Net income (loss) .............................
Distributions to Partners .....................
Distributions to Parent .......................
Exchange of common stock ......................                       161,006        1,121
Issuance of Class B common stock ..............                         8,500           85
                                                    ----------      ---------     --------
Balances at December 31, 1995 .................                       170,000        1,700
Net loss ......................................
Contributions by Parent .......................
Distributions to Parent .......................
Issuance of Class A common stock due to:
 Initial Public Offering ......................                     3,000,000       30,000
 WPXT Acquisition .............................                        82,143          821
 MI/TX DBS Acquisition ........................                       852,110        8,521
 Awards .......................................                         3,614           36
Issuance of Class B common stock due to:
 WPXT Acquisition .............................                        71,429          714
Conversions of partnerships ...................
Exchange of PM&C Class B ......................                       183,275        1,833
Exchange of PM&C Class A ......................                     4,882,541       48,826
                                                    ----------      ---------     --------
Balances at December 31, 1996 .................                     9,245,112       92,451
Net loss ......................................
Issuance of Class A common stock due to:
 Acquisitions of DBS properties ...............                       923,860        9,239
 Liveoak Transaction ..........................                        34,000          340
 Incentive compensation and awards ............                       118,770        1,188
Issuance of Class A preferred stock due to:
 Unit Offering ................................   $100,000,000
 Paid and accrued dividends ...................     12,215,000
Issuance of warrants due to:
 Acquisition of DBS properties ................
 Unit Offering ................................       (950,576)
                                                    ----------      ---------     --------
Balances at December 31, 1997 .................    111,264,424     10,321,742      103,218
Net loss ......................................
Issuance of Class A common stock due to:
 Acquisitions of DBS properties ...............                     5,508,600       55,086
 Incentive compensation and awards ............                        67,367          673
Issuance of Class A preferred stock due to:
 Paid and accrued dividends ...................     10,958,593
Issuance of warrants due to:
 Acquisition of DBS properties ................
                                                  ------------     ----------     --------
 Balances at September 30, 1998 (unaudited)       $122,223,017     15,897,709     $158,977
                                                  ============     ==========     ========

                                                                                                             Total
                                                    Additional         Retained          Partners'          Common
                                                      Paid-In          Earnings           Capital        Stockholders'
                                                      Capital          (Deficit)         (Deficit)          Equity
                                                 ----------------  ----------------  ----------------  ----------------
Balances at January 1, 1995 ...................   $  16,382,054     ($  3,905,909)     ($ 5,535,017)    $    6,941,622
Net income (loss) .............................                         5,731,192        (3,677,282)         2,053,910
Distributions to Partners .....................                                            (246,515)          (246,515)
Distributions to Parent .......................     (12,500,000)                                           (12,500,000)
Exchange of common stock ......................          (1,121)
Issuance of Class B common stock ..............       3,999,915                                              4,000,000
                                                  -------------     -------------      ------------     --------------
Balances at December 31, 1995 .................       7,880,848         1,825,283        (9,458,814)           249,017
Net loss ......................................                        (5,934,261)       (4,039,885)        (9,974,146)
Contributions by Parent .......................         579,152                             105,413            684,565
Distributions to Parent .......................      (2,946,379)                                            (2,946,379)
Issuance of Class A common stock due to:
 Initial Public Offering ......................      38,153,000                                             38,183,000
 WPXT Acquisition .............................       1,149,179                                              1,150,000
 MI/TX DBS Acquisition ........................      11,921,025                                             11,929,546
 Awards .......................................          50,559                                                 50,595
Issuance of Class B common stock due to:
 WPXT Acquisition .............................         999,286                                              1,000,000
Conversions of partnerships ...................                       (13,393,286)       13,393,286
Exchange of PM&C Class B ......................          (1,833)
Exchange of PM&C Class A ......................         (48,826)
                                                  -------------     -------------      ------------     --------------
Balances at December 31, 1996 .................      57,736,011       (17,502,264)               --         40,326,198
Net loss ......................................                       (19,272,137)                         (19,272,137)
Issuance of Class A common stock due to:
 Acquisitions of DBS properties ...............      14,827,014                                             14,836,253
 Liveoak Transaction ..........................         360,910                                                361,250
 Incentive compensation and awards ............       1,307,453                                              1,308,641
Issuance of Class A preferred stock due to:
 Unit Offering ................................
 Paid and accrued dividends ...................     (12,215,000)                                           (12,215,000)
Issuance of warrants due to:
 Acquisition of DBS properties ................       1,067,723                                              1,067,723
 Unit Offering ................................         950,576                                                950,576
                                                  -------------     -------------      ------------     --------------
Balances at December 31, 1997 .................      64,034,687       (36,774,401)               --         27,363,504
Net loss ......................................                       (38,533,098)                         (38,533,098)
Issuance of Class A common stock due to:
 Acquisitions of DBS properties ...............     119,640,387                                            119,695,473
 Incentive compensation and awards ............       1,413,670                                              1,414,343
Issuance of Class A preferred stock due to:
 Paid and accrued dividends ...................     (10,958,593)                                           (10,958,593)
Issuance of warrants due to:
 Acquisition of DBS properties ................         623,236                                                623,236
                                                  -------------     -------------      ------------     --------------
 Balances at September 30, 1998 (unaudited)       $ 174,753,387     ($ 75,307,499)               --     $   99,604,865
                                                  =============      ============       ===========     ==============

          See accompanying notes to consolidated financial statements

                      Pegasus Communications Corporation
                     Consolidated Statements of Cash Flows

                                                              Years Ended December 31,
                                                -----------------------------------------------------
                                                      1995              1996               1997
Cash flows from operating activities:
 Net income (loss) ...........................   $    2,053,910    ($  9,974,146)    ($  19,272,137)
 Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities:
 Extraordinary (gain) loss on extinguishment
  of debt, net ...............................      (10,210,580)         250,603          1,656,164
 Depreciation and amortization ...............        8,751,489       12,060,498         27,791,903
 Program rights amortization .................        1,263,190        1,514,122          1,715,556
 Accretion on discount of bonds ..............          195,454          392,324            394,219
 Stock incentive compensation ................               --           50,595                 --
 Gain on sale of cable system ................               --               --         (4,451,320)
 Bad debt expense ............................          146,147          335,856          1,141,913
 Change in assets and liabilities:
  Accounts receivable ........................         (815,241)      (4,607,356)        (5,608,113)
  Inventory ..................................         (389,318)         402,942           (115,800)
  Prepaid expenses and other .................          490,636         (521,697)           305,066
  Accounts payable and accrued expenses ......         (796,453)       4,552,633          7,308,021
  Advances payable -- related party ..........          326,279         (468,327)                --
  Accrued interest ...........................        5,173,745          418,338          2,585,178
  Capitalized subscriber acquisition costs ...         (411,696)      (1,272,283)        (4,514,874)
  Deposits and other .........................            5,843          (74,173)          (458,131)
                                                 --------------     ------------      -------------
Net cash provided (used) by operating
 activities ..................................        5,783,405        3,059,929          8,477,645
                                                 --------------     ------------      -------------
Cash flows from investing activities:
 Acquisitions, net of cash acquired ..........               --      (72,567,216)      (133,886,247)
 Cash acquired from acquisitions .............               --               --            379,044
 Capital expenditures ........................       (2,640,475)      (6,294,352)        (9,929,181)
 Purchase of intangible assets ...............       (1,922,960)        (486,444)        (3,033,471)
 Payments of programming rights ..............       (1,233,777)      (1,830,903)        (2,584,241)
 Proceeds from sale of cable system ..........               --               --          6,945,270
 Other .......................................         (250,000)              --                 --
                                                 --------------     ------------      -------------
Net cash used for investing activities .......       (6,047,212)     (81,178,915)      (142,108,826)
                                                 --------------     ------------      -------------
Cash flows from financing activities:
 Proceeds from long-term debt ................       81,455,919               --        115,000,000
 Repayments of long-term debt ................      (48,095,692)        (103,639)          (320,612)
 Borrowings on bank credit facilities ........        2,591,335       41,400,000         94,726,250
 Repayments of bank credit facilities ........       (2,591,335)     (11,800,000)      (124,326,250)
 Proceeds from borrowings from related
  parties ....................................           20,000               --                 --
 Restricted cash .............................       (9,881,198)       9,881,198         (1,220,056)
 Debt issuance costs .........................       (3,974,454)        (304,237)       (10,236,823)
 Capital lease repayments ....................         (166,050)        (267,900)          (336,680)
 Contributions by Parent .....................               --          684,565                 --
 Distributions to Parent .....................      (12,500,000)      (2,946,379)                --
 Proceeds from issuance of common stock ......        4,000,000       42,000,000                 --
 Underwriting and IPO costs ..................               --       (3,817,000)                --
 Proceeds from issuance of Series A
  preferred stock ............................               --               --        100,000,000
 Underwriting and preferred offering costs ...               --               --         (4,187,920)
                                                 --------------     ------------      -------------
Net cash provided by financing activities ....       10,858,525       74,726,608        169,097,909
                                                 --------------     ------------      -------------
Net increase (decrease) in cash and cash
 equivalents .................................       10,594,718       (3,392,378)        35,466,728
Cash and cash equivalents, beginning of
 period ......................................        1,380,029       11,974,747          8,582,369
                                                 --------------     ------------      -------------
Cash and cash equivalents, end of period .....   $   11,974,747     $  8,582,369      $  44,049,097
                                                 ==============     ============      =============

                                                  Nine Months Ended September 30,
                                                ------------------------------------
                                                       1997               1998
                                                            (unaudited)
Cash flows from operating activities:
 Net income (loss) ...........................   ($    7,300,143)    ($ 38,533,098)
 Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities:
 Extraordinary (gain) loss on extinguishment
  of debt, net ...............................                --                --
 Depreciation and amortization ...............        18,160,442        46,789,028
 Program rights amortization .................         1,214,289         1,914,072
 Accretion on discount of bonds ..............           295,486           931,808
 Stock incentive compensation ................                --                --
 Gain on sale of cable system ................        (4,451,320)      (24,902,284)
 Bad debt expense ............................           812,308         1,773,094
 Change in assets and liabilities:
  Accounts receivable ........................        (2,139,807)       (3,657,763)
  Inventory ..................................            57,455        (1,647,165)
  Prepaid expenses and other .................          (158,952)         (530,481)
  Accounts payable and accrued expenses ......           461,099         3,598,937
  Advances payable -- related party ..........                --                --
  Accrued interest ...........................        (2,135,269)       (1,103,101)
  Capitalized subscriber acquisition costs ...        (4,514,874)               --
  Deposits and other .........................           (32,906)          (94,936)
                                                  --------------      ------------
Net cash provided (used) by operating
 activities ..................................           267,808       (15,461,889)
                                                  --------------      ------------
Cash flows from investing activities:
 Acquisitions, net of cash acquired ..........       (99,305,168)      (89,815,402)
 Cash acquired from acquisitions .............           164,221         3,284,382
 Capital expenditures ........................        (8,375,393)       (6,178,866)
 Purchase of intangible assets ...............        (2,068,864)      (10,042,558)
 Payments of programming rights ..............        (1,792,580)       (1,597,782)
 Proceeds from sale of cable system ..........         6,945,270        30,132,826
 Other .......................................                --                --
                                                  --------------      ------------
Net cash used for investing activities .......      (104,432,514)      (74,217,400)
                                                  --------------      ------------
Cash flows from financing activities:
 Proceeds from long-term debt ................                --                --
 Repayments of long-term debt ................          (241,764)       (5,558,004)
 Borrowings on bank credit facilities ........        69,726,250        81,500,000
 Repayments of bank credit facilities ........       (30,126,250)         (200,000)
 Proceeds from borrowings from related
  parties ....................................                --                --
 Restricted cash .............................        (1,181,306)        9,283,210
 Debt issuance costs .........................        (3,961,383)               --
 Capital lease repayments ....................          (234,331)         (321,044)
 Contributions by Parent .....................                --                --
 Distributions to Parent .....................                --                --
 Proceeds from issuance of common stock ......                --                --
 Underwriting and IPO costs ..................                --                --
 Proceeds from issuance of Series A
  preferred stock ............................       100,000,000                --
 Underwriting and preferred offering costs ...        (4,187,920)               --
                                                  --------------      ------------
Net cash provided by financing activities ....       129,793,296        84,704,162
                                                  --------------      ------------
Net increase (decrease) in cash and cash
 equivalents .................................        25,628,590        (4,975,127)
Cash and cash equivalents, beginning of
 period ......................................         8,582,369        44,049,097
                                                  --------------      ------------
Cash and cash equivalents, end of period .....    $   34,210,959      $ 39,073,970
                                                  ==============      ============

          See accompanying notes to consolidated financial statements

                      PEGASUS COMMUNICATIONS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company:

     Pegasus Communications Corporation ("Pegasus" or together with its subsidiaries stated below, the "Company"), is a diversified media and communications company, incorporated under the laws of the State of Delaware in May 1996, and is a direct subsidiary of Pegasus Communications Holdings, Inc. ("PCH" or the "Parent"). Pegasus' subsidiaries are Pegasus Media & Communications, Inc. ("PM&C"), Pegasus Development Corporation ("PDC"), Pegasus Towers, Inc. ("Towers") and Pegasus Communications Management Company ("PCMC").

     PM&C is a diversified media and communications company whose subsidiaries provide direct broadcast satellite television ("DBS") services to customers in certain rural areas which encompass portions of twenty-seven states, own and operate cable television ("Cable") systems that provide service to individual and commercial subscribers in New England and Puerto Rico, own and operate broadcast television ("TV") stations affiliated with the Fox Broadcasting Company ("Fox") and operate, pursuant to local marketing agreements, stations affiliated with United Paramount Network ("UPN") and The WB Television Network ("WB").

     PDC provides capital for various Satellite initiatives such as subscriber acquisitions costs. Towers owns and operates transmitting towers located in Pennsylvania and Tennessee. PCMC provides certain management and accounting services for the Company.

     In October 1996, Pegasus completed an initial public offering (the "Initial Public Offering") in which it sold 3,000,000 shares of its Class A Common Stock to the public at a price of $14 per share, resulting in net proceeds to the Company of $38.1 million.

     In January 1997, Pegasus completed a unit offering (the "Unit Offering") in which it sold 100,000 shares of 12.75% Series A Cumulative Exchangeable Preferred Stock (the "Series A Preferred Stock") and warrants to purchase 193,600 shares of Class A Common Stock at an exercise price of $15 per share, to the public at a price of $1,000 per unit, resulting in net proceeds to the Company of $95.8 million. The Company applied the net proceeds from the Unit Offering as follows: (i) $30.1 million to the repayment of all outstanding indebtedness under the PM&C Credit Facility (as defined) and expenses related thereto, and (ii) $56.5 million for the payment of the cash portion of the purchase price for the acquisition of DBS assets from nine independent DIRECTV providers. The remaining net proceeds were used for working capital, general corporate purposes and to finance other acquisitions.

     In October 1997, the Company completed a senior notes offering (the "Senior Notes Offering") in which it sold $115.0 million of 9.625% Series A Senior Notes (the "Senior Notes"), resulting in net proceeds to the Company of approximately $111.0 million. The Company applied the net proceeds from the Senior Notes Offering as follows: (i) $94.2 million to the repayment of all outstanding indebtedness under the PSH Credit Facility (as defined), and (ii) $16.8 million for the payment of the cash portion of the purchase price for the acquisition of DBS assets from various independent DIRECTV providers.

2. Summary of Significant Accounting Policies:

Basis of Presentation:

     The accompanying consolidated financial statements include the accounts of Pegasus and all of its subsidiaries or affiliates. All intercompany transactions and balances have been eliminated.

Use of Estimates in the Preparation of Financial Statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and the disclosure of contingencies. Actual results could differ from those estimates. Significant estimates relate to barter transactions and the useful lives and recoverability of intangible assets.

                      PEGASUS COMMUNICATIONS CORPORATION

2. Summary of Significant Accounting Policies:  -- (Continued)

Cash and Cash Equivalents:

     Cash and cash equivalents include highly liquid investments purchased with an initial maturity of three months or less. The Company has cash balances in excess of the federally insured limits at various banks.

Restricted Cash:

     The Company has restricted cash held in escrow of approximately $1.2 million at December 31, 1997 to collateralize loans made by banks to employees enabling them to pay income taxes as a result of grants of Class A Common Stock by the Company.

Inventories:

     Inventories consist of equipment held for resale to customers and installation supplies. Inventories are stated at the lower of cost or market on a first-in, first-out basis.

Long-Lived Assets:

     The Company's assets are reviewed for impairment whenever events or circumstances provide evidence that suggest that the carrying amounts may not be recoverable. The Company assesses the recoverability of its assets by determining whether the depreciation or amortization of the respective asset balance can be recovered through projected undiscounted future cash flows.

Property and Equipment:

     Property and equipment are stated at cost. The cost and related accumulated depreciation of assets sold, retired or otherwise disposed of are removed from the respective accounts, and any resulting gains or losses are included in the statement of operations. For cable television systems, initial subscriber installation costs, including material, labor and overhead costs of the hookup are capitalized as part of the distribution facilities. The costs of disconnection and reconnection are charged to expense. Satellite equipment that is leased to customers is stated at cost.

     Depreciation is computed for financial reporting purposes using the straight-line method based upon the following lives:


           Reception and distribution facilities .........   7 to 11 years
           Transmitter equipment .........................   5 to 10 years
           Equipment, furniture and fixtures .............   5 to 10 years
           Building and improvements .....................  12 to 39 years
           Vehicles ......................................   3 to  5 years


Intangible Assets:

     Intangible assets are stated at cost and amortized by the straight-line method. Costs of successful franchise applications are capitalized and amortized over the lives of the related franchise agreements, while unsuccessful franchise applications and abandoned franchises are charged to expense. Financing costs incurred in obtaining long-term financing are amortized over the term of the applicable loan.

     The Company's policy is to capitalize subscriber acquisition costs directly related to new subscribers such as commissions and equipment subsidies, who sign a programming contract. These costs are amortized over the life of the contract. The Company expenses its subscriber acquisition costs when no contract is obtained. The Company currently does not require new DBS customers to sign programming contracts and as a result subscriber acquisition costs are currently being charged to operations in the period incurred.

                      PEGASUS COMMUNICATIONS CORPORATION

2. Summary of Significant Accounting Policies:  -- (Continued)

     Amortization of intangible assets is computed using the straight-line method based upon the following lives:

           Broadcast licenses .....................       40 years
           Network affiliation agreements .........       40 years
           Goodwill ...............................       40 years
           DBS rights .............................       10 years
           Other intangibles ......................  2 to 14 years
           Subscriber acquisition costs ...........         1 year

Financial Instruments:

     The Company uses interest rate cap contracts for the purpose of hedging interest rate exposures, which involve the exchange of fixed and floating rate interest payments without the exchange of the underlying principal amounts. The amounts to be paid or received are accrued as interest rates change and recognized over the life of the contracts as an adjustment to interest expense. Gains and losses are realized from the termination of interest rate hedges are recognized over the remaining life of the hedge contract. As a policy, the Company does not engage in speculative or leveraged transactions, nor does the Company hold or issue financial instruments for trading purposes. The Company had no such instruments at December 31, 1997.


Revenue:

     The Company operates in growing segments of the media and communications industries: multichannel television (DBS and Cable) and broadcast television
(TV). The Company recognizes revenue in its multichannel operations when video and audio services are provided. The Company recognizes revenue in its broadcast operations when advertising spots are broadcast.


Barter Programming:

     The Company obtains a portion of its TV programming, including pre-sold advertisements, through its network affiliation agreements with Fox, UPN and WB, and also through independent producers. The Company does not make any direct payments for this programming. For running network programming, the Company received payments from Fox, which totaled approximately $215,000 and $73,000 in 1995 and 1996, respectively. The Company received no such payments in 1997. For running independent producers' programming, the Company received no direct payments. Instead, the Company retains a portion of the available advertisement spots to sell on its own account. Barter programming revenue and the related expense are recognized when the pre-sold advertisements are broadcast. These amounts are presented gross as barter programming revenue and expense in the accompanying consolidated statements of operations.


Advertising Costs:

     Advertising costs are charged to operations in the period incurred and totaled approximately $613,000, $1.1 million and $3.6 million for the years ended December 31, 1995, 1996 and 1997, respectively.


Program Rights:

     The Company enters into agreements to show motion pictures and syndicated programs on television. The Company records the right and associated liabilities for those films and programs when they are currently available for showing. These rights are recorded at the lower of unamortized cost or estimated net realizable value and are amortized on the straight-line method over the license period which approximates amortization based on the estimated number of showings during the contract period. Amortization of $1.3 million, $1.5

                      PEGASUS COMMUNICATIONS CORPORATION

2. Summary of Significant Accounting Policies:  -- (Continued)

million and $1.7 million is included in programming expense for the years ended December 31, 1995, 1996 and 1997, respectively. The obligations arising from the acquisition of film rights are recorded at the gross amount. Payments for the contracts are made pursuant to the contractual terms over periods which are generally shorter than the license periods.

     The Company has entered into agreements totaling $6.6 million as of December 31, 1997 for film rights and programs that are not yet available for showing at December 31, 1997, and accordingly, are not recorded by the Company. At December 31, 1997, the Company has commitments for future program rights of approximately $1.7 million, $1.0 million, $417,000, $123,000 and $15,000 in
1998, 1999, 2000, 2001 and 2002, respectively.


Income Taxes:

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 is an asset and liability approach, whereby deferred tax assets and liabilities are recorded to the extent of the tax effect of differences between the financial statement carrying values and tax bases of assets and liabilities. A valuation allowance is recorded for deferred taxes where it appears more likely than not that the Company will not be able to recover the deferred tax asset. MCT Cablevision, L.P. is treated as a partnership for federal and state income tax purposes, but taxed as a corporation for Puerto Rico income tax purposes.


Stock Based Compensation:

     The Company applies Accounting Principles Board Opinion No. 25 -- "Accounting for Stock Issued to Employees" ("APB 25") in accounting for its stock plans. The Company has adopted the disclosure -- only provisions of Statement of Financial Accounting Standards No. 123 -- "Accounting for Stock-Based Compensation ("SFAS 123").


Earnings Per Share:

     The Company has adopted SFAS No. 128 "Earnings per share" issued in February 1997. This statement requires the disclosure of basic and diluted earnings per share and revises the method required to calculate these amounts. The adoption of this standard did not significantly impact previously reported earnings per share amounts.


Concentration of Credit Risk:

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables, cash and cash equivalents.

     Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across different businesses and geographic regions. As of December 31, 1995, 1996 and 1997 the Company had no significant concentrations of credit risk.


New Accounting Pronouncements:

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130") and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement table that is displayed with the same prominence as other financial statements. SFAS 131 requires that all public business

                      PEGASUS COMMUNICATIONS CORPORATION

2. Summary of Significant Accounting Policies:  -- (Continued)

enterprises report information about operating segments, as well as specific revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. These new standards, which are effective for the fiscal year ending December 31, 1998, will not have a significant impact on the Company.

3. Interim Financial Information:

     The financial statements as of September 30, 1998 and for the nine months ended September 30, 1998 and 1997 are unaudited. In the opinion of management, all adjustments, including normal recurring adjustments, necessary for a fair presentation of the results of operations have been included. Results for the nine months ended September 30, 1998 may not be indicative of the results expected for the year ending December 31, 1998.

     The Company has provided unaudited footnote information for the interim periods to the extent such information is substantially different from the audited periods.

4. Property and Equipment:
   Property and equipment consist of the following:

                                                    December 31,       December 31,       September 30,
                                                        1996               1997               1998
                                                  ----------------   ----------------   ----------------
                                                                                           (unaudited)
Land ..........................................    $     862,298      $     947,712      $     949,712
Reception and distribution facilities .........       29,140,040         27,012,297         19,445,435
Transmitter equipment .........................       11,643,812         15,306,589         17,198,707
Building and improvements .....................        1,553,548          2,293,755          3,163,111
Equipment, furniture and fixtures .............        1,509,588          3,091,363          7,541,578
Vehicles ......................................          766,192            983,256            900,953
Other equipment ...............................        2,295,446          2,612,332          3,193,704
                                                   -------------      -------------      -------------
                                                      47,770,924         52,247,304         52,393,200
Accumulated depreciation ......................      (23,655,786)       (24,560,658)       (22,841,505)
                                                   -------------      -------------      -------------
Net property and equipment ....................    $  24,115,138      $  27,686,646      $  29,551,695
                                                   =============      =============      =============

     Depreciation expense amounted to $4.1 million, $5.2 million, $5.7 million, $4.2 million and $4.5 million for the years ended December 31, 1995, 1996, 1997 and for the nine months ended September 30, 1997 (unaudited) and 1998 (unaudited), respectively.

                      PEGASUS COMMUNICATIONS CORPORATION

5. Intangibles:

     Intangible assets consist of the following:

                                                          December 31,       December 31,       September 30,
                                                              1996               1997               1998
                                                        ----------------   ----------------   ----------------
                                                                                                 (unaudited)
Goodwill ............................................    $  28,490,035      $  28,490,035      $  28,490,035
Franchise costs .....................................       35,972,374         35,332,755         31,933,240
Broadcast licenses & affiliation agreements .........       18,930,324         19,094,212         19,094,212
Deferred financing costs ............................        4,020,665         16,654,186         30,671,322
Subscriber acquistion costs .........................        1,272,282          5,787,156          5,787,156
DBS rights ..........................................       45,829,174        203,379,952        671,728,479
Consultancy & non-compete agreements ................        2,700,000          6,010,838          7,022,688
Organization & other deferred costs .................        6,368,426          8,571,281         13,129,722
                                                         -------------      -------------      -------------
                                                           143,583,280        323,320,415        807,856,854
Accumulated amortization ............................      (17,347,152)       (38,546,388)       (98,537,819)
                                                         -------------      -------------      -------------
Net intangible assets ...............................    $ 126,236,128      $ 284,774,027      $ 709,319,035
                                                         =============      =============      =============

     Amortization expense amounted to $4.6 million, $6.9 million, $22.1 million, $13.9 million and $42.3 million for the years ended December 31, 1995, 1996, 1997 and for the nine months ended September 30, 1997 (unaudited) and 1998 (unaudited), respectively.

     The Company's intangible assets increased primarily due to the $166 million increase in DBS rights and other intangibles relating to the 25 acquisitions completed by the Company during 1997 (see footnote 13 -- Acquisitions and Disposition), as well as the net $12.6 million increase in deferred financing costs related to the three completed financings (see footnote 7 -- Redeemable Preferred Stock and footnote 8 -- Long-Term Debt).

     The Company's intangible assets increased during the nine months ended September 30, 1998 (unaudited) primarily due to the $484 million increase in DBS rights and other intangibles relating to the 21 acquisitions completed by the Company during this period, net of a $6 million intangible asset reduction related to the sale of its remaining New England cable systems (see footnote 21 -- Subsequent Events).

6. Common Stock:

     At December 31, 1996 common stock consists of the following:

Pegasus Class A common stock, $0.01 par value; 30.0 million shares authorized; 4,663,229
 issued and outstanding ................................................................    $ 46,632
Pegasus Class B common stock, $0.01 par value; 15.0 million shares authorized; 4,581,900
 issued and outstanding ................................................................      45,819
                                                                                            --------
    Total common stock .................................................................    $ 92,451
                                                                                            ========

     At December 31, 1997 common stock consists of the following:

Pegasus Class A common stock, $0.01 par value; 30.0 million shares authorized; 5,739,842
 issued and outstanding ................................................................    $  57,399
Pegasus Class B common stock, $0.01 par value; 15.0 million shares authorized; 4,581,900
 issued and outstanding ................................................................       45,819
                                                                                            ---------
    Total common stock .................................................................    $ 103,218
                                                                                            =========

                      PEGASUS COMMUNICATIONS CORPORATION

6. Common Stock:  -- (Continued)

     At September 30, 1998 (unaudited ), common stock consists of the following:

Pegasus Class A common stock, $0.01 par value; 30.0 million shares authorized; 11,315,809
 issued and outstanding .................................................................    $ 113,158
Pegasus Class B common stock, $0.01 par value; 15.0 million shares authorized; 4,581,900
 issued and outstanding .................................................................       45,819
                                                                                             ---------
    Total common stock ..................................................................    $ 158,977
                                                                                             =========

     The Company's ability to pay dividends on its Common Stock is subject to certain restrictions (see footnote 7 -- Redeemable Preferred Stock and footnote 8 -- Long-Term Debt).

7. Redeemable Preferred Stock:

     As a result of the Unit Offering and dividends subsequently declared on the Series A Preferred Stock, the Company has outstanding approximately 112,215 shares of Series A Preferred Stock with a liquidation preference of $1,000 per share (the "Liquidation Preference"). Cumulative dividends, at a rate of 12.75% are payable semi-annually on January 1 and July 1. Dividends may be paid, occurring on or prior to January 1, 2002, at the option of the Company, either in cash or by the issuance of additional shares of Series A Preferred Stock. Subject to certain conditions, the Series A Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, for Pegasus' 12.75% Senior Subordinated Exchange Notes due 2007 (the "Exchange Notes"). The Exchange Notes would contain substantially the same redemption provisions, restrictions and other terms as the Series A Preferred Stock. Pegasus is required to redeem all of the Series A Preferred Stock outstanding on January 1, 2007 at a redemption price equal to the Liquidation Preference thereof, plus accrued dividends.

     The carrying amount of the Series A Preferred Stock is periodically increased by amounts representing dividends not currently declared or paid but which will be payable under the mandatory redemption features. The increase in carrying amount is effected by charges against retained earnings, or in the absence of retained earnings, by charges against paid-in capital.

     Under the terms of the Series A Preferred Stock, Pegasus' ability to pay dividends on its Common Stock is subject to certain restrictions.

     At December 31, 1997 and September 30, 1998 (unaudited) 5.0 million shares of Series A Preferred Stock are authorized and 105,490 and 119,369 shares are issued and outstanding, respectively.

     Basic earnings per share amounts are based on net income after deducting preferred stock dividend requirements divided by the weighted average number of Class A and Class B Common shares outstanding during the year.

     For the year ended December 31, 1997 and the nine months ended September 30, 1997 (unaudited) and 1998 (unaudited), net loss per common share was determined by dividing net loss, as adjusted by the aggregate amount of dividends on the Company's Series A Preferred Stock, approximately $12.2 million, $8.7 million and $11.0 million, respectively, by applicable shares outstanding.

                      PEGASUS COMMUNICATIONS CORPORATION

8. Long-Term Debt:

     Long-term debt consists of the following :

                                                               December 31,     December 31,     September 30,
                                                                   1996             1997             1998
                                                              --------------   --------------   --------------
                                                                                                  (unaudited)
Series B Notes payable by PM&C, due 2005,
 interest at 12.5%, payable semi-annually in
 arrears on January 1 and July 1, net of
 unamortized discount of $3,412,222, $3,018,003
 and $2,721,088 as of December 31, 1996, 1997
 and September 30, 1998, respectively .....................   $ 81,587,778     $ 81,981,997     $ 82,278,912
Series B Notes payable by DTS, due 2007, interest
 at 12.5%, payable semi-annually in arrears on
 February 1 and August 1, net of unamortized
 discount of $1,854,358 as of September 30, 1998                        --               --      153,145,642
Series B Senior Notes payable by Pegasus, due
 2005, interest at 9.625%, payable semi-annually
 in arrears on April 15 and October 15,
 commencing on April 15, 1998 .............................             --      115,000,000      115,000,000
Senior seven-year $50.0 million revolving credit
 facility, payable by PM&C, interest at PM&C's
 option at either the bank's base rate plus an
 applicable margin or LIBOR plus an applicable
 margin ...................................................     29,600,000               --               --
Senior six-year $180.0 million revolving credit
 facility, payable by PM&C, interest at PM&C's
 option at either the bank's base rate plus an
 applicable margin or LIBOR plus an applicable
 margin ...................................................             --               --       81,500,000
Senior six-year $70.0 million revolving credit
 facility, payable by DTS, interest at DTS' option
 at either the bank's base rate or the Eurodollar
 Rate .....................................................             --               --        9,500,000
Senior six-year $20.0 million term loan facility,
 payable by DTS, interest at DTS' option at either
 the bank's base rate or the Eurodollar Rate ..............             --               --       19,800,000
Mortgage payable, due 2000, interest at 8.75% .............        498,468          477,664          460,827
Note payable, due 1998, interest at 10% ...................      3,050,000        3,050,000               --
Sellers' notes, various maturities and interest rates .....        277,130        7,171,621       42,327,380
Capital leases and other ..................................        562,067          673,849          620,774
                                                              ------------     ------------     ------------
                                                               115,575,443      208,355,131      504,633,535
Less current maturities ...................................        363,833        6,357,320       22,218,859
                                                              ------------     ------------     ------------
Long-term debt ............................................   $115,211,610     $201,997,811     $482,414,676
                                                              ============     ============     ============

     In July 1995, PM&C sold 85,000 units consisting of $85.0 million in aggregate of 12.5% Series A Senior Subordinated Notes due 2005 (the "PM&C Series A Notes" and, together with the PM&C Series B Notes, the "PM&C Notes") and 8,500 shares of Class B Common Stock of PM&C (the "PM&C Note Offering"). The PM&C Class B Shares were subsequently exchanged for an aggregate of 191,775 shares of Pegasus' Class A Common Stock.

                      PEGASUS COMMUNICATIONS CORPORATION

8. Long-Term Debt:  -- (Continued)

     In November 1995, PM&C exchanged its PM&C Series B Notes for the PM&C Series A Notes. The PM&C Series B Notes have substantially the same terms and provisions as the PM&C Series A Notes. The PM&C Series B Notes are guaranteed on a full, unconditional, senior subordinated basis, jointly and severally by a majority of the wholly owned direct and indirect subsidiaries of PM&C. PM&C's indebtedness contain certain financial and operating covenants, including restrictions on PM&C to incur additional indebtedness, create liens and to pay dividends.

     In August 1996, in conjunction with the acquisition of the WTLH Tallahassee, Florida FCC license and Fox affiliation agreement, the Company incurred indebtedness of $3.1 million.

     In August 1996, PM&C entered into a $50.0 million seven-year senior revolving credit facility (the "PM&C Credit Facility"), which was collateralized by substantially all of the assets of PM&C and its subsidiaries. Deferred financing fees relating to the $10.0 million revolving credit facility were written off, resulting in an extraordinary loss of $251,000 on the refinancing transaction. Outstanding balances under the PM&C Credit Facility were repaid from the proceeds of the Unit Offering. Concurrently with the closing of the New Credit Facility, the PM&C Credit Facility was repaid in full and commitments thereunder were terminated. Deferred financing fees relating to the $50.0 million revolving credit facility were written off, resulting in an extraordinary loss of $460,000 on the refinancing transaction.

     In October 1997, Pegasus completed the Senior Notes Offering in which it sold $115.0 million of its 9.625% Series A Senior Notes due 2005 (the "9.625% Series A Senior Notes"), resulting in net proceeds to the Company of approximately $111.0 million. A portion of the proceeds from the Senior notes Offering were used to retire an existing $130.0 million credit facility (the "PSH Credit Facility"). The PSH Credit Facility was financed with the New Credit Facility. Deferred financing fees relating to the PSH Credit Facility were written off, resulting in an extraordinary loss of approximately $1.2 million on the refinancing transaction.

     In December 1997, PM&C entered into a $180.0 million six-year senior revolving credit facility (the "New Credit Facility"), which is collateralized by substantially all of the assets of PM&C and its subsidiaries. Interest on the New Credit Facility is, at the Company's option, at either the bank's base rate plus an applicable margin or LIBOR plus an applicable margin. The New Credit Facility is subject to certain financial covenants as defined in the loan agreement, including a debt to adjusted cash flow covenant. The New Credit Facility will be used to finance future acquisitions and for working capital, capital expenditures and general corporate purposes. There were no borrowings outstanding at December 31, 1997.

     The Company's indebtedness contain certain financial and operating covenants, including restrictions on the Company to incur additional indebtedness, create liens and to pay dividends.

     At December 31, 1997, maturities of long-term debt and capital leases are as follows:


  1998 ...........................................    $  6,357,320
  1999 ...........................................       1,905,265
  2000 ...........................................       1,930,290
  2001 ...........................................       1,125,561
  2002 ...........................................          54,698
  Thereafter .....................................     196,981,997
                                                      ------------
                                                      $208,355,131
                                                      ============

                      PEGASUS COMMUNICATIONS CORPORATION

9. Net Income Per Common Share:

Calculation of Basic and Diluted net income per common share:

     The following table sets forth the computation of the number of shares used in the computation of basic and diluted net income per common share (in thousands):

                                                                                            Nine Months Ended September 30,
                                           1995            1996               1997               1997               1998
                                      -------------  ----------------  -----------------  -----------------  -----------------
                                                                                                      (unaudited)
Net income (loss) applicable to
 common shares .....................   $2,053,910      ($ 9,974,146)     ($ 31,487,137)     ($ 15,977,643)     ($ 49,491,691)
                                       ==========       ===========       ============       ============       ============
Weighted average common shares
 outstanding .......................    5,139,929         6,239,646          9,858,244          9,755,882         13,533,756
Total shares used for calculation
 of basic net income per
 common share ......................    5,139,929         6,239,646          9,858,244          9,755,882         13,533,756
                                       ----------       -----------       ------------       ------------       ------------
Stock options ......................           --                --                 --                 --                 --
                                       ----------       -----------       ------------       ------------       ------------
Total shares used for calculation
 of diluted net income per
 common share ......................    5,139,929         6,239,646          9,858,244          9,755,882         13,533,756
                                       ==========       ===========       ============       ============       ============

     For the year ended December 31, 1997 and the nine months ended September 30, 1997 (unaudited) and 1998 (unaudited), net loss per common share was determined by dividing net loss, as adjusted by the aggregate amount of dividends on the Company's Series A Preferred Stock, approximately $12.2 million, $8.7 million and $11.0 million, respectively, by applicable shares outstanding.

     Securities that have not been issued and are antidilutive amounted to 2,539 shares in 1996 and 582,493 shares in 1997.

10. Leases:

     The Company leases certain studios, towers, utility pole attachments, and occupancy of underground conduits and headend sites under operating leases. The Company also leases office space, vehicles and various types of equipment through separate operating lease agreements. The operating leases expire at various dates through 2005. Rent expense for the years ended December 31, 1995, 1996 and 1997 was $503,000, $712,000 and $1.1 million, respectively. The Company leases equipment under long-term leases and has the option to purchase the equipment for a nominal cost at the termination of the leases. The related obligations are included in long-term debt. Property and equipment at December 31 include the following amounts for leases that have been capitalized:

                                                        1996           1997
                                                   -------------  -------------
     Equipment, furniture and fixtures ..........   $  215,112     $  700,807
     Vehicles ...................................      446,372        516,642
                                                    ----------     ----------
                                                       661,484      1,217,449
     Accumulated depreciation ...................     (250,288)      (512,307)
                                                    ----------     ----------
        Total ...................................   $  411,196     $  705,142
                                                    ==========     ==========

                      PEGASUS COMMUNICATIONS CORPORATION

10. Leases:  -- (Continued)

     Future minimum lease payments on noncancellable operating and capital leases at December 31, 1997 are as follows:

                                                               Operating       Capital
                                                                 Leases         Leases
                                                             -------------   -----------
       1998 ..............................................    $  649,802      $259,574
       1999 ..............................................       427,794       184,631
       2000 ..............................................       331,283       164,726
       2001 ..............................................       248,206       140,681
       2002 ..............................................       143,958        53,612
       Thereafter ........................................        59,154            --
                                                              ----------      --------
       Total minimum payments ............................    $1,860,197       803,224
                                                              ==========
       Less: amount representing interest ................                     153,375
                                                                              --------
       Present value of net minimum lease payments
        including current maturities of $199,273 .........                    $649,849
                                                                              ========

11. Income Taxes:

     The following is a summary of the components of income taxes from operations:

                                                      1995           1996            1997
                                                   ----------   --------------   -----------
Federal -- deferred ............................    $23,000       ($ 169,000)
State and local -- current .....................      7,000           49,000      $200,000
                                                    -------        ---------      --------
 Provision (benefit) for income taxes ..........    $30,000       ($ 120,000)     $200,000
                                                    =======        =========      ========

     The deferred income tax assets and liabilities recorded in the consolidated balance sheets at December 31, 1996 and 1997 are as follows:



                                                                              1996               1997
                                                                        ----------------   ---------------
Assets:
 Receivables ........................................................     $     47,887       $     73,547
 Excess of tax basis over book basis from tax gain recognized upon
   incorporation of subsidiaries ....................................        1,890,025          1,890,025
 Loss carryforwards .................................................       14,197,578         18,046,889
 Other ..............................................................          870,305            870,305
                                                                          ------------       ------------
   Total deferred tax assets ........................................       17,005,795         20,880,766
Liabilities:
 Excess of book basis over tax basis of property, plant and equipment       (1,754,621)        (1,938,899)
 Excess of book basis over tax basis of amortizable intangible assets       (4,616,997)        (5,695,313)
                                                                          ------------       ------------
   Total deferred tax liabilities ...................................       (6,371,618)        (7,634,212)
                                                                          ------------       ------------
 Net deferred tax assets ............................................       10,634,177         13,246,554
   Valuation allowance ..............................................      (10,683,639)       (13,296,554)
                                                                          ------------       ------------
 Net deferred tax liabilities .......................................    ($     49,462)     ($     50,000)
                                                                          ============       ============

     The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized due to the expiration of the Company's net operating loss carryforwards and portions of other deferred tax assets related to prior acquisitions. The valuation allowance increased primarily as the result of net operating loss carryforwards generated during 1997, which may not be utilized.

                      PEGASUS COMMUNICATIONS CORPORATION

11. Income Taxes:  -- (Continued)

     At December 31, 1997, the Company has net operating loss carryforwards of approximately $53.1 million which are available to offset future taxable income and expire through 2017.

     A reconciliation of the Federal statutory rate to the effective tax rate is as follows:

                                                                1995            1996           1997
                                                           -------------   -------------   -----------
       U.S. statutory federal income tax rate ..........       34.00%          34.00%         34.00%
       Foreign net operating loss ......................       27.09            1.73             --
       Valuation allowance .............................      (60.72)         (36.92)        (34.38)
       Other ...........................................          --              --           1.43
                                                             -------         -------        -------
       Effective tax rate ..............................       (0.37%)         (1.19%)         1.05%
                                                             =======         =======        =======

12. Supplemental Cash Flow Information:

     Significant noncash investing and financing activities are as follows:

                                             Years ended December 31,            Nine months ended September 30,
                                    -------------------------------------------  -------------------------------
                                         1995           1996           1997           1997            1998
                                    -------------  -------------  -------------  -------------   --------------
                                                                                  (unaudited)     (unaudited)
Barter revenue and related expense   $5,110,662     $ 6,337,220    $ 7,520,000    $4,507,600     $  4,861,900
Acquisition of program rights and
  Assumption of related program
   payables ......................    1,335,275       1,140,072      3,452,779     1,965,880        4,828,024
Acquisition of plant under capital
 Leases ..........................      121,373         312,578        529,072       385,642           36,500
Redemption of minority interests
 and related receivable ..........      246,515              --             --            --               --
Capital contribution and related
 acquisition of intangibles ......           --      14,079,546     15,197,503     6,661,250      119,695,473
Execution of license agreement
 option ..........................           --       3,050,000             --            --               --
Stock incentive compensation and
 related expense/ accrued expense.           --              --      1,273,872       744,242        1,471,876
Minority interest and related
 acquisition of intangibles ......           --              --      3,000,000     3,000,000               --
Notes payable and related
 acquisition of intangibles ......           --              --      7,113,689     1,938,434      219,889,144
Series A Preferred Stock dividend
 and reduction of paid-in capital.           --              --     12,215,000     8,677,500       10,958,593
Deferred taxes, net and related
 acquisition of intangibles ......           --              --             --            --       53,577,946

     For the years ended December 31, 1995, 1996, 1997 and for the nine months ended September 30, 1997 (unaudited) and 1998 (unaudited), the Company paid cash for interest in the amount of $3.6 million, $12.0 million, $13.5 million, $12.4 million and $26.0 million, respectively. The Company paid no federal income taxes for the years ended December 31, 1995, 1996, 1997 and for the nine months ended September 30, 1997 (unaudited) and 1998 (unaudited).

13. Acquisitions and Disposition:


     In January 1996, PCH, the parent of the Company, acquired all of the outstanding stock of Portland Broadcasting, Inc. ("PBI"), which owns the tangible assets of WPXT, Portland, Maine. PCH immediately transferred ownership of PBI to the Company. The aggregate purchase price of PBI was approximately $11.7

                      PEGASUS COMMUNICATIONS CORPORATION

13. Acquisitions and Disposition:  -- (Continued)

million of which $1.5 million was allocated to fixed and tangible assets and $10.2 million to intangible assets. In June 1996, PCH acquired the FCC license of WPXT for aggregate consideration of $3.0 million. PCH immediately transferred the ownership of the license to the Company.

     Effective March 1, 1996, the Company acquired the principal tangible assets of WTLH, Inc., Tallahassee, Florida and certain of its affiliates for approximately $5.0 million, except for the FCC license and Fox affiliation agreement. Additionally, the Company entered into a put/call agreement regarding the FCC license and Fox affiliation agreement with the licensee of WTLH. In August 1996, the Company exercised its rights and recorded $3.1 million in intangible assets and long term debt. The aggregate purchase price of WTLH, Inc. and the related FCC licenses and Fox affiliation agreement is approximately $8.1 million of which $2.2 million was allocated to fixed and tangible assets and $5.9 million to various intangible assets. In addition, PCH granted the sellers of WTLH a warrant to purchase $1.0 million of stock of one of its subsidiaries at $14.00 per share. The warrant expired in February 1997.

     Effective August 29, 1996, the Company acquired all of the assets of Dom's for approximately $25.0 million in cash and $1.0 million in assumed liabilities. Dom's operates cable systems serving ten communities contiguous to the Company's Mayaguez, Puerto Rico cable system. The aggregate purchase price of the principal assets of Dom's amounted to $26.0 million of which $4.7 million was allocated to fixed and tangible assets and $21.3 million to various intangible assets.

     On October 8, 1996, the Company acquired, from an independent DIRECTV provider, the rights to provide DIRECTV programming in certain rural areas of Texas and Michigan and the related assets in exchange for total consideration of approximately $29.8 million, which consisted of $17.9 million in cash and $11.9 million of the Company's Class A Common Stock.

     On November 8, 1996, the Company acquired, from an independent DIRECTV provider, the rights to provide DIRECTV programming in certain rural areas of Ohio and the related assets, including receivables, in exchange for approximately $12.0 million in cash.

     Effective January 31, 1997, the Company sold substantially all the assets of its New Hampshire cable system to State Cable TV Corporation for approximately $6.9 million in cash, net of certain selling costs. The Company recognized a gain on the transaction of approximately $4.5 million.

     On January 31, 1997, the Company acquired, from an independent DIRECTV provider, the rights to provide DIRECTV programming in certain rural areas of Indiana and the related assets and liabilities in exchange for total consideration of approximately $14.4 million, which consisted of $8.8 million in cash and 466,667 shares of the Company's Class A Common Stock (amounting to $5.6 million at the time of issuance.)

     On February 14, 1997, the Company acquired, from an independent DIRECTV provider, the rights to provide DIRECTV programming in certain rural areas of Mississippi and the related assets in exchange for approximately $14.8 million in cash.

     As of March 10, 1997, the Company acquired, from two independent DIRECTV providers, the rights to provide DIRECTV programming in certain rural areas of Arkansas, Virginia and West Virginia and the related assets in exchange for total consideration of approximately $14.6 million, which consisted of $10.4 million in cash, $200,000 in assumed liabilities, $3.0 million in preferred stock of a subsidiary of Pegasus and warrants to purchase a total of 283,969 shares of the Company's Class A Common Stock (amounting to $951,000 at the time of issuance). The $3.0 million in preferred stock of a subsidiary of Pegasus has been accounted for as a minority interest.

     As of April 9, 1997, the Company acquired, from an independent DIRECTV provider, the rights to provide DIRECTV programming in certain rural areas of Georgia and the related assets in exchange for total

                      PEGASUS COMMUNICATIONS CORPORATION

13. Acquisitions and Disposition:  -- (Continued)

consideration of approximately $4.5 million, which consisted of $3.3 million in cash, $143,000 in assumed liabilities, 42,187 shares of the Company's Class A Common Stock (amounting to $500,000 at the time of issuance), and a $600,000 obligation, payable over four years, for consultancy and non-compete agreements.

     As of May 9, 1997, the Company acquired, from four independent DIRECTV providers, the rights to provide DIRECTV programming in certain rural areas of Colorado, Florida, Maryland, Minnesota, Nevada, New Hampshire, Oklahoma, Texas, Virginia, Washington, Wisconsin and Wyoming and the related assets in exchange for total consideration of approximately $20.3 million, which consisted of $18.6 million in cash, $502,000 in assumed liabilities, a $350,000 note due January 1998, 17,971 shares of the Company's Class A Common Stock (amounting to $200,000 at the time of issuance), and $600,000 in cash for consultancy and non-compete agreements.

     As of July 9, 1997, the Company acquired, from two independent DIRECTV providers, the rights to provide DIRECTV programming in certain rural areas of Ohio and Texas and the related assets in exchange for total consideration of approximately $17.9 million, which consisted of $17.4 million in cash and $503,000 in assumed liabilities.

     As of August 8, 1997, the Company acquired, from four independent DIRECTV providers, the rights to provide DIRECTV programming in certain rural areas of Indiana, Minnesota and South Dakota and the related assets in exchange for total consideration of approximately $17.7 million, which consisted of $15.5 million in cash, $464,000 in assumed liabilities and a $988,000 note due January 1998; and $750,000 in cash for endorsement and non-compete agreements.

     As of September 8, 1997, the Company acquired, from four independent DIRECTV providers, the rights to provide DIRECTV programming in certain rural areas of Illinois, Minnesota and Utah and the related assets in exchange for total consideration of approximately $9.3 million, which consisted of $9.1 million in cash and $165,000 in assumed liabilities.

     As of October 8, 1997, the Company acquired, from two independent DIRECTV providers, the rights to provide DIRECTV programming in certain rural areas of Alabama and Texas and the related assets in exchange for total consideration of approximately $28.0 million, which consisted of $24.2 million in cash, $219,000 in assumed liabilities, a $2.2 million note, payable over four years, and $589,000 in cash and a $772,000 obligation, payable over four years, for consultancy and non-compete agreements.

     Effective October 31, 1997 the Company acquired, from an independent DIRECTV provider, the rights to provide DIRECTV programming in certain rural areas of Georgia and the related assets and liabilities in exchange for total consideration of approximately $14.9 million, which consisted of $6.4 million in cash and 397,035 shares of the Company's Class A Common Stock (amounting to $8.5 million at the time of issuance).

     As of November 7, 1997 the Company acquired, from three independent DIRECTV providers, the rights to provide DIRECTV programming in certain rural areas of Nebraska, Minnesota, Utah and Wyoming and the related assets in exchange for total consideration of approximately $5.4 million, which consisted of $3.1 million in cash, $147,000 in assumed liabilities, a $1.7 million note, payable over two years, and a $446,000 note due November 2000.

     The value assigned to the Class A Common Stock was computed by multiplying the number of shares issued by the closing price per share on the day prior to the date of consumption of the acquisition.

     The following unaudited summary, prepared on a pro forma basis, combines the results of operations as if the above DBS territories and cable system and TV stations had been acquired or sold as of the beginning of the periods presented, after including the impact of certain adjustments, such as the Company's payments to related parties, amortization of intangibles, interest expense, preferred stock dividends and related income tax

                      PEGASUS COMMUNICATIONS CORPORATION

13. Acquisitions and Disposition:  -- (Continued)

effects. The pro forma information does not purport to be indicative of what would have occurred had the acquisitions/disposition been made on those dates or of results which may occur in the future. This pro forma information does not include any acquisitions that occurred subsequent to December 31, 1997.

                                                               Years Ended December 31,
                                                             -----------------------------
         (in thousands, except earnings per share)                    (unaudited)
                                                                  1996            1997
                                                             -------------   -------------
       Net revenues ......................................      $ 83,916        $104,357
                                                                --------        --------
       Operating loss ....................................     ($ 11,564)      ($ 16,250)
                                                                --------        --------
       Net loss ..........................................     ($ 34,820)      ($ 39,002)
       Less: Preferred stock dividends ...................       (13,156)        (13,156)
                                                                --------        --------
       Net loss available to common stockholders .........     ($ 47,976)      ($ 52,158)
                                                                ========        ========
       Net loss per common share .........................     ($   6.70)      ($   5.09)
                                                                ========        ========

14. Financial Instruments:

     The carrying values and fair values of the Company's financial instruments consisted of:

                                           December 31,               December 31,              September 30,
                                               1996                       1997                       1998
                                     ------------------------   ------------------------   ------------------------
                                                                                                 (unaudited)
(in thousands)                        Carrying        Fair       Carrying        Fair       Carrying        Fair
                                        Value        Value         Value        Value         Value        Value
                                     ----------   -----------   ----------   -----------   ----------   -----------
Long-term debt, including current
 portion .........................    $115,575     $125,788      $208,355     $240,086      $504,634     $536,546
Series A Preferred Stock .........          --           --       111,264      114,750       122,223      137,956

     Long-term debt: The fair value of long-term debt is estimated based on the quoted market price for the same or similar instruments.

     Series A Preferred Stock: The fair value of Series A Preferred Stock is estimated based on the quoted market price for the same or similar instruments.

     All other financial instruments are stated at cost which approximates fair market value.

15. Warrants:

     In January 1997, in connection with the Unit Offering, the Company issued warrants to purchase 193,600 shares of Class A Common Stock at an exercise price of $15 per share. These warrants are exercisable through January 1, 2007. At December 31, 1997, none of these warrants have been exercised. The fair value of these warrants was estimated using the Black-Scholes pricing model and was approximately $1.1 million. The value assigned to these warrants reduced the carrying amount of the Series A Preferred Stock and was effected by an increase in additional paid-in-capital.

     In March 1997, in connection with the acquisition of DBS properties, the Company issued warrants to purchase 283,969 shares of Class A Common Stock at an exercise price of $11.81 per share. These warrants are exercisable through March 10, 2006. At December 31, 1997, none of these warrants have been exercised. The fair value of these warrants was estimated using the Black-Scholes pricing model and was approximately $951,000. The value assigned to these warrants increased the carrying amount of the DBS rights acquired and was effected by an increase in additional paid-in-capital.

16. Employee Benefit Plans:

     The Company has two active stock plans available to grant stock options (the "Stock Option Plan") and restricted stock awards (the "Restricted Stock Plan") to eligible employees, executive officers and non-employee directors of the Company.

                      PEGASUS COMMUNICATIONS CORPORATION

16. Employee Benefit Plans:  -- (Continued)

Stock Option Plan

     The Stock Option Plan provides for the granting of nonqualified and qualified options to purchase a maximum of 450,000 shares (subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in the capitalization of Pegasus) of Class A Common Stock of the Company. Executive officers, who are not eligible to receive profit sharing awards under the Restricted Stock Plan, are eligible to receive stock options under the Stock Option Plan, but no executive officer may be granted options to purchase more than 275,000 shares of Class A Common Stock under the Stock Option Plan. Directors of Pegasus who are not employees of the Company are eligible to receive nonqualified options. The Stock Option Plan terminates in September 2006. As of December 31, 1997, options to purchase an aggregate of 223,385 shares of Class A Common Stock were outstanding, including 220,000 options outstanding under the Stock Option Plan. All options granted under the Stock Option Plan have been granted at fair market value at the time of grant.

     The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), in October 1995. Under SFAS 123, companies can either continue to account for stock compensation plans pursuant to existing accounting standards or elect to expense the value derived from using an option pricing model. The Company is continuing to apply existing accounting standards. However, SFAS 123 requires disclosures of pro forma net income and earnings per share as if the Company had adopted the expensing provisions of SFAS 123.

     The fair value of options was estimated using the Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1997:

                                                       1996         1997
                                                     ----------   ----------
         Risk-free interest rate .................    5.56%         6.35%
         Dividend Yield ..........................    0.00%         0.00%
         Volatility Factor .......................    0.00         0.403
         Weighted average expected life ..........    5 years      5 years

     Pro forma net losses for 1996 and 1997 would have been $9,976,114 and $19,480,852, respectively; pro forma net losses per common share for 1996 and 1997 would have been $1.60 and $3.22, respectively. The weighted average fair value of options granted were $3.40 and $4.99 for 1996 and 1997, respectively.

     The following table summarizes stock option activity over the past two years under the Company's plan:

                                                                              Weighted
                                                             Number of        Average
                                                               Shares      Exercise Price
                                                            -----------   ---------------
       Outstanding at January 1, 1996 ...................          --              --
       Granted ..........................................       3,385        $  14.00
       Exercised ........................................          --              --
       Canceled or expired ..............................          --              --
                                                              -------        --------
       Outstanding at December 31, 1996 .................       3,385           14.00
       Granted ..........................................     220,000           11.00
       Exercised ........................................          --              --
       Canceled or expired ..............................          --              --
                                                              -------        --------
       Outstanding at December 31, 1997 .................     223,385        $  11.05
                                                              =======        ========

       Options exercisable at December 31, 1996 .........       3,385           14.00
       Options exercisable at December 31, 1997 .........       3,385           14.00

                      PEGASUS COMMUNICATIONS CORPORATION

16. Employee Benefit Plans:  -- (Continued)

Restricted Stock Plan

     The Restricted Stock Plan provides for the granting of restricted stock awards representing a maximum of 270,000 shares (subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in the capitalization of Pegasus) of Class A Common Stock of the Company to eligible employees who have completed at least one year of service. Restricted stock received under the Restricted Stock Plan vests over four years. The Plan terminates in September 2006. As of December 31, 1997, 94,159 shares of Class A Common Stock had been granted under the Restricted Stock Plan. The expense for this plan amounted to $501,139 and $800,768 in 1996 and 1997, respectively.


401(k) Plans

     Effective January 1, 1996, PM&C adopted the Pegasus Communications Savings Plan (the "US 401(k) Plan") for eligible employees of PM&C and its domestic subsidiaries. In 1996, the Company's Puerto Rico subsidiary adopted the Pegasus Communications Puerto Rico Savings Plan (the "Puerto Rico 401(k) Plan" and, together with the US 401(k) Plan, the "401(k) Plans") for eligible employees of the Company's Puerto Rico subsidiaries. Substantially all Company employees who, as of the enrollment date under the 401(k) Plans, have completed at least one year of service with the Company are eligible to participate in one of the 401(k) Plans. Participants may make salary deferral contributions of 2% to 6% of their salary to the 401(k) Plans. The expense for this plan amounted to $484,226 and $473,104 in 1996 and 1997, respectively.

     The Company may make three types of contributions to the 401(k) Plans, each allocable to a participant's account if the participant completes at least 1,000 hours of service in the applicable plan year, and is employed on the last day of the applicable plan year: (i) the Company matches 100% of a participant's salary deferral contributions to the extent the participant invested his or her salary deferral contributions in Class A Common Stock at the time of his or her initial contribution to the 401(k) Plans, (ii) the Company, in its discretion, may contribute an amount that equals up to 10% of the annual increase in Company-wide Location Cash Flow (these Company discretionary contributions, if any, are allocated to eligible participants' accounts based on each participant's salary for the plan year), and (iii) the Company also matches a participant's rollover contribution, if any, to the 401(k) Plans, to the extent the participant invested his or her rollover contribution in Class A Common Stock at the time of his or her initial contribution to the 401(k) Plans. Discretionary Company contributions and Company matches of employee salary deferral contributions and rollover contributions are made in the form of Class A Common Stock, or in cash used to purchase Class A Common Stock. The Company has authorized and reserved for issuance up to 205,000 shares of Class A Common Stock in connection with the 401(k) Plans. Company contributions to the 401(k) Plans are subject to limitations under applicable laws and regulations.

     All employee contributions to the 401(k) Plans are fully vested at all times and all Company contributions, if any, vest 34% after two years of service with the Company (including years before the 401(k) Plans were established), 67% after three years of service and 100% after four years of service. A participant also becomes fully vested in Company contributions to the 401(k) Plans upon attaining age 65 or upon his or her death or disability.


17. Commitments and Contingent Liabilities:

Legal Matters:

     From time to time the Company is involved with claims that arise in the normal course of business. In the opinion of management, the ultimate liability with respect to these claims will not have a material adverse effect on the consolidated operations, liquidity, cash flows or financial position of the Company.

                      PEGASUS COMMUNICATIONS CORPORATION

18. Other Events:

     In August 1997, Pegasus commenced programming of TV station WPME, which is affiliated with UPN. WPME is in the Portland, Maine Designated Market Area ("DMA") and is being programmed under a local marketing agreement ("LMA"). WPME's offices, studio and transmission facilities are co-located with WPXT, a TV station in the Portland market the Company has owned and operated since January 1996.

     In October 1997, Pegasus commenced programming of TV station WGFL, which is affiliated with WB. WGFL is in the Gainesville, Florida DMA and is being programmed under a LMA.

19. Related Party Transaction:

     Effective October 31, 1997, the Company acquired DIRECTV distribution rights for certain rural areas of Georgia and related assets (the "ViewStar DBS Acquisition") from ViewStar Entertainment Services, Inc. ("ViewStar"). Prior to the acquisition, Donald W. Weber, a director of Pegasus, was the President and Chief Executive Officer of ViewStar and together with his son owned approximately 73% of the outstanding stock of ViewStar. The ViewStar DBS Acquisition was effected through a merger of ViewStar into a subsidiary of Pegasus. The purchase price of the ViewStar DBS Acquisition consisted of approximately $6.4 million in cash and 397,035 shares of Class A Common Stock. The acquisition involved the execution of noncompetition agreements by Mr. Weber and his son and the execution of a shareholders agreement (which included the granting of certain registration rights on the shares of Class A Common Stock issued in connection with the acquisition).

     The Company advanced approximately $212,000 to KB Communications, Inc., which was subsequently repaid. KB Communications is a corporation in which W.W. Keen Butcher, the stepfather of Marshall W. Pagon, the Company's President and Chief Executive Officer, holds a majority interest.

                      PEGASUS COMMUNICATIONS CORPORATION

20. Industry Segments:

     The Company operates in growing segments of the media and communications industries: multichannel television (DBS and Cable) and broadcast television
(TV). TV consists of five Fox-affiliated television stations, one of which also simulcasts its signal in Hazelton and Williamsport, Pennsylvania, one UPN-affiliated television station and two WB-affiliated television stations, one of which one is pending launch. Cable and DBS consist of providing cable television services and direct broadcast satellite services, respectively, in twenty-seven states and Puerto Rico, as of December 31, 1997. Information regarding the Company's business segments in 1995, 1996, and 1997 is as follows (in thousands):

                                                                                   Mgmt.
                                                                                   Co. &
                                             DBS           TV          Cable       Other      Consolidated
                                         -----------   ----------   ----------   ---------   -------------
1995
 Revenues ............................    $   1,469     $20,073      $ 10,606     $    --      $ 32,148
 Operating income (loss) .............         (752)      2,219        (1,103)         --           364
 Identifiable assets .................        5,577      36,906        34,395      18,892        95,770
 Incentive compensation ..............            9         415           104          --           528
 Corporate expenses ..................          114         800           450          --         1,364
 Depreciation & amortization .........          719       2,668         5,364          --         8,751
 Capital expenditures ................          216       1,403           953          69         2,641

1996
 Revenues ............................    $   5,829     $28,604      $ 13,496     $    --      $ 47,929
 Operating income (loss) .............       (1,239)      3,599           190          --         2,550
 Identifiable assets .................       53,090      61,817        54,346       4,427       173,680
 Incentive compensation ..............           95         742           148          --           985
 Corporate expenses ..................          158         774           497          --         1,429
 Depreciation & amortization .........        1,786       5,029         5,245          --        12,060
 Capital expenditures ................          855       2,289         3,070          80         6,294

1997
 Revenues ............................    $  38,254     $31,876      $ 16,688     $    --      $ 86,818
 Operating income (loss) .............      (11,990)      3,780         1,622          --        (6,588)
 Identifiable assets .................      209,507      63,016        51,714      56,625       380,862
 Incentive compensation ..............          525         568           181          --         1,274
 Corporate expenses ..................          744         895           617          --         2,256
 Depreciation & amortization .........       17,042       5,107         5,643          --        27,792
 Capital expenditures ................          506       6,425         2,914          84         9,929

21. Subsequent Events:

A. Acquisitions and Disposition

     As of January 7, 1998, the Company acquired, from an independent DIRECTV(R) ("DIRECTV") provider, the rights to provide DIRECTV programming in certain rural areas of Minnesota and the related assets in exchange for total consideration of approximately $1.9 million, which consisted of $1.8 million in cash and $32,000 in assumed liabilities.

     As of March 9, 1998, the Company acquired, from two independent DIRECTV providers, the rights to provide DIRECTV programming in certain rural areas of Nebraska and Texas and the related assets in exchange for total consideration of approximately $15.6 million, which consisted of $5.9 million in cash, $105,000 in assumed liabilities, a $9.4 million note, payable over four years, and an aggregate of $225,000 for consultancy and non-compete agreements (consisting of $75,000 in cash and a $150,000 obligation, payable over two years).

                      PEGASUS COMMUNICATIONS CORPORATION

21. Subsequent Events:  -- (Continued)

     As of April 9, 1998, the Company acquired, from two independent DIRECTV providers, the rights to provide DIRECTV programming in certain rural areas of New Mexico and Texas and the related assets in exchange for total consideration of approximately $14.3 million, which consisted of $13.1 million in cash, $298,000 in assumed liabilities and 37,304 shares of the Company's Class A Common Stock (amounting to $900,000 at the time of issuance).

     On April 27, 1998, the Company acquired, from Digital Television Services, Inc. ("DTS") which holds the rights to provide DIRECTV programming in certain rural areas of California, Colorado, Georgia, Indiana, Kansas, Kentucky, New Hampshire, New Mexico, New York, South Carolina and Vermont, the related assets and liabilities in exchange for total consideration of approximately $345.2 million, which consisted of approximately 5.5 million shares of the Company's Class A Common Stock (amounting to $119.4 million at a price of $21.71 per share), approximately $158.9 million of assumed net liabilities and approximately $66.9 million of a deferred tax liability.

     As of May 11, 1998, the Company acquired, from three independent DIRECTV providers, the rights to provide DIRECTV programming in certain rural areas of Idaho and Oregon and the related assets in exchange for total consideration of approximately $9.3 million, which consisted of $9.2 million in cash and $140,000 in assumed liabilities.

     As of June 10, 1998, the Company acquired, from four independent DIRECTV providers, the rights to provide DIRECTV programming in certain rural areas of Idaho, South Dakota and Texas and the related assets in exchange for total consideration of approximately $12.5 million, which consisted of $12.2 million in cash, $154,000 in assumed liabilities, and a $120,000 obligation, payable over three years, for a non-compete agreement.

     Effective July 1, 1998, the Company sold substantially all the assets of its remaining New England cable systems to Avalon Cable of New England, LLC for approximately $30.1 million in cash. The Company recognized a nonrecurring gain of approximately $24.9 million in the third quarter of 1998 relating to this transaction.

     As of July 10, 1998, the Company acquired, from three independent DIRECTV providers, the rights to provide DIRECTV programming in certain rural areas of Alabama, Nebraska and South Dakota and the related assets in exchange for total consideration of approximately $18.6 million, which consisted of $18.1 million in cash, $81,000 in assumed liabilities, and an aggregate of $425,000 for consultancy and non-compete agreements (consisting of $62,000 in cash, a $63,000 obligation, payable over one year, and a $300,000 obligation, payable over three years).

     As of August 10, 1998, the Company acquired, from an independent DIRECTV provider the rights to provide DIRECTV programming in certain rural areas of Oregon and the related assets in exchange for total consideration of approximately $3.0 million, which consisted of $2.8 million in cash, $34,000 in assumed liabilities, and a $200,000 obligation, payable over two years, for consultancy and non-compete agreements.

     As of September 10, 1998, the Company acquired, from four independent DIRECTV providers, the rights to provide DIRECTV programming in certain rural areas of Alabama, Illinois, Minnesota and Texas and the related assets in exchange for total consideration of approximately $37.1 million, which consisted of $26.5 million in cash, $464,000 in assumed liabilities, and $10.2 million notes, payable over seven years.

     As of October 9, 1998, the Company acquired from an independent DIRECTV provider, the rights to provide DIRECTV programming in certain rural areas of South Dakota and the related assets in exchange for total consideration of approximately $1.1 million, which consisted of $1.1 million in cash and $14,000 in assumed liabilities.

                      PEGASUS COMMUNICATIONS CORPORATION

21. Subsequent Events:  -- (Continued)

     As of November 9, 1998, the Company acquired from three independent DIRECTV providers, the rights to provide DIRECTV programming in certain rural areas of Oklahoma, South Dakota and Texas and the related assets in exchange for total consideration of approximately $12.5 million, which consisted of $12.5 million in cash and $94,000 in assumed liabilities.

     As of December 9, 1998, the Company acquired from two independent DIRECTV providers, the rights to provide DIRECTV programming in certain rural areas of New Mexico and West Virginia and the related assets in exchange for total consideration of approximately $5.9 million, which consisted of $5.9 million in cash and $84,000 in assumed liabilities.

     As of January 9, 1999, the Company acquired from four independent DIRECTV providers, the rights to provide DIRECTV programming in certain rural areas of Colorado, Illinois, Minnesota and Texas and the related assets in exchange for total consideration of approximately $8.2 million, which consisted of $7.0 million in cash and a $1.2 million note, payable over one year.

B. Long-Term Debt

     In July 1997, DTS entered into an amended and restated $70.0 million six-year senior revolving credit facility and a $20.0 million six-year senior term facility (collectively, the "DTS Credit Facility"), which is collateralized by substantially all of the assets of DTS and its subsidiaries. Interest on the DTS Credit Facility is, at DTS' option, at either the bank's base rate or the Eurodollar Rate. The DTS Credit Facility is subject to certain financial covenants as defined in the loan agreement, including a debt to adjusted cash flow covenant. The DTS Credit Facility may be used to refinance certain existing indebtedness, finance future acquisitions and for working capital, capital expenditures and general corporate purposes.

     In July 1997, DTS completed a senior subordinated notes offering (the "DTS Notes Offering") in which it sold $155.0 million of its 12.5% Series A Senior Subordinated Notes due 2007 (the "DTS Series A Notes"), resulting in net proceeds to DTS of approximately $146.0 million. DTS used the net proceeds to fund an interest escrow account, which is included in restricted cash on the Company's consolidated balance sheets, for the first four semi-annual interest payments on the notes and to repay outstanding indebtedness under the DTS Credit Facility.

     In January 1998, DTS exchanged its DTS Series A Notes for its 12.5% Series B Senior Subordinated Notes due 2007 (the "DTS Series B Notes", and together with the DTS Series A Notes, the "DTS Notes"). The DTS Series B Notes have substantially the same terms and provisions as the DTS Series A Notes. The DTS Series B Notes are guaranteed on a full, unconditional, senior subordinated basis, jointly and severally by all direct and indirect subsidiaries of DTS, except DTS Capital, which is a co-issuer of the DTS Notes and currently has nominal assets and does not conduct any operations.

     In February 1998, pursuant to a registered exchange offer, Pegasus exchanged all $115.0 million of its 9.625% Series A Notes for $115.0 million of its 9.625% Series B Senior Notes due 2005 (the "9.625% Series B Senior Notes", and together with the 9.625% Series A Senior Notes, the "Senior Notes"). The 9.625% Series B Senior Notes have substantially the same terms and provisions as the 9.625% Series A Senior Notes. No gain or loss was recorded in connection with the exchange of the notes.

     In November 1998 (unaudited), Pegasus completed an offering of senior notes (the "9.75% Senior Notes Offering") in which it sold $100.0 million of its 9.75% Series A Senior Notes due 2006 (the "9.75% Series A Senior Notes"), resulting in net proceeds to the Company of approximately $97.0 million. A portion of the proceeds from the 9.75% Senior Notes Offering were used to repay indebtedness under the PM&C Credit Facility.

C. Other Events

     On June 17, 1998 the Board of Directors declared a dividend on the Series A Preferred Stock in the aggregate of approximately 7,154 shares of Series A Preferred Stock, payable on July 1, 1998 to shareholders of record on June 15, 1998.

                      PEGASUS COMMUNICATIONS CORPORATION

21. Subsequent Events:  -- (Continued)

     On July 23, 1998, the Company entered into an agreement to purchase a cable system serving Aguadilla, Puerto Rico and neighboring communities for a purchase price of approximately $42.0 million in cash. The Aguadilla cable system serves approximately 21,500 subscribers and passes approximately 81,000 of the 90,000 homes in the franchise area. The Aquadilla cable system is contiguous to the Company's existing Puerto Rico cable system and, upon completion of the purchase, the Company intends to consolidate the Aquadilla cable system with its existing cable system. The closing of this acquisition is subject to regulatory and other approvals, as well as customary conditions, and the Company expects this transaction to close in the first quarter of 1999.

     In July 1998, Pegasus commenced programming TV station WFXU, which simulcasts the signal of WTLH, a TV station owned by the Company which is affiliated with Fox. WFXU is in the Tallahassee, Florida DMA and is being programmed under a LMA.

     In November 1998 Pegasus commenced programming TV station WSWB, which is affiliated with WB. WSWB is in the Northwestern Pennsylvania DMA and is programmed under a LMA.

     On December 11, 1998 the Board of Directors declared a dividend on the Series A Preferred Stock in the aggregate of approximately 7,610 shares of Series A Preferred Stock, payable on January 1, 1999 to shareholders of record on December 15, 1998.

22. Quarterly Information (Unaudited):

                                                                           Quarter Ended
                                                           ---------------------------------------------
                                                             March 31,       June 30,      September 30,
                                                                1998           1998            1998
(in thousands)                                             -------------   ------------   --------------
1998
 Net revenues ..........................................     $  28,784      $  46,739       $  55,507
 Operating income (loss) ...............................        (6,302)        (8,877)        (18,590)
 Income (loss) before extraordinary items ..............       (15,936)       (22,804)        (10,751)
 Net income (loss) applicable to common shares .........     $ (15,936)     $ (22,804)      $ (10,751)

Basic and diluted earnings per share:
 Operating income (loss) ...............................     $   (0.61)     $   (0.62)      $   (1.17)
 Income (loss) before extraordinary items ..............         (1.54)         (1.59)          (0.68)
 Net income (loss) .....................................     $   (1.54)     $   (1.59)      $   (0.68)

                                                                             Quarter Ended
                                                      ------------------------------------------------------------
                                                       March 31,      June 30,      September 30,     December 31,
                                                          1997          1997             1997             1997
(in thousands)                                        -----------   ------------   ---------------   -------------
1997
 Net revenues .....................................     $15,897       $ 19,778        $ 21,927         $  29,216
 Operating income (loss) ..........................        (366)          (113)         (1,308)           (4,801)
 Income (loss) before extraordinary items .........        (692)        (6,270)         (9,015)          (13,854)
 Net income (loss) applicable to common
   shares .........................................     $  (692)      $ (6,270)       $ (9,015)        $ (15,510)

Basic and diluted earnings per share:
 Operating income (loss) ..........................     $ (0.04)      $  (0.01)       $  (0.13)        $   (0.47)
 Income (loss) before extraordinary items .........       (0.07)         (0.64)          (0.91)            (1.36)
 Net income (loss) ................................     $ (0.07)      $  (0.64)       $  (0.91)        $   (1.53)

                      PEGASUS COMMUNICATIONS CORPORATION

22. Quarterly Information (Unaudited):  -- (Continued)

     For the fourth quarter of 1997, the Company had an extraordinary loss of approximately loss $1.7 million or $0.16 per share in connection with the refinancing of certain facilities (see footnote 8 -- Long-Term Debt).

                                                                             Quarter Ended
                                                      ------------------------------------------------------------
                                                       March 31,      June 30,      September 30,     December 31,
                                                          1996          1996             1996             1996
(in thousands)                                        -----------   ------------   ---------------   -------------
1996
 Net revenues .....................................    $  8,427       $ 10,756        $ 10,938          $17,809
 Operating income (loss) ..........................        (451)           960            (604)           2,644
 Income (loss) before extraordinary items .........      (3,106)        (1,732)         (3,980)            (905)
 Net income (loss) applicable to common
   shares .........................................    $ (3,106)      $ (1,732)       $ (4,231)         $  (905)

Basic and diluted earnings per share:
 Operating income (loss) ..........................    $  (0.09)      $   0.18        $  (0.12)         $  0.30
 Income (loss) before extraordinary items .........       (0.59)         (0.33)          (0.76)           (0.10)
 Net income (loss) ................................    $  (0.59)      $  (0.33)       $  (0.81)         $ (0.10)


     For the third quarter of 1996, the Company had an extraordinary loss of approximately $251,000 or $0.05 per share in connection with the refinancing of a credit facility (see footnote 8 -- Long-Term Debt.)

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     Pro forma consolidated statement of operations data and other data for the year ended December 31, 1997 and the nine and twelve months ended September 30, 1998 include (i) our pending acquisition of a cable system serving Aguadilla, Puerto Rico, (ii) the completed and pending DBS acquisitions described in this prospectus under "The Company -- Recent Pegasus Developments" above, (iii) the sale of our New England cable systems, (iv) the offering of the Company's 1998 Senior Notes, and (v) this offering, all as if these events had occurred at the beginning of each period.

     The pro forma consolidated balance sheet as of September 30, 1998 includes payments in connection with (i) our pending acquisition of a cable system serving Aguadilla, Puerto Rico, (ii) the completed and pending DBS acquisitions described in this prospectus under "The Company -- Recent Pegasus Developments" above, (iii) the Sale of our New England cable systems, (iv) the offering of the Company's 1998 Senior Notes, and (v) this offering, as if these events had occurred on September 30, 1998.


     The acquisitions are accounted for using the purchase method of accounting. The total costs of such acquisitions are allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values. The allocation of the purchase price included in the pro forma financial statements is preliminary. We do not expect that the final allocation of the purchase price will materially differ from the preliminary allocation.

     The pro forma adjustments are based upon available information and upon certain assumptions that we believe are reasonable. The pro forma consolidated financial information should be read in conjunction with our consolidated financial statements and notes thereto. The pro forma consolidated financial information is not necessarily indicative of our future results of operations. There can be no assurance whether or when the pending DBS acquisitions or the acquisition of the Puerto Rico cable system will be consummated.

                      Pegasus Communications Corporation
              Pro Forma Consolidated Statement of Operations Data
                          Year Ended December 31, 1997
                            (Dollars in thousands)

                                                        DBS Acquisitions
                                                  ----------------------------    New England
Statement of                           Actual      Completed(a)    Pending(b)    Cable Sale(c)
 Operations Data:                   ------------  --------------  ------------  ---------------
Net Revenues:
 DBS .............................    $  38,254      $ 96,591        $5,099
 TV and Cable ....................       48,564                                    ($ 6,324)
                                      ---------      --------        ------         -------
  Total net revenues .............       86,818        96,591         5,099          (6,324)
                                      ---------      --------        ------         -------
Pre-marketing location
 operating expenses:
 DBS .............................       26,042        70,387         2,952
 TV and Cable ....................       30,070                                      (3,161)
Subscriber acquisition costs .....        5,973        22,817           529
Incentive compensation ...........        1,274                                         (95)
Corporate expenses ...............        2,256         1,064                          (242)
Depreciation and amortization.....       27,792        18,435            41          (1,748)
                                      ---------      --------        ------         -------
  Income (loss) from
   operations ....................       (6,589)      (16,112)        1,577          (1,078)
Interest expense .................      (16,094)      (15,522)          (16)          1,884
Other income (expense), net ......          816           119                           (65)
Gain on sale of cable system .....        4,451
                                      ---------      --------        ------         -------
Income (loss) before income
 taxes and extraordinary
 items ...........................      (17,416)      (31,515)        1,561             741
Provision (benefit) for income
 taxes ...........................          200            17                           (16)
                                      ---------      --------        ------         -------
Income (loss) before
 extraordinary items .............      (17,616)      (31,532)        1,561             757
Extraordinary loss from
 extinguishment of debt ..........       (1,656)
Dividends on Series A
 Preferred Stock .................      (12,215)
                                      ---------      --------        ------         -------
Income (loss) applicable to
 common shares ...................   ($  31,487)    ($ 31,532)       $1,561         $   757
                                      =========      ========        ======         =======
Income (loss) per common
 share:
Net loss .........................   ($    3.19)
                                      =========
Weighted average shares
 outstanding .....................    9,858,244
                                      =========

                                         Pending
                                          Cable                                                The
Statement of                         Acquisition(d)      Adjustments        Subtotal         Offering        Pro Forma
 Operations Data:                   ----------------  -----------------  --------------  ---------------  --------------
Net Revenues:
 DBS .............................                                         $  139,944                       $  139,944
 TV and Cable ....................     $   8,930                               51,170                           51,170
                                       ---------         ----------        ----------       --------        ----------
  Total net revenues .............         8,930                              191,114                          191,114
                                       ---------         ----------        ----------       --------        ----------
Pre-marketing location
 operating expenses:
 DBS .............................                                             99,381                           99,381
 TV and Cable ....................         4,078                               30,987                           30,987
Subscriber acquisition costs .....                                             29,319                           29,319
Incentive compensation ...........                       $      541(e)          1,720                            1,720
Corporate expenses ...............           628             (1,450)(f)         2,256                            2,256
Depreciation and amortization.....         1,146             46,056(g)         91,722                           91,722
                                       ---------         ----------        ----------       --------        ----------
  Income (loss) from
   operations ....................         3,078            (45,147)          (64,271)                         (64,271)
Interest expense .................        (1,747)           (29,546)(h)       (61,041)      $  5,888(n)        (55,153)
Other income (expense), net ......                             (315)(i)           555                              555
Gain on sale of cable system .....                           (4,451)(j)
                                       ---------         ----------        ----------       --------        ----------
Income (loss) before income
 taxes and extraordinary
 items ...........................         1,331            (79,459)         (124,757)         5,888          (118,869)
Provision (benefit) for income
 taxes ...........................         1,044             (1,045)(k)           200                              200
                                       ---------         ----------        ----------       --------        ----------
Income (loss) before
 extraordinary items .............           287            (78,414)         (124,957)         5,888          (119,069)
Extraordinary loss from
 extinguishment of debt ..........                            1,656(l)
Dividends on Series A
 Preferred Stock .................                             (941)(m)       (13,156)                         (13,156)
                                       ---------         ----------        ----------       --------        ----------
Income (loss) applicable to
 common shares ...................     $     287        ($   77,699)      ($  138,113)      $  5,888       ($  132,225)
                                       =========         ==========        ==========       ========        ==========
Income (loss) per common
 share:
Net loss .........................                                         ($    8.76)                      ($    7.05)
                                                                           ==========                       ==========
Weighted average shares
 outstanding .....................                                         15,760,037                       18,760,037
                                                                           ==========                       ==========

                      Pegasus Communications Corporation
              Pro Forma Consolidated Statement of Operations Data
                     Nine Months Ended September 30, 1998
                            (Dollars in thousands)

                                                         DBS Acquisitions
                                                   ----------------------------    New England
                                       Actual       Completed(a)    Pending(b)    Cable Sale(c)
                                   --------------  --------------  ------------  ---------------
Statement of Operations
 Data:
Net Revenues:
 DBS ............................    $    95,662      $ 42,257        $5,232
 TV and Cable ...................         35,368                                    ($ 3,277)
                                     -----------      --------        ------         -------
  Total net revenues ............        131,030        42,257         5,232          (3,277)
                                     -----------      --------        ------         -------
Pre-marketing location
 operating expenses:
 DBS ............................         66,324        29,238         3,075
 TV and Cable ...................         22,778                                      (1,614)
Subscriber acquisition costs.....         25,018        10,979           593
Incentive compensation ..........          1,472                                         (75)
Corporate expenses ..............          2,418           176                           (98)
Depreciation and
 amortization ...................         46,789         7,988            31            (835)
                                     -----------      --------        ------         -------
  Income (loss) from
   operations ...................        (33,769)       (6,124)        1,533            (655)
Interest expense ................        (29,850)       (8,435)          (13)            938
Other income (expense),
 net ............................            359           386                            27
Gain on sale of cable
 system .........................         24,902
                                     -----------      --------        ------         -------
Income (loss) before income
 taxes ..........................        (38,358)      (14,173)        1,520             310
Provision (benefit) for
 income taxes ...................            175            88                            (5)
                                     -----------      --------        ------         -------
Net income (loss) ...............        (38,533)      (14,261)        1,520             315
Dividends on Series A
 Preferred Stock ................        (10,959)
                                     -----------      --------        ------         -------
Income (loss) applicable to
 common shares ..................   ($    49,492)    ($ 14,261)       $1,520         $   315
                                     ===========      ========        ======         =======
Income (loss) per common
 share:
Net loss ........................   ($      3.66)
                                     ===========
Weighted average shares
 outstanding ....................     13,533,756
                                     ===========

                                        Pending
                                         Cable                                                The
                                    Acquisition(d)      Adjustments        Subtotal         Offering        Pro Forma
                                   ----------------  -----------------  --------------  ---------------  --------------
Statement of Operations
 Data:
Net Revenues:
 DBS ............................                                         $  143,151                       $  143,151
 TV and Cable ...................     $   6,940                               39,031                           39,031
                                      ---------         ----------        ----------       --------        ----------
  Total net revenues ............         6,940                              182,182                          182,182
                                      ---------         ----------        ----------       --------        ----------
Pre-marketing location
 operating expenses:
 DBS ............................                                             98,637                           98,637
 TV and Cable ...................         3,259                               24,423                           24,423
Subscriber acquisition costs.....                                             36,590                           36,590
Incentive compensation ..........                       $       75(e)          1,472                            1,472
Corporate expenses ..............           609               (687)(f)         2,418                            2,418
Depreciation and
 amortization ...................           733             16,456(g)         71,162                           71,162
                                      ---------         ----------        ----------       --------        ----------
  Income (loss) from
   operations ...................         2,339            (15,844)          (52,520)                         (52,520)
Interest expense ................        (1,245)            (6,915)(h)       (45,520)      $  4,416(n)        (41,104)
Other income (expense),
 net ............................          (305)               212(i)            679                              679
Gain on sale of cable
 system .........................                          (24,902)(j)
                                      ---------         ----------        ----------       --------        ----------
Income (loss) before income
 taxes ..........................           789            (47,449)          (97,361)         4,416           (92,945)
Provision (benefit) for
 income taxes ...................           619               (702)(k)           175                              175
                                      ---------         ----------        ----------       --------        ----------
Net income (loss) ...............           170            (46,747)          (97,536)         4,416           (93,120)
Dividends on Series A
 Preferred Stock ................                                            (10,959)                         (10,959)
                                      ---------         ----------        ----------       --------        ----------
Income (loss) applicable to
 common shares ..................     $     170        ($   46,747)      ($  108,495)      $  4,416       ($  104,079)
                                      =========         ==========        ==========       ========        ==========
Income (loss) per common
 share:
Net loss ........................                                         ($    6.83)                      ($    5.51)
                                                                          ----------                       ----------
Weighted average shares
 outstanding ....................                                         15,874,544                       18,874,544
                                                                          ==========                       ==========

                      Pegasus Communications Corporation
              Pro Forma Consolidated Statement of Operations Data
                     Twelve Months Ended September 30, 1998
                            (Dollars in Thousands)

                                                          DBS Acquisition
                                                    ----------------------------    New England
                                        Actual       Completed(a)    Pending(b)    Cable Sale(c)
                                    --------------  --------------  ------------  ---------------
Statement of Operations
 Data:
Net Revenues:
 DBS .............................    $   110,554      $ 65,102        $6,525
 TV and Cable ....................         49,757                                    ($4,880)
                                      -----------      --------        ------         ------
  Total net revenues .............        160,311        65,102         6,525         (4,880)
                                      -----------      --------        ------         ------
Pre-marketing location
 operating expenses:
 DBS .............................         76,371        45,504         4,065
 TV and Cable ....................         31,655                                     (2,326)
Subscriber acquisition costs .....         29,169        19,384           993
Incentive compensation ...........          2,002                                       (123)
Corporate expenses ...............          3,265           285                         (156)
Depreciation and amortization.....         56,420        12,907            41         (1,246)
                                      -----------      --------        ------         ------
  Income (loss) from
   operations ....................        (38,571)      (12,978)        1,426         (1,029)
Interest expense .................        (35,656)      (14,217)          (17)         1,501
Other income (expense), net ......            801           407                          (76)
Gain on sale of cable system .....         24,902
                                      -----------      --------        ------         ------
Income (loss) before income
 taxes and extraordinary
 items ...........................        (48,524)      (26,788)        1,409            396
Provision (benefit) for income
 taxes ...........................            325            27                           (9)
                                      -----------      --------        ------         ------
Income (loss) before
 extraordinary items .............        (48,849)      (26,815)        1,409            405
Extraordinary loss from
 extinguishment of debt ..........         (1,656)
Dividends on Series A
 Preferred Stock .................        (14,496)
                                      -----------      --------        ------         ------
Income (loss) applicable to
 common shares ...................   ($    65,001)    ($ 26,815)       $1,409         $  405
                                      ===========      ========        ======         ======
Income (loss) per common
 share:
Net loss .........................    $      5.12)
                                      ===========
Weighted average shares
 outstanding .....................     12,683,487
                                      ===========

                                         Pending
                                          Cable                                                The
                                     Acquisition(d)      Adjustments        Subtotal         Offering        Pro Forma
                                    ----------------  -----------------  --------------  ---------------  --------------
Statement of Operations
 Data:
Net Revenues:
 DBS .............................                                         $  182,181                       $  182,181
 TV and Cable ....................     $   9,240                               54,117                           54,117
                                       ---------         ----------        ----------       --------        ----------
  Total net revenues .............         9,240                              236,298                          236,298
                                       ---------         ----------        ----------       --------        ----------
Pre-marketing location
 operating expenses:
 DBS .............................                                            125,940                          125,940
 TV and Cable ....................         4,327                               33,656                           33,656
Subscriber acquisition costs .....                                             49,546                           49,546
Incentive compensation ...........                       $      210(e)          2,089                            2,089
Corporate expenses ...............           750               (879)(f)         3,265                            3,265
Depreciation and amortization.....         1,021             25,887(g)         95,030                           95,030
                                       ---------         ----------        ----------       --------        ----------
  Income (loss) from
   operations ....................         3,142            (25,218)          (73,228)                         (73,228)
Interest expense .................        (1,680)            (9,210)(h)       (59,279)      $  4,416(n)        (54,863)
Other income (expense), net ......          (305)               198(i)          1,025                            1,025
Gain on sale of cable system .....                          (24,902)(j)
                                       ---------         ----------        ----------       --------        ----------
Income (loss) before income
 taxes and extraordinary
 items ...........................         1,157            (59,132)         (131,482)         4,416          (127,066)
Provision (benefit) for income
 taxes ...........................           908               (926)(k)           325                              325
                                       ---------         ----------        ----------       --------        ----------
Income (loss) before
 extraordinary items .............           249            (58,206)         (131,807)         4,416          (127,391)
Extraordinary loss from
 extinguishment of debt ..........                            1,656(l)
Dividends on Series A
 Preferred Stock .................                                            (14,496)                         (14,496)
                                       ---------         ----------        ----------       --------        ----------
Income (loss) applicable to
 common shares ...................     $     249        ($   56,550)      ($  146,303)      $  4,416       ($  141,887)
                                       =========         ==========        ==========       ========        ==========
Income (loss) per common
 share:
Net loss .........................                                         ($    9.22)                      ($    7.52)
                                                                           ==========                       ==========
Weighted average shares
 outstanding .....................                                         15,862,984                       18,862,984
                                                                           ==========                       ==========

Notes to Pro forma Consolidated Statements of Operations Data

(a) Represents the combined financial results of the Completed DBS Acquisitions from the beginning of the period presented to the date of acquisition by the Company or the end of the period, as follows (dollars in thousands):

                                      For the year ended                  For the nine months ended
                                      December 31, 1997                       September 30, 1998
                            --------------------------------------  --------------------------------------
                                                         Income                                  Income
                                                         (loss)                                  (loss)
                                           Income      applicable                  Income      applicable
                                           (loss)          to                      (loss)          to
                Effective       Net         from         common         Net         from         common
                   Date      Revenues    operations      shares      Revenues    operations      Shares
NRTC # 1065      1/31/97         322           (64)          (80)
NRTC # 1061      2/14/97         499           (91)          (93)
NRTC # 1032      3/10/97         144            29            29
NRTC # 1039      3/10/97         586           (38)          (39)
NRTC # 1073      4/10/97         209            32            33
NRTC # 35         5/9/97          98            (8)           (8)
NRTC # 333        5/9/97         539           (34)          (67)
NRTC # 1003       5/9/97          51           (31)          (19)
NRTC # 1028       5/9/97         911           (50)          (52)
NRTC # 172        7/9/97       1,881          (114)          (61)
NRTC # 1004       7/9/97         486            64            59
NRTC # 43         8/8/97         764           (75)          (79)
NRTC # 408        8/8/97         261           (44)          (66)
NRTC # 481        8/8/97         899          (134)         (145)
NRTC # 1040       8/8/97         378          (106)         (118)
NRTC # 86         9/8/97         335            (5)           (8)
NRTC # 396        9/8/97         190           (20)          (20)
NRTC # 470        9/8/97         346            30            31
NRTC # 471        9/8/97         498          (162)         (170)
NRTC # 152       10/8/97       3,453          (761)       (1,049)
NRTC # 331       10/8/97       1,496          (220)         (273)
NRTC # 36        11/7/97         103             7             7
NRTC # 391       11/7/97         440           (89)          (97)
NRTC # 1024      11/7/97         251            24            20
NRTC # 1045      11/7/97       2,498           (58)         (110)
NRTC # 434        1/7/98         416           (19)          (24)
NRTC # 211        3/9/98       3,453           676           623         638          121            112
NRTC # 334        3/9/98         623             0           (10)        161           11              8
NRTC # 20        4/27/98       5,218           387           285
NRTC # 73        4/27/98         693            96            96
NRTC # 109       4/27/98         315          (105)         (127)
NRTC # 120       4/27/98         144           (26)          (26)
NRTC # 156       4/27/98          60           (27)          (28)
NRTC # 174        4/9/98       2,464           (70)          (80)        759           91             91
NRTC # 422       4/27/98       1,250            29            29
NRTC # 1005      4/27/98       1,170          (262)         (273)
NRTC # 1011       4/9/98         308            18            15         108           18             16
NRTC # 1017      4/27/98       2,015           234           150         177           24             24
NRTC # 1071      4/27/98         102             6             6
DTS              4/27/98      41,753       (15,580)      (30,148)     24,276       (7,962)       (15,940)
NRTC # 267       5/11/98         738            20            21         355           79             49
NRTC # 368       5/11/98         290            64            64         150           67             67
NRTC # 379       5/11/98         468            (2)           15         221           42             54
NRTC # 121       6/10/98         346            64            55         207           55             51
NRTC # 128       6/10/98       1,442           130           125         833          110             98
NRTC # 364       6/10/98         220           (13)           (9)        115           (6)            (4)
NRTC # 365       6/10/98         378           (15)          (16)        202           65             65
NRTC # 37        7/10/98         859            28            28         520           94             94
NRTC # 250       7/10/98       1,435           193           100       1,092          167            111
NRTC # 460       7/10/98       1,757          (204)         (204)      1,008         (200)          (200)
NRTC # 289       8/10/98         431             2             5         371           46             31
NRTC # 83        9/10/98         844           388           388         808          326            326
NRTC # 378       9/10/98         774            60            49         863            5              1
NRTC # 433       9/10/98         888          (162)         (162)        696           66             66
NRTC # 475       9/10/98       3,829           516           631       4,037          490            597
NRTC # 363       10/9/98         152            (2)           (1)        241           97             97
NRTC # 13        11/9/98         766          (197)         (197)        764          (79)           (79)
NRTC # 131       11/9/98         195            72            72         203           82             82
NRTC # 454       11/9/98         886          (250)         (341)      1,078          (47)          (142)
NRTC # 1027      12/9/98         401             3           (18)        471           24             24
NRTC # 1075      12/9/98         607           197           197         644          108             94
NRTC # 87         1/9/99         317            16            16         357           19             19
NRTC # 348        1/9/99         196            73            73         201           82             82
NRTC # 377        1/9/99         462          (638)         (642)        398         (232)          (268)
NRTC # 1015       1/9/99         288           106           106         303          113            113
                              ------       -------       -------      ------       ------        -------
  Total                       96,591       (16,112)      (31,532)     42,257       (6,124)       (14,261)
                              ======       =======       =======      ======       ======        =======

                    For the twelve months ended
                        September 30, 1998
               -------------------------------------
                                            Income
                                            (loss)
                              Income      applicable
                              (loss)          to
                   Net         from         common
                Revenues    operations      shares
NRTC # 1065
NRTC # 1061
NRTC # 1032
NRTC # 1039
NRTC # 1073
NRTC # 35
NRTC # 333
NRTC # 1003
NRTC # 1028
NRTC # 172
NRTC # 1004
NRTC # 43
NRTC # 408
NRTC # 481
NRTC # 1040
NRTC # 86
NRTC # 396
NRTC # 470
NRTC # 471
NRTC # 152
NRTC # 331
NRTC # 36            13             3            3
NRTC # 391           60           (12)         (12)
NRTC # 1024          27             4            3
NRTC # 1045         309            (3)         (22)
NRTC # 434          107           (19)         (18)
NRTC # 211        1,664           364          341
NRTC # 334          420          (177)        (183)
NRTC # 20         1,605           403          317
NRTC # 73
NRTC # 109
NRTC # 120
NRTC # 156
NRTC # 174        1,530            34           32
NRTC # 422
NRTC # 1005
NRTC # 1011         187           (26)         (30)
NRTC # 1017         617            10           (3)
NRTC # 1071
DTS              35,466       (14,831)     (28,335)
NRTC # 267          588            76           55
NRTC # 368          251            98           98
NRTC # 379          388            54           73
NRTC # 121          320            81           71
NRTC # 128        1,522            84           69
NRTC # 364          182           (26)         (19)
NRTC # 365          328            45           45
NRTC # 37           869           160          160
NRTC # 250        1,454           128           54
NRTC # 460        1,727          (240)        (240)
NRTC # 289          527            52           37
NRTC # 83         1,088           567          567
NRTC # 378        1,143             3           (6)
NRTC # 433        1,019          (129)        (129)
NRTC # 475        5,480           778          888
NRTC # 363          273            96           97
NRTC # 13         1,071          (185)        (185)
NRTC # 131          265           114          114
NRTC # 454        1,454           (52)        (146)
NRTC # 1027         614           (19)         (40)
NRTC # 1075         853           191          177
NRTC # 87           456            26           26
NRTC # 348          266           138          138
NRTC # 377          560          (932)        (976)
NRTC # 1015         399           164          164
                 ------       -------      -------
  Total          65,102       (12,978)     (26,815)
                 ======       =======      =======

Entities with an effective date of 4/27/98 represent DTS acquisitions that occurred prior to the DTS acquisition by Pegasus.

(b) Represents the combined financial results of the Pending DBS Acquisitions from the beginning of the period presented to the end of the period, as follows (dollars in thousands):

                                     For the year ended                  For the nine months ended
                                     December 31, 1997                       September 30, 1998
                           --------------------------------------  --------------------------------------
                                                        Income                                  Income
                                                        (loss)                                  (loss)
                                          Income      applicable                  Income      applicable
                                          (loss)          to                      (loss)          to
               Effective       Net         from         common         Net         from         common
                  Date      Revenues    operations      shares      Revenues    operations      Shares
NRTC # 110    Pending           367           4             4           395           67            67
NRTC # 177    Pending         2,159         814           814         2,310          716           716
NRTC # 223    Pending           413         153           153           403          143           143
NRTC # 248    Pending           460         (24)          (40)          466           19             6
NRTC # 273    Pending         1,700         630           630         1,658          588           588
                              -----         ---           ---         -----          ---           ---
  Total                       5,099       1,577         1,561         5,232        1,533         1,520
                              =====       =====         =====         =====        =====         =====



                   For the twelve months ended
                       September 30, 1998
              -------------------------------------
                                           Income
                                           (loss)
                             Income      applicable
                             (loss)          to
                  Net         from         common
               Revenues    operations      shares
NRTC # 110         508           63          63
NRTC # 177       2,795          393         393
NRTC # 223         517          188         188
NRTC # 248         583           11          (6)
NRTC # 273       2,122          771         771
                 -----          ---       -----
  Total          6,525        1,426       1,409
                 =====        =====       =====

(c) Financial results of the New England operations of Pegasus Cable Television. The pro forma income statement data for the year ended December 31, 1997 does not include a $4.5 million and a $24.7 million gain resulting from the sale of the New Hampshire systems and the balance of our New England cable systems, respectively.
(d) Financial results of the pending cable acquisition.
(e) To record the incentive compensation for the completed and pending DBS acquisitions as per the Company's current incentive compensation plan.
(f) To eliminate corporate expenses charged by prior owners. These costs represent management fees charged by the prior owners in addition to their regular salaries, benefits and other related costs. These costs will not be incurred in future periods as the Company's corporate expenses do not include fees in excess of actual allocated costs.
(g) To record additional amortization and depreciation expense resulting from the purchase accounting treatment of the completed DBS acquisitions, the pending DBS acquisitions, the Puerto Rico cable acquisition and the sale of our New England cable systems. Substantially all of the purchase price has been allocated to DBS rights which are being amortized over a ten year period. Such amounts are based on a preliminary allocation of the total consideration. The actual amortization may change immaterially based upon the final allocation of the total consideration to be paid to the tangible, if any, and intangible assets acquired.

      (h) To record interest expense, as follows (dollars in thousands):

                                                                   Nine Months     Twelve Months
                                                    Year Ended        Ended            Ended
                                  Interest Rate      12/31/97        9/30/98          9/30/98
Interest expense
       PM&C Credit Facility          7.7%                 --              --              --
       DTS Credit Facility           8.0               1,584           1,188           1,584
       PCC 1998 Notes                9.75              9,750           7,313           9,750
       PCC 1997 Notes                9.625            11,069           8,302          11,069
       DTS Notes                    12.5              19,375          14,531          19,375
       PM&C Notes                   12.5              10,625           7,969          10,625
       Sellers' Notes               various            2,314           1,662           2,314
       Capital leases and other     various              436             139             146
                                                      ------          ------          ------
  Total                                               55,153          41,104          54,863
                                                      ======          ======          ======

(i) To eliminate certain nonrecurring income and expenses, net. These expenses are primarily composed of legal and professional fees incurred by prior owners.
(j) To eliminate the nonrecurring gain on sale of New England cable systems.
(k) To eliminate the net tax provision in connection with the acquisitions.
(l) To eliminate the extraordinary gain (loss) on extinguishment of debt.
(m) Dividends on the Series A Preferred Stock as if the offering had occurred on January 1, 1997.
(n) To remove interest expense as a result of the pay down of debt from this offering. See footnote h.

                      Pegasus Communications Corporation
                     Pro Forma Consolidated Balance Sheet
                              September 30, 1998
                            (Dollars in thousands)

                                                          DBS Acquisitions
                                                    ----------------------------
                                         Actual      Completed(a)    Pending(b)
                                      ------------  --------------  ------------
ASSETS
Cash and cash equivalents ..........   $  39,074      ($ 26,600)     ($ 26,800)
Restricted cash ....................      19,737
Accounts receivable, net ...........      19,166
Inventory ..........................       3,968
Prepaid expenses and other
 current assets ....................       7,863
Property and equipment, net ........      29,552
Intangibles, net ...................     709,319         27,850         31,970
Other assets .......................      17,485
                                       ---------       --------       --------
  Total assets .....................   $ 846,164       $  1,250       $  5,170
                                       =========       ========       ========
LIABILITIES AND TOTAL
 EQUITY
Accounts payable and accrued
 expenses ..........................   $  28,944                      $  1,000
Accrued interest ...................      11,990
Current portion of long-term
 debt ..............................      22,219       $  1,250          1,883
Current portion of program
 rights payable ....................       1,279
Long-term debt, net ................      21,190                           167
Senior Notes .......................     115,000
PM&C Notes .........................      82,279
DTS Notes ..........................     153,146
Credit Facilities ..................     110,800                         2,120
Program rights payable, net ........       4,787
Other long-term liabilities ........      69,702
Minority Interest ..................       3,000
Series A Preferred Stock ...........     122,223
Class A Common Stock ...............         113
Class B Common Stock ...............          46
Additional paid in capital .........     174,753
Deficit ............................     (75,307)
                                       ---------       --------       --------
  Total liabilities and equity .....   $ 846,164       $  1,250       $  5,170
                                       =========       ========       ========

                                           Pending
                                            Cable                                         The
                                       Acquisition(c)      Other(d)      Subtotal     Offering(e)     Pro Forma
                                      ----------------  -------------  ------------  -------------  ------------
ASSETS
Cash and cash equivalents ..........                       $ 20,154     $   5,828                    $   5,828
Restricted cash ....................                                       19,737                       19,737
Accounts receivable, net ...........                                       19,166                       19,166
Inventory ..........................                                        3,968                        3,968
Prepaid expenses and other
 current assets ....................                                        7,863                        7,863
Property and equipment, net ........       $ 5,460                         35,012                       35,012
Intangibles, net ...................        36,540            3,330       809,009                      809,009
Other assets .......................                                       17,485                       17,485
                                           -------         --------     ---------         ------     ---------
  Total assets .....................       $42,000         $ 23,484     $ 918,068             --     $ 918,068
                                           =======         ========     =========         ======     =========
LIABILITIES AND TOTAL
 EQUITY
Accounts payable and accrued
 expenses ..........................                                    $  29,944                    $  29,944
Accrued interest ...................                                       11,990                       11,990
Current portion of long-term
 debt ..............................                                       25,352                       25,352
Current portion of program
 rights payable ....................                                        1,279                        1,279
Long-term debt, net ................                      ($ 11,146)       10,211                       10,211
Senior Notes .......................                        100,000       215,000                      215,000
PM&C Notes .........................                                       82,279                       82,279
DTS Notes ..........................                                      153,146                      153,146
Credit Facilities ..................       $42,000          (65,370)       89,550      ($ 69,750)       19,800
Program rights payable, net ........                                        4,787                        4,787
Other long-term liabilities ........                                       69,702                       69,702
Minority Interest ..................                                        3,000                        3,000
Series A Preferred Stock ...........                                      122,223                      122,223
Class A Common Stock ...............                                          113             30           143
Class B Common Stock ...............                                           46                           46
Additional paid in capital .........                                      174,753         69,720       244,473
Deficit ............................                                      (75,307)                     (75,307)
                                           -------         --------     ---------       --------     ---------
  Total liabilities and equity .....       $42,000         $ 23,484     $ 918,068             --     $ 918,068
                                           =======         ========     =========       ========     =========

Notes to Pro Forma Consolidated Balance Sheet (dollars in thousands)

(a) To record the ten completed DBS acquisitions which occurred subsequent to September 30, 1998. Intangible assets purchased consist entirely of DBS rights, which are being amortized over a 10-year period, as follows:

           Completed                  Total
       DBS Acquisitions           Consideration       Cash       Notes
       ----------------           -------------       ----       -----
NRTC System No. 0363 .........       $ 1,100        $ 1,100
NRTC System No. 0013 .........         4,100          4,100
NRTC System No. 0087 .........         2,500          1,250     $1,250
NRTC System No. 0377 .........         3,025          3,025
NRTC System No. 0348 .........         1,100          1,100
NRTC System No. 0454 .........         7,250          7,250
NRTC System No. 1075 .........         3,125          3,125
NRTC System No. 1027 .........         2,800          2,800
NRTC System No. 1015 .........         1,600          1,600
NRTC System No. 0131 .........         1,250          1,250
                                     -------        -------     ------
   Total .....................       $27,850        $26,600     $1,250
                                     =======        =======     ======

(b) To rcord the five pending DBS acquisitions. Intangible assets to be purchased consist of $31.5 million of DBS rights and $500,000 of non-complete covenants, which are being amortized over a 10-year period and the term of the related non-complete covenants (3-5 years), respectively, as follows:

            Pending                   Total                                    Assumed
       DBS Acquisitions           Consideration      Cash        Notes      Liabilities
       ----------------           -------------      ----        -----      -----------
NRTC System No. 0177 .........       $14,500        $14,500
NRTC System No. 0110 .........         2,400          2,400
NRTC System No. 0248 .........         3,100          1,550      $1,550
NRTC System No. 0223 .........         2,120          2,120
NRTC System No. 0273 .........         9,850          8,350         500        $1,000
                                     -------        -------      ------        ------
   Total .....................       $31,970        $28,920      $2,050        $1,000
                                     =======        =======      ======        ======

(c) To record the pending Puerto Rico cable acquisition. Assets to be purchased consist of $5.5 million of property, plant and equipment and $36.5 million of franchise rights, which are being amortized over a 20-year period and a 15-year period, respectively. The total consideration is $42.0 million in cash.

(d) To record the proceeds from the 1998 Senior Notes Offering and the uses of such proceeds, net of additional borrowings under the credit facilities and the uses of such borrowings.

(e) To record the proceeds from the offering and the uses of such proceeds.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
of Digital Television Services, Inc.:

     We have audited the accompanying consolidated balance sheets of DIGITAL TELEVISION SERVICES, INC. (a Delaware corporation and formerly Digital Television Services, LLC) AND SUBSIDIARIES as of December 31, 1996 and 1997 and the related consolidated statements of operations, members'/stockholders' equity, and cash flows for the period from inception (January 30, 1996) through December 31, 1996 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Digital Television Services, Inc. and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for the period from inception (January 30, 1996) through December 31, 1996 and for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

                                                   ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 18, 1998

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                              December 31,      December 31,
                                                                                  1996              1997
                                                                            ---------------   ---------------
                                   ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ..............................................    $  1,595,955      $ 39,113,152
 Restricted cash ........................................................              --        19,006,386
 Accounts receivable:
    Trade, net of allowance for doubtful accounts of $6,750 and $190,647
     at December 31, 1996 and 1997, respectively ........................         893,950         4,629,539
   Other ................................................................         154,840           544,480
 Inventory ..............................................................         244,544         2,229,918
 Other (Note 2) .........................................................         234,153            92,605
                                                                             ------------      ------------
      Total current assets ..............................................       3,123,442        65,616,080
                                                                             ------------      ------------
RESTRICTED CASH .........................................................              --        18,020,702
                                                                             ------------      ------------
PROPERTY AND EQUIPMENT, at cost (Note 2) ................................         478,445         3,474,754
 Less accumulated depreciation ..........................................         (44,339)         (554,537)
                                                                             ------------      ------------
                                                                                  434,106         2,920,217
                                                                             ------------      ------------
CONTRACT RIGHTS AND OTHER ASSETS, NET (Note 2) ..........................      38,604,625       171,105,067
                                                                             ------------      ------------
                                                                             $ 42,162,173      $257,662,066
                                                                             ============      ============
                LIABILITIES AND MEMBERS'/STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable .......................................................    $  1,041,019      $  4,495,937
 Accrued liabilities ....................................................       1,380,321        40,275,901
 Unearned revenue .......................................................       1,082,601         3,314,397
 Current maturities of long-term debt ...................................       6,033,732        14,950,430
 Other ..................................................................          92,279           299,766
                                                                             ------------      ------------
      Total current liabilities .........................................       9,629,952        63,336,431
                                                                             ------------      ------------
LONG-TERM DEBT, less current maturities .................................      17,542,883       177,641,876
                                                                             ------------      ------------
OTHER LIABILITIES .......................................................          83,615            46,646
                                                                             ------------      ------------
COMMITMENTS AND CONTINGENCIES (Notes 5, 6, 8, and 10)
MEMBERS'/STOCKHOLDERS' EQUITY
 Class A units ..........................................................              --                --
 Class B units ..........................................................      18,440,982                --
 Class C units ..........................................................              --                --
 Class D units ..........................................................              --                --
 Preferred stock, $.01 par value; 10,000,000 shares authorized; 1,404,056
   issued and outstanding at December 31, 1997 ..........................              --            14,041
 Common stock, $.01 par value; 10,000,000 shares authorized; 2,137,049
   issued and outstanding at December 31, 1997 ..........................              --            21,370
 Additional paid-in capital .............................................              --        25,826,080
 Retained deficit .......................................................      (3,535,259)       (9,224,378)
                                                                             ------------      ------------
      Total members'/stockholders' equity ...............................      14,905,723        16,637,113
                                                                             ------------      ------------
                                                                             $ 42,162,173      $257,662,066
                                                                             ============      ============

       The accompanying notes are an integral part of these consolidated balance sheets.

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               Inception
                                                            (January 30) to       Year Ended
                                                              December 31,       December 31,
                                                                  1996               1997
                                                           -----------------   ----------------
REVENUE:
 Programming revenue ...................................     $  3,085,146       $  41,752,873
 Equipment and installation revenue ....................          323,663           5,690,253
                                                             ------------       -------------
      Total revenue ....................................        3,408,809          47,443,126
                                                             ------------       -------------
COST OF REVENUE:
 Programming expense ...................................        1,595,963          20,694,127
 Cost of equipment and installation ....................          398,144           6,443,374
 Service fees ..........................................          275,704           4,009,353
                                                             ------------       -------------
      Total cost of revenue ............................        2,269,811          31,146,854
                                                             ------------       -------------
GROSS PROFIT ...........................................        1,138,998          16,296,272
                                                             ------------       -------------
OPERATING EXPENSES:
 Sales and marketing ...................................          778,036           8,659,446
 General and administrative ............................        1,953,635           8,706,851
 Depreciation and amortization .........................        1,147,963          14,509,152
                                                             ------------       -------------
      Total operating expenses .........................        3,879,634          31,875,449
                                                             ------------       -------------
OPERATING LOSS .........................................       (2,740,636)        (15,579,177)
                                                             ------------       -------------
OTHER INCOME (EXPENSE):
 Interest expense, net .................................         (817,603)        (14,457,088)
 Other income (expense) ................................           22,980            (111,350)
                                                             ------------       -------------
                                                                 (794,623)        (14,568,438)
                                                             ------------       -------------
NET LOSS ...............................................     $ (3,535,259)      $ (30,147,615)
                                                             ============       =============
BASIC AND DILUTED PRO FORMA NET LOSS PER COMMON SHARE:
 Net loss ..............................................     $      (6.19)      $      (14.11)
                                                             ============       =============
 Pro forma weighted average shares outstanding .........     $    571,317           2,135,921
                                                             ============       =============


 The accompanying notes are an integral part of these consolidated statements.

                       DIGITAL TELEVISION SERVICES, INC.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF MEMBERS'/STOCKHOLDERS' EQUITY for the Period From Inception (January 30, 1996) Through December 31, 1996
                   and for the Year Ended December 31, 1997

                                          Class A                            Class B
                             ---------------------------------  ---------------------------------
                                  Units            Amount            Units            Amount
                             ---------------  ----------------  ---------------  ----------------
BALANCE,
 January 30, 1996 .........             --     $           --              --     $           --
 Sale of Class B Units.....             --                 --       1,844,098         18,440,982
 Issuance of Class C
  Units ...................             --                 --              --                 --
 Net loss .................             --                 --              --         (3,535,259)
                                 ---------     --------------       ---------     --------------
BALANCE,
 December 31, 1996 ........             --                 --       1,844,098         14,905,723
 Sale of Class A Units.....      1,333,333         29,820,008              --                 --
 Sale of Class B Units.....             --                 --         205,902          2,058,997
 Issuance of Class D
  Units ...................             --                 --              --                 --
 Net Loss (January 1,
  1997 through Octo-
  ber 10, 1997) ...........             --         (3,958,517)             --        (16,964,720)
                                 ---------     --------------       ---------     --------------
BALANCE,
 October 10, 1997 .........      1,333,333         25,861,491       2,050,000                 --
 Conversion of Capital
 (Note 7) .................     (1,333,333)       (25,861,491)     (2,050,000)                --
 Net Loss (October 11,
   1997 through
   December 31, 1997)......             --                 --              --                 --
                                ----------     --------------      ----------     --------------
BALANCE,
 December 31, 1997 ........             --     $           --              --     $           --
                                ==========     ==============      ==========     ==============

                                    Class C                  Class D               Preferred Stock       Common Stock
                             ----------------------  -----------------------  -------------------------  ------------
                                 Units      Amount       Units       Amount      Shares      Par Value      Shares
                             ------------  --------  -------------  --------  ------------  -----------  ------------
BALANCE,
 January 30, 1996 .........          --      $ --             --      $ --            --      $    --            --
 Sale of Class B Units.....          --        --             --        --            --           --            --
 Issuance of Class C
  Units ...................      87,049        --             --        --            --           --            --
 Net loss .................          --        --             --        --            --           --            --
                                 ------      ----             --      ----            --      -------            --
BALANCE,
 December 31, 1996 ........      87,049        --             --        --            --           --            --
 Sale of Class A Units.....          --        --             --        --            --           --            --
 Sale of Class B Units.....          --        --             --        --            --           --            --
 Issuance of Class D
  Units ...................          --        --        124,000        --            --           --            --
 Net Loss (January 1,
   1997 through Octo-
   ber 10, 1997) ..........          --        --             --        --            --           --            --
                                 ------      ----        -------      ----            --      -------            --
BALANCE,
 October 10, 1997 .........      87,049        --        124,000        --            --           --            --
 Conversion of Capital
 (Note 7) .................     (87,049)       --       (124,000)       --     1,404,056       14,041     2,137,049
 Net Loss (October 11,
   1997 through
   December 31, 1997)......          --        --             --        --            --           --            --
                                -------      ----       --------      ----     ---------      -------     ---------
BALANCE,
 December 31, 1997 ........          --      $ --             --      $ --     1,404,056      $14,041     2,137,049
                                =======      ====       ========      ====     =========      =======     =========


                                                                                 Total
                             Common Stock    Additional                         Members'/
                             ------------     Paid-In        Retained        Stockholders'
                              Par Value       Capital         Deficit           Equity
                             -----------  --------------  ---------------  ----------------
BALANCE,
 January 30, 1996 .........    $    --     $        --     $         --     $           --
 Sale of Class B Units.....         --              --               --         18,440,982
 Issuance of Class C
  Units ...................         --              --               --                 --
 Net loss .................         --              --               --         (3,535,259)
                               -------     -----------     ------------     --------------
BALANCE,
 December 31, 1996 ........         --              --               --         14,905,723
 Sale of Class A Units.....         --              --               --         29,820,008
 Sale of Class B Units.....         --              --               --          2,058,997
 Issuance of Class D
  Units ...................         --              --               --                 --
 Net Loss (January 1,
  1997 through Octo-
  ber 10, 1997) ...........         --              --               --        (20,923,237)
                               -------     -----------     ------------     --------------
BALANCE,
 October 10, 1997 .........         --              --               --         25,861,491
 Conversion of Capital
 (Note 7) .................     21,370      25,826,080               --                 --
 Net Loss (October 11,
   1997 through
   December 31, 1997) .....         --              --       (9,224,378)        (9,224,378)
                               -------     -----------     ------------     --------------
BALANCE,
 December 31, 1997 ........    $21,370     $25,826,080     $ (9,224,378)    $   16,637,113
                               =======     ===========     ============     ==============


                    The accompanying notes are an integral part of these
                            consolidated statements.

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        Inception
                                                                                     (January 30) to       Year Ended
                                                                                       December 31,       December 31,
                                                                                           1996               1997
                                                                                    -----------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ........................................................................    $  (3,535,259)    $  (30,147,615)
                                                                                      -------------     --------------
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization .................................................        1,106,264         13,412,025
   Amortization of capitalized debt costs and debt discount ......................          313,329          2,423,535
   Amortization of deferred promotional costs ....................................           41,699          1,097,127
   Changes in operating assets and liabilities, net of acquisitions:
    Accounts receivable, net .....................................................         (428,281)        (1,678,650)
    Inventory ....................................................................         (218,140)        (1,566,129)
    Other current assets .........................................................         (269,721)          (771,194)
    Accounts payable .............................................................          877,630             19,297
    Accrued liabilities and other liabilities ....................................        1,099,003         11,721,655
    Unearned revenue .............................................................          379,533         (1,817,178)
                                                                                      -------------     --------------
      Total adjustments ..........................................................        2,901,316         22,840,488
                                                                                      -------------     --------------
      Net cash used in operating activities ......................................         (633,943)        (7,307,127)
                                                                                      -------------     --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment, net of acquisitions ........................         (382,175)        (2,611,405)
 Disposals of property and equipment .............................................           (3,930)                --
 Increase in restricted cash for payment of subordinated notes ...................               --        (37,027,088)
 Purchase of contract rights and related net assets, net of amounts financed .....      (12,695,488)       (89,590,710)
 Increase in other assets ........................................................         (693,690)        (1,222,307)
                                                                                      -------------     --------------
      Net cash used in investing activities ......................................      (13,775,283)      (130,451,510)
                                                                                      -------------     --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from bank credit facility ..............................................        9,400,000         88,269,409
 Repayment of bank credit facility ...............................................               --        (82,169,409)
 Proceeds from subordinated notes offering, net of discounts .....................               --        152,840,850
 Issuance of notes payable .......................................................           32,399            344,417
 Repayment of seller notes and other notes payable ...............................       (9,047,023)        (6,201,532)
 Capitalized financing fees ......................................................       (2,821,177)        (9,649,936)
 Sale of Member Units ............................................................       18,440,982         31,879,005
 Other, net ......................................................................               --            (36,970)
                                                                                      -------------     --------------
      Net cash provided by financing activities ..................................       16,005,181        175,275,834
                                                                                      -------------     --------------
NET INCREASE IN CASH AND CASH EQUIVALENTS ........................................        1,595,955         37,517,197
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD .................................               --          1,595,955
                                                                                      -------------     --------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD .......................................    $   1,595,955     $   39,113,152
                                                                                      =============     ==============
SUPPLEMENTAL NONCASH FINANCING ACTIVITY:
 NRTC patronage capital declared .................................................    $      83,615     $           --
                                                                                      =============     ==============
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid for interest ..........................................................    $     301,035     $    5,425,156
                                                                                      =============     ==============
 Issuance of seller notes in connection with acquisitions ........................    $  24,156,000     $   17,552,000
                                                                                      =============     ==============

 The accompanying notes are an integral part of these consolidated statements.

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                          DECEMBER 31, 1996 AND 1997


1. ORGANIZATION AND NATURE OF BUSINESS

     Digital Television Services, Inc. ("DTS"), a Delaware corporation, is successor to Digital Television Services, LLC, a limited liability company organized under the Delaware Limited Liability Act, and DBS Holdings, L.P., a Delaware limited partnership originally formed on January 30, 1996 by Columbia Capital Corporation ("Columbia") and senior management of DTS. DTS and its wholly owned subsidiaries (collectively, "the Company") were formed to acquire and operate the exclusive rights to distribute direct broadcast satellite ("DBS") services ("DIRECTV Services") offered by DirecTv, Inc. ("DirecTv") in certain rural markets. The Company completed its first acquisition of rights to provide DIRECTV Services in March 1996 and has made a total of 17 acquisitions through December 31, 1997. On November 19, 1996, the limited partnership was converted into a limited liability company. On October 10, 1997, DTS effected a conversion from a limited liability company to a corporation through a merger with and into WEP Intermediate Corp.

     In connection with the Company's expansion, Columbia and certain of its affiliates increased their investment in the Company in February 1997. Also, in February 1997, the Company raised additional equity from J.H. Whitney & Co. and Fleet Equity Partners (together with Columbia, the "Equity Investors") and from senior executives of the Company. The Equity Investors and senior executives, in aggregate, have contributed $50,500,000 of equity capital to the Company.

     DTS is a holding company which operates primarily through its wholly-owned subsidiaries. The principal wholly-owned subsidiaries of DTS as of December 31, 1997 consist of 11 entities (the "Operating Subsidiaries") which, except for one subsidiary which is a Delaware limited liability company and one subsidiary which is a New Mexico corporation, are limited liability companies organized under the laws of the state of Georgia. The Operating Subsidiaries have the right to provide DIRECTV Services. The sole member and manager of the Operating Subsidiaries is DTS Management, LLC ("DTS Management"), a Georgia limited liability company, which is a wholly-owned subsidiary of DTS. The Company's other wholly-owned subsidiary, DTS Capital, Inc. ("DTS Capital"), was formed in 1997 and currently has nominal assets and does not conduct any operations. DTS Capital was formed to facilitate the issuance of $155.0 million in senior subordinated notes (the "Notes") in July 1997 (Note 5). In connection with the reorganization (the "Reorganization") of the Company in February 1997, the Company contributed to the capital of DTS Management the Company's ownership interest in each of its direct subsidiaries, other than DTS Management and DTS Capital. As a result thereof, each direct subsidiary became a wholly-owned direct subsidiary of DTS Management and a wholly-owned indirect subsidiary of the Company. Since each subsidiary was a wholly-owned direct or indirect subsidiary of the Company prior to the Reorganization, the Reorganization had no impact on the consolidated financial statements of the Company.

     The Company obtained the rights to distribute DIRECTV Services in its territories pursuant to agreements (the "NRTC Member Agreements") with the National Rural Telecommunications Cooperative (the "NRTC"). Under the provisions of the NRTC Member Agreements, the Company has the exclusive right to provide DIRECTV Services within certain rural territories in the United States (Note 3).

     The Company has had a limited operating history during which time it has generated negative cash flows and net losses. The negative cash flows can be attributed to the costs incurred to purchase NRTC contract rights and related assets (Notes 3 and 10) and general corporate overhead expenses. The Company expects negative cash flows and net losses to continue through at least 1998, as the Company plans to purchase additional contract rights and to incur substantial selling and marketing expenses in order to build its subscriber base. The ability to generate positive cash flow in the future is dependent upon many factors, including general economic conditions, the level of market acceptance for the Company's services, and the degree of competition encountered by the Company. As discussed in Note 5, financing totaling $90 million

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


1. ORGANIZATION AND NATURE OF BUSINESS  -- (Continued)

has been committed by a syndicate of lenders, of which approximately $41.0 million was available at December 31, 1997. The Company also issued the Notes in July 1997 (Note 5) to refinance certain indebtedness and to provide additional funds for possible future acquisitions and general operating needs.

     The success of the Company is dependent on the future ability of DTS and its subsidiaries to generate projected revenues through successful operations. In the opinion of management, capital on hand, as well as funds provided from financings (Note 5), will be sufficient to meet the capital and operating needs of the Company through at least 1998. Additional funding may be required for any future acquisitions. However, there can be no assurance when or if future operations of the Company will be successful or that further financing, if needed, will be available with terms acceptable to the Company, or at all.

     On November 6, 1997, the Company entered into an agreement in principle with Pegasus Communications Corporation ("Pegasus") providing for the acquisition of the Company by Pegasus (Note 10).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements include the accounts of DTS and its subsidiaries. All significant intercompany transactions and balances have been eliminated.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Revenue Recognition

     The Company earns programming revenue by providing DIRECTV Services to its subscribers. Programming revenue includes DIRECTV Services purchased by subscribers in monthly, quarterly, or annual subscriptions; additional premium programming available on an a la carte basis; sports programming available under monthly, annual, or seasonal subscriptions; and movies and events programming available on a pay-per-view basis. Programming purchased on a monthly, quarterly, annual, or seasonal basis, including premium programming, is billed in advance and is recorded as unearned revenue. All programming revenue is recognized when earned. As programming revenue is earned uniformly over the period of the purchase agreement with the customer, approximately $447,000 and $2,315,000 of net accounts receivable in the accompanying consolidated balance sheets represent unearned revenue at December 31, 1996 and 1997, respectively.

     Equipment and installation revenue primarily consists of the sale of DSS(R) equipment and accessories and related installation charges. Equipment sales revenue represents the amounts paid by customers to the Company and is recognized upon delivery of the equipment. Installation revenue is recognized when the equipment is installed and represents the amounts paid by customers to the Company for such services.


Cost of Revenues

     Cost of revenues includes the cost associated with providing DIRECTV Services to the Company's subscribers. These costs include the direct wholesale cost of purchasing related programming from DirecTv

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

(through the NRTC (Note 9)); monthly subscriber maintenance fees charged by DirecTV, such as security fees, ground service fees, system authorization fees, and fees for subscriber billings; costs of equipment and installation; and certain subscriber operating costs. Cost of equipment and installation represents the actual cost of the equipment to the Company plus the costs to install the equipment.


Inventories

     The Company maintains inventories consisting of DSS(R) equipment and related accessories. Inventory is valued at the lower of cost or market, generally on a specific identification basis.


Other Current Assets

     Other current assets consist of the following:

                                             December 31,     December 31,
                                                 1996             1997
                                            --------------   -------------
     Deferred promotional costs .........      $214,939         $16,006
     Other ..............................        19,214          76,599
                                               --------         -------
                                               $234,153         $92,605
                                               ========         =======

     Deferred promotional costs consist of costs related to a subscriber rebate program sponsored by DirecTv. Under the program, new subscribers who sign a non-cancellable and non-refundable contract pursuant to which they agree to prepay for one year of programming service receive a credit which is applied toward the one year's programming subscription. Subscribers under this program may choose to net the credit on their first bill or pay the full amount and receive a refund from the Company for the credit. The Company defers both the programming revenue and the cost of this credit and amortizes them over the one-year contract period. In addition, as a part of this program, the Company receives $1 per month for up to five years from the NRTC for each subscriber activated under this program. This program was discontinued in July 1997.


Property and Equipment

     Property and equipment are stated at cost. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed currently. Depreciation for property and equipment is provided using the straight-line method over the estimated useful lives of five years for leasehold improvements and three to seven years for furniture and equipment. Depreciation expense was $48,269 and $509,842 for the period from inception (January 30, 1996) through December 31, 1996 and for the year ended December 31, 1997, respectively. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in earnings.

     Property and equipment, at cost, consist of the following:


                                          December 31,     December 31,
                                              1996             1997
                                         --------------   -------------
     Leasehold improvements ..........      $ 81,244       $  327,804
     Furniture and equipment .........       397,201        3,146,950
                                            --------       ----------
                                            $478,445       $3,474,754
                                            ========       ==========

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

Contract Rights and Other Assets


     Contract rights and other assets consist of the following:

                                                    December 31,      December 31,
                                                        1996              1997
                                                   --------------   ---------------
     Contract rights ...........................    $ 32,727,697     $ 170,715,335
     Organization costs ........................         599,528         1,166,475
                                                    ------------     -------------
                                                      33,327,225       171,881,810
     Accumulated amortization ..................      (1,057,995)      (13,943,682)
                                                    ------------     -------------
                                                      32,269,230       157,938,128
     Deposits on Pending Acquisitions ..........       3,380,961           250,000
     Debt issuance costs, net ..................       2,776,658         4,002,209
     Bond issuance costs, net ..................              --         7,276,609
     NRTC patronage capital ....................          83,615            46,646
     Subscriber acquisition receivable .........              --           717,632
     Capitalized merger costs ..................              --           555,239
     Other .....................................          94,161           318,604
                                                    ------------     -------------
                                                    $ 38,604,625     $ 171,105,067
                                                    ============     =============

     Contract Rights: Contract rights represent the cost of acquiring rights to distribute DIRECTV Services (Note 3), less net tangible assets acquired. Contract rights are being amortized over ten years, the estimated remaining useful life of the satellites operated by DirecTv which provide service under the related contracts. Amortization expense, included in depreciation and amortization in the accompanying consolidated statements of operations, was $1,021,606 and $12,646,558 for the period from inception (January 30, 1996) through December 31, 1996 and for the year ended December 31, 1997, respectively. Accumulated amortization, included in the accompanying consolidated balance sheets, was $1,021,606 and $13,668,165 for the period from inception (January 30, 1996) through December 31, 1996 and for the year ended December 31, 1997, respectively.

     Organization Costs: Organization costs are costs associated with the formation of the Company and its subsidiaries and are being amortized over five years. Amortization expense included in depreciation and amortization in the accompanying consolidated statements of operations was $33,891 and $241,626, for the period from inception (January 30, 1996) through December 31, 1996 and for the year ended December 31, 1997, respectively. Accumulated amortization, included in the accompanying consolidated balance sheets, was $33,891 and $275,517 for the period from inception (January 30) through December 31, 1996 and for the year ended December 31, 1997, respectively.

     Deposits on Acquisitions: In accordance with the provisions of asset purchase agreements entered into by the Company, deposits were made into escrow accounts for acquisitions of contract rights in Kentucky, Vermont and Kansas, which were pending at December 31, 1996 and for a pending acquisition of contract rights in Georgia at December 31, 1997.

     Debt Issuance Costs: Debt issuance costs are amortized over the term of the related long-term debt facility. Amortization expense, included in interest expense in the accompanying consolidated statements of operations, was $44,520 and $843,410 for the period from inception (January 30, 1996) through December 31, 1996 and for the year ended December 31, 1997, respectively. Accumulated amortization, included in the accompanying consolidated balance sheets, was $44,520 and $887,930 for the period from inception (January 30) through December 31, 1996 and for the year ended December 31, 1997, respectively.

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

     Bond Issuance Costs: Bond issuance costs represent deferred costs incurred in connection with the issuance of the Notes (Note 5) and are capitalized over the life of the Notes. Amortization expense, included in interest expense in the accompanying consolidated statements of operations, was $304,364 for the year ended December 31, 1997. Accumulated amortization, included in the accompanying consolidated balance sheets, was $304,364 for the same period.

     NRTC Patronage Capital: The Company, through its subsidiaries, is an affiliate of the NRTC. While affiliates have no vote, they do have an interest in the NRTC in proportion to their prior patronage. NRTC patronage capital represents the noncash portion of NRTC patronage income. Under its bylaws, the NRTC declares a patronage dividend of its excess of revenues over expenses each year. Of the total patronage dividend, 20% is paid in cash and recognized as income when received and is netted against programming expense in the accompanying statement of operations. The remaining 80% is distributed in the form of noncash patronage capital, which will be redeemed in cash only at the discretion of the NRTC. The Company includes noncash patronage capital as other assets, with an offsetting deferred patronage income amount included in other liabilities in the accompanying consolidated balance sheets. The patronage capital will be recognized as income when cash distributions are declared by the NRTC. The NRTC does not permit the transfer of patronage capital. Accordingly, noncash patronage capital due to the Operating Subsidiaries relating to the period of time prior to the date of acquisition by the Company has not been recorded in the accompanying consolidated balance sheets.

     Subscriber Acquisition Receivable: During the second half of 1996, the Company entered into an agreement with the NRTC pursuant to which the NRTC provided a rebate to offset costs relating to the acquisition of new subscribers under the Company's subscriber rebate program. The Company receives the rebate over the period of 60 months commencing with the acquisition date of each subscriber covered under this agreement. The receivable represents amounts due to the Company under this agreement at December 31, 1997.

     Capitalized Merger Costs: Capitalized merger costs are costs incurred during 1997 associated with the agreement with Pegasus that provides that the Company will become a wholly owned subsidiary of Pegasus (Note 10). As the transaction is not expected to be completed until the first half of 1998, no amortization expense has been recorded in the accompanying consolidated statement of operations.


Income Taxes

     The Company was considered a partnership for federal and state income tax purposes for the period from inception (January 30, 1996) to October 10, 1997. All taxable income or loss was allocated to the members in accordance with the terms of the limited liability company agreement of the Company (the "LLC Agreement"). Additionally, the Company incurred an operating loss for the period from October 11, 1997 to December 31, 1997. Accordingly, no provision for income taxes is included in the accompanying consolidated financial statements.

     The Company became a taxable entity for federal and state income tax purposes, effective with its conversion to a corporation (Note 7) on October 10, 1997. The Company accounts for income taxes using Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the use of the asset and liability approach for financial accounting and reporting for income taxes. Deferred tax assets and liabilities arise from differences between the tax basis of an asset or liability and its reported amount in the financial statements. Deferred tax balances are calculated by applying the provisions of enacted tax law to determine the amount of taxes payable or refundable currently or in future years.

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

     The sources of the differences between the financial accounting and tax bases of the Company's assets and liabilities which give rise to the deferred tax assets and liabilities and the tax effects of each are as follows as of December 31, 1997 (in thousands):

   Deferred tax assets:
      Net operating loss carryforwards ("NOLs") .........    $  3,072
      Amortization ......................................       1,989
      Professional fees .................................         172
      Other .............................................          97
      Less: valuation allowance .........................      (5,330)
                                                             --------
                                                             $     --
                                                             ========

     As of December 31, 1997, the Company had NOLs of approximately $7,877,000, which will expire in year 2017. The Company has established a valuation allowance equal to the net operating loss carryforwards not utilized because of the uncertainty of the realizability of the net operating loss carryforwards.


Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of the following disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

     The methods and assumptions used to estimate fair value are as follows:

       Cash and cash equivalents: The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.

       Long-term debt: Fair value is estimated based on borrowing rates currently available to the Company for bank loans with similar terms and average maturities.

     The asset and liability amounts recorded in the accompanying balance sheets at December 31, 1996 and 1997 for cash and cash equivalents and long-term debt approximate fair value based on the above assumptions.


Concentration of Credit Risk

     Concentration of credit risk with respect to accounts receivable is limited due to the large number of geographically dispersed subscribers. As a result, at December 31, 1996 and 1997, management does not believe any significant concentration of credit risk exists.


Long-Lived Assets

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When events or changes in circumstances occur related to long-lived assets, management estimates the future cash flows expected to

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


result from the use of the asset and its eventual disposition. Having found no instances whereby the sum of expected future cash flows (undiscounted and without interest charges) was less than the carrying amount of the asset and thus requiring the recognition of an impairment loss, management believes that the long-lived assets in the accompanying consolidated balance sheets are appropriately valued.


Pro Forma Net Loss Per Common Share

     Basic and diluted net loss per common share is computed by dividing net loss by the pro forma weighted average number of common shares outstanding during 1996 and 1997 of 571,317 and 2,135,921, respectively, assuming the corporate conversion had occurred on January 30, 1996. Due to the Company's net losses, the warrants and options are excluded from the pro forma net loss per common share calculation because the effect would be antidilutive.

3. CONTRACT RIGHTS

     During 1996, the Company acquired the rights to distribute DIRECTV Services in eight rural DirecTv markets in certain rural areas in the United States (the "1996 Acquisitions"). The aggregate consideration was approximately $32.3 million, including closing date working capital and other adjustments as defined in the purchase agreements and fair value adjustments related to the seller notes (Note 5), subject to increase based on the number of subscribers in one of the markets on October 1, 1998 (Note 5). Of the total purchase price, approximately $9.3 million was paid in cash and approximately $24.2 million (before fair value adjustments related to the seller notes of $1.2 million (Note 5)) was financed through the issuance of promissory notes to the sellers of the contract rights (Note 5). Under the 1996 Acquisitions, rights were acquired in the following markets:

   o In March 1996, the Company acquired the outstanding common stock of Spacenet, Inc. and the rights to provide DIRECTV Services in certain counties in New Mexico.

   o In April 1996, the Company acquired the rights to provide DIRECTV Services in certain counties in California from Pacific Coast DBS, Inc.

   o In August 1996, the Company acquired the rights to provide DIRECTV Services in certain counties in New Mexico from Teg DBS Services, Inc., in certain counties in New York from Northeast Cable Services, Inc. and Falls Earth Station, Inc., and in certain counties in Colorado from Omega Cable.

   o In November 1996, the Company acquired the rights to provide DIRECTV Services in certain counties in South Carolina from Pee Dee Electric Cooperative, Inc. and Santee Electric Cooperative, Inc.

     When the Company purchases the exclusive rights to provide DIRECTV Services in a rural DirecTv market, it acquires the NRTC Member Agreement and related agreements providing for the exclusive rights to provide DIRECTV Services within that market, all net assets related to the provision of DIRECTV Services in such market, and any residual rights to provide DBS services which the NRTC may grant the owner of such market after the termination or expiration of the NRTC Member Agreement. The purchase price of the above acquisitions was allocated to the fair values of the net assets acquired as follows (in thousands):

   Current assets ........................................................    $    751
   Property and equipment ................................................          96
   Contract rights, net of fair value adjustments of $1.2 million.........      32,728
   Current liabilities ...................................................      (1,240)
                                                                              --------
         Total consideration .............................................    $ 32,335
                                                                              ========

     Any additional contingent consideration will be recorded as an increase in contract rights.

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


3. CONTRACT RIGHTS  -- (Continued)

     During 1997, the Company acquired the rights to distribute DIRECTV Services in nine additional rural DirecTv markets in certain rural areas in the United States (the "1997 Acquisitions"). The aggregate consideration was approximately $134.3 million including closing date working capital and other adjustments as defined in the purchase agreements and fair value adjustments related to the seller notes (Note 5). Of the total price, approximately $44.4 million was paid in cash, approximately $75.3 million was financed through borrowings under the Credit Facility and approximately $17.6 million (before fair value adjustments related to the seller notes of $3.0 million (Note 5)) was financed through the issuance of promissory notes to the sellers of the contract rights (Note 5). Under the 1997 Acquisitions, rights were acquired in the following markets:

   o In January 1997, the Company acquired the rights to provide DIRECTV Services in certain counties in Kentucky from Direct Programming Services Limited Partnership.

   o In January 1997, the Company also acquired the rights to provide DIRECTV Services in certain counties in Kansas from Kansas DBS, L.L.C. and Skywave Communications, Inc.

   o In February 1997, the Company acquired the rights to provide DIRECTV Services in certain counties in Vermont from Northeast DBS Enterprises, L.P.

   o In May 1997, the Company acquired the rights to provide DIRECTV Services in certain counties in Georgia from Mitchell Electric Membership Corporation, Washington Electric Membership Corporation, Planters Electric Membership Corporation and DigiCom Services, Inc.

   o In December 1997, the Company acquired the rights to provide DIRECTV Services in certain counties in Indiana from Satellite Television Services, Inc. ("STS"). The purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values as of the acquisition date. The purchase price allocation of STS is preliminary and subject to adjustment.

     The purchase price of the above acquisitions was allocated to the fair values of the net assets acquired as follows (in thousands):

   Current assets ........................................................     $  3,908
   Property and equipment ................................................          385
   Contract rights, net of fair value adjustments of $3.0 million.........      137,987
   Current liabilities ...................................................       (7,965)
                                                                               --------
         Total consideration .............................................     $134,315
                                                                               ========

     The following pro forma information has been prepared assuming that the 1996 Acquisitions and the 1997 Acquisitions (collectively the "Acquisitions") occurred at the beginning of the respective periods. This information includes pro forma adjustments related to the amortization of contract rights resulting from the excess of the purchase price over the fair value of the net assets acquired and interest expense related to the Notes, the seller notes and a portion of the credit facility which were used to acquire the Acquisitions. The pro forma information is presented for informational purposes only and may not be indicative of the results of operations as they would have been had the Acquisitions occurred at the beginning of the respective periods, nor is the information necessarily indicative of the results of the operations which may occur in the future.

                                                          December 31
                                                 -----------------------------
                                                      1996            1997
                                                 -------------   -------------
                                                        (in thousands)
                                                          (Unaudited)
     Consolidated operating revenues .........     $  40,024       $  57,498
     Consolidated net loss ...................     $ (43,718)      $ (44,904)

4. RELATED-PARTY TRANSACTIONS

     Columbia, which is owned by certain members of the Company holding Class A and Class B units prior to October 10, 1997 and preferred stock and common stock subsequent to October 10, 1997 (Note 7),

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


provides financial, managerial, and other services to the Company. Total fees and expenses paid to Columbia were approximately $322,000 and $47,000 for the period from inception (January 30, 1996) through December 31, 1996 and for the year ended December 31, 1997, respectively. Such fees are included in general and administrative expenses and other expenses in the accompanying consolidated statements of operations.

5. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                               December 31, 1996               December 31, 1997
                                         -----------------------------   ------------------------------
                                                          Unamortized                       Unamortized
                                           Principal        Discount        Principal        Discount
                                         -------------   -------------   ---------------   ------------
Senior subordinated notes ............   $        --        $     --      $155,000,000     $2,069,185
Credit facility ......................     9,400,000              --        15,500,000             --
Seller notes and commitments .........    15,113,250         965,011        26,544,998      2,675,149
Installment notes ....................        28,376              --           291,642             --
                                         -----------        --------      ------------     ----------
                                          24,541,626         965,011       197,336,640      4,744,334
Less current maturities ..............     6,130,183          96,451        16,315,333      1,364,903
                                         -----------        --------      ------------     ----------
                                         $18,411,443        $868,560      $181,021,307     $3,379,431
                                         ===========        ========      ============     ==========

Senior Subordinated Notes

     On July 30, 1997, the Company sold the Notes in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). The Notes are the joint and several obligations of the Company and DTS Capital. DTS Capital has nominal assets, does not conduct any operations and will not provide any additional security for the Notes. DTS Capital was formed solely to provide a corporate co-issuer in addition to a limited liability company issuer (the Company). Accordingly, financial information for DTS Capital is not provided. The Notes mature in 2007 and bear interest at 12 1/2%, payable semi-annually on February 1 and August 1. The Company raised approximately $146.0 million, net of underwriting discount and estimated expenses, through the issuance of the Notes. The Company used the net proceeds to fund an interest escrow account for the first four semi-annual interest payments and to repay outstanding indebtedness under the Credit Facility (as defined below).

     The Company filed to exchange the Notes with new senior subordinated notes (the "Exchange Notes") registered under the Securities Act. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate, maturity, security and ranking) to the terms of the Private Notes (which they replace), except that the Exchange Notes: (i) bear a Series B designation, (ii) have been registered under the Securities Act and, therefore, do not bear legends restricting their transfer, and (iii) are not entitled to certain registration rights and certain liquidated damages which were applicable to the Notes in certain circumstances under a registration rights agreement entered into by the Company in connection with the sale of the Notes.

     The Exchange Notes are unconditionally guaranteed, on a senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by all direct and indirect subsidiaries of DTS (the "Guarantors"). The Guarantors consist of all of the subsidiaries of DTS, except DTS Capital, which is a co-issuer of the Exchange Notes and has no separate assets or operations. DTS does not have assets or operations apart from the assets and operations of the subsidiaries. Accordingly, separate financial information for the Guarantors is not provided because management of the Company has determined that such information would not be material to investors. On January 26 1998, the Company completed the exchange of the Notes with the Exchange Notes.

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


5. LONG-TERM DEBT  -- (Continued)

Credit Facility

     The Company is a party to a credit agreement dated November 27, 1996, as amended and restated on July 30, 1997 (the "Credit Facility") by and among the Company, the banks and other lenders party from time to time thereto (the "Lenders"), CIBC, as Administrative Agent, CIBC Wood Gundy Securities Corp. ("CIBCWG"), as Arranger, J.P. Morgan, as Syndication Agent, and Fleet Bank, as Documentation Agent, which provides for a revolving credit facility in the amount of $70.0 million, with a $50.0 million sublimit for letters of credit, and a $20.0 million term loan facility. The proceeds of the Credit Facility may be used (i) to refinance certain existing indebtedness, (ii) prior to December 31, 1998, to finance the acquisition of certain Rural DirecTv Markets and related costs and expenses, (iii) to finance capital expenditures of the Company and its subsidiaries and (iv) for the general corporate purposes and working capital needs of the Company and its subsidiaries.

     The $20.0 million term loan facility must be drawn no later than July 30, 1998 and any amounts not so drawn by that date will be cancelled. The term loan shall be repaid in 20 consecutive quarterly installments of $200,000 each commencing September 30, 1998 with the remaining balance due July 31, 2003. Borrowings under the revolving credit facility established pursuant to the Credit Facility are available to the Company until July 31, 2003; however, if the then unused portion of the commitments exceeds $10.0 million on December 31, 1998, the commitments will be reduced on such date by an amount equal to the unused portion of such commitments minus $10.0 million. Thereafter, the commitments thereunder will reduce quarterly commencing on September 30, 1999 at a rate of 3.50% through 1999, 5.75% in 2000, 7.0% in 2001, 9.0% in 2002 and
3.0% until June 30, 2003. All of the loans outstanding will be repayable on July 31, 2003. The making of each loan under the Credit Facility is subject to the satisfaction of certain conditions, including not exceeding a certain "borrowing base" based on the number of paying subscribers and households within the Rural DirecTv Markets served by the Company; maintaining minimum subscriber penetration throughout the term of the Credit Facility; maintaining annualized contribution per paying subscriber throughout the term of the Credit Facility based on net income plus certain sales, administrative and payroll expenses; maintaining a maximum ratio of total debt to equity beginning in the first quarter of 2000 and continuing throughout the term of the Credit Facility; maintaining a maximum ratio of total senior debt to annualized operating cash flow and a ratio of total debt to annualized operating cash flow beginning in the first quarter of 2000 and continuing throughout the term of the Credit Facility; maintaining a maximum ratio of total debt to adjusted annualized operating cash beginning in the first quarter of 1999 and continuing until the last quarter of 2000; and maintaining a maximum percentage of general and administrative expenses to revenues beginning in the first quarter of 1998 and continuing for the duration of the Credit Facility. The Credit Facility also contains a number of significant covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness and guaranty obligations, create liens and other encumbrances, make certain payments, investments, loans and advances, pay dividends or make other distributions in respect of its equity interests, sell or otherwise dispose of assets, make capital expenditures, merge or consolidate with another entity, make amendments to its organizational documents or transact with affiliates. The Company is in compliance with those covenants with which it is required to comply as of the date hereof. In addition, the Credit Facility provides that the Company will be required to make mandatory prepayments of the Credit Facility from, subject to certain exceptions, the net proceeds of certain sales or other dispositions by the Company or any of its subsidiaries of material assets and with 50% of any excess operating cash flow with respect to any fiscal year after the fiscal year ending December 31, 1998.

     Borrowings by the Company under the Credit Facility are unconditionally guaranteed by each of the Company's direct and indirect subsidiaries, and such borrowings are secured by (i) an equal and ratable pledge of all of the equity interests in the Company's subsidiaries, (ii) a first priority security interest in all of their assets, and (iii) a collateral pledge of the Company's NRTC Member Agreements.

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


5. LONG-TERM DEBT  -- (Continued)

     The Credit Facility provides that the Company may elect that all or a portion of the borrowings under the Credit Facility bear interest at a rate per annum equal to either (i) the CIBC Alternate Base Rate plus the Applicable Margin or (ii) the Eurodollar Rate plus the Applicable Margin. When applying the CIBC Alternate Base Rate with respect to borrowings pursuant to the revolving credit facility, the Applicable Margin will be (w) 2.25% per annum (when the ratio of total indebtedness of the Company to annualized operating cash flow (the "Leverage Ratio")) is greater than or equal to 6.75 to 1.00),
(x) 2.00% (when the Leverage Ratio is less than 6.75 to 1.00 but greater than or equal to 6.25 to 1.00), (y) 1.50% (when the Leverage Ratio is less than 6.25 to 1.00 but greater than or equal to 5.75 to 1.00) or (z) 1.25% (when the Leverage Ratio is less than 5.75 to 1.00). When applying the Eurodollar Rate with respect to borrowings pursuant to the revolving credit facility, Applicable Margin will be (w) 3.50% per annum (when the Leverage Ratio is greater than or equal to 6.75 to 1.00), (x) 3.25% (when the Leverage Ratio is less than 6.75 to 1.00 but greater than or equal to 6.25 to 1.00), (y) 2.75% (when the Leverage Ratio is less than 6.25 to 1.00 but greater than or equal to 5.75 to 1.00) or (z) 2.50% (when the Leverage Ratio is less than 5.75 to 1.00). The Applicable Margin for borrowings pursuant to the term loan facility will be the Applicable Margin for borrowings pursuant to the revolving credit facility, plus 0.25%. As used herein, "CIBC Alternate Base Rate" means the higher of (i) CIBC's prime rate and (ii) the federal funds effective rate from time to time plus 1/2% per annum. As used herein, "Eurodollar Rate" means the rate at which eurodollar deposits for one, two, three and six months (as selected by the Company) are offered to CIBC in the interbank eurodollar market. The Credit Facility will also provide that at any time when the Company is in default in the payment of any amount due thereunder, the principal of all loans made under the Credit Facility will bear interest at 2% per annum above the rate otherwise applicable thereto and overdue interest and fees will bear interest at a rate of 2% per annum over the CIBC Alternative Base Rate.

     At December 31, 1996 and 1997, borrowings under the Credit Facility accrued interest at the rate of 9% and 9.66%, respectively.

     The Company has and will pay a commitment fee on the unused amounts under the Credit Facility calculated at 0.5% per annum, payable quarterly in arrears. The Company also paid the arrangers of the Credit Facility a customary structuring and syndication fee and paid certain agency fees to the agents.

     Pursuant to a recent amendment to the NRTC Member Agreements, the Company and all other NRTC Members whose monthly obligations to the NRTC have exceeded $500,000 in the past six months are required to keep and maintain in full force and effect a standby letter of credit in favor of the NRTC to secure their respective payment obligations to the NRTC under the NRTC Member Agreements. The amount of the letter of credit issued at the request of the Company pursuant to the Credit Facility, is equal to three times the Company's single largest monthly invoice from the NRTC, exclusive of amounts payable for DSS(R) equipment purchased by the Company from the NRTC, or $6.3 million, and must be increased as the Company makes additional acquisitions of Rural DirecTv Markets and when the Company's obligations to the NRTC exceed the amount of the original letter of credit by 167%.

Seller Notes and Commitments

     In connection with the acquisition of the Company's California rural DirecTv market, one of the Operating Subsidiaries, Digital Television Services of California, LLC ("DTS California"), entered into a promissory note dated April 1, 1996, as modified as of December 31, 1996 (as so modified, the "DTS California Note"), in favor of Pacific Coast DBS, Inc. ("Pacific"). Pursuant to the DTS California Note, DTS California is obligated to pay to Pacific the sum of (i) $480,000, payable in 24 equal monthly installments commencing May 1, 1996, and (ii) an amount payable on October 1, 1998 equal to the greater of $4.0 million or the Contingent Payment Amount. The Contingent Payment Amount is determined by multiplying the number of subscribers to DIRECTV Services in DTS California's rural DirecTv market as of October 1, 1998

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


5. LONG-TERM DEBT  -- (Continued)

by certain dollar amounts. As of December 31, 1996 and December 31, 1997, the Contingent Payment Amount is recorded as $4,223,250 and $6,250,800, which is based on subscriber levels at December 31, 1996 and December 31, 1997, respectively. The DTS California Note is classified as current maturities in the accompanying consolidated balance sheet at December 31, 1997. The obligations of DTS California pursuant to the DTS California Note are secured by a $7,000,000 irrevocable letter of credit (the "DTS California Letter of Credit") issued in favor of Pacific pursuant to the Credit Facility, as subsequently defined. The stated amount of the DTS California Letter of Credit will increase so that it will at all times be at least equal to 110% of the Contingent Payment Amount. The DTS California Note contains certain covenants which, among other things, prohibit the payment of dividends or other distributions by DTS California and payments by DTS California to Columbia. A failure to make any payment due under the DTS California Note will allow Pacific to draw under the DTS California Letter of Credit.

     In connection with the acquisition of one of the Company's rural DirecTv markets in South Carolina (the "South Carolina Rural DirecTv Markets"), one of the Operating Subsidiaries, Digital Television Services of South Carolina I, LLC ("DTS South Carolina I"), entered into a promissory note dated November 26, 1996 (the "South Carolina I Note") payable to Pee Dee Electricom, Inc. ("Pee Dee") in the amount of $7,955,000, of which $3,265,000 was paid in January 1997. The balance was paid on January 2, 1998 and is classified as current maturities in the accompanying consolidated balance sheet at December 31, 1997. The note bears interest at a rate of 4% per annum, payable quarterly. The obligations of DTS South Carolina I with respect to the South Carolina I Note are secured by an irrevocable letter of credit (the "South Carolina I Letter of Credit") issued in favor of Pee Dee pursuant to the Credit Facility. The South Carolina I Note does not contain any covenants; however, a failure to make any payment due under the South Carolina I Note will allow Pee Dee to draw under the South Carolina I Letter of Credit.

     In connection with the acquisition of the Company's other South Carolina rural DirecTv market, one of the Operating Subsidiaries, Digital Television Services of South Carolina II, LLC, entered into a promissory note dated November 26, 1996 (the "South Carolina II Note") payable to Santee Satellite Systems, Inc. ("Santee") in the amount of $2,200,000, of which $1,100,000 was due on November 26, 1997, with the balance due on November 26, 1998. The entire balance was paid in January 1997 and thus is classified as current maturities in the accompanying consolidated balance sheet at December 31, 1996. The note bears interest at 6% per annum, payable quarterly. The note is secured by an irrevocable letter of credit issued pursuant to the Credit Facility (the "South Carolina II Letter of Credit") issued in favor of Santee. The South Carolina II Note does not contain any covenants; however, a failure to make any payment due under the South Carolina II Note will allow Santee to draw under the South Carolina II Letter of Credit.

     In connection with the acquisition of one of the Company's New Mexico rural DirecTv markets, the Company entered into a promissory note dated March 1, 1996, as modified as of November 27, 1996 (as so modified, the "New Mexico Note"), in favor of Edward Botefuhr and Janet Blakeley Botefuhr in the amount of $415,000, payable in equal installments on April 1, 1998 and April 1, 1999. The note bears interest at 15% per annum, payable monthly. The note is secured by an irrevocable letter of credit issued pursuant to the Credit Facility (the "New Mexico Letter of Credit") issued in favor of the Botefuhrs. The New Mexico Note does not contain any covenants; however, a failure to make any payment due under the New Mexico Note will allow the Botefuhrs to draw under the New Mexico Letter of Credit. The entire balance was paid in January 1997 and thus is classified as current maturities in the accompanying consolidated balance sheet at December 31, 1996.

     In connection with the acquisition of the Company's Rural DirecTv Markets in Georgia (the "Georgia Rural DirecTv Markets"), one of the Subsidiaries, Digital Television Services of Georgia, LLC ("DTS

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


5. LONG-TERM DEBT  -- (Continued)

Georgia"), issued three promissory notes, each of which represents a portion of the purchase price for one of the Georgia Rural DirecTv Markets. DTS Georgia issued (i) a promissory note dated May 9, 1997 (the "Planters Notes") payable to Planters Electric Membership Corporation ("Planters") in the amount of approximately $850,000, (ii) a promissory note dated May 9, 1997 (the "Mitchell Note") payable to Mitchell Electric Membership Corporation ("Mitchell") in the amount of approximately $9.4 million and (iii) a promissory note dated May 9, 1997 (the "Washington Note") payable to Washington Electric Membership Corporation ("Washington") in the amount of approximately $5.2 million. The principal amount of the Planters Note was paid on January 2, 1998 and bears interest at a rate of 3% per annum; provided that if DTS Georgia acquires a certain Rural DirecTv Market, the interest rate will increase as of the date of such acquisition to 3 1/2% per annum. The principal amount of each of the Mitchell Note and the Washington Note is payable in annual installments beginning January 2, 1998 through January 2, 2001. The Mitchell Note and the Washington Note bear interest at a rate of 3% per annum until May 9, 2000 and at a rate of 3 1/2% per annum thereafter; provided that if DTS Georgia acquires a certain Rural DirectTv Market, the interest rate will increase as of the date of such acquisition to 3 1/2% per annum, until May 9, 2000, and to 4% thereafter. The obligations of DTS Georgia with respect to the Georgia Notes are secured by three irrevocable letters of credit issued pursuant to the Credit Facility (the "Georgia Letters of Credit"), each of which has been issued for the benefit of one of Planters, Mitchell and Washington. The Georgia Notes do not contain any affirmative or negative covenants regarding the Company, DTS Georgia or the operation of the Georgia Rural DirecTv Markets; however, a failure to make any payment due under a Georgia Note will allow the payee of such Georgia Note to draw under the applicable Georgia Letter of Credit.

Installment Notes

     The installment notes represent notes payable to certain financial institutions for certain property and equipment. The notes are payable in equal monthly installments through May 2000 and bear interest at rates ranging from 8.5% to 10.3% at December 31, 1996 and 1997.

Unamortized Discount

     The Company has discounted the Notes, the DTS California Note, the South Carolina I Note, the South Carolina II Note and the seller notes issued in conjunction with the acquisitions of certain Rural DirecTv markets in Georgia to reflect the fair market value based on average interest rates available to the Company. The estimated fair value interest rate used to record the discount was 12.75% for the Notes and 9% for the seller notes. The unamortized discount is being amortized over the life of the notes using the effective interest method. Amortization expense, included in interest expense in the accompanying consolidated statements of operations, is $268,544 and $1,275,761 for the period from inception (January 30, 1996) through December 31, 1996 and for the year ended December 31, 1997, respectively.

     Future maturities of long-term debt are as follows at December 31, 1997:


  1998 .............................................    $16,315,333
  1999 .............................................      4,945,001
  2000 .............................................      4,990,854
  2001 .............................................      3,385,452
  2002 .............................................     12,700,000
                                                        -----------
                                                        $42,336,640
                                                        ===========

6. COMMITMENTS AND CONTINGENCIES

Leases

     The Company leases office and retail space and certain equipment under noncancelable operating leases which expire in various years through 2002. Future minimum lease payments for noncancelable operating leases in effect at December 31, 1997 are as follows:

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


6. COMMITMENTS AND CONTINGENCIES  -- (Continued)


       1998 .....................................   $  641,000
       1999 .....................................      529,000
       2000 .....................................      369,000
       2001 .....................................      318,000
       2002 .....................................      186,000
                                                    ----------
  Total future minimum lease payments ...........   $2,043,000
                                                    ==========

     Rental expense charged to operations totaled approximately $83,000 and $672,632 during the period from inception (January 30, 1996) through December 31, 1996 and during the year ended December 31, 1997, respectively, and is included in general and administrative expense in the accompanying consolidated statements of operations.


Minimum Subscribers

     As part of the NRTC Member Agreements, the Company is required to pay certain programming fees based on a minimum number of subscribers in each of its rural DirecTv markets (such minimum number of subscribers being equal to up to 5% of the households in each such rural DirecTv market) and the requirements of certain programming agreements between DirecTv and providers of programming, beginning in the fourth year of operation of the NRTC Member Agreement, with respect to such rural DirecTv market. Each of the Operating Subsidiaries had achieved the minimum subscriber requirement at December 31, 1997.


7. MEMBERS'/STOCKHOLDERS' EQUITY

     Prior to October 10, 1997, DTS was a limited liability company (the "LLC") organized under the laws of the State of Delaware. The LLC had four classes of equity interests, denominated as "Class A Units," "Class B Units," "Class C Units," and "Class D Units," with the classes having different voting and distribution rights per the LLC Agreement. During 1996, the Company sold 1,844,098 Class B Units to Columbia DBS, Inc. and Columbia DBS Investors, L.P., which are affiliates of Columbia, and certain senior executives of the Company, raising $18.4 million of initial equity capital. On January 2, 1997, the Company sold an additional 205,902 Class B Units to this same group for approximately $2.1 million. On February 10, 1997, the Company sold 1,333,333 Class A Units to the Equity Investors, raising an additional $30 million of equity capital.

     Class C Units were issued to certain senior executives of the Company, subject to certain vesting requirements related to employment. Each Class C Unit represented a restricted interest in the Company received in exchange for the performance of services. The Company issued a total of 87,049 Class C Units, of which 34,876 and 68,302 were vested at December 31, 1996 and October 10, 1997, respectively.

     In March 1997, DTS Management adopted an Employee Unit Plan (the "Employee Unit Plan") pursuant to which up to 180,000 Class D Units could be issued to employees or independent contractors of DTS Management or the Subsidiaries at prices equal to the market value thereof as of the date of issuance and pursuant to such terms and conditions (including vesting) as determined by the Company. As of October 10, 1997, 124,000 Class D Units were issued pursuant to the Employee Unit Plan.

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


7. MEMBERS'/STOCKHOLDERS' EQUITY  -- (Continued)

     On October 10, 1997, the Company converted to corporate form in a transaction (the "Corporate Conversion") contemplated on the LLC Agreement pursuant to which the LLC merged with and into WEP Intermediate Corp., a Delaware corporation ("WEP"). As a result of the Corporate Conversion, (i) the member interests in the LLC held by WEP were canceled, (ii) all of the outstanding capital stock of WEP was converted into Series A Preferred Stock of the Company, (iii) the member interests in the LLC evidenced by the Class A Units (other than those held by WEP) were converted into Series A Preferred Stock of the Company, (iv) the member interests in the LLC evidenced by the Class B Units were converted into Common Stock of the Company, (v) the member interests in the LLC evidenced by the Class C Units together with such Class C Unit holders' promissory notes in the principal amount of $10.00 per share were exchanged for shares of Common Stock of the Company, (vi) the member interests in the LLC evidenced by the Class D Units were converted into warrants to purchase Common Stock of the Company, (vii) the surviving entity changed its name to "Digital Television Services, Inc." and (viii) Digital Television Services, Inc. assumed by operation of law and supplemental indenture all of the obligations of the LLC under the terms of the Notes.

     Subsequent to the Corporate Conversion, substantially all of the outstanding shares of the Company are owned by the holders of the equity interests in the LLC. Therefore, the Corporate Conversion has been treated for accounting purposes as the acquisition of WEP by the LLC. The LLC's assets and liabilities have been recorded at historical cost and WEP's assets and liabilities have been recorded at fair value. However, given that WEP's only asset consisted of its investment in the LLC, no goodwill has been recognized. Effective with the Corporate Conversion, the historical financial statements of the LLC have become the historical financial statements of WEP and include the businesses of both companies.

     As a result of the Corporate Conversion, the stockholders' equity of the Company is as follows:

     Common Stock. The Company is authorized to issue up to 10,000,000 shares of Common Stock, par value $.01 per share. As of December 31, 1997, there were issued and outstanding 2,137,049 shares of Common Stock, held of record by five stockholders.

     Preferred Stock. The authorized capital stock of the Company includes 10,000,000 shares of preferred stock, par value $.01 per share. A total of 5,000,000 of such shares have been designated "Series A Payment-in-Kind Convertible Preferred Stock" (the "Series A Preferred Stock"). As of December 31, 1997, there were issued and outstanding 1,404,056 shares of Series A Preferred Stock, held of record by six stockholders.

     The Board is authorized by the Amended and Restated Certificate of Incorporation to issue one or more additional series of preferred stock from time to time, without further stockholder action, in one or more series and, with respect to such series, to fix the designation and number of shares to be issued, the voting rights of the shares, the dividend rights, if any, the redemption rights, if any, sinking fund requirements, if any, rights upon the liquidation, dissolution or winding up of the Company or upon the distribution of the assets of the Company, the terms of the conversion or exchange into any other class or series of shares, if provided for, and other powers, preferences, rights, qualifications, limitations or restrictions thereof. Under the Stockholders Agreement dated as of October 10, 1997 among the Company, the holders of the Common Stock and the holders of the Series A Preferred Stock (the "Stockholders Agreement"), stockholder approval may be required in order to take certain of these actions.

     Each holder of shares of the Series A Preferred Stock will have the right, exercisable at any time and from time to time, to convert all or any such shares of Series A Preferred Stock into shares of Common Stock, initially on a share-for-share basis. The conversion ratio of the Series A Preferred Stock is subject to adjustment in the event of (i) any subdivision or combination of the Common Stock, (ii) any payment by the Company of a stock dividend to the holders of the Common Stock, (iii) the issuance of rights to acquire

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


7. MEMBERS'/STOCKHOLDERS' EQUITY  -- (Continued)

equity to holders of the Common Stock without issuing similar rights to the holders of the Series A Preferred Stock, or (iv) the issuance of equity or rights to acquire equity at a price per share less than $22.50 (as adjusted). In addition, if the Company consolidates or merges with, or transfers all or substantially all of its assets to, another corporation, and such transaction requires the approval of the stockholders of the Company, then a holder of the Series A Preferred Stock may convert some or all of such shares into shares of Common Stock simultaneously with the record date for, or the effective date of, such transaction so as to receive the rights, warrants, securities or assets that a holder of shares of the Common Stock on that date may receive.

     If the Company consummates an underwritten public offering of equity securities resulting in gross proceeds to the Company of at least $25 million and at a price per share equal to (i) at least $33.75, if such public offering is consummated on or before July 31, 1998, (ii) at least $39.37, if such public offering is consummated after July 31, 1998 but on or before July 31, 1999, and
(iii) at least $45.00, if such public offering is consummated at any time after July 31, 1999 (a public offering meeting such requirements is referred to herein as a "Qualified IPO"), then the Series A Preferred Stock shall be converted automatically upon such consummation into shares of Common Stock at an initial conversion rate of one-for-one, subject to adjustment as described above.

     In the event of any voluntary or involuntary dissolution, winding up or liquidation of the Company, after payment or provision for payment of all of the Company's debts and other liabilities, the holders of the Series A Preferred Stock will be entitled to receive, out of the remaining net assets of the Company and in preference to the holders of the Common Stock and any other capital stock ranking junior to the Series A Preferred Stock, the amount of $22.50 (the "Liquidation Preference") for each share of the Series A Preferred Stock, plus any accrued and unpaid dividends up to the date for such distribution, whether or not declared. If, upon any liquidation of the Company, the assets distributable among the holders of the Series A Preferred Stock are insufficient to permit the payment in full to the holders of the Series A Preferred Stock and all other classes of preferred stock ranking (as to any such distribution) senior to or on a parity with the Series A Preferred Stock, of all preferential amounts payable to all such holders, then the entire assets of the Company thus distributable will be distributed ratably among the holders of the Series A Preferred Stock and all classes and series of capital stock ranking (as to any such distribution) senior to or on a parity with the Series A Preferred Stock in order of relative priority and, as to classes and series ranking on a parity with one another, in proportion to the full preferential amount that would be payable per share if such assets were sufficient to permit payment in full. If, after payment of the Liquidation Preference to the holders of the Series A Preferred Stock and the payment of the liquidation preference with respect to any capital stock ranking (as to any such distribution) senior to or on a parity with the Series A Preferred Stock, assets remain in the Company, all such remaining funds shall be distributed first to the holders of the Common Stock, until such holders have received an amount per share equal to the Liquidation Preference, subject to certain adjustments, and then on an equal per share basis to holders of all capital stock of the Company on a pro rata, as-if-converted to Common Stock basis.

     The holders of the Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board cumulative dividends payable on the shares of the Series A Preferred Stock for each quarterly dividend period, commencing March 15, June 15, September 15 and December 15 of each year and ending on the day next preceding the first day of the next quarterly dividend period, at a rate of 8% per annum, compounded annually, in respect of the Liquidation Preference. All such dividends shall be payable on March 15, June 15, September 15 and December 15 of each year. The Company may, at its option, pay a certain portion of such dividends through the issuance of that number of additional shares of Series A Preferred Stock having an aggregate Liquidation Preference equal to the aggregate dollar amount of dividends to be paid on such dividend payment date.

     Except as provided by law, the holders of the Series A Preferred Stock are entitled to only those voting rights set forth in the Stockholders Agreement.

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


8. EMPLOYEE BENEFITS

Employment Agreements

     DTS Management has entered into employment agreements, as amended, with certain executive officers of DTS Management (the "Employment Agreements"). The initial term of the Employment Agreements are one year, with automatic extensions of one year unless terminated by DTS Management or the executive. The Employment Agreements provide for base salaries and bonuses at the discretion of the Board of Directors of DTS.

     Pursuant to the Employment Agreements, the Company issued the executives an aggregate of 87,049 Class C Units, which vest based on the Company's reaching defined numbers of subscribers and/or on defined vesting dates. Any units not vested at the earlier of (i) the date on which the Company completes an initial public offering; (ii) the date upon which Columbia and its officers, directors, stockholders and employees cease to own, directly or indirectly, in the aggregate at least 50% of the equity interests of the Company held by them on November 19, 1996; or (iii) March 31, 1998 shall become fully vested and cease to be restricted so long as the executive has remained employed by DTS Management through such date.

     The Employment Agreements also permitted the executives to purchase a certain number of Class B Units at a price of $10 per unit. Pursuant to rights under the Employment Agreements and the Company's LLC Agreement, the executives have purchased an aggregate of 100,500 Class B Units.

     The Employment Agreements provide that the Company has the option to repurchase all of the Class C Units held by an executive which have vested and all of the Class B Units held by an executive if the executive's employment is terminated voluntarily or with cause (as defined) prior to April 1, 1998. At such time, all unvested Class C Units of the executive shall be forfeited. If the executive is terminated for any reason other than cause, the executive's Class C Units will become fully vested and unrestricted.

     Simultaneous with the execution of the Employment Agreements, the subject executive officers also entered into loan agreements with Columbia for an aggregate of $430,000 to fund a portion of the equity purchases by the executives. The loans bear interest at 10% per annum and mature on the earlier of April 1, 2001 or receipt by the executive of proceeds from the sale of the purchased units. The loans are secured by a portion of the executive's purchased Class B Units.

     The Employment Agreements were amended as of October 10, 1997 to provide for certain changes with respect to the severance provisions and the vesting of applicable executive officers' shares of Common Stock received in exchange for their Class C Units and warrants received in exchange for their Class D Units.


Digital Television Services 401(k) Plan

     In January 1997, the Company established the Digital Television Services 401(k) Plan (the "Plan") covering all of its employees. As part of the Plan, the Company provides matching contributions of 20% of the participant's contributions up to a maximum of 5% of the participant's pay. The Plan also provides for additional contributions at the discretion of the Company. The Company incurs the cost of administering this plan.


Employee Stock Plan

     In October 1997, the Company adopted the Digital Television Services, Inc. 1997 Stock Option Plan (the "Employee Stock Plan") pursuant to which up to 100,000 shares of Common Stock (or such larger number of shares as may be approved by the Compensation Committee of the Board of Directors of the Company (the

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


8. EMPLOYEE BENEFITS  -- (Continued)

"Board")) may be issued to employees or independent contractors of the Company or the Subsidiaries at prices equal to the market value thereof as of the date of issuance and pursuant to such terms and conditions (including vesting) as the Board shall determine. As of December 31, 1997, stock options have been granted with respect to 43,633 shares of Common Stock. The exercise price at the date of grant of $22.50 per share approximates the market value of the options and, therefore, the plan is generally non-compensatory. The stock options expire from two to ten years after each respective grant date. A portion of the options are exercisable as of the grant date. The remaining options become exercisable beginning one year from the grant date with vesting periods of four years. Upon consummation of the Pegasus transaction (Note 10), generally all options that remain unvested will become fully vested.

     The Company accounts for stock options under Accounting Principles Board ("APB") Opinion No. 25, which requires compensation costs to be recognized only when the option price differs from the market price at the grant date. Statement of Financial Accounting Standards No. 123: Accounting for Stock Based Compensation ("SFAS No. 123") allows a company to follow APB Opinion No. 25 with an additional disclosure that shows what the Company's pro forma net loss would have been using the compensation model under SFAS No. 123. Under SFAS No. 123, the fair values for these options were estimated at the date of grant using an option pricing model with the following assumptions: weighted average risk-free interest rate of 5.65%, no dividend yield, and a life of the options approximating one year to reflect accelerated vesting provisions of the Pegasus transaction (Note 10). The estimated fair value of these options was calculated using a minimum value method and may not be indicative of the future impact, since the model for this method does not take volatility into consideration.

     The pro forma net loss under SFAS No. 123 approach was $3,535,259 for the period from January 30, 1996 (inception) to December 31, 1996 and $30,286,667 for the year ended December 31, 1997.


9. RELIANCE ON DIRECTV AND THE NRTC AND OTHER MATTERS

     The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. The NRTC bills the Company for these services on a monthly basis. These fees are recorded as service fees in the accompanying statement of operations. The NRTC also sells DSS(R) equipment to its members.

     Because the Company is, through the NRTC, a distributor of DIRECTV Services, the Company would be adversely affected by any material adverse changes in the assets, financial condition, programming, technological capabilities or services of DirecTv or its parent corporation, Hughes Communication Galaxy, Inc. ("Hughes"), including DirecTv's failure to retain or renew its Federal Communication Commission ("FCC") licenses to transmit radio frequency signals from the orbital slots occupied by its satellites.

     The NRTC is a cooperative organization whose members are engaged in the distribution of telecommunications and other services in predominantly rural areas of the United States. Pursuant to an agreement between the NRTC and Hughes (the "Hughes Agreement") and the NRTC Member Agreements, participating NRTC members acquired the exclusive rights to provide DIRECTV Services to residential and commercial subscribers in certain rural DirecTv markets. In general, upon default by the NRTC under the Hughes Agreement, the Company would have the right to acquire DIRECTV Services directly from DirecTv. The NRTC has contracted with third parties to provide the NRTC members with certain services, including billing services and centralized remittance processing services. If the NRTC is unable to provide these services for whatever reason, the Company would be required to acquire the services from other sources. There can be no assurance that the cost to the Company to obtain these services elsewhere would not exceed the amounts currently payable to the NRTC.

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


9. RELIANCE ON DIRECTV AND THE NRTC AND OTHER MATTERS  -- (Continued)

     The Company would also be adversely affected by the termination of the NRTC Member Agreements by the NRTC prior to the expiration of their respective terms. If the NRTC Member Agreements are terminated by the NRTC, the Company would no longer have the right to provide DIRECTV Services. There can be no assurance that the Company would be able to obtain similar DBS services from other sources.

     Both the Hughes Agreement and the NRTC Member Agreements expire when Hughes removes its current satellites from their assigned orbital locations. Although, according to Hughes, the three DirecTv satellites have estimated orbital lives of approximately 15 years from their respective launches in December 1993 and 1994, there can be no assurance as to the longevity of the satellites and thus no assurance as to how long the Company will be able to continue to acquire DBS services pursuant to the NRTC Member Agreements.

     While the Company believes it will have access to DIRECTV Services following the expiration of the current Hughes Agreement by virtue of the NRTC's right of first refusal in the Hughes Agreement and the Company's existing contractual and membership relationship with the NRTC, there can be no assurance that such services will be available to the Company from Hughes or the NRTC, and, if available, there can be no assurance with regard to the financial and other terms under which the Company could acquire the services.

     The Company's DBS business is a new business with a limited operating history. There are numerous risks associated with satellite transmission technology. There can be no assurance as to the longevity of the satellites or that loss, damage, or changes in the satellites will not occur and have a material adverse effect on DirecTv and the Company's DBS business.

     DirecTv, and therefore the Company, is dependent on third parties to provide high-quality programming that appeals to mass audiences. DirecTv's programming agreements have terms which expire on various dates and have different renewal and cancellation provisions. There can be no assurance that any such agreements will be renewed or will not be canceled prior to expiration of their original terms.

     DBS operators, such as DirecTv, are free to set prices and serve subscribers according to their business judgment, without rate of return and other regulation. However, DirecTv is subject to the regulatory jurisdiction of the FCC.


10. SUBSEQUENT EVENTS

Acquisition of Contract Rights

     On January 30, 1998, the Company acquired the rights to provide DIRECTV Services in certain counties in Georgia for $9.5 million from Ocmulgee Communications, Inc. The purchase price was financed through borrowings under the Credit Facility.


The Acquisition of the Company

     On January 8, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") among Pegasus Communications Corporation ("Pegasus"), the Company, Pegasus DTS Merger Sub, Inc., a wholly-owned subsidiary of Pegasus (the "Merger Sub"), certain stockholders of Pegasus and certain stockholders of the Company. Pursuant to the Merger Agreement, the Merger Sub will be merged (the "Pegasus Transaction") with and into the Company, and the Company will become a wholly-owned subsidiary of Pegasus. The Merger Agreement provides for the acquisition of all of the outstanding capital stock of the Company in exchange for approximately 5.5 million shares of Pegasus' Class A Common Stock. Pegasus will not assume, guarantee or otherwise have any liability for the Notes or any other liability of the Company or

                       DIGITAL TELEVISION SERVICES, INC.
                               AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


10. SUBSEQUENT EVENTS  -- (Continued)

its subsidiaries. At the closing of the Pegasus Transaction, and thereafter except to the extent permitted under the terms of the Notes, the Company will not assume, guarantee or otherwise have any liability for any indebtedness or other liability of Pegasus or any of its subsidiaries.

     The Pegasus Transaction is expected to be completed in the first half of 1998 and is subject, among other things, to approval of the stockholders of Pegasus and the Company, consents from the NRTC, DirecTv and the Company's lenders, and other conditions customary in transactions of this nature.

     Upon the consummation of the Pegasus Transaction, a change of control will occur and the Company will be required to make an offer to purchase the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of the purchase. The Company has entered into a commitment letter with CIBC Oppenheimer Corp. ("CIBC") under which CIBC has agreed to purchase the Notes tendered in response to the offer to purchase the Notes. CIBC's commitment is subject to the execution of definitive documentation and customary closing conditions. There can be no assurance that such alternative arrangements will be available or, if available, will be on terms satisfactory to the Company. In addition, the consummation of the Pegasus Transaction may also constitute an event of default under the Credit Facility due to a change in control of the Company, permitting the lenders thereunder to accelerate the repayment of indebtedness thereunder, in which case the subordination provisions of the Notes would require the payment in full of the outstanding amounts under the Credit Facility and any other senior indebtedness before the Company could distribute cash to purchase the Notes. A condition to the closing of the Pegasus Transaction is that the Credit Facility be amended to permit such closing.

     The Company has been informed by the management of Pegasus that, upon consummation of the Pegasus Transaction, Pegasus would use the purchase method of accounting to record the acquisition of the Company and would "push down" the effects of the purchase price which would increase the Company's intangible assets by approximately $163.3 million. Accordingly, the Company's amortization expense would be increased with respect to periods subsequent to the consummation of the Pegasus Transaction.

                       Digital Television Services, Inc.
                          Consolidated Balance Sheets

                                                                                 September 30,
                                                                                     1998
                                                                               ----------------
                                                                                  (unaudited)
                                    ASSETS
Current assets:
   Cash and cash equivalents ...............................................    $   4,762,877
   Restricted cash .........................................................       18,637,235
   Accounts receivable, less allowance for doubtful accounts of $191,000 and
    $183,000, respectively .................................................        3,271,923
   Inventory ...............................................................          413,164
   Prepaid expenses and other ..............................................          540,752
                                                                                -------------
      Total current assets .................................................       27,625,951
Restricted cash ............................................................               --
Property and equipment, net ................................................        3,540,161
Intangible assets, net .....................................................      336,810,192
Deferred taxes .............................................................       13,296,554
Deposits and other .........................................................               --
                                                                                -------------
      Total assets .........................................................    $ 381,272,858
                                                                                =============
                             LIABILITIES AND EQUITY
Current liabilities:
   Current portion of long-term debt .......................................    $  11,998,097
   Accounts payable ........................................................        1,279,086
   Accrued interest ........................................................        3,310,369
   Accrued satellite programming and fees ..................................        6,830,572
   Accrued expenses ........................................................        7,556,967
   Amounts due seller ......................................................               --
                                                                                -------------
      Total current liabilities ............................................       30,975,091
Long-term debt .............................................................      187,804,744
Deferred taxes .............................................................       66,874,500
                                                                                -------------
      Total liabilities ....................................................      285,654,335
                                                                                -------------
Commitments and contingent liabilities .....................................               --
Stockholders' equity:
   Common stock ............................................................                1
   Preferred stock .........................................................               --
   Additional paid-in capital ..............................................      145,401,605
   Accumulated deficit .....................................................      (49,783,083)
                                                                                -------------
      Total stockholders' equity ...........................................       95,618,523
                                                                                -------------
   Total liabilities and stockholders' equity ..............................    $ 381,272,858
                                                                                =============

          See accompanying notes to consolidated financial statements

                       Digital Television Services, Inc.
                     Consolidated Statements of Operations

                                                Nine Months Ended September 30,
                                             -------------------------------------
                                                    1997                1998
                                             -----------------   -----------------
                                                          (unaudited)
Revenues:
   Basic satellite service ...............      $ 22,477,116        $ 44,556,030
   Premium services ......................         4,585,042           7,328,230
   Other .................................         1,749,077           2,799,301
                                                ------------        ------------
      Total revenues .....................        28,811,235          54,683,561
Operating expenses:
   Programming ...........................        12,742,294          24,483,144
   General and administrative ............         8,599,970          12,262,822
   Marketing and selling .................         8,641,644          17,649,592
   Incentive compensation ................                --             173,919
   Depreciation and amortization .........        10,288,621          22,837,276
                                                ------------        ------------
      Loss from operations ...............       (11,461,294)        (22,723,192)
Interest expense .........................        (8,846,229)        (18,693,648)
Interest income ..........................           630,916           1,136,990
Other expenses, net ......................           (91,503)           (278,855)
                                                ------------        ------------
   Net loss ..............................     ($ 19,768,110)      ($ 40,558,705)
                                                ============        ============


          See accompanying notes to consolidated financial statements

                       Digital Television Services, Inc.
                     Consolidated Statements of Cash Flows

                                                                    Nine Months Ended September 30,
                                                                 -------------------------------------
                                                                        1997                1998
                                                                 -----------------   -----------------
                                                                              (unaudited)
Cash flows from operating activities:
 Net loss ....................................................     ($ 19,768,110)      ($ 40,558,705)
 Adjustments to reconcile net loss to net cash used by
   operating activities: .....................................
   Depreciation and amortization .............................        10,288,621          22,837,276
   Accretion on discount of bonds and seller notes ...........           815,910           1,094,092
   Bad debt expense ..........................................           479,595             985,319
   Change in assets and liabilities:
    Accounts receivable ......................................        (1,731,526)         (2,182,896)
    Inventory ................................................          (420,808)          1,816,754
    Prepaid expenses and other ...............................           (33,037)           (464,153)
    Accounts payable and accrued expenses ....................         3,098,016           6,444,013
    Accrued interest .........................................         2,753,059          (4,936,704)
                                                                    ------------        ------------
 Net cash used by operating activities .......................        (4,518,280)        (14,965,004)
                                                                    ------------        ------------
Cash flows from investing activities:
   Acquisitions ..............................................       (88,745,395)        (37,172,504)
   Capital expenditures ......................................        (1,339,466)         (1,232,829)
   Purchase of intangible assets .............................          (683,529)         (5,588,721)
                                                                    ------------        ------------
 Net cash used by investing activities .......................       (90,768,390)        (43,994,054)
                                                                    ------------        ------------
Cash flows from financing activities:
   Proceeds from subordinated notes offering .................       152,840,850                  --
   Proceeds from long-term debt ..............................           344,417                  --
   Repayments of long-term debt ..............................        (6,080,000)         (9,555,622)
   Borrowings on bank credit facilities ......................        72,769,409          14,000,000
   Repayments of revolving credit facilities .................       (82,169,409)           (200,000)
   Contributions by Parent ...................................                --           2,146,087
   Restricted cash ...........................................       (36,544,197)         18,389,853
   Capital lease repayments ..................................           (52,908)           (171,535)
   Sale of Member Units ......................................        31,879,005                  --
   Capitalized financing costs ...............................        (9,325,449)                 --
                                                                    ------------        ------------
 Net cash provided by financing activities ...................       123,661,718          24,608,783
                                                                    ------------        ------------
Net increase (decrease) in cash and cash equivalents .........        28,375,048         (34,350,275)
Cash and cash equivalents, beginning of year .................         1,595,955          39,113,152
                                                                    ------------        ------------
Cash and cash equivalents, end of period .....................      $ 29,971,003        $  4,762,877
                                                                    ============        ============

          See accompanying notes to consolidated financial statements

                       DIGITAL TELEVISION SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. The Company:

     Digital Television Services, Inc. ("DTS" or together with its wholly owned subsidiaries, the "Company"), a Delaware corporation, is a successor to Digital Television Services, LLC and DBS Holdings, L.P., originally formed on January 30, 1996. The Company provides direct broadcast satellite television ("DBS") services to customers in certain rural areas which encompass portions of eleven states. The Company completed its first acquisition of rights to provide DBS services in March 1996 and has made a total of eighteen acquisitions as of September 30, 1998.

     DTS is a holding company which operates primarily through its wholly owned subsidiaries. The principal wholly owned subsidiaries of DTS as of September 30, 1998 consist of eleven entities (the "Operating Subsidiaries"). Until April 27, 1998 the sole member and manager of the Operating Subsidiaries was DTS Management, LLC ("DTS Management"), which is a wholly owned subsidiary of DTS. The Company's other wholly owned subsidiary, DTS Capital, Inc. ("DTS Capital"), was formed in 1997 and currently has nominal assets and does not conduct any operations. DTS Capital was formed to facilitate the issuance of $155.0 million of 12.5% Series A Senior Subordinated Notes due 2007 (the "Series A Notes") in July 1997 (see footnote 5 -- Long-Term Debt).

     On April 27, 1998, the Company merged (the "Merger") with Pegasus DTS Merger Sub, Inc., a wholly owned subsidiary of Pegasus Communications Corporation ("Pegasus"). In connection with the Merger, the stockholders of the Company exchanged all of their outstanding capital stock for approximately 5.5 million shares of Pegasus' Class A Common Stock and, as a consequence, the Company became a wholly owned subsidiary of Pegasus. Pegasus did not assume, guarantee or otherwise have any liability for DTS' outstanding indebtedness or any other liability of the Company or its subsidiaries. After the Merger, except to the extent permitted under the terms of the Notes, the Company did not assume, guarantee or otherwise have any liability for any indebtedness or other liability of Pegasus or any of Pegasus' subsidiaries.

     Effective with the Merger, a change of control occurred and, as a result, the Company was required to make an offer to purchase the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of the purchase. The Company entered into an agreement with CIBC Oppenheimer Corp. ("CIBCC") under which CIBCC agreed to purchase the Notes tendered in response to the offer to purchase the Notes.

     Total consideration for the Merger was approximately $345.2 million, which consisted of approximately 5.5 million shares of Pegasus' Class A Common Stock (amounting to $119.4 million at a price of $21.71 per share), approximately $158.9 million of net liabilities and approximately $66.9 million of a deferred tax liability, primarily as a result of non-deductible amortization, of which $53.6 million was allocated to DBS rights and $13.3 million was recorded as a deferred tax asset. As a result of the Merger and Pegasus' use of the purchase method of accounting to record the acquisition of the Company, the "push down" effect of the purchase price increased the Company's intangible assets by approximately $173.0 million. As a consequence, results prior to the Merger are not comparable with those subsequent to the Merger.


2. Basis of Presentation

     The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The unaudited consolidated financial statements reflect all adjustments consisting of normal recurring items which are, in the opinion of management, necessary for a fair presentation, in all material respects, of the financial position of the Company and the results of its operations and its cash flows for the interim period. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 1997 included in the Company's Form 10-K for the year then ended. All intercompany transactions and balances have been eliminated.

                       DIGITAL TELEVISION SERVICES, INC.

3. Common Stock:

     At September 30, 1998 common stock consists of the following:

   DTS common stock, $0.01 par value; 10.0 million shares authorized; 100 shares
    issued and outstanding .....................................................   $  1
                                                                                   ====

     The Company's ability to pay dividends on its Common Stock is subject to certain restrictions (see footnote 5 -- Long-Term Debt).

4. Preferred Stock:

     At September 30, 1998 preferred stock consists of the following:

   DTS preferred stock, $0.01 par value; 10.0 million shares authorized; no shares
    issued and outstanding .......................................................   $  --
                                                                                     =====

     The Company's ability to pay dividends on its Preferred Stock is subject to certain restrictions (see footnote 5 -- Long-Term Debt).

5. Long-Term Debt:

     Long-term debt consists of the following:

                                                September 30, 1998
                                         --------------------------------
                                                             Unamortized
                                            Principal         Discount
                                         ---------------   --------------
Senior subordinated notes ............    $155,000,000      $ 1,854,358
Credit facility ......................      29,300,000               --
Seller notes and commitments .........      19,032,976        1,795,883
Capital leases and other .............         120,106               --
                                          ------------      -----------
                                           203,453,082        3,650,241
Less current maturities ..............      13,069,206        1,071,109
                                          ------------      -----------
                                          $190,383,876      $ 2,579,132
                                          ============      ===========

Senior Subordinated Notes:

     In July 1997, the Company completed a senior subordinated notes offering (the "Notes Offering") in which it sold $155.0 million of its Series A Notes, resulting in net proceeds to the Company of approximately $146.0 million. The Company used the net proceeds to fund an interest escrow account for the first four semi-annual interest payments on the Notes and to repay outstanding indebtedness under the Credit Facility (as defined herein). This escrow account is included as restricted cash on the Company's balance sheets.

     In January 1998, the Company exchanged its Series A Notes for its 12.5% Series B Senior Subordinated Notes due 2007 (the "Series B Notes" and, together with the Series A Notes, the "Notes"). The Series B Notes have substantially the same terms and provisions as the Series A Notes. The Series B Notes are guaranteed on a full, unconditional, senior subordinated basis, jointly and severally, by all direct and indirect subsidiaries of DTS, except DTS Capital, which is a co-issuer of the Notes and currently has nominal assets and does not conduct any operations. DTS does not have assets or operations apart from the assets and operations of its Operating Subsidiaries. Accordingly, separate financial information for the Guarantors is not provided because management of the Company has determined that such information would not be material to investors.

                       DIGITAL TELEVISION SERVICES, INC.

5. Long-Term Debt:  -- (Continued)

Credit Facility:

     In July 1997, DTS entered into an amended and restated $70.0 million six-year senior revolving credit facility and a $20.0 million six-year senior term facility (collectively, the "Credit Facility"), which are collateralized by substantially all of the assets of the Company. Interest on the Credit Facility is, at the Company's option, at either the bank's base rate or the Eurodollar Rate. The Credit Facility is subject to certain financial covenants as defined in the loan agreement, including a debt to adjusted cash flow covenant. The Credit Facility may be used to refinance certain existing indebtedness, finance future acquisitions and for working capital, capital expenditures and general corporate purposes.


Seller Notes and Commitments:

     In connection with the acquisition of the Company's California DBS rights, one of the Operating Subsidiaries entered into a promissory note in favor of the seller. Pursuant to the note, the Operating Subsidiary is obligated to pay to the seller the sum of (i) $480,000, payable in 24 equal monthly installments commencing May 1, 1996, and (ii) an amount payable on October 1, 1998 equal to the greater of $4.0 million or the Contingent Payment Amount. The Contingent Payment Amount is determined by multiplying the number of DBS subscribers in the Company's California territory as of October 1, 1998 by certain dollar amounts. As of September 30, 1998, the Contingent Payment Amount is recorded as approximately $8.3 million, which is based on projected subscriber levels at October 1, 1998. The obligation of the Operating Subsidiary with respect to the outstanding promissory note is collateralized by an irrevocable letter of credit issued pursuant to the Credit Facility, which has been issued for the benefit of the sellers. The note was paid in October 1998 with proceeds from Credit Facility borrowings.

     In connection with the acquisition of one of the Company's South Carolina DBS rights, one of the Operating Subsidiaries entered into a promissory note in favor of the seller in the amount of approximately $8.0 million, of which approximately $3.3 million was paid in January 1997. The balance was paid in January 1998.

     In connection with the acquisition of the Company's Georgia DBS rights (the "Georgia DBS Rights"), one of the Operating Subsidiaries issued three promissory notes (the "Georgia Notes"), each of which represents a portion of the purchase price for one of the Georgia DBS Rights. The Operating Subsidiary issued (i) a promissory note in favor of the seller in the amount of approximately $850,000 ("Georgia Note 1"), (ii) a promissory note in favor of the seller in the amount of approximately $9.4 million ("Georgia Note 2"), and
(iii) a promissory note in favor of the seller in the amount of approximately $5.2 million ("Georgia Note 3"). The principal amount of the Georgia Note 1 was paid in January 1998. The principal amount of each of the Georgia Note 2 and the Georgia Note 3 is payable in annual installments beginning in January 1998 through January 2001. The obligations of the Operating Subsidiary with respect to the outstanding Georgia Notes are collateralized by two irrevocable letters of credit issued pursuant to the Credit Facility, each of which has been issued for the benefit of the sellers.


Capital Leases and Other:

     The capital leases and other represent notes payable to certain financial institutions for certain property and equipment. The notes are payable in equal monthly installments through May 2000.

     The Company's indebtedness contain certain financial and operating covenants, including restrictions on the Company's ability to incur additional indebtedness, create liens and pay dividends.

                       DIGITAL TELEVISION SERVICES, INC.

6. Net Loss Per Share: Calculation of Basic and Diluted Earnings Per Share:

     The following table sets forth the computation of the number of shares used in the computation of basic and diluted earnings per share:

                                                     Nine Months Ended September 30,
                                                  -------------------------------------
                                                         1997                1998
                                                  -----------------   -----------------
  Net loss ....................................     ($ 19,768,110)      ($ 40,558,705)
                                                     ============        ============
  Weighted average shares outstanding .........               100                 100
                                                     ============        ============

     For the nine months ended September 30, 1997 and 1998, net loss per share was determined by dividing net loss by applicable shares outstanding. The total shares used for the calculation of basic and diluted net loss per share are pro forma for the Merger and were the same as there were no securities that have not been issued.

7. Acquisition:

     On January 30, 1998, the Company acquired the rights to provide DIRECTV(R) ("DIRECTV") programming in certain rural areas of Georgia and the related assets for total consideration of approximately $9.5 million, which consisted of $9.5 million in cash and $37,000 in assumed net liabilities.

8. Commitments and Contingent Liabilities:

Legal Matters:

     From time to time the Company is involved with claims that arise in the normal course of business. In the opinion of management, the ultimate liability with respect to these claims will not have a material adverse effect on the consolidated operations, liquidity, cash flows or financial position of the Company.

================================================================================
       You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                     -----------------------------------

                               TABLE OF CONTENTS

                                                   Page
                                                ---------
Prospectus Summary ..........................        3
Risk Factors ................................       13
Use of Proceeds .............................       22
Dividend Policy .............................       23
Price Range of Class A Common Stock .........       23
Dilution ....................................       24
Capitalization ..............................       25
Selected Historical and Pro Forma
   Consolidated Financial Data ..............       26
Management's Discussion and Analysis
   of Financial Condition and Results of
   Operation ................................       29

The Company .................................       39

Management ..................................       40
Principal and Selling Stockholders ..........       47
Certain Relationships and Related
   Transactions .............................       50
Description of Certain Indebtedness .........       53
Description of Capital Stock ................       61
Future Sales of Common Stock ................       64
Underwriters ................................       67
Legal Matters ...............................       68
Experts .....................................       68
Where You Can Find More Information .........       69
Index to Financial Statements ...............      F-1

                     -----------------------------------

================================================================================

================================================================================








                                _________Shares




                               [GRAPHIC OMITTED]





                             Class A Common Stock






                                  ----------
                                  PROSPECTUS
                                  ----------







                                           , 1999
                                   --------






                          Donaldson, Lufkin & Jenrette
                            Bear, Stearns & Co. Inc.
                              Merrill Lynch & Co.
                            C. E. Unterberg, Towbin
                           ING Baring Furman Selz LLC

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses payable by the Registrant in connection with this Registration Statement. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

   Filing Fee -- Securities and Exchange Commission  ............... $30,147.00
   Filing Fee -- Nasdaq Stock Market, Inc.  ........................  17,500.00
   Filing Fee -- National Association Securities Dealers, Inc. ..... $ 8,000.00
   Fees and Expenses of Accountants  ...............................    *
   Fees and Expenses of Counsel  ...................................    *
   Printing Expenses  ..............................................    *
   Blue Sky Fees and Expenses  .....................................    *
   Miscellaneous Expenses  .........................................    *
                                                                     -------
     Total  ........................................................    *

-----------
*To be supplied by amendment


Item 15. Indemnification of Directors and Officers

         The Registrant's Amended and Restated Certificate of Incorporation provides that a director of the Registrant shall have no personal liability to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

         Article 6 of the Registrant's By-Laws provides that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving while a director or officer of the Registrant at the request of the Registrant as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Registrant against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law. Article 6 also provides that any person who is claiming indemnification under the Registrant's By-Laws is entitled to advances from the Registrant for the payment of expenses incurred by such person in the manner and to the full extent permitted under Delaware law.

         The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities under the Securities Act of 1933, as amended. Reference is made to Section _ of the form of Underwriting Agreement which is filed as Exhibit 1.1 hereto.

         The Registrant maintains directors' and officers' liability insurance.

Item 16. Exhibits.

Number    Description of Document
------    -----------------------
 1.1**   Underwriting Agreement by and between Pegasus Communications Corporation and
         Donaldson Lufkin and Jenrette, dated as of January __, 1999.

 2.1     Agreement and Plan of Merger dated January 8, 1998 among Pegasus Communications
         Corporation and certain of its shareholders, Pegasus DTS Merger Sub, Inc., and
         Digital Television Services, Inc. and certain of its shareholders, including forms of Registration Rights Agreement and Voting Agreement as exhibits (which is incorporated by reference herein to Exhibit 2.1 to Pegasus's Form 8-K dated
         December 10, 1997).
 2.2     Asset Purchase Agreement dated as of January 16, 1998 between Avalon Cable of
         New England, LLC and Pegasus Cable Television, Inc. and Pegasus Cable Television
         of Connecticut, Inc. (which is incorporated by reference herein to Pegasus' Form
         8-K dated January 16, 1998).
 2.3     Asset Purchase Agreement dated as of July 23, 1998 among Pegasus Cable Television,
         Inc., Cable Systems USA, Partners, J&J Cable Partners, Inc. and PS&G Cable
         Partners, Inc. (which is incorporated by reference herein to Pegasus' Form 10-Q dated August 13, 1998).

 3.1      Certificate of Incorporation of Pegasus, as amended (which is incorporated by reference to Exhibit 3.1 to Pegasus' Registration Statement on Form S-1 (File
          No. 333-05057)).

 3.2      By-Laws of Pegasus (which is incorporated by reference to Exhibit 3.2 to Pegasus'
          Registration Statement on Form S-3 (File No. 333-70949)).

 3.3      Certificate of Designation, Preferences and Relative, Participating, Optional
          and Other Special Rights of Preferred Stock and Qualifications, Limitations and
          Restrictions Thereof which is incorporated by reference to Exhibit 3.3 to
          Pegasus' Registration Statement on Form S-1 (File No. 333-23595).
 4.1      Indenture, dated as of July 7, 1995, by and among Pegasus Media &
          Communications, Inc., the Guarantors (as this term is defined in the Indenture), and First Fidelity Bank, National Association, as Trustee, relating to the 12
          1/2 % Series B Senior Subordinated Notes due 2005 (including the form of Notes and Subsidiary Guarantee) (which is incorporated herein by reference to Exhibit
          4.1 to Pegasus Media & Communications, Inc.'s Registration Statement on Form S-4
          (File No. 33-95042)).
 4.2      Form of 12 1/2% Series B Senior Subordinated Notes due 2005 (included in Exhibit
          4.1 above).
 4.3      Form of Subsidiary Guarantee with respect to the 12 1/2% Series B Senior
          Subordinated Notes due 2005 (included in Exhibit 4.1 above).
 4.4      Indenture by and between Pegasus and First Union National Bank, as trustee, relating to the Exchange Notes (included in Exhibit 3.3 above).
 4.5      Indenture, dated as of October 21, 1997, by and between Pegasus Communications
          Corporation and First Union National Bank, as trustee, relating to the Senior
          Notes (which is incorporated by reference herein to Exhibit 4.1 to Amendment No.
          1 to Pegasus' Form 8-K dated September 8, 1997).

 4.6      Indenture, dated as of November 30, 1998, by and between Pegasus Communications
          Corporation and First Union National Bank, as trustee, relating to the 1998
          Senior Notes (which is incorporated by reference to Exhibit 4.6 to Pegasus'
          Registration Statement on Form S-3 (File No. 333-70949)).

 4.7      Indenture, dated as of July 30, 1997 among Digital Television Services, Inc., certain of its subsidiaries, and The Bank of New York, as trustee (the "DTS
          Indenture") (which is incorporated by reference to Exhibit 4.1 of Digital
          Television Services' Registration Statement of Form S-4 (File No. 333-36217)).
 4.8      Supplemental Indenture to the DTS Indenture, dated October 10, 1997 (which is incorporated by reference to Exhibit 4.6 of Digital Television Services'
          Registration Statement on Form S-4 (File No. 333-36217)).

 5        Opinion of Drinker Biddle & Reath LLP (which is incorporated by reference to
          Exhibit 5 to Pegasus' Registration Statement on Form S-3 (File No. 333-70949)).

10.1      Station Affiliation Agreement, dated March 30, 1992, between Fox Broadcasting
          Company and D. & K. Broadcast Properties L.P. relating to television station
          WDBD (which is incorporated herein by reference to Exhibit 10.5 to Pegasus Media
          & Communications, Inc.'s Registration Statement on Form S-4 (File No.
          33-95042)).
10.2      Agreement and Amendment to Station Affiliation Agreement, dated as of June 11,
          1993, between Fox Broadcasting Company and Donatelli & Klein Broadcast relating to television station WDBD (which is incorporated herein by reference to Exhibit
          10.6 to Pegasus Media & Communications, Inc.'s Registration Statement on Form
          S-4 (File No. 33-95042)).
10.3      Station Affiliation Agreement, dated March 30, 1992, between Fox Broadcast
          Company and Scranton TV Partners Ltd. relating to television station WOLF (which is incorporated herein by reference to Exhibit 10.8 to Pegasus Media &
          Communications, Inc.'s Registration Statement on Form S-4 (File No. 33-95042)).
10.4      Agreement and Amendment to Station Affiliation Agreement, dated June 11, 1993, between Fox Broadcasting Company and Scranton TV Partners, Ltd. relating to television station WOLF (which is incorporated herein by reference to Exhibit
          10.9 to Pegasus Media & Communications, Inc.'s Registration Statement on Form
          S-4 (File No. 33-95042)).

10.5      Amendment to Fox Broadcasting Company Station Affiliation Agreement Regarding
          Network Nonduplication Protection, dated December 2, 1993, between Fox
          Broadcasting Company and Pegasus Broadcast Television, L.P. relating to television stations WOLF, WWLF, and WILF (which is incorporated herein by reference to Exhibit 10.10 to Pegasus Media & Communications, Inc.'s
          Registration Statement on Form S-4 (File No. 33-95042)).
10.6      Consent to Assignment, dated May 1, 1993, between Fox Broadcasting Company and
          Pegasus Broadcast Television, L.P. relating to television station WOLF (which is incorporated herein by reference to Exhibit 10.11 to Pegasus Media &
          Communications, Inc.'s Registration Statement on Form S-4 (File No. 33-95042)).
10.7      Station Affiliation Agreement, dated March 30, 1992, between Fox Broadcasting
          Company and WDSI Ltd. relating to television station WDSI (which is incorporated herein by reference to Exhibit 10.12 to Pegasus Media & Communications, Inc.'s
          Registration Statement on Form S-4 (File No. 33-95042)).
10.8      Agreement and Amendment to Station Affiliation Agreement, dated June 11, 1993, between Fox Broadcasting Company and Pegasus Broadcast Television, L.P. relating to television station WDSI (which is incorporated herein by reference to Exhibit
          10.13 to Pegasus Media & Communications, Inc.'s Registration Statement on Form
          S-4 (File No. 33-95042)).
10.9      Franchise Agreement for Mayaguez, Puerto Rico (which is incorporated herein by reference to Exhibit 10.14 to Pegasus Media & Communications, Inc.'s
          Registration Statement on Form S-4 (File No. 33-95042)).
10.10     NRTC/Member Agreement for Marketing and Distribution of DBS Services, dated June
          24, 1993, between the National Rural Telecommunications Cooperative and Pegasus
          Cable Associates, Ltd. (which is incorporated herein by reference to Exhibit
          10.28 to Pegasus Media & Communications, Inc.'s Registration Statement on Form
          S-4 (File No. 33-95042) (other similar agreements with the National Rural
          Telecommunications Cooperative are not being filed but will be furnished upon request, subject to restrictions on confidentiality)).
10.11     Amendment to NRTC/Member Agreement for Marketing and Distribution of DBS
          Services, dated June 24, 1993, between the National Rural Telecommunications
          Cooperative and Pegasus Cable Associates, Ltd. (which is incorporated herein by reference to Exhibit 10.29 to Pegasus Media & Communications, Inc.'s
          Registration Statement on Form S-4 (File No. 33-95042)).
10.12     DIRECTV Sign-Up Agreement, dated May 3, 1995, between DIRECTV, Inc. and Pegasus
          Satellite Television, Inc. (which is incorporated herein by reference to Exhibit
          10.30 to Pegasus Media & Communications, Inc.'s Registration Statement on Form
          S-4 (File No. 33-95042)).
10.13     Franchise Agreement granted to Dom's Tele-Cable, Inc., to build and operate cable television systems for the municipalities of Cabo Rojo, San German, Lajas,
          Hormigueros, Guanica, Sabana Grande and Maricao (which is incorporated herein by reference to Exhibit 2 to Pegasus Media & Communications, Inc.'s Form 8-K dated
          March 21, 1996).
10.14     Franchise Agreement granted to Dom's Tele-Cable, Inc. to build and operate cable television systems for the municipalities of Anasco, Rincon and Las Marias
          (which is incorporated herein by reference to Exhibit 3 to Pegasus Media &
          Communications, Inc.'s Form 8-K dated March 21, 1996).
10.15     Credit Agreement dated as of December 9, 1997 by and among Pegasus Media &
          Communications, Inc., the lenders thereto, and Bankers Trust Company, as agent for the lenders (which is incorporated by reference herein to Exhibit 10.1 to
          Pegasus' Form 8-K dated December 10, 1997).

10.16+    Pegasus Restricted Stock Plan (which is incorporated by reference to Exhibit
          10.28 to Pegasus' Registration Statement on Form S-1 (File No. 333-05057)).
10.17+    Option Agreement for Donald W. Weber (which is incorporated by reference to
          Exhibit 10.29 Pegasus' Registration Statement on Form S-1 (File No. 333-05057)).
10.18+    Pegasus 1996 Stock Option Plan (which is incorporated by reference to Exhibit
          10.30 to Pegasus' Registration Statement on Form S-1 (File No. 333-05057)).
10.19+    Amendment to Option Agreement for Donald W. Weber, dated December 19, 1996
          (which is incorporated by reference to Exhibit 10.31 to Pegasus' Registration
          Statement on Form S-1 (File No. 333-18739)).
10.20     Warrant Agreement between Pegasus and First Union National Bank, as Warrant
          Agent relating to the Warrants (which is incorporated by reference to Exhibit
          10.32 to Pegasus' Registration Statementon Form S-1 (File No. 333-23595)).
10.21     Amendment to Credit Agreement executed as of March 10, 1998, by and among
          Pegasus Media & Communications, Inc., the lenders thereto, and Bankers Trust
          Company, as agent for the lenders (which is incorporated by reference to Exhibit
          10.21 to Pegasus's Registration Statement on Form S-4 (File No. 333044929)).

10.22     Second Amendment to Credit Agreement executed as of August 3, 1998, by and among Pegasus Media & Communications, Inc., the lenders thereto, and
          Bankers Trust Company, as agent for the lenders (which is incorporated by reference to Exhibit No. 10.22 to Pegasus' Registration Statement on Form S-3
          (File No. 333-70949)).
10.23     Third Amendment to Credit Agreement executed as of December 31, 1998, by and among Pegasus Media & Communications, Inc., the lenders thereto, and
          Bankers Trust Company, as agent for the lenders (which is incorporated by reference to Exhibit No. 10.23 to Pegasus' Registration Statement on Form S-3
          (File No. 333-70949)).

10.24     Second Amended and Restated Credit Agreement dated as of July 30, 1997 among Digital Television Services, LLC, and several lenders, CIBC Wood Gundy
          Securites Corp., as arranger, Morgan Guaranty Trust Company of New York,
          Fleet National Bank, and Canadian Imperial Bank of Commerce (which is incorporated by reference to Exhibit 10.1 of Digital Television Services'
          Registration Statement on Form S-4 (File No. 333-36217)).
21.1**    Subsidiaries of Pegasus (which is incorporated by reference to 21.1 to Pegasus's
          Registration Statement on Form S-4 (File No. 333-44929)).
23.1*     Consent of PricewaterhouseCoopers LLP.
23.2*     Consent of Arthur Andersen LLP.

23.3      Consent of Drinker Biddle & Reath LLP (included in Exhibit 5) (which is incorporated by reference to Exhibits 5 and 23.3 to Pegasus' Registration Statement
          on Form S-3 (File No. 333-70949)).
24.1      Powers of Attorney (included in Signatures and Powers of Attorney) (which is incorporated by reference to the Powers of Attorney included in Pegasus'
          Registration Statement on Form S-3 (File No. 333-70949)).



------------------

 *Filed herewith.
**To be filed by amendment.
 +Indicates a management contract or compensatory plan.

Item 17. Undertakings.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

                  1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  2. For the purposes of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on January 26, 1999.


                                     PEGASUS COMMUNICATIONS CORPORATION


                                     By: /s/ Marshall W. Pagon
                                         --------------------------------------
                                         Marshall W. Pagon
                                         Chairman of the Board
                                         Chief Executive Officer and President


Date:  January 26, 1999


                               POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                                     Title                                   Date
       ---------                                     -----                                   ----

/s/ Marshall W. Pagon
------------------------------                                                          January 26, 1999
Marshall W. Pagon                       President, Chief Executive Officer,
(Principal Executive Officer)           Chairman of the Board and Director

/s/ Robert N. Verdecchio
------------------------------                                                          January 26, 1999
Robert N. Verdecchio                    Senior Vice President,
(Principal Financial and                Chief Financial Officer, Assistant
Accounting Officer)                     Secretary and Director

*/s/ James J. McEntee
------------------------------                                                          January 26, 1999
James J. McEntee, III                   Director

*/s/ Mary C. Metzger
------------------------------                                                          January 26, 1999
Mary C. Metzger                         Director

       Signature                                     Title                                   Date
       ---------                                     -----                                   ----

*/s/ Donald W. Weber
-----------------------                                                                 January 26, 1999
Donald W. Weber                                     Director

*/s/ Michael C. Brooks
-----------------------                                                                 January 26, 1999
Michael C. Brooks                                   Director

*/s/ Harry F. Hopper
-----------------------                                                                 January 26, 1999
Harry F. Hopper, III                                Director


-----------------------                                                                 January 26, 1999
William P. Phoenix                                  Director

*/s/ Riordon B. Smith
-----------------------                                                                 January 26, 1999
Riordon B. Smith                                    Director

*By: /s/ Ted S. Lodge
    -----------------------
    Ted S. Lodge
    Attorney-in-Fact




                                 EXHIBIT INDEX

Number    Description of Document
------    -----------------------
 1.1**    Underwriting Agreement by and between Pegasus Communications Corporation and
          Donaldson Lufkin and Jenrette, dated as of January __, 1999.

 2.1      Agreement and Plan of Merger dated January 8, 1998 among Pegasus Communications
          Corporation and certain of its shareholders, Pegasus DTS Merger Sub, Inc., and
          Digital Television Services, Inc. and certain of its shareholders, including forms of Registration Rights Agreement and Voting Agreement as exhibits (which is incorporated by reference herein to Exhibit 2.1 to Pegasus's Form 8-K dated
          December 10, 1997).
 2.2      Asset Purchase Agreement dated as of January 16, 1998 between Avalon Cable of
          New England, LLC and Pegasus Cable Television, Inc. and Pegasus Cable Television
          of Connecticut, Inc. (which is incorporated by reference herein to Pegasus' Form
          8-K dated January 16, 1998).
 2.3      Asset Purchase Agreement dated as of July 23, 1998 among Pegasus Cable Television,
          Inc., Cable Systems USA, Partners, J&J Cable Partners, Inc. and PS&G Cable
          Partners, Inc. (which is incorporated by reference herein to Pegasus' Form 10-Q dated August 13, 1998).
 3.1      Certificate of Incorporation of Pegasus, as amended (which is incorporated by reference to Exhibit 3.1 to Pegasus' Registration Statement on Form S-1 (File
          No. 333-05057)).

 3.2      By-Laws of Pegasus (which is incorporated by reference to Exhibit 3.2 to Pegasus'
          Registration Statement on Form S-3 (File No. 333-70949)).

 3.3      Certificate of Designation, Preferences and Relative, Participating, Optional
          and Other Special Rights of Preferred Stock and Qualifications, Limitations and
          Restrictions Thereof which is incorporated by reference to Exhibit 3.3 to
          Pegasus' Registration Statement on Form S-1 (File No. 333-23595).
 4.1      Indenture, dated as of July 7, 1995, by and among Pegasus Media &
          Communications, Inc., the Guarantors (as this term is defined in the Indenture), and First Fidelity Bank, National Association, as Trustee, relating to the 12
          1/2 % Series B Senior Subordinated Notes due 2005 (including the form of Notes and Subsidiary Guarantee) (which is incorporated herein by reference to Exhibit
          4.1 to Pegasus Media & Communications, Inc.'s Registration Statement on Form S-4
          (File No. 33-95042)).
 4.2      Form of 12 1/2% Series B Senior Subordinated Notes due 2005 (included in Exhibit
          4.1 above).
 4.3      Form of Subsidiary Guarantee with respect to the 12 1/2% Series B Senior
          Subordinated Notes due 2005 (included in Exhibit 4.1 above).
 4.4      Indenture by and between Pegasus and First Union National Bank, as trustee, relating to the Exchange Notes (included in Exhibit 3.3 above).
 4.5      Indenture, dated as of October 21, 1997, by and between Pegasus Communications
          Corporation and First Union National Bank, as trustee, relating to the Senior
          Notes (which is incorporated by reference herein to Exhibit 4.1 to Amendment No.
          1 to Pegasus' Form 8-K dated September 8, 1997).

 4.6      Indenture, dated as of November 30, 1998, by and between Pegasus Communications
          Corporation and First Union National Bank, as trustee, relating to the 1998
          Senior Notes (which is incorporated by reference to Exhibit 4.6 to Pegasus'
          Registration Statement on Form S-3 (File No. 333-70949)).

 4.7      Indenture, dated as of July 30, 1997 among Digital Television Services, Inc., certain of its subsidiaries, and The Bank of New York, as trustee (the "DTS
          Indenture") (which is incorporated by reference to Exhibit 4.1 of Digital
          Television Services' Registration Statement of Form S-4 (File No. 333-36217)).
 4.8      Supplemental Indenture to the DTS Indenture, dated October 10, 1997 (which is incorporated by reference to Exhibit 4.6 of Digital Television Services'
          Registration Statement on Form S-4 (File No. 333-36217)).

 5        Opinion of Drinker Biddle & Reath LLP (which is incorporated by reference to
          Exhibit No. 5 to Pegasus' Registration Statement on Form S-3 (File No. 333-70949)).

10.1      Station Affiliation Agreement, dated March 30, 1992, between Fox Broadcasting
          Company and D. & K. Broadcast Properties L.P. relating to television station
          WDBD (which is incorporated herein by reference to Exhibit 10.5 to Pegasus Media
          & Communications, Inc.'s Registration Statement on Form S-4 (File No.
          33-95042)).
10.2      Agreement and Amendment to Station Affiliation Agreement, dated as of June 11,
          1993, between Fox Broadcasting Company and Donatelli & Klein Broadcast relating to television station WDBD (which is incorporated herein by reference to Exhibit
          10.6 to Pegasus Media & Communications, Inc.'s Registration Statement on Form
          S-4 (File No. 33-95042)).
10.3      Station Affiliation Agreement, dated March 30, 1992, between Fox Broadcast
          Company and Scranton TV Partners Ltd. relating to television station WOLF (which is incorporated herein by reference to Exhibit 10.8 to Pegasus Media &
          Communications, Inc.'s Registration Statement on Form S-4 (File No. 33-95042)).
10.4      Agreement and Amendment to Station Affiliation Agreement, dated June 11, 1993, between Fox Broadcasting Company and Scranton TV Partners, Ltd. relating to television station WOLF (which is incorporated herein by reference to Exhibit
          10.9 to Pegasus Media & Communications, Inc.'s Registration Statement on Form
          S-4 (File No. 33-95042)).

10.5      Amendment to Fox Broadcasting Company Station Affiliation Agreement Regarding
          Network Nonduplication Protection, dated December 2, 1993, between Fox
          Broadcasting Company and Pegasus Broadcast Television, L.P. relating to television stations WOLF, WWLF, and WILF (which is incorporated herein by reference to Exhibit 10.10 to Pegasus Media & Communications, Inc.'s
          Registration Statement on Form S-4 (File No. 33-95042)).
10.6      Consent to Assignment, dated May 1, 1993, between Fox Broadcasting Company and
          Pegasus Broadcast Television, L.P. relating to television station WOLF (which is incorporated herein by reference to Exhibit 10.11 to Pegasus Media &
          Communications, Inc.'s Registration Statement on Form S-4 (File No. 33-95042)).
10.7      Station Affiliation Agreement, dated March 30, 1992, between Fox Broadcasting
          Company and WDSI Ltd. relating to television station WDSI (which is incorporated herein by reference to Exhibit 10.12 to Pegasus Media & Communications, Inc.'s
          Registration Statement on Form S-4 (File No. 33-95042)).
10.8      Agreement and Amendment to Station Affiliation Agreement, dated June 11, 1993, between Fox Broadcasting Company and Pegasus Broadcast Television, L.P. relating to television station WDSI (which is incorporated herein by reference to Exhibit
          10.13 to Pegasus Media & Communications, Inc.'s Registration Statement on Form
          S-4 (File No. 33-95042)).
10.9      Franchise Agreement for Mayaguez, Puerto Rico (which is incorporated herein by reference to Exhibit 10.14 to Pegasus Media & Communications, Inc.'s
          Registration Statement on Form S-4 (File No. 33-95042)).
10.10     NRTC/Member Agreement for Marketing and Distribution of DBS Services, dated June
          24, 1993, between the National Rural Telecommunications Cooperative and Pegasus
          Cable Associates, Ltd. (which is incorporated herein by reference to Exhibit
          10.28 to Pegasus Media & Communications, Inc.'s Registration Statement on Form
          S-4 (File No. 33-95042) (other similar agreements with the National Rural
          Telecommunications Cooperative are not being filed but will be furnished upon request, subject to restrictions on confidentiality)).
10.11     Amendment to NRTC/Member Agreement for Marketing and Distribution of DBS
          Services, dated June 24, 1993, between the National Rural Telecommunications
          Cooperative and Pegasus Cable Associates, Ltd. (which is incorporated herein by reference to Exhibit 10.29 to Pegasus Media & Communications, Inc.'s
          Registration Statement on Form S-4 (File No. 33-95042)).
10.12     DIRECTV Sign-Up Agreement, dated May 3, 1995, between DIRECTV, Inc. and Pegasus
          Satellite Television, Inc. (which is incorporated herein by reference to Exhibit
          10.30 to Pegasus Media & Communications, Inc.'s Registration Statement on Form
          S-4 (File No. 33-95042)).
10.13     Franchise Agreement granted to Dom's Tele-Cable, Inc., to build and operate cable television systems for the municipalities of Cabo Rojo, San German, Lajas,
          Hormigueros, Guanica, Sabana Grande and Maricao (which is incorporated herein by reference to Exhibit 2 to Pegasus Media & Communications, Inc.'s Form 8-K dated
          March 21, 1996).
10.14     Franchise Agreement granted to Dom's Tele-Cable, Inc. to build and operate cable television systems for the municipalities of Anasco, Rincon and Las Marias
          (which is incorporated herein by reference to Exhibit 3 to Pegasus Media &
          Communications, Inc.'s Form 8-K dated March 21, 1996).
10.15     Credit Agreement dated as of December 9, 1997 by and among Pegasus Media &
          Communications, Inc., the lenders thereto, and Bankers Trust Company, as agent for the lenders (which is incorporated by reference herein to Exhibit 10.1 to
          Pegasus' Form 8-K dated December 10, 1997).

10.16+    Pegasus Restricted Stock Plan (which is incorporated by reference to Exhibit
          10.28 to Pegasus' Registration Statement on Form S-1 (File No. 333-05057)).
10.17+    Option Agreement for Donald W. Weber (which is incorporated by reference to
          Exhibit 10.29 Pegasus' Registration Statement on Form S-1 (File No. 333-05057)).
10.18+    Pegasus 1996 Stock Option Plan (which is incorporated by reference to Exhibit
          10.30 to Pegasus' Registration Statement on Form S-1 (File No. 333-05057)).
10.19+    Amendment to Option Agreement for Donald W. Weber, dated December 19, 1996
          (which is incorporated by reference to Exhibit 10.31 to Pegasus' Registration
          Statement on Form S-1 (File No. 333-18739)).
10.20     Warrant Agreement between Pegasus and First Union National Bank, as Warrant
          Agent relating to the Warrants (which is incorporated by reference to Exhibit
          10.32 to Pegasus' Registration Statementon Form S-1 (File No. 333-23595)).
10.21     Amendment to Credit Agreement executed as of March 10, 1998, by and among
          Pegasus Media & Communications, Inc., the lenders thereto, and Bankers Trust
          Company, as agent for the lenders (which is incorporated by reference to Exhibit
          10.21 to Pegasus's Registration Statement on Form S-4 (File No. 333044929)).

10.22     Second Amendment to Credit Agreement executed as of August 3, 1998, by and among Pegasus Media & Communications, Inc., the lenders thereto, and
          Bankers Trust Company, as agent for the lenders (which is incorporated by reference to Exhibit 10.22 to Pegasus' Registration Statement on Form S-3
          (File No. 333-70949)).
10.23     Third Amendment to Credit Agreement executed as of December 31, 1998, by and among Pegasus Media & Communications, Inc., the lenders thereto, and
          Bankers Trust Company, as agent for the lenders (which is incorporated by reference to Exhibit 10.23 to Pegasus' Registration Statement on Form S-3
          (File No. 333-70949)).

10.24     Second Amended and Restated Credit Agreement dated as of July 30, 1997 among Digital Television Services, LLC, and several lenders, CIBC Wood Gundy
          Securites Corp., as arranger, Morgan Guaranty Trust Company of New York,
          Fleet National Bank, and Canadian Imperial Bank of Commerce (which is incorporated by reference to Exhibit 10.1 of Digital Television Services'
          Registration Statement on Form S-4 (File No. 333-36217)).
21.1**    Subsidiaries of Pegasus (which is incorporated by reference to 21.1 to Pegasus's
          Registration Statement on Form S-4 (File No. 333-44929)).
23.1*     Consent of PricewaterhouseCoopers LLP.
23.2*     Consent of Arthur Andersen LLP.

23.3      Consent of Drinker Biddle & Reath LLP (included in Exhibit 5) (which is incorporated by reference to Exhibits 5 and 23.3 to Pegasus' Registration
          Statement on Form S-3 (File No. 333-70949)).
24.1      Powers of Attorney (included in Signatures and Powers of Attorney) (which is incorporated by reference to the Powers of Attorney filed with Pegasus'
          Registration Statement on Form S-3 (File No. 333-70949)).

